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As filed with the Securities and Exchange Commission on May 11, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TWC Holding LLC (Exact name of registrant as specified in its charter)	TWC Holding Corp. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation or organization)	Delaware (State or other jurisdiction of incorporation or organization)
59-3781176 (I.R.S. Employer Identification No.)	41-2165618 (I.R.S. Employer Identification No.)
2032 (Primary Standard Industrial Classification Code Number)	2032 (Primary Standard Industrial Classification Code Number)
10825 Kenwood Road Cincinnati, Ohio 42542 (513) 794-9800 (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)	10825 Kenwood Road Cincinnati, Ohio 42542 (513) 794-9800 (Address, including zip code, and telephone number, including area code, of the registrant's principal executive offices)

Michael M. Thompson
President and Chief Executive Officer,
The Wornick Company
10825 Kenwood Road
Cincinnati, Ohio 42542
(513) 794-9800
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Michael M. Thompson
President and Chief Executive Officer
10825 Kenwood Road
Cincinnati, Ohio 42542
(513) 794-9800
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Michael R. Littenberg, Esq.
Benjamin M. Polk, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, New York 10022
(212) 756-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this registration statement becomes effective.

        If the securities being registered are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

13.875% Senior PIK Notes due 2011	$26,000,000	100%	$26,000,000	$3,060.20

(1)
Calculated pursuant to Rule 457(f) under the Securities Act.

        The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS, DATED MAY 11th, 2005

TWC Holding LLC
TWC Holding Corp.

$26,000,000
OFFER TO EXCHANGE

13.875% Senior PIK Notes due 2011
for any and all outstanding
13.875% Senior PIK Notes due 2011
of
TWC Holding LLC
and
TWC Holding Corp.

The exchange offer will expire at 12:00 midnight, New York City time, on            , 2005, which is 20 business days after the commencement of the exchange offer, unless extended.

The Company:

  •
  We are the leading supplier of individual and group military field rations to the U.S. Department of Defense. We specialize in the production, packaging and distribution of extended shelf-life, shelf-stable and frozen foods in flexible pouches and semi-rigid containers for our military and commercial customers.

Issuers:

  •
  TWC Holding LLC and TWC Holding Corp.

The Offering:

  •
  Offered securities: the securities offered by this prospectus are senior PIK notes, which we are issuing in exchange for senior PIK notes that we sold in our private placement that we consummated on February 11, 2005. The exchange notes are substantially identical to the original notes and are governed by the same indenture governing the original notes. Original notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any integral multiple of $1,000.

  •
  Expiration of offering: the exchange offer expires at 12:00 midnight, New York City time, on            , 2005, which is 20 business days after the commencement of the exchange offer, unless extended.

The Exchange Notes:

  •
  Maturity: August 15, 2011.

  •
  Interest payment dates: semiannually on each February 15 and August 15, beginning on August 15, 2005, payable, at our election, in cash or through the issuance of additional notes.

  •
  Redemption: we may redeem some or all of the exchange notes at any time at prices set forth herein., except that we may only redeem up to 35% of the exchange notes on or prior to August 15, 2007 with the proceeds of certain equity offerings. We are required to redeem the exchange notes under some circumstances involving changes of control, asset sales and excess cash flow.

  •
  Ranking: the exchange notes will be our senior unsecured obligations, will rank equally in right of payment with all of our existing and future senior unsecured indebtedness and will rank senior in right of payment to all of our existing and future subordinated indebtedness, if any. The exchange notes will be structurally subordinated to all of our subsidiaries' existing and future indebtedness. Therefore, if we default, your right to payment under the exchange notes will be junior to the rights of holders of any indebtedness of our subsidiaries.

  •
  Security interest: The exchange notes will not be secured by any collateral. Our subsidiaries will not guarantee the exchange notes.

  •
  Neither an exchange of an original note for an exchange note nor the filing of a registration statement with respect to the resale of the exchange notes should be a taxable event to you, and you should not recognize any taxable gain or loss or any interest income as a result of such exchange or such filing.

        See "Risk Factors," beginning on page 13, for a discussion of some factors that you should consider in connection with a decision to tender original notes in the exchange offer.

        These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2005

TABLE OF CONTENTS

Forward-Looking Statements	ii
Prospectus Summary	1
Summary Consolidated Financial Information	9
Risk Factors	13
Ratio of Earnings To Fixed Charges	23
Use of Proceeds	24
Capitalization	25
Unaudited Pro Forma Consolidated Financial Information	26
Selected Consolidated Financial Data	31
Management's Discussion And Analysis Of Financial Condition And Results Of Operations	35
The Exchange Offer	52
Business	60
Management	74
Principal Security Holders	80
Certain Relationships And Related Transactions	82
Description of Other Indebtedness	83
Description of Exchange Notes	86
Material United States Federal Income Tax Considerations	129
Plan Of Distribution	134
Legal Matters	134
Experts	134
Where You Can Find More Information	135
Index to Consolidated Financial Statements	F-1

        This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, or "Securities Act," with respect to our offering of the exchange notes. This prospectus does not contain all the information included in the registration statement and the exhibits and schedules thereto. We will provide such information to holders of original notes, without charge, upon written or oral request by contacting us at TWC Holding Corp.'s address, 10825 Kenwood Road, Cincinnati, Ohio 45242, Attention: Chief Financial Officer, or calling us at (513) 794-9800. To obtain timely delivery, holders of exchange notes must request the documents no later than            , 2005, which is five business days before the currently scheduled expiration date.

MARKET SHARE, RANKING AND OTHER DATA

        The market share, ranking and other data contained in this prospectus are based either on management's own estimates, independent industry publications, reports by market research firms or other published independent sources and, in each case, are believed by management to be reasonable estimates. However, market share data is subject to change and cannot always be verified with complete certainty due to limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties inherent in any statistical survey of market shares. In addition, consumer preferences can and do change. As a result, you should be aware that market share, ranking and other similar data set forth herein, and estimates and beliefs based on such data, may not be reliable.

TRADEMARKS

        We own or have rights to trademarks or trade names that we use in conjunction with the operation of our business. Our service marks and trademarks include the Homestyle Express®, Great Food Express™ and Asian Style Selections™ names. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its holder. Use or display by us of other parties' trademarks, trade names or service marks is not intended to and does not imply a relationship with, or endorsement or sponsorship by us of, the trademark, trade name or service mark owner.

i

FORWARD-LOOKING STATEMENTS

        This prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements, or events. They may contain words such as "believe," "anticipate," "expect," "estimate," "intend," "project," "plan," "will," or words or phrases of similar meaning. They may relate to, among other things:

  •
  our liquidity and capital resources;

  •
  our contracts with the U.S. Government;

  •
  the U.S. Department of Defense budget in general and U.S. military activity in particular;

  •
  our co-manufacturing plans;

  •
  competitive pressures and trends in our industry;

  •
  prevailing interest rates;

  •
  legal proceedings and regulatory matters;

  •
  other risks related to the notes;

  •
  general economic conditions; and

  •
  our development and expansion plans and expectations for the future.

        These forward looking statements reflect current views as of the specified dates with respect to future events and are based on assumptions and subject to risks and uncertainties, including, but not limited to, economic, competitive and governmental factors outside of our control, that may cause actual results to differ materially from trends, plans or expectations set forth in the forward-looking statements and may adversely affect the value of and our ability to make payments on the notes. These risks and uncertainties may include those discussed in "Risk Factors." New risk factors can emerge from time to time. It is not possible for us to predict all of these risks, nor can we assess the extent to which any factor, or combination of factors, may cause actual results to differ from those contained in forward-looking statements. Given these risks and uncertainties, we urge you to read this prospectus completely with the understanding that actual future results may be materially different from what we plan or expect. We will not update these forward-looking statements even if our situation changes in the future.

ii

PROSPECTUS SUMMARY

        The following prospectus summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. As used in this prospectus, all references to "we," "our," "us," "the Company" and all similar references are to TWC Holding LLC, a Delaware limited liability company and TWC Holding Corp., a Delaware corporation, the "co-issuers" of the notes, and their subsidiaries, unless otherwise expressly stated or the context otherwise requires.

Our Holding Company Structure

        TWC Holding LLC directly owns all of the shares of The Wornick Company, a Delaware corporation, or "Wornick," and does not have any other material assets or operations. TWC Holding Corp. is a finance company formed for the purpose of being the corporate issuer in the original notes offering and has only nominal assets and conducts no business or operations.

Our Company

        We are the leading supplier of individual and group military field rations to the U.S. Department of Defense, or the DoD. We specialize in the production, packaging and distribution of extended shelf-life, shelf-stable and frozen foods in flexible pouches and semi-rigid containers. With over 30 years of experience in the food manufacturing and food processing businesses, we believe we have a reputation for superior quality and service in developing and producing unique meal solutions for the military and for the consumer and foodservice markets. We are a primary supplier to the DoD of Meals, Ready-to-Eat, or "MREs," Unitized Group Rations-A, or "UGR-As," and the polymeric trays, or "Tray-Packs," used in the Unitized Group Rations-Heat & Serve, or "UGR-H&S," program. Our customers also include Kraft Foods Inc., Gerber Products Company, Quaker Oats Company, the Canadian Ministry of Defense, retail stores including Walgreen Co., Wal-Mart Stores, Inc. and 7-Eleven, Inc., and grocery stores such as The Kroger Co., Publix Super Markets and Meijer. Given the elevated levels of deployment of U.S. armed forces in Afghanistan and Iraq and an anticipated continuation of high levels of U.S. military activity worldwide, we believe that the demand for our military food products will remain strong.

        We have become a leader in developing and commercializing thermostabilization technologies for processing and packaging foods using flexible and semi-rigid packaging. Our packaging technologies and stabilization processes prolong the shelf-life and enhance the quality of our products and have a broad range of applications. The stabilization processes we utilize include retort processing, hot-fill, in-line pasteurization, post-packaging pasteurization and frozen food technologies. With our industry-leading technology and capabilities, we have developed innovative approaches to the manufacturing of entrées, side dishes and desserts, and we offer a turnkey food processing operation that allows us to manage a concept from product development to full-scale manufacturing through ultimate distribution.

Business Strengths

        We believe we have a strong competitive position in the prepared foods market as a result of a number of factors, including:

  •
  leading supplier to the DoD;

  •
  expertise in packaging and stabilization technologies;

  •
  stable base business and consistent revenue growth;

  •
  turnkey food processing solutions; and

  •
  experienced management team.

Business Strategy

        The development of our business is based on the following key strategies:

  •
  increasing penetration of existing markets;

  •
  expanding into new markets;

  •
  continuing to develop new products; and

  •
  continuing to improve operations.

        The address of our principal executive offices is 10825 Kenwood Road, Cincinnati, Ohio 42542 and our telephone number is (513) 794-9800.

Acquisition Transactions

        On June 30, 2004, Wornick, an acquisition vehicle formed by The Veritas Capital Fund II, L.P., and its general partner, Veritas Capital Management II, L.L.C., or "Veritas Capital Management," purchased the business of The Wornick Company, a Nevada corporation, or the "predecessor company," and its subsidiaries, The Wornick Company Right Away Division, a Nevada corporation, The Wornick Company Right Away Division, L.P., a Texas limited partnership, and Right Away Management Corporation, a Texas corporation, or the "acquisition."

Our Equity Sponsor

        We are indirectly controlled by Veritas Capital. Founded by Robert B. McKeon in 1992, Veritas Capital is a leading investor in middle market defense and aerospace companies. Veritas Capital manages two funds, and since its inception, Veritas Capital has invested over 65% of its capital in businesses that directly serve the defense and aerospace markets. As part of its focus on this industry, Veritas Capital has established a Defense & Aerospace Advisory Council comprised of former high-ranking military officials from each of the U.S. armed forces, as well as experts drawn from the defense and aerospace industry. General Barry R. McCaffrey (USA Ret.), Admirals Joseph W. Prueher (USN Ret.) and Admiral Leighton W. Smith Jr. (USN Ret.), who are members of Wornick's board of directors, are members of the Defense & Aerospace Advisory Council, however they receive no compensation from Veritas Capital for serving in this or any other capacity and are not otherwise affiliated with Veritas Capital.

THE EXCHANGE OFFER

Expiration Date	12:00 midnight, New York City time, on , 2005, unless we extend the exchange offer.
Registration Rights	In a registration rights agreement dated as of February 11, 2005, the holders of 13.875% Senior PIK Notes due 2011, which are referred to in this prospectus as the "original notes," were granted exchange and registration rights. This exchange offer is intended to satisfy these rights. You have the right to exchange the original notes that you hold for 13.875% Senior PIK Notes due 2011, which are referred to in this prospectus as the "exchange notes," with substantially identical terms. Once the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your exchange notes.
Accrued Interest on the Exchange Notes and Original Notes
The exchange notes will bear interest from February 11, 2005. Holders of original notes which are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on those original notes accrued to the date of issuance of the exchange notes.
Conditions to the Exchange Offer	The exchange offer shall not be subject to any conditions, other than that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC.
Procedures for Tendering Original Notes	Each holder of original notes wishing to accept the exchange offer must:
• complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal and mail or otherwise deliver this documentation together with the original notes to the exchange agent; or
• arrange for The Depository Trust Company ("DTC") to transmit required information in accordance with DTC's procedures for transfer to the exchange agent in connection with a book-entry transfer.
See "The Exchange Offer—Procedures for Tendering Original Notes."

Special Procedures for Beneficial Holders
If you beneficially own original notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your original notes in the exchange offer, you should contact the registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your original notes, either arrange to have your original notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.
Withdrawal Rights	The tender of original notes pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer.
Failure to Exchange Will Affect You Adversely
If you are eligible to participate in the exchange offer and you do not tender your original notes, you will not have further exchange or registration rights and you will continue to be restricted from transferring your original notes. Accordingly, the liquidity of the original notes will be adversely affected.
Federal Tax Considerations	We believe that the exchange of the original notes for the exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes. A holder's holding period for exchange notes will include the holding period for original notes, and the adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the original notes exchanged. See "Material United States Federal Income Tax Consequences."
Exchange Agent	U.S. Bank National Association, trustee under the indenture under which the exchange notes will be issued, is serving as exchange agent.
Use of Proceeds	We will not receive any proceeds from the exchange offer.

THE EXCHANGE NOTES

        The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled "Description of Exchange Notes" contains a more detailed description of the terms and conditions of the exchange notes. In this subsection, "we," "us" and "our" refer to TWC Holding LLC and TWC Holding Corp., the co-issuers of the exchange notes, and their consolidated subsidiaries, and the "co-issuers" refers to TWC Holding LLC and TWC Holding Corp., and not any of their respective subsidiaries.

Issuers	TWC Holding LLC and TWC Holding Corp., as joint and several obligors.
Securities Offered	The form and terms of the exchange notes will be the same as the form and terms of the original notes except that:
• the exchange notes will bear a different CUSIP number from the original notes;
• the exchange notes will have been registered under the Securities Act and therefore will not bear legends restricting their transfer; and
• you will not be entitled to any exchange or registration rights with respect to the exchange notes.
Maturity Date	August 15, 2011.
Interest	Interest on the exchange notes will accrue at a rate of 13.875% per annum and will be payable in arrears on February 15 and August 15 of each year, commencing on August 15, 2005. Interest will be payable, at our election, either in cash or through the issuance of additional notes in a principal amount equal to such interest amount.
Securities and Guarantees	The exchange notes will not be secured by any collateral. Our subsidiaries will not guarantee the notes.
Ranking	The exchange notes will be our senior unsecured obligations and will rank equal in right of payment to all of our existing and future senior unsecured indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness.
Since we are a holding company and we conduct business through subsidiaries, and since our subsidiaries will not guarantee the exchange notes, the exchange notes will be structurally subordinated to all of our subsidiaries' existing and future indebtedness, other liabilities and preferred equity, including, without limitation, the obligations under the 10 7/8% Senior Secured Notes due 2011 issued by The Wornick Company, or the "Wornick Notes." Therefore, if we default, your right to payment under the exchange notes will be junior to the rights of holders of any indebtedness of our subsidiaries. In addition, the assets of our subsidiaries will not be available to satisfy our obligations under the exchange notes except under limited circumstances.

Optional Redemption	At any time prior to August 15, 2008, we may redeem some or all of the exchange notes at a redemption price equal to 100% of the principal amount of the exchange notes redeemed plus the applicable premium, as of, and accrued and unpaid interest to, the applicable redemption date, as set forth herein. At any time on or after August 15, 2008, we may redeem some or all of the exchange notes at any time and from time to time at the prices set forth in "Description of Exchange Notes—Optional Redemption."
Optional Redemption After Certain Equity Offerings
At any time prior to August 15, 2007, we may redeem up to 35% of the exchange notes at a redemption price equal to 113.875% of their principal amount, plus accrued and unpaid interest, with money raised in one or more equity offerings, as long as:
• we pay 113.875% of the principal amount of the exchange notes purchased, plus accrued and unpaid interest;
• we purchase the exchange notes within 90 days of completing the equity offering; and
• at least 65% of the aggregate principal amount of the exchange notes originally issued remain outstanding afterward.
Excess Cash Flow Offer	Following each fiscal year, if we have excess cash flow (as defined herein) for such fiscal year, we will offer to purchase up to an aggregate principal amount of the exchange notes equal to 50% of such excess cash flow at a price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. See "Description of Exchange Notes—Offers to Repurchase the Notes—Repurchase of Notes at the Option of the Holder From Excess Cash Flow."
Change of Control Offer	If we experience a change of control, the holders of the exchange notes will have the right to require us to repurchase their notes at a price equal to 101% of the principal amount, together with accrued and unpaid interest and any liquidated damages to the date of repurchase. See "Description of Exchange Notes—Offers to Repurchase the Notes—Repurchase of Notes at the Option of the Holder Upon a Change of Control."
Asset Sale Offer	If we sell assets or an event of loss occurs and we do not use the excess proceeds for specified purposes, we may be required to use such excess proceeds to offer to repurchase some of the exchange notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest to the date of repurchase. See "Description of Exchange Notes—Offers to Repurchase the Notes—Limitation on Sale of Assets and Subsidiary Stock."

Basic Indenture Covenants	The indenture governing the exchange notes limits what we (and most or all of our subsidiaries) may do. The provisions of the indenture limits our ability to:
	•	incur additional indebtedness;
	•	repay indebtedness prior to stated maturities;
	•	make distributions to our members;
	•	make investments;
	•	create liens;
	•	sell certain assets or merge with or into other companies;
	•	enter into certain transactions with members and affiliates;
	•	sell stock in our subsidiaries;
	•	restrict dividends, distributions or other payments from our subsidiaries; and
	•	otherwise conduct necessary corporate activities.
These covenants are subject to important exceptions and qualifications, which are described under "Description of Exchange Notes—Certain Covenants."
Original Issue Discount	The exchange notes are being offered with original issue discount for U.S. federal income tax purposes because interest on the exchange notes is not unconditionally payable in cash or other property (other than additional notes of the co-issuers) at least annually. Although cash interest may not be paid currently, original issue discount must be included as gross income for U.S. federal income tax purposes in advance of the receipt of the cash payments to which the income is attributable. See "Certain Material U.S. Federal Income Tax Considerations."
Resales Without Further Registration
We believe that the exchange notes issued in the exchange offer in exchange for original notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:
	•	you are acquiring the exchange notes issued in the exchange offer in the ordinary course of your business;
	•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in the distribution of the exchange notes issued to you in the exchange offer; and
	•	you are not our "affiliate," as defined under Rule 405 of the Securities Act.

Each of the participating broker-dealers that receives exchange notes for its own account in exchange for original notes that were acquired by it as a result of market-making or other activities must acknowledge that it will deliver a prospectus in connection with the resale of the exchange notes. We do not intend to list the exchange notes on any securities exchange.
Risk Factors	Investing in the exchange notes and participating in the exchange offer involve substantial risk. Investors should carefully consider, along with the other information set forth in this prospectus, the specific factors set forth under "Risk Factors."

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

        The following table presents the summary consolidated financial data of the predecessor company and its consolidated subsidiaries as of and for each of the two fiscal years ended December 31, 2002 and 2003 and the six months ended June 30, 2004. The summary consolidated financial data as of December 31, 2002 and 2003, and for the years ended December 31, 2002 and 2003 and the six months ended June 30, 2004 have been derived from the predecessor company's audited historical financial statements for the respective periods.

        The table also includes the summary financial data of Wornick and its consolidated subsidiaries as of and for the six months ended December 31, 2004. The summary consolidated financial data of TWC Holding LLC as of and for December 31, 2004 have been derived from, and should be read together with TWC Holding LLC audited financial statements for such period.

        Also included in the summary consolidated financial data are the unaudited consolidated financial data for the predecessor company and TWC Holding LLC for the thirteen week periods ended April 3, 2004 and April 2, 2005, respectively.

        In the opinion of management, all adjustments considered necessary for a fair presentation of our interim results and financial position have been included in the interim results and financial position of TWC Holding LLC as of and for the six months ended December 31, 2004 and the thirteen week period ended April 2, 2005 and in the interim results of the predecessor company for the six months ended June 30, 2004 and the thirteen week period ended April 3, 2004. Interim results are not necessarily indicative of the results that can be expected for a full fiscal year. The summary consolidated financial data set forth below are not necessarily indicative of the results of future operations and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Consolidated Financial Data," and our consolidated financial statements.

        As a result of the acquisition transactions and related financings, the historical consolidated financial data of the predecessor company may not be comparable to TWC Holding LLC's consolidated financial data. Most notably, the liquidity position of TWC Holding LLC is substantially different than that of the predecessor company, including the overall level of debt and resulting amount of interest expense in fiscal periods subsequent to June 30, 2004. The acquisition transactions are described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisition Transactions" below.

					Thirteen Week Period Ended
	Predecessor Company			TWC Holding LLC	Predecessor Company	TWC Holding LLC
	December 31,		Six Months Ended June 30, 2004	Six Months Ended December 31, 2004
(dollars in thousands) Income Statement Data
	2002	2003			April 3, 2004	April 2, 2005
					(unaudited)	(unaudited)
Net Sales	$130,434	$318,370	$80,924	$100,381	$36,103	$58,832
Cost of sales	108,418	265,447	67,753	83,308	29,753	52,383

Gross Profit	22,016	52,923	13,171	17,073	6,350	6,449
Selling, general and administrative expenses	21,043	27,008	12,459	9,072	5,321	4,852

Operating profit	974	25,915	712	8,001	1,029	1,597

Other income (expense)
Interest expense	(671)	(537)	(100)	(7,151)	(50)	(4,113)
Interest income	99	244	507	87	206	34
Other income	849	980	369	4	200	80

Total other income (expense)	277	687	776	(7,060)	356	(3,999)

Income before income taxes	1,250	26,602	1,488	941	1,384	(2,402)
Income tax expense (benefit)	(31)	439	41	964	27	556

Net income (loss)	$1,281	$26,163	$1,447	$(23)	$1,357	$(2,958)

	Predecessor Company		TWC Holding LLC
	December 31,
(dollars in thousands) Selected Balance Sheet Data:			December 31, 2004	April 2, 2005
	2002	2003
				(unaudited)
Cash and cash equivalents	$1,042	$5,291	$3,289	$345
Investments	3,000	8,993	—	—
Property, plant and equipment, net	14,670	21,718	32,794	33,648
Total assets	63,698	86,709	179,944	176,995
Total debt (excluding book overdrafts)	18,175	4,993	125,000	151,494
Total equity	23,499	57,155	37,623	11,159

					Thirteen Week Period Ended
	Predecessor Company			TWC Holding LLC	Predecessor Company	TWC Holding LLC
	December 31,		Six Months Ended June 30, 2004	Six Months Ended December 31, 2004
(dollars in thousands) Other Financial Data
	2002	2003			April 3, 2004	April 2, 2005
					(unaudited)	(unaudited)
Depreciation of property, plant and equipment	$1,632	$2,300	$1,387	$1,756	$680	$948
Goodwill amortization	—	—	—	—	—	—
Capital expenditures	6,046	12,526	2,383	4,301	1,184	1,802
Net cash provided by (used in):
Operating activities	2,933	34,552	(472)	10,125	6,972	(1,452)
Investing activities	(7,863)	(17,708)	(11,792)	(169,336)	(10,852)	(1,802)
Financing activities	3,708	(12,595)	8,314	162,500	(212)	310
EBITDA(a)	3,454	29,195	2,468	12,108	1,908	3,799
Adjusted EBITDA(a)	15,058	43,714	10,473	14,532	4,334	3,843
Ratio of earnings to fixed charges(b)	2.0x	17.9x	3.1x	1.1x	4.9x	(b )

(a)
The indenture governing the notes contains material covenants that require the calculation of "Consolidated EBITDA," which we refer to herein as Adjusted EBITDA. We define adjusted EBITDA as EBITDA adjusted to exclude (i) non-recurring charges related to inventory step-up, (ii) non-recurring transaction expenses attributable to the acquisition of our business from the predecessor company on June 30, 2004 and (iii) non-cash Employee Stock Ownership Plan, or "ESOP," charges and other stock-based compensation expenses incurred by the predecessor company and the non-cash compensation expense relating to the grant of Class B interests in TWC Holding LLC to certain of Wornick's officers and directors. We define EBITDA as net income (loss) before income tax expense (benefit), interest expense, net depreciation of property and equipment and amortization of intangibles. Our management believes that adjusted EBITDA is useful to investors in evaluating our operating performance because EBITDA, which eliminates the effects of income taxes, financing and the accounting effects of capital spending, each of which may vary for different companies for reasons unrelated to overall operating performance, and the adjustments made in arriving at adjusted EBITDA, provide information regarding our ability to service and/or incur debt. EBITDA and adjusted EBITDA are not presentations made in accordance with U.S. generally accepted accounting principles, or "U.S. GAAP." Accordingly, when analyzing our operating performance, investors should not consider EBITDA or adjusted EBITDA in isolation or as a substitute for net income, cash flows from operating activities or other income statement or cash flow statement data prepared in accordance with U.S. GAAP. Our calculation of adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies. The calculation of EBITDA and adjusted EBITDA is shown below.

(b)
For determining the ratio of earnings to fixed charges, earnings consist of (a) interest expense on short-term and long-term borrowings; (b) the portion of operating leases that are representative of interest factor. For the thirteen week period ended April 2, 2005 our earnings would have been insufficient to cover our fixed charges by approximately $2.4 million.

					Thirteen Week Period Ended
	Predecessor Company			TWC Holding LLC	Predecessor Company	TWC Holding LLC
	December 31,		Six Months Ended June 30, 2004	Six Months Ended December 31, 2004
(dollars in thousands)
	2002	2003			April 3, 2004	April 2, 2005
					(unaudited)	(unaudited)
Net income	$1,281	$26,163	$1,447	$(23)	$1,357	$(2,958)
Income tax expense (benefit)	(31)	439	41	964	27	556
Interest expense (income), net	572	293	(407)	7,064	(156)	4,079
Depreciation of property, plant and equipment	1,632	2,300	1,387	1,756	680	948
Amortization of intangibles	—	—	—	2,347	—	1,174

EBITDA	3,454	29,195	2,468	12,108	1,908	3,799

Non-recurring charges related to inventory step-up	—	—	—	1,767	—	—
Non-recurring transaction expenses	—	829	1,681	511	247	—
Non-cash charges relating to ESOP compensation expense	4,541	7,493	2,344	—	1,156	—
Non-cash charges relating to stock option compensation expenses	7,063	5,364	713	—	713	—
Other stock-based compensation expenses	—	833	3,267	146	310	44

Adjusted EBITDA	$15,058	$43,714	$10,473	$14,532	$4,334	$3,843

RISK FACTORS

        In addition to the other information set forth in this prospectus, you should carefully consider the following factors before tendering the original notes in exchange for the exchange notes. The following risks could materially harm our business, financial condition or future results. If that occurs, the value of the exchange notes could decline and you could lose all or part of your investment.

Risks Related to the Exchange Notes

Our substantial level of indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations under the exchange notes.

        We have substantial indebtedness. After giving pro forma effect to the offering of the original notes, as of April 2, 2005, we would have had approximately $151.5 million of consolidated indebtedness. Also on a pro forma basis, our earnings would have been insufficient to cover fixed charges on a pro forma basis by approximately $5.4 million for the thirteen week period ended April 2, 2005.

        Our high level of indebtedness could have important consequences to you, including the following:

  •
  our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

  •
  our high level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less debt;

  •
  our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited; and

  •
  our high level of indebtedness makes us more vulnerable to economic downturns and adverse developments in our business.

Despite our current indebtedness levels, we may still be able to incur substantially more debt. This could exacerbate further the risks associated with our substantial leverage.

        We may be able to incur substantial additional indebtedness, including secured indebtedness, in the future. The terms of the indenture governing the exchange notes and our other debt instruments will restrict, but will not completely prohibit, us from doing so. If new debt is added to our current debt levels, the related risks that we now face could intensify.

The co-issuers are the sole obligors under the exchange notes and they may not have access to the cash flow and other assets of their subsidiaries that may be needed to make payment on the exchange notes.

        The co-issuers' operations are conducted through their subsidiaries, and their ability to make payment on the exchange notes is dependent on the earnings and the distribution of funds from their subsidiaries. However, none of the co-issuers' subsidiaries will guarantee the exchange notes, and the co-issuers' subsidiaries are not obligated to make funds available to the co-issuers for payment on the exchange notes. In addition, the terms of the indenture governing the Wornick Notes and the "Wornick credit facility," a senior secured revolving working capital credit facility of up to $25 million, significantly restrict Wornick's and the co-issuers' other subsidiaries from paying dividends and otherwise transferring assets to the co-issuers. Furthermore, the co-issuers' subsidiaries will be permitted under the terms of the Wornick credit facility and other indebtedness to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to the co-issuers. See "Description of Other Indebtedness."

The exchange notes are structurally subordinated to the debt and liabilities of the co-issuers' subsidiaries, and are effectively subordinated to any of the co-issuers' future secured debt.

        The exchange notes are structurally subordinate to all debt and liabilities, including trade payables, of the co-issuers' subsidiaries. You are only entitled to participate with all other holders of the co-issuers' indebtedness and liabilities in the assets of the co-issuers' subsidiaries remaining after the co-issuers' subsidiaries have paid all of their debt and liabilities. The co-issuers' subsidiaries may not have sufficient funds or assets to permit payments to the co-issuers in amounts sufficient to permit the co-issuers to pay all or any portion of their indebtedness and other obligations, including their obligations on the exchange notes. At December 31, 2004 and April 2, 2005, the aggregate debt of the co-issuers' subsidiaries equaled approximately $125.0 million and $151.5 million, respectively, and the aggregate amount of trade payables, accrued liabilities and other balance sheet liabilities (other than debt) of the co-issuers' subsidiaries equaled approximately $17.3 million and $14.3 million, respectively. In addition, on December 31, 2004 and April 2, 2005, Wornick had approximately $25 million of additional borrowings available under the Wornick credit facility. For the thirteen week period ended April 2, 2005, our earnings would have been insufficient to cover our fixed charges calculated on a pro forma basis as if the offering of the original notes had occurred on January 1, 2005 by approximately $5.4 million.

        The indenture governing the exchange notes permit the co-issuers and their subsidiaries to incur additional indebtedness, including secured indebtedness, under certain circumstances. See "Description of the Exchange Notes." If the co-issuers incur any secured debt in the future, holders of such secured debt will have claims that are prior to your claims as holders of the exchange notes to the extent of the value of the assets securing that other debt. In the event of bankruptcy, liquidation or reorganization or similar proceeding relating to the co-issuers, holders of secured debt will have a prior claim to the assets that constitute their collateral.

The co-issuers' subsidiaries may not be able to generate sufficient cash to service all of their and the co-issuers' indebtedness, including the exchange notes, and may be forced to take other actions to satisfy their and the co-issuers' obligations under such indebtedness, which may not be successful.

        The co-issuers' subsidiaries' ability to make scheduled payments on or to refinance their and the co-issuers' debt obligations depends on the co-issuers' subsidiaries' financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to financial, business and other factors beyond their or the co-issuers' control. The co-issuers cannot assure you that their subsidiaries will maintain a level of cash flows from operating activities sufficient to permit them and the co-issuers to pay or refinance their and the co-issuers' indebtedness, including the exchange notes. If the co-issuers' subsidiaries' cash flows and capital resources are insufficient to fund the co-issuers' and their debt service obligations, the co-issuers and their subsidiaries may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance the co-issuers' and their indebtedness, including the exchange notes. These alternative measures may not be successful and may not permit the co-issuers and their subsidiaries to meet the co-issuers' and their scheduled debt service obligations. In the absence of such operating results and resources, the co-issuers and their subsidiaries could face substantial liquidity problems and might be required to dispose of material assets or operations to meet the co-issuers' and their subsidiaries debt service and other obligations. The co-issuers' subsidiaries may not be able to consummate those dispositions or to obtain the proceeds which could be realized from them and these proceeds may not be adequate to meet any debt service obligations then due.

The indenture governing the notes will impose significant operating and financial restrictions, which may prevent us from pursuing certain business opportunities and taking certain actions.

        The indenture governing the exchange notes will impose significant operating and financial restrictions on us. These restrictions will limit or prohibit, among other things, our ability to:

  •
  incur additional indebtedness;

  •
  repay indebtedness prior to stated maturities;

  •
  make distributions to our members;

  •
  make investments;

  •
  create liens;

  •
  sell certain assets or merge with or into other companies;

  •
  enter into certain transactions with members and affiliates;

  •
  sell stock in our subsidiaries;

  •
  restrict dividends, distributions or other payments from our subsidiaries; and

  •
  otherwise conduct necessary corporate activities.

        We may incur other indebtedness in the future that may contain financial or other covenants more restrictive than those applicable to the indenture governing the exchange notes and such indebtedness may be on terms that are not advantageous to you.

To service our indebtedness, we will require a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

        Our principal sources of liquidity is cash flow generated from the operations of our subsidiaries. Our ability to make payments on and to refinance the exchange notes will depend on the ability of our subsidiaries to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

        We cannot assure you that our subsidiaries' business will generate cash flow from operations or that currently anticipated cost savings and operating improvements will be realized on schedule in an amount sufficient to enable us to pay our indebtedness, including the exchange notes, and to fund our other liquidity needs. If our subsidiaries are not able to generate sufficient cash flow for these purposes, we may need to refinance or restructure all or a portion of our indebtedness, including the exchange notes, on or before maturity, sell assets, reduce or delay capital investments or seek to raise additional capital. We cannot assure you that we will be able to implement one or more of these alternatives, on terms acceptable to us or at all. The terms of future debt agreements may restrict us from adopting any of these alternatives. In addition, we cannot depend on additional capital contributions or other investments from our members and affiliates. The failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of the exchange notes and our ability to pay the amounts due under the exchange notes.

Veritas Capital controls us and may have conflicts of interest with other holders of our securities, including the exchange notes.

        Veritas Capital Management is able to control all matters presented to our members and stockholders for approval, including election and removal of our directors and change of control transactions. The Veritas Capital Fund II, L.P. controls the voting of the shares of our membership interests common stock and, in turn, is controlled by Veritas Capital Management. Veritas Capital

Management, some members of which are members of our respective boards of directors, has significant influence on our overall operations and strategy. We cannot assure you that the interests of The Veritas Capital Fund II, L.P., Veritas Capital Management or any of their affiliates will coincide with the interests of the other holders of our securities. To the extent that conflicts of interest may arise, The Veritas Capital Fund II, L.P., Veritas Capital Management or any of their affiliates may resolve those conflicts in a manner adverse to us or to you or other holders of our securities.

We may not be able to satisfy our obligations to holders of the exchange notes upon a change of control.

        Upon the occurrence of specific change of control events as defined in the indenture governing the exchange notes, we will be required to offer to purchase all of the outstanding exchange notes at a price equal to 101% of the principal amount thereof, together with any accrued and unpaid interest and liquidated damages, if any, to the date of purchase. See "Description of Exchange Notes—Offers to Repurchase the Notes—Repurchase of Notes at the Option of the Holder Upon a Change of Control."

        We cannot assure you that, if a change of control offer is required to be made, we will have available funds sufficient to pay the change of control purchase price for any or all of the exchange notes that might be delivered by holders of the exchange notes seeking to accept the change of control offer and, accordingly, none of the holders of the exchange notes may receive the change of control purchase price for their exchange notes. Our failure to make or consummate the change of control offer or pay the change of control purchase price when due would constitute an event of default under the indenture and would give the trustee and the holders of the exchange notes the rights described in "Description of Exchange Notes—Events of Default and Remedies."

Under certain circumstances, a court could cancel the exchange notes.

        The issuance of the exchange notes may be subject to review under federal or state fraudulent transfer law. If we become a debtor in a case under the U.S. Bankruptcy Code or encounter other financial difficulty, a court might avoid (that is, cancel) our obligations under the exchange notes. The court might do so if it found that, subject to applicable periods prescribed by statute, we:

  •
  received less than reasonably equivalent value or fair consideration for assuming our obligations under the exchange notes; and

  •
  either: were or were rendered insolvent, were left with inadequate capital to conduct our business, or intended to incur, or believed or reasonably should have believed that we would incur, debts beyond our ability to pay as they became due.

        In addition, a court could avoid any payment by us pursuant to the exchange notes and require the return of any payment or the return of any realized value to us or to a fund for the benefit of our creditors. In addition, under the circumstances described above, a court could subordinate rather than avoid obligations under the exchange notes.

        A court likely would find that we did not receive reasonably equivalent value or fair consideration for incurring our obligations under the exchange notes, if we did not benefit directly from the exchange notes' issuance.

        The test for determining solvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. In general, a court would consider an entity insolvent either if:

  •
  the sum of its existing debts, including contingent and unliquidated debts, exceeds the fair value of all its property; or

  •
  its assets' present fair saleable value is less than the amount required to pay the probable liability on its existing debts, including contingent and unliquidated debts, as they become due.

        On the basis of historical financial information, recent operating history and other factors, we believe that we, after giving effect to our assumption of our obligations under the exchange notes, will not be insolvent, will not have unreasonably small capital for the business in which we are engaged, or do not intend to incur, or reasonably believe that we will incur, debts beyond our ability to pay as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

There is no established trading market for the exchange notes, and you may not be able to sell them quickly or at the price that you paid.

        The exchange notes are a new issue of securities and there is no established trading market for them. We do not intend to apply for the exchange notes to be listed on any securities exchange or to arrange for quotation on any automated dealer quotation systems. You may not be able to sell your exchange notes at a particular time or at favorable prices. As a result, you may be required to bear the financial risk of your investment in the exchange notes indefinitely. If a trading market were to develop, future trading prices of the exchange notes may be volatile and will depend on many factors, including:

  •
  our operating performance and financial condition;

  •
  the interest of securities dealers in making a market for them;

  •
  prevailing interest rates; and

  •
  the market for similar securities.

        In addition, the market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. The market the exchange notes, if any, may be subject to similar disruptions that could adversely affect their value.

Risks Relating to the Exchange Offer

If you do not exchange your original notes for exchange notes in the exchange offer, your original notes will continue to be subject to significant restrictions on transfer, and may be subject to a limited trading market and a significant diminution in value.

        If you do not exchange your original notes for the exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer described in the legend on your original notes. In general, you may only offer or sell the original notes if such offers and sales are registered under the Securities Act and applicable state securities laws, or exempt. To the extent original notes are tendered and accepted in the exchange offer, the trading market, if any, for the remaining original notes would be adversely affected and there could be a significant diminution in the value of the original notes as compared to the value of the exchange notes.

If you participate in the exchange offer for the purpose of participating in a distribution of the exchange notes and you are deemed an underwriter under the Securities Act, you may be subject to civil penalties if you do not deliver a prospectus when you resell the exchange notes.

        If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed an underwriter under the Securities Act. If so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the exchange notes. If you are deemed to be an underwriter and do not comply with these prospectus delivery requirements, you may be subject to civil penalties.

Risks Related to Our Business

We rely on sales to U.S. Government entities. A loss of our contracts with the U.S. Government or a reduction of sales under those contracts would have a material adverse effect on our business.

        Our sales are predominantly derived from three contracts with the Defense Supply Center, Philadelphia, or the DSCP, which is responsible for the procurement of military field rations for the DoD. Approximately 89.4%, 82.6% and 84.2% of our sales for the years ended December 31, 2003 and, on a pro forma basis, December 31, 2004 and the thirteen week period ended April 2, 2005, respectively, were made directly or indirectly to the U.S. Government. Approximately 42.5%, 39.9% and 6.1% of our sales for the year ended December 31, 2003, approximately 54.1%, 23.7% and 3.7% of our sales for the pro forma year ended December 31, 2004 and approximately 57.3%, 24.8% and 1.2% of our sales for the thirteen week period ended April 2, 2005 were derived from our MRE program contract, UGR-A program contract and Tray-Pack program contract, respectively. The loss of all or a substantial portion of our sales to the U.S. Government would have a material adverse effect on our results of operations and cash flow.

Our U.S. Government contracts contain unfavorable provisions and are subject to audit.

        We are subject to business risks peculiar to the defense industry, including the ability of the U.S. Government to unilaterally:

  •
  suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations;

  •
  terminate existing contracts;

  •
  reduce the value of existing contracts through partial termination; and

  •
  audit our contract-related costs and fees, including allocated indirect costs.

        All of our U.S. Government contracts can be terminated by the U.S. Government either for its convenience or if we default under the contract. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on the work completed prior to termination. Under termination for default provisions, the contractor is liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source.

        The U.S. Government periodically reviews our performance on its contracts and, at its discretion, may audit the costs incurred by us with respect to its contracts. Based on the results of such audits, the U.S. Government may adjust our contract-related costs and fees, including allocated indirect costs. In addition, under U.S. Government purchasing regulations, some of our costs, including most financing costs, amortization of goodwill, portions of research and development costs and certain marketing expenses, may not be reimbursable. Further, as a U.S. Government contractor, we are subject to investigation, legal action and liabilities that would not apply if we were contracting with a non-governmental purchaser.

Our strategy depends on continued outsourcing by our government and commercial customers.

        Our strategy to increase sales depends in part on the continued outsourcing of products and programs by the U.S. Government and our commercial customers. If the U.S. Government or our commercial customers decide to stop outsourcing products and programs or if they discontinue products and programs that they are currently outsourcing, it would have a material adverse effect on our results of operations and financial condition.

A reduction in the U.S. defense budget or a change in our relationship with the U.S. Government could have a material adverse effect on our business.

        The funding of defense programs competes with non-defense spending by the U.S. Government. Budget decisions made by the U.S. Government are outside of our control and have long-term consequences for our business. A substantial shift in government defense spending to programs in which we are not involved or a material reduction in U.S. Government defense spending generally would have a material adverse effect on our results of operations and financial condition.

        In addition, any significant disruption or deterioration of our relationship with the U.S. Government would significantly reduce our revenue. Our competitors continuously engage in efforts to expand their business relationships with the U.S. Government to our detriment and are likely to continue their efforts in the future.

Government contracts are subject to competitive bidding. If we are unable to successfully compete in the bidding process or if we fail to receive renewal or follow-on contracts, our results of operations will suffer.

        We obtain many of our U.S. Government contracts through sealed competitive bids, unless an exemption from full and open competition under federal procurement laws is applicable. Under the regulations governing sealed bidding, the qualified bidder with the lowest price and the price-related factors most advantageous to the U.S. Government is generally awarded the contract. We may not win competitively awarded contracts and awarded contracts we do win may not be profitable. We are also subject to risks associated with the substantial time and effort required to prepare bids and proposals for competitively awarded contracts that may not be awarded to us. In addition, our bids for the MRE contract have not been subject to full and open competition and have been limited to us and two other suppliers. Our ability to continue to win a significant share of the MRE program award could suffer if the bids were subject to full and open competition.

        Renewal and follow-on contracts are important because our contracts are for fixed terms. These terms vary from shorter than one year to over five years, particularly for contracts with options. The typical term of our contracts with the U.S. Government is between one and three years. The loss of revenues from our possible failure to obtain renewal or follow-on contracts may be significant because our U.S. Government contracts account for a substantial portion of our revenues.

Our fixed-price contracts could subject us to losses in the event that we have cost overruns.

        Approximately 59%, 50% and 59% of our net sales for the years ended December 31, 2004 and December 31, 2003 and for the thirteen week period ended April 2, 2005, respectively, were generated through fixed-price contracts with the U.S. Government. In a fixed-price contract, the price is not subject to adjustment based on cost incurred to perform the required work under the contract. Therefore, we fully absorb cost overruns on fixed-price contracts, thereby reducing our profit margin. Cost overruns may result in a loss. Further risks associated with fixed-price contracts include the difficulty of estimating costs that are related to performance in accordance with contract specifications and the possibility of obsolescence in connection with long-term procurements. We may not be able to accurately estimate the costs of the ingredients that we use to manufacture our products, as well as the materials we use to process and package our products, because their prices have been, and we expect them to continue to be, subject to volatility. Also, any failure to anticipate technical problems, estimate costs accurately or control costs during performance of a contract can reduce our profitability. Under fixed-price contracts, we may not be able to pass price and cost increases on to our customers, which could have an adverse effect on our financial results.

Our operating results depend on the U.S. Government's demand for our food products and that demand can fluctuate significantly. Such fluctuations in demand may have a material adverse effect on our results of operations and financial condition.

        Our results of operations have fluctuated in the past and may continue to fluctuate in the future as a result of a number of factors, many of which are beyond our control. These factors may include:

  •
  the termination of key U.S. Government contracts;

  •
  the size and timing of new contract awards to replace completed or expired contracts; and

  •
  changes in U.S. Department of Defense policies and budgetary priorities.

        In particular, there has been an increase in demand for our military food products associated with U.S. military operations since September 11, 2001. Our net sales and net income increased beginning in the fourth quarter of 2002 and continued through 2004 as a result of the significant increase in military demand due to U.S. operations in Iraq and ongoing operations in Afghanistan.

        During 2004, orders for our military food products significantly decreased relative to comparable periods in 2003. As a result, our net sales and net income for the year ended December 31, 2004 were materially lower than for the year ended December 31, 2003. We believe that the demand for our military food products will remain strong due to continued elevated levels of deployment of U.S. armed forces in Afghanistan and Iraq and high levels of U.S. military activity worldwide. However, demand may not remain at current levels and fluctuations in the military's demand for our food products may have a material adverse effect on our results of operations or financial condition.

        Under our contracts with the DSCP, we may be required to increase our production to specified agreed maximum levels in times of military surge demand. We have taken significant measures to ensure that such activity will not require us to curtail any of our commercial operations. Periods of military surge production may have an adverse effect on our commercial production during such periods, which could materially harm our relationships with our commercial customers.

Our backlog is subject to reduction and cancellation.

        Backlog represents products or services that our customers have committed by contract to purchase from us and for which we have firm orders. A large portion of these commitments is terminable by the customer at will. Our total backlog as of December 31, 2004 was $92.2 million. Our total backlog as of April 2, 2005 was $42.9 million. As of December 31, 2004, 96.3% and 3.7% of our backlog was derived from our contracts with the DSCP and our commercial contracts, respectively. Whereas, as of April 2, 2005, 93.8% and 6.2% of our backlog was derived from our contracts with the DSCP and our commercial contracts, respectively. Backlog is subject to fluctuations and is not necessarily indicative of future sales. Moreover, cancellations of purchase orders or reductions of product quantities in existing contracts could substantially and materially reduce backlog and, consequently, future revenues. Our failure to replace canceled or reduced backlog could result in lower revenues.

We have no redundant production facilities. Therefore, the loss of one of our facilities would materially adversely affect our production capability.

        Each of our discrete manufacturing operations occurs at one of two facilities with no operating redundancy between the facilities. In particular, virtually all of our thermostabilization processing is conducted at our Cincinnati facility. Our leases for these sites expire in 2010. We may lose production capability if a natural or other disaster were to occur that affected one of our significant facilities or if we were unable to renew an expired lease for any such facility. The loss of either manufacturing facility would materially adversely affect our production capacity and could have a material adverse effect on our results of operations or financial condition.

Governmental regulation may have a negative impact on our business.

        Our operations and properties are subject to regulation by various government entities and agencies. As a producer of food products, our operations are subject to production, packaging, quality, labeling and distribution standards. Our manufacturing, processing and distribution facilities are also subject to various workplace regulations. We believe that our current compliance programs adequately address such concerns and that we are in substantial compliance with applicable laws and regulations. However, compliance with, or any violation of, current and future laws or regulations could require material expenditures or otherwise adversely affect our business and financial results.

Product recalls could have a material adverse effect on our business.

        Manufacturers, processors and distributors of products in the food industry are sometimes subject to the recall of their products for a variety of reasons, including for product defects, such as ingredient contamination, packaging safety and inadequate labeling disclosure. If any of our products are recalled due to a product defect or for any other reason, we could be required to incur the expense of the recall or the expense of any resulting legal proceeding. Additionally, if one of our significant products were subject to recall, the image of that brand and our company could be harmed, which could have a material adverse effect on our business.

Food-borne illness incidents could reduce our sales.

        Our internal controls and training may not be fully effective in preventing all food-borne illnesses. Some food borne illness incidents could be caused by third-party food suppliers and transporters outside of our control. New pathogens resistant to our current precautions may develop in the future, or diseases with long incubation periods could arise, that could give rise to claims or allegations on a retroactive basis. One or more instances of food-borne illness in one of our products could negatively affect our product sales, especially if highly publicized, even if it were later determined that the illness was wrongly attributed to one of our products.

Product liability claims could have a material adverse effect on our business.

        We face an inherent risk of exposure to product liability claims if any of the products we sell cause injury or illness. We have obtained liability insurance for product liability claims. Insurance may not continue to be available at a reasonable cost, and any insurance that we obtain may not be adequate to fully cover product liability claims against us. We generally obtain contractual indemnification from parties supplying our products, but this form of indemnification is limited, as a practical matter, to the creditworthiness and financial resources of the indemnifying party. If we do not have adequate insurance or contractual indemnification available, losses associated with product liability claims could have a material adverse effect on our business, operating results and financial condition.

Our industry has low profit margins and is sensitive to national and regional economic conditions and other factors.

        The foodservice industry is characterized by relatively low profit margins. The prices at which we sell some of our products change with the cost of the underlying products. As a result, our profit levels may be reduced during periods of decreased prices for some of our products, even though our gross profit percentage on those products may remain relatively constant. A reduction in the price of our products could have a material adverse effect on our business, operating results and financial condition. The foodservice distribution industry is sensitive to national and regional economic conditions. Economic downturns may reduce consumer spending at the businesses and institutions that we supply. This reduction in spending could have an adverse impact on the demand for our commercial food products and result in a material adverse effect on our operating results.

        Our operating results also are particularly sensitive to, and may be adversely affected by, difficulty in collecting accounts receivable, maintaining inventory control, and responding to competitive price pressures, severe weather conditions and unexpected increases in fuel or other transportation-related costs. We cannot assure you that one or more of these factors will not adversely affect future operating results.

We depend on the services of key executives and technical and other personnel, the loss of whom could materially harm our business or reduce our operational effectiveness.

        Some of our senior executives are important to our success because they have been instrumental in setting our strategic direction, operating our business, identifying, recruiting and training key personnel, identifying opportunities and arranging necessary financing. Losing the services of any of these individuals could adversely affect our business until a suitable replacement could be found. We believe that they could not quickly be replaced with executives of equal experience and capabilities. Our executives are not presently bound by employment agreements with us. We do not maintain key person life insurance policies on any of our executives. See "Directors and Executive Officers of the Registrant."

        There is a continuing demand for qualified technical personnel, and we believe that our future growth and success will depend upon our ability to attract, train and retain such personnel. Competition for personnel in our industry is intense, and there are a limited number of persons with knowledge of, and experience in, this industry. Although we currently experience relatively low rates of turnover for our technical personnel, the rate of turnover may increase in the future. We rely on a substantial number of temporary employees on a continuing basis at our McAllen, Texas facilities, and during surge production periods at our Cincinnati, Ohio facilities. An inability to attract or maintain a sufficient number of technical or temporary personnel could have a material adverse effect on our contract performance or on our ability to capitalize on market opportunities.

Our failure to enforce and maintain our trademarks could adversely affect our ability to establish and maintain brand awareness.

        We have registered the names Homestyle Express®, Great Food Express™ and Asian Style Selections™ and certain other names used by our products as trademarks or service marks with the U.S. Patent and Trademark Office. The success of our business strategy depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products. The measures we have taken to protect our intellectual property in the United States and foreign countries may not be adequate. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. If our efforts to protect our intellectual property are not adequate, or if any third party misappropriates or infringes on our intellectual property, either in print or on the Internet, the value of our brands may be harmed, which could have a material adverse effect on our business, including the failure of our brands and branded products to achieve and maintain market acceptance.

Environmental laws and regulations may subject us to significant costs and liabilities.

        Our operations include (and those of past operators at our sites have included) the use, generation and disposal of hazardous materials. We are subject to various U.S. federal, state and local laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace. We could incur substantial costs, including cleanup costs, civil or criminal fines or sanctions and third-party claims for property damage or personal injury, as a result of violations of or liabilities under environmental laws and regulations or the non-compliance with the environmental permits required at our facilities.

        These laws, regulations and permits also could require the installation of costly pollution control equipment or operational changes to limit pollution emissions or decrease the likelihood of accidental releases of hazardous substances. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination at our or other sites or the imposition of new cleanup requirements could require us to incur future costs that would have a negative effect on our results of operations or cash flow.

RATIO OF EARNINGS TO FIXED CHARGES

        The table below sets forth our ratio of earnings to fixed charges for each of our last five years. The table also sets forth our pro forma ratio of earnings to fixed charges for the fiscal year ended December 31, 2004, giving effect to the offering of the original notes and the acquisition as if they had occurred on January 1, 2004. The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings consist of income before income taxes and fixed charges. Fixed charges consist of the sum of interest expense on indebtedness and that portion of rental expense (33%) that we believe is representative of the interest component of rental expense.

	Predecessor Company				TWC Holding LLC
	Year Ended December 31,				Pro forma(a)
	2000	2001	2002	2003	12 Months Ended December 31, 2004		Thirteen Week Period Ended April 2, 2005
Consolidated ratio of earnings to fixed charges	1.4x	4.2x	2.0x	17.9x	(b	)	(b	)

(a)
Pro forma ratio of earnings to fixed charges reflects the pro forma impact of the acquisition and the issuance of the original notes.

(b)
For the pro forma fiscal year ended December 31, 2004 and pro forma thirteen week period ended April 2, 2005, our earnings would have been insufficient to cover fixed charges on a pro forma basis by approximately $11.5 million and $5.4 million, respectively.

USE OF PROCEEDS

        This exchange offer is intended to satisfy our obligations under the registration rights agreement entered into in connection with the offering of the original notes. We will not receive any proceeds from the exchange offer. In consideration for issuing the exchange notes, we will receive original notes with like original principal amount. The form and terms of the original notes are the same as the form and terms of the exchange notes, except as otherwise described in this prospectus. The original notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the exchange notes will not result in any increase in our outstanding debt.

        We used the net proceeds of the offering of original notes, approximately $23.66 million after deducting fees and expenses of the offering, to pay a dividend, in the approximate amount of $23.46 million, to members holding interests in TWC Holding LLC.

CAPITALIZATION

        TWC Holding LLC is a holding company with no operations or assets other than the ownership of the stock of TWC Holding Corp. and Wornick. The following table sets forth the capitalization of TWC Holding LLC on a consolidated basis as of December 31, 2004, on an actual and adjusted basis and an actual basis for the thirteen week period ended April 2, 2005. Adjusted capitalization gives effect to the offering of the original notes and the use of proceeds as if it had occurred on December 31, 2004.

        You should read this table together with the audited financial statements of TWC Holding LLC and the related notes thereto included elsewhere in this prospectus. For more information regarding our outstanding indebtedness and the Wornick credit facility, see "Management's Discussion and Analysis of Financial Condition and Results Of Operations" and "Description of Other Indebtedness."

(dollars in thousands)	December 31, 2004	Pro Forma December 31, 2004	April 2, 2005
Cash and cash equivalents	3,289	3,634	345

Long-term debt:
10 7/8% Senior Secured Notes due 2011	125,000	125,000	125,000
13 7/8% Senior PIK Notes Due 2011	—	26,000	26,494

Total debt	125,000	151,000	151,494

Members Equity	37,623	14,161	11,159
Total Capitalization	162,623	165,161	162,653

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        The following tables set forth selected historical consolidated and unaudited pro forma consolidated financial information. The unaudited pro forma consolidated financial information is presented to illustrate the estimated effects of the acquisition and the issuance of the original notes on our historical results of operations for the year ended December 31, 2004 and thirteen week period ended April 2, 2005. We have derived the historical consolidated financial data of the predecessor company for the six months ended June 30, 2004 and of TWC Holding LLC for the six months ended December 31, 2004 from our audited consolidated financial statements, and for the thirteen week period ended April 2, 2005 from our unaudited consolidated financial statements, all of which is included elsewhere in this prospectus.

        The unaudited pro forma consolidated statements of operations referred to above assume that the acquisition and the offering of the original notes were consummated on January 1, 2004. The unaudited pro forma consolidated financial information is not necessarily indicative of our financial position or results of operations that would have occurred if the acquisition and the offering of the original notes had been consummated as of the dates indicated, nor should it be construed as being a representation of our future financial position or results of operations.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. These adjustments are more fully described in the notes to the unaudited pro forma consolidated financial information below. In the opinion of management, all adjustments have been made that are necessary to present fairly the unaudited pro forma consolidated data.

        The unaudited pro forma consolidated financial information should be read in conjunction with the accompanying notes and assumptions, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical consolidated financial statements, the related notes and the other financial information included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Statement of Income
for Twelve-Month Period Ended December 31, 2004

	TWC Holding LLC	Predecessor Company	Pro Forma Adjustments Related to the Acquisition for the six months ended June 30, 2004
					Pro Forma Adjustments Related to the Original Notes
(dollars in thousands)	Six Months Ended December 31, 2004	Six Months Ended June 30, 2004					Pro Forma
Net sales	$100,381	$80,924	$—		$—		$181,305
Cost of sales	83,308	67,753	348	(a)	—		151,409

Gross profit	17,073	13,171	(348)		—		29,896
Selling, general and administrative expenses	9,072	12,459	2,348 150	(a) (b)	—		24,029

Operating profit	8,001	712	(2,846)		—		5,867

Other income (expenses)
Interest expense	(7,151)	(100)	(6,796) (64) (276)	(c) (d) (e)	(3,608) (360)	(g) (h)	(18,355)
Interest income	87	507	—				594
Other income	4	369	—				373

Total other income (expense)	(7,060)	776	(7,136)		(3,968)		(17,368)

Income before income taxes	941	1,488	(9,982)		(3,968)		(11,521)
Income tax expense (benefit)	964	41	(2,585)	(f)	—		(1,580)

Net income (loss)	$(23)	$1,447	$(7,397)		$(3,968)		$(9,941)

Unaudited Pro Forma Condensed Consolidated Statement of Income
for the Thirteen Week Period Ended April 2, 2005

(dollars in thousands)	Historical	Pro Forma Adjustments Related to Original Notes		Pro Forma
Net sales	$58,832	$—		$58,832
Cost of sales	52,383	—		52,383

Gross profit	6,449	—		6,449
Selling, general and administrative expenses	4,852	—		4,852

Operating profit	1,597	—		1,597

Other income (expenses)
Interest expense	(4,113)	(408) (45)	(i) (j)	(4,566)
Interest income	34			34
Other income	80			80

Total other income (expense)	(3,999)	(453)		(4,452)

Income before income taxes	(2,402)	(453)		(2,855)
Income tax expense (benefit)	556	—		556

Net income (loss)	$(2,958)	$(453)		$(3,411)

Notes to Unaudited Pro Forma Consolidated Financial Information

1.    Basis of presentation

        The unaudited pro forma consolidated financial information is prepared pursuant to Article 11 of Regulation S-X under the Securities Act. The unaudited condensed consolidated statement of income for the twelve month period ended December 31, 2004 includes the financial statements of the predecessor company for the six month period ended June 30, 2004 (which are adjusted for the pro forma effects of the asset purchase as described in Item 4 below) and our financial statements for the six month period ended December 31, 2004.

2.    Asset purchase

        On December 3, 2003, Wornick, an acquisition formed by The Veritas Capital Fund II, L.P., and its general partner, Veritas Capital Management, entered into an assets purchase and sale contract with the predecessor company, and its subsidiaries, The Wornick Company Right Away Division, a Nevada corporation, The Wornick Company Right Away Division, L.P. a Texas limited partnership, and Right Away Management Corporation, a Texas corporation. The assets purchase and sale contract, as amended, provided for the purchase by Wornick of the business of the predecessor company as a going concern, including substantially all of their operating assets, and the assumption of certain liabilities of the predecessor company and its subsidiaries. The gross purchase price of the business, subject to a post-closing purchase price adjustment, was $155 million, of which $150 million was paid to the sellers at the closing and the remaining $5 million was paid to an escrow agent as escrow for the sellers' obligations under the Assets Purchase and Sale Contract. The acquisition closed on June 30, 2004. The excess of the purchase price over the value of the tangible and intangible assets acquired and liabilities assumed resulted in goodwill of approximately $77.6 million. The purchase accounting applied to this transaction is reflected in our audited balance sheet at December 31, 2004. Such balance sheet is included elsewhere in this prospectus.

3.    Issuance of $26.0 million of 13.875% Senior PIK Notes Due 2011 (original notes)

        On February 11, 2005, the Company issued the original notes, the pro forma effects of which are described in Item 4 below.

4.    Pro forma adjustments

  (a)
  Our unaudited pro forma depreciation expense related to property, plant and equipment increased by $0.3 million, and amortization expenses related to the intangible assets increased by $2.3 million for the six month period ended June 30, 2004.

  (b)
  Our pro forma adjustment for management fees is based upon an estimated annual management fee of $0.3 million.

  (c)
  Reflects an adjustment to record interest expense pursuant to the offering of the Wornick Notes, which are included in long-term debt. Our pro forma interest expense on the Wornick Notes has been calculated by assuming an annual interest rate of 10.875% for the Wornick Notes. Our pro forma interest expense on the Wornick Notes for the six month period ended June 30, 2004 was $6.8 million.

  (d)
  Reflects an adjustment to record interest expense related to the $3.0 million borrowing against the Wornick credit facility based upon the prime rate of 4.25% at July 1, 2004, our pro forma interest expense on the Wornick credit facility for the six-month period ended June 30, 2004 was $0.1 million A 1/8% increase in the assumed prime rate would result in an increase of annual interest expense by approximately $0.03 million.

  (e)
  Reflects our pro forma amortization expense, included as a component of interest expense, for the six-month period ended June 30, 2004, which was $0.3 million.

  (f)
  Reflects an adjustment to record the tax impact on pro forma income before income taxes utilizing a federal income tax rate of 35% related to Wornick's conversation to a C-Corporation after the acquisition. The difference between the pro forma effective income tax rate and the federal statutory rate relates primarily to permanent differences between book and tax reporting on the ESOP and certain other local taxes.

  (g)
  Reflects an adjustment to record interest expense pursuant to the original notes offering. Our pro forma interest expense has been calculated using the proceeds of $26.0 million and an annual interest rate of 13.875%. No tax benefit has been reflected on this interest expense due to the fact that the interest expense is incurred by TWC Holding LLC, which is a tax exempt flow through entity for federal income tax purposes.

  (h)
  Reflects an adjustment for amortization of $2.3 million of debt issuance cost over the term of the exchange notes which is included as a component of interest expense.

  (i)
  Reflects an adjustment to record additional interest expense related to the original notes for the period between January 1, 2005 and February 10, 2005 based on calculation discussed in (g) above.

  (j)
  Reflects and adjustment to record additional amortization expense of the debt issuance costs related to original notes for the period between January 1, 2005 and February 10, 2005 as discussed in (h) above.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table presents the selected consolidated financial data of the predecessor company and its consolidated subsidiaries as of and for each of the four fiscal years ended December 31, 2000, 2001, 2002 and 2003 and the six months ended June 30, 2004. The selected consolidated financial data as of December 31, 2002 and 2003, and for the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2004 have been derived from the predecessor company's audited historical financial statements for the respective periods.

        The following table also includes the selected consolidated financial data of TWC Holding LLC and its consolidated subsidiaries as of and for the six months ended December 31, 2004. The selected consolidated financial data of TWC Holding LLC as of and for the six months ended December 31, 2004 have been derived from, and should be read together with, TWC Holding LLC's audited financial statements for such period included elsewhere in this prospectus.

        The table also includes the selected consolidated financial data of the predecessor company and TWC Holding LLC and its consolidated subsidiaries as of the thirteen week period ended April 3, 2004 and April 2, 2005, respectively. The selected consolidated financial data as of the thirteen week period ended April 3, 2004 and April 2, 2005 have been derived from our unaudited consolidated financial statements for the respective periods included elsewhere in this prospectus.

        In the opinion of management, all adjustments considered necessary for a fair presentation of our interim results of operations and financial position have been included in the interim results and financial position of TWC Holding LLC for the thirteen week periods ended April 3, 2004 and April 2, 2005. Interim results are not necessarily indicative of the results that can be expected for a full fiscal year. The selected consolidated financial data as of and for the fiscal year ended December 31, 2000 have been derived from the predecessor company's unaudited financial statements. The selected consolidated financial data set forth below are not necessarily indicative of the results of future operations and should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" below and our consolidated financial statements.

        As a result of the acquisition transactions and related financings, the historical consolidated financial data of the predecessor company may not be comparable to TWC Holding LLC's consolidated financial data. Most notably, the liquidity position of TWC Holding LLC is substantially different than that of the predecessor company, including the overall level of debt and resulting amount of interest expense in fiscal periods subsequent to June 30, 2004. The acquisition transactions are described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" below.

							Thirteen Week Period Ended
	Predecessor Company					TWC Holding LLC	Predecessor Company	TWC Holding LLC
					Six Months Ended June 30, 2004	Six Months Ended December 31, 2004
	December 31,
(dollars in thousands) Income Statement Data							April 3, 2004	April 2, 2005
	2000	2001	2002	2003
	(unaudited)						(unaudited)	(unaudited)
Net sales	$64,345	$94,191	$130,434	$318,370	$80,924	$100,381	$36,103	$58,832
Cost of sales	52,704	77,419	108,418	265,447	67,753	83,308	29,753	52,383

Gross Profit	11,641	16,772	22,016	52,923	13,171	17,073	6,350	6,449
Selling, general and administrative expenses	9,875	11,598	21,043	27,008	12,459	9,072	5,321	4,852

Operating profit	1,766	5,174	974	25,915	712	8,001	1,029	1,597

Other income (expense)
Interest expense	(1,375)	(1,012)	(671)	(537)	(100)	(7,151)	(50)	(4,113)
Interest income	131	132	99	244	507	87	206	34
Other income	247	781	849	980	369	4	200	80

Total other income (expense)	(996)	(99)	277	687	776	(7,060)	356	(3,999)

Income before income taxes	770	5,076	1,250	26,602	1,488	941	1,384	(2,402)
Income tax expense (benefit)	184	278	(31)	439	41	964	27	556

Net income (loss)	$586	$4,797	$1,281	$26,163	$1,447	$(23)	$1,357	$(2,958)

	Predecessor Company				TWC Holding LLC
						Thirteen Week Period Ended April 2, 2005
	December 31,				Six Months Ended December 31, 2004
(dollars in thousands) Selected Balance Sheet Data:
	2000	2001	2002	2003
	(unaudited)					(unaudited)
Cash and cash equivalents	$1,178	$2,264	$1,042	$5,291	$3,289	$345
Investments	—	929	3,000	8,993	—	—
Property, plant and equipment, net	6,173	10,448	14,670	21,718	32,794	33,648
Total assets	32,282	43,407	63,698	86,709	179,944	176,995
Total debt (excluding book overdrafts)	13,862	14,628	18,175	4,993	125,000	151,494
Total equity	11,817	17,677	23,499	57,155	37,623	11,159

								Thirteen Week Period Ended
	Predecessor Company						TWC Holding LLC	Predecessor Company	TWC Holding LLC
						Six Months Ended June 30, 2004	Six Months Ended December 31, 2004
								April 3, 2004	April 2, 2005
	December 31,
(dollars in thousands) Other Financial Data:
	2000		2001	2002	2003
	(unaudited)							(unaudited)	(unaudited)
Depreciation of property, plant and equipment	$968		$1,223	$1,632	$2,300	$1,387	$1,756	$680	$948
Goodwill amortization	775		775	—	—	—	—	—	—
Capital expenditures	1,281		6,225	6,046	12,526	2,383	4,301	1,184	1,802
Net cash provided by (used in):
Operating activities	5,814		6,894	2,933	34,552	(472)	10,125	6,972	(1,452)
Investing activities	(1,261)		(6,030)	(7,863)	(17,708)	(11,792)	(169,336)	(10,852)	(1,802)
Financing activities	(3,919)		(316)	3,708	(12,595)	8,314	162,500	(212)	310
EBITDA(a)	(b	)	7,953	3,454	29,195	2,468	12,108	1,908	3,799
Adjusted EBITDA(a)	(b	)	10,323	15,058	43,714	10,473	14,532	4,334	3,843

(a)
The indenture governing the exchange notes contains material covenants that require the calculation of "Consolidated EBITDA," which we refer to herein as Adjusted EBITDA. We define adjusted EBITDA as EBITDA adjusted to exclude (i) non-recurring charges related to inventory step-up, (ii) non-recurring transaction expenses attributable to the acquisition of our business from the predecessor company on June 30, 2004 and (iii) non-cash ESOP charges and other stock-based compensation expenses incurred by the predecessor company and the non-cash compensation expense relating to the grant of Class B interests in TWC Holding LLC to certain of Wornick's officers and directors. We define EBITDA as net income (loss) before income tax expense (benefit), interest expense, net depreciation of property and equipment and amortization of intangibles. Our management believes that adjusted EBITDA is useful to investors in evaluating our operating performance because EBITDA, which eliminates the effects of income taxes, financing and the accounting effects of capital spending, each of which may vary for different companies for reasons unrelated to overall operating performance, and the adjustments made in arriving at adjusted EBITDA, provide information regarding our ability to service and/or incur debt. EBITDA and adjusted EBITDA are not presentations made in accordance with U.S. generally accepted accounting principles, or "U.S. GAAP." Accordingly, when analyzing our operating performance, investors should not consider EBITDA or adjusted EBITDA in isolation or as a substitute for net income, cash flows from operating activities or other income statement or cash flow statement data prepared in accordance with U.S. GAAP. Our calculation of adjusted EBITDA is not necessarily comparable to that of other similarly titled measures reported by other companies. The calculation of EBITDA and adjusted EBITDA is shown below:

						Thirteen Week Period Ended
	Predecessor Company				TWC Holding LLC	Predecessor Company	TWC Holding LLC
				Six Months Ended June 30, 2004	Six Months Ended December 31, 2004
	December 31,
(dollars in thousands)						April 3, 2004	April 2, 2005
	2001	2002	2003
						(unaudited)	(unaudited)
Net income	$4,797	$1,281	$26,163	$1,447	$(23)	$1,357	$(2,958)
Income tax expense (benefit)	278	(31)	439	41	964	27	556
Interest (expense) income, net	(880)	(572)	(293)	407	(7,064)	156	(4,079)
Depreciation of property and equipment	1,223	1,632	2,300	1,387	1,756	680	948
Amortization of intangibles	775	—	—	—	2,347	—	1,174

EBITDA	7,953	3,454	29,195	2,468	12,108	1,908	3,799

Non-recurring charges related to inventory step-up	—	—	—	—	1,767	—	—
Non-recurring transaction expenses	—	—	829	1,681	511	247	—
Non-cash charges relating to ESOP compensation expenses	1,576	4,541	7,493	2,344	—	1,156	—
Non-cash charges relating to stock option compensation expenses	794	7,063	5,364	713	—	713	—
Other stock-based compensation expenses	—	—	833	3,267	146	310	44

Adjusted EBITDA	$10,323	$15,058	$43,714	$10,473	$14,532	$4,334	$3,843

(b)
We have not presented EBITA or adjusted EBITDA information for the fiscal year ended December 31, 2000 because not all of the financial data necessary to compute EBITDA and adjusted EBITDA are available.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with "Selected Consolidated Financial Data" and our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on management's current expectations, estimates and projections about our business and operations. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements and as a result of the factors we describe under "Risk Factors" and elsewhere in this prospectus.

        The following discussion relates to the financial condition and results of operations of the predecessor company as of and for the fiscal years December 31, 2002 and December 31, 2003 and the six months ended June 30, 2004 and our financial condition and results of operations, as of and for the six months ended December 31, 2004. Also included in this discussion are the results of operations of the predecessor company for the thirteen week period ended April 3, 2004 and our financial condition and results of operations of as of April 2, 2005. This section should be read in conjunction and considered with "Risk Factors" discussed above, "—Quantitative and Qualitative Disclosures About Market Risk" discussed below and "Forward Looking Statements," which precedes the "Prospectus Summary" section above.

        As a result of the acquisition transaction as described in Note 2 to our consolidated financial statements and elsewhere in this filing we have combined the results of the predecessor company for the six months ended June 30, 2004 and our company for the six months ended December 31, 2004 in the discussion below in order to provide investors a more meaningful period-to-period comparison. However, as a result of the acquisition and related financings, the historical consolidated financial and other data of the predecessor company may not be comparable to our financial data. Most notably, our liquidity position is substantially different than that of the predecessor company, including the overall level of debt and resulting amount of interest expense in fiscal periods subsequent to June 30, 2004. In addition, as a result of the acquisition, a new basis was established as of July 1, 2004 for each of our assets. Accordingly, the combined pro forma financial information for the twelve months ended December 31, 2004 combines results of operations under two separate bases of accounting, the predecessor company's basis and our basis.

        We have combined the audited financial information for the six months ended June 30, 2004 of the predecessor company and the six months ended December 31, 2004 of our company on an unaudited pro forma basis in which we combined the respective audited financial information as originally presented. The pro forma information provided in the table below in "—Results of Operations" does not purport to represent what our consolidated results of operations would have been if our company had actually been formed on January 1, 2004, nor have we made any attempt to either include or exclude expenses or income that would have resulted had the acquisition actually occurred on January 1, 2004.

Executive Overview

        We are the leading supplier of individual and group military field rations to the DoD. We specialize in the production, packaging and distribution of extended shelf-life, shelf stable and frozen foods in flexible pouches and semi-rigid containers. With over 30 years of experience in the food manufacturing and food processing businesses, we believe we have a reputation for superior quality and service in developing and producing unique meal solutions for the military and for the consumer and foodservice markets. We are a primary supplier to the DoD of MREs, UGR-As and the polymeric trays used in the UGR-H&S program. Our customers also include Kraft, Gerber, Quaker, the Canadian Ministry of Defense, retail stores including Walgreen and 7-Eleven, and grocery stores such as Kroger, Publix and Meijer.

        The majority of our net sales are derived from contracts with the DoD, through the DSCP. Sales to the U.S. Government accounted for approximately 80.5%, 89.4%, and 82.6% of net sales for the years ended December 31, 2002, 2003 and, on a pro forma basis, 2004, respectively and approximately 82.0% and 84.3% for thirteen week periods ended April 3, 2004 and April 2, 2005, respectively. Our U.S. Government receivables at December 31, 2003 and 2004 and for the thirteen week period ended April 2, 2005 accounted for approximately 82.0%, 73.1% and 74.7%, respectively, of our accounts receivable.

        Sales to the military depend to a significant extent on troop deployment levels, mobilization strategies, training exercise activities and the general level of the DoD budget. In 2003, there was a significant increase in military demand due to U.S. troop deployment in Iraq, Afghanistan and elsewhere, and this increase resulted in a significant increase in our net sales for 2003. During 2004, orders for our military food products have significantly decreased relative to comparable periods in 2003. As supported by the first thirteen weeks of 2005 sales results, we believe that the demand for our military food products will remain strong due to continued elevated levels of deployment of U.S. armed forces in Afghanistan and Iraq and high levels of U.S. military activity worldwide. However, demand may not remain at current levels or fluctuations in either the military's demand for our food products or the product mix of food products may have a material adverse effect on our results of operations or financial condition. See "Business—Industry Outlook—Military."

        We are focused on maintaining our position as the only supplier to participate in all of the U.S. military's major field feeding programs (MRE, UGR-A and UGR-H&S), and we seek to increase our participation in these programs as the DSCP continues to outsource production activities that are currently performed by the U.S. Government. Our U.S. Government contracts typically fall into two categories, fixed-price contracts and indefinite delivery, indefinite quantity contracts. In a fixed-price contract, the price is based on a pre-determined rate and is not subject to adjustment based on the actual costs incurred, except for key commodity items which are priced according to industry indexes. Although our fixed-price contracts generally permit us to keep profits if costs are less than projected, we bear the risk that increased or unexpected costs may reduce profit or cause us to sustain losses on these contracts. Currently, we have two primary fixed-price contracts, one for MREs and one for Tray-Packs. Our indefinite delivery, indefinite quantity contract for the UGR-A modules calls for delivery on an order-by-order basis. Every week, we and other contractors submit updated component pricing to the DSCP for the next week to adjust for commercial component price fluctuations. This component price information is used to determine the price for all UGR-As ordered during the following weekly period. For the years ended December 31, 2002, 2003 and, on a pro forma basis, 2004, we generated approximately 50.6%, 49.5% and 58.9% of our net sales from fixed-price contracts and approximately 30.0%, 39.9% and 23.7% from the indefinite delivery, indefinite quantity contract, respectively. With regards to the thirteen week periods ended April 3, 2004 and April 2, 2005, we generated approximately 60.1% and 59.4% from fixed-price contracts and approximately 22.0% and 24.8% from indefinite delivery, indefinite quantity contracts, respectively.

        In 1998, we began to expand our commercial business. As part of our commercial expansion, we have established co-manufacturing relationships with leading branded companies such as Kraft, Gerber and Quaker for a variety of extended shelf-life products. See "Business—Industry Outlook—Commercial."

        In 2000, we launched our own line of consumer branded food, Homestyle Express. Our Homestyle Express brand is positioned in the consumer retail channel and in distribution with accounts such as Kroger, Walgreen, Publix, and 7-Eleven. While consumer feedback on the Homestyle Express brand has been favorable, we are not generating the sales and profitability we initially targeted. We are reviewing alternatives for our Homestyle Express brand.

        An increasing amount of our revenues is derived from co-manufacturing contracts with leading branded food companies. Revenues derived from our co-manufacturing contracts represented approximately 10.0%, 8.0%, and 12.3% of our revenues for the years ended December 31, 2002, 2003 and, on a pro forma basis, 2004, respectively. For the thirteen week periods ended April 3, 2004 and April 2, 2005 co-manufacturing contracts accounted for approximately 13.9% and 13.9%, respectively. Receivables from commercial co-manufacturing customers accounted for approximately 10.0%, 18.5% and 19.4% of trade accounts receivable as of December 31, 2003 and December 31, 2004 and for the thirteen week period ended April 2, 2005, respectively. Our co-manufacturing contracts are performed under several different pricing arrangements, ranging from "toll only," under which we are responsible for labor, overhead and profits, but not materials, to fully-costed contracts under which we also purchase the materials.

        We continually seek opportunities to use our technologies and experience to partner with established branded food companies in new co-manufacturing arrangements. We are in the early stages of co-manufacturing discussions with some of the world's largest branded food companies and believe that we are well-positioned to secure contracts in connection with several of these opportunities. Most of our co-manufacturing contracts include a capital component through which the customer funds a portion of the capital required to support the related product. Under these arrangements, although we provide the initial financing (or leasing) for the equipment acquisition, the customer is obligated to reimburse us for up to 90% of the total invested capital (or lease cost) over the course of the initial term of the supply agreement which is typically paid over three to five years. For agreements where equipment is purchased, we own all of the equipment acquired under such agreements, or retain the rights to purchase the equipment at the end of the lease at fair market value. If a product is discontinued, the customer is still required to pay the entire balance of the capital commitment. If we do not use the entire capacity of the equipment to supply our co-manufacturing customer, we have the right to use the equipment in our other businesses.

        In evaluating our financial condition and operating performance, our senior management focuses on net income, cash flow, sales growth and adjusted EBITDA. Continued growth of our net income and cash flow will depend on improving operating efficiencies, managing capital expenditures and increasing our net sales. Our future military sales growth will depend on our ability to increase our penetration in existing programs and by expanding our sales to include activities that are newly outsourced by the U.S. Government. In addition, our commercial sales growth will depend on our continued development of our co-manufacturing relationships and expansion into other niche markets. Over the long term, we intend to continue to increase the percentage of our sales attributable to our commercial business. Our management believes that adjusted EBITDA is useful to investors in evaluating our operating performance because EBITDA, which eliminates the effects of income taxes, financing and the accounting effects of capital spending, each of which may vary for different companies for reasons unrelated to overall operating performance, and the adjustments made in arriving at adjusted EBITDA, provide information regarding our ability to service and/or incur debt. Furthermore, the indentures governing the exchange notes and the Wornick Notes, respectively, contain covenants based on adjusted EBITDA. For a discussion of EBITDA and adjusted EBITDA, see Note (a) to "Selected Consolidated Financial Data" above.

Acquisition Transactions

        On December 3, 2003, Wornick and Veritas Capital Management entered into an Assets Purchase and Sale Contract with the predecessor company and its subsidiaries, The Wornick Company Right Away Division, a Nevada corporation, The Wornick Company Right Away Division, L.P., a Texas limited partnership, and Right Away Management Corporation, a Texas corporation. The Assets Purchase and Sale Contract, as amended, provided for the acquisition. The gross purchase price of the business, subject to a post-closing purchase price adjustment, was $155 million, of which $150 million was paid to the sellers at the closing and the remaining $5 million was paid to an escrow agent as escrow for the sellers' obligations under the Assets Purchase and Sale Contract. The acquisition closed on June 30, 2004.

        Wornick funded the acquisition price and the related fees and expenses with the proceeds of its offering of the original notes and the equity investments in TWC Holding LLC, as follows:

  •
  the purchase by the equity investors of Class A interests in TWC Holding LLC for $37.5 million in cash;

  •
  the contribution by TWC Holding LLC to the capital of Wornick of all cash received by it from the equity investors; and

  •
  gross proceeds to Wornick of $125 million from the issuance and sale of the Wornick Notes.

        The closing of the offering of the Wornick Notes occurred simultaneously with the closing of the acquisition, the Wornick credit facility and the other financing transactions described above.

        Wornick entered into the Wornick credit facility, concurrently with the closing of the acquisition and the offering. Wornick makes monthly interest payments on amounts borrowed under the Wornick credit facility at an annual adjustable interest rate calculated in accordance with the applicable promissory note.

        We refer to the acquisition, the Wornick Notes offering, Wornick entering into the Wornick credit facility and the other financing transactions described above collectively as the "acquisition transactions."

        Prior to the closing of the acquisition, Wornick assigned purchase rights with respect to the operating assets then held by The Wornick Company Right Away Division, L.P., a Texas limited partnership, to The Wornick Company Right Away Division, L.P., a Delaware limited partnership, an indirect wholly owned subsidiary of The Wornick Company. The Wornick Company Right Away Division, L.P., a Delaware limited partnership, purchased these operating assets at the closing of the acquisition.

        If no requests for payment against the escrow are made by September 30, 2005, the escrowed funds will be released to the sellers.

Critical Accounting Policies

        The following significant accounting policies affect the judgments, estimates and assumptions used in the preparation of our consolidated financial statements. These critical accounting policies are more fully described in Note 3 to our consolidated financial statements.

Revenue Recognition.    We recognize revenue from product sales when each of the following conditions have been met: an arrangement exists, delivery has occurred, there is a fixed price, and collectibility is reasonably assured, which is generally upon shipment. We record estimated discounts as a reduction in revenue in the same period revenue is recognized based on historical experience.

Accounts Receivable.    We maintain an allowance for doubtful accounts to reflect an estimate of the uncollectibility of accounts receivable based on past collection history and, when applicable, the identification of specific potential collection risks. If the financial condition of our customers were to deteriorate beyond the estimates resulting in our inability to collect payment, we may be required to increase the allowance for doubtful accounts.

Estimates.    The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our actual results could differ from those estimates.

Inventories.    Inventories are stated at the lower of cost or market, with cost being determined using the first-in, first-out, or "FIFO" method. Costs included in inventories consist of materials, labor, and fixed and variable manufacturing overhead which are related to the purchase and production of inventories. We maintain allowances, where applicable, for potential slow-moving or obsolete inventory based on historical and current trends. Changes in market conditions, our customer base or other factors may require additional allowances.

Long-Lived and Intangible Assets.    We assess the impairment of our long-lived assets whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss would be recognized when the carrying amount of the asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The impairment to be recorded would be the excess of the assets carrying value over its fair value. Fair value would be determined based upon the best information available in the circumstances including quoted prices or other valuation techniques.

        We also periodically reassess the estimated remaining useful lives of our long-lived assets. Changes to estimated useful lives would impact the amount of depreciation and amortization expense recorded in earnings in the relevant period.

Stock Option Plans.    As permitted by the Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation," we have elected to apply the provision of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("Opinion No. 25"), in recognizing costs associated with our stock option plans. Under Opinion No. 25, compensation is measured as the difference between the option's exercise price and the fair value of the underlying shares at the measurement date and subsequent changes in the fair value of the underlying shares through the date the option is exercised or otherwise settled. The measurement date is the first date on which both the number of shares subject to the option and the option exercise price are known. All of our option arrangements are compensatory. The related compensation expense has been determined based upon the estimated fair value of our common stock.

Income Taxes.    The predecessor company elected to be taxed as a Sub-Chapter S corporation for federal income tax purposes. TWC Holding LLC has not made an election to be taxed as a C-Corporation and therefore will be treated as a pass through entity for federal income tax purposes. However, Wornick is a C-corporation and therefore is subject to federal income taxes. For state tax purposes, income taxes were accounted for under the asset and liability method during 2002 and 2001. Beginning in 2003, the predecessor company was no longer subject to state income taxes.

        Deferred tax assets and liabilities were recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards. Deferred tax assets and liabilities were measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax status or tax rates is recognized in income in the period that includes the enactment date. We review these deferred tax assets periodically and record valuation allowances as deemed necessary.

Fair Value of Financial Instruments.    The recorded values of financial instruments, including accounts receivable, other assets, and accounts payable, approximate fair value due to their short maturity. The carrying value of the revolving line of credit approximates fair value due to its variable interest rate. The recorded value of the long-term debt approximates fair value based on borrowing rates currently available to us for financing arrangements with similar terms and average maturities.

Goodwill.    Goodwill is stated at cost. During the year ended December 31, 2001, goodwill was amortized using the straight-line method over 20 years. Subsequent to January 1, 2002, goodwill is no longer amortized. The carrying value of goodwill is tested for impairment at least annually. The recoverability of unamortized goodwill is based upon the fair value which is determined by using a discounted cash flow analysis, which is consistent with how we determine the fair value of our common stock for our stock option plans and other such compensation arrangements.

        In connection with determining an estimated fair value, we must make significant assumptions, including the expected annual growth rate, projected future cash flows (including timing), discount rates reflecting the inherent risk in future cash flows, market comparisons and recent transactions. If these estimates or their related assumptions change in the future, we may be required to record goodwill impairment charges in the future.

Results of Operations

        The following pro forma table summarizes our historical operations for the fiscal years ended December 31, 2002, 2003 and on a pro forma basis 2004 using the six-months ended June 30, 2004 and December 31, 2004. Also included are the historical operations for the thirteen week periods ended April 3, 2004 and April 2, 2005:

	Predecessor Company			TWC Holding LLC	Pro Forma	Predecessor Company	TWC Holding LLC
(dollars in thousands) Income statement data:	2002	2003	Six-Month Period Ended June 30, 2004	Six-Month Period Ended December 31, 2004	Year ended December 31, 2004	Thirteen Week Period Ended April 3, 2004	Thirteen Week Period Ended April 2, 2005
						(unaudited)	(unaudited)
Net Sales	$130,434	$318,370	$80,924	$100,381	$181,305	$36,103	$58,832
Cost of Sales	108,418	265,447	67,753	83,308	151,061	29,753	52,383

Gross Profit	22,016	52,923	13,171	17,073	30,244	6,350	6,449
Selling, general and administrative expenses	21,043	27,008	12,459	9,072	21,531	5,321	4,852

Operating Profit	974	25,915	712	8,001	8,713	1,029	1,597

Other income (expense)
Interest expense	(671)	(537)	(100)	(7,151)	(7,251)	(50)	(4,113)
Interest income	99	244	507	87	594	206	34
Other income	849	980	369	4	373	200	80

Total other income (expense)	277	687	776	(7,060)	(6,284)	356	(3,999)

Income (loss) before income taxes	1,250	26,602	1,488	941	2,429	1,384	(2,402)
Income tax (income) expense	(31)	439	41	964	1,005	27	556

Net Income (loss)	$1,281	$26,163	$1,447	$(23)	$1,424	$1,357	$(2,958)

  Comparison of thirteen week period ended April 2, 2005 to the thirteen week period ended April 3, 2004

        Net Sales.    Our net sales for the thirteen week period ended April 2, 2005 were $58.8 million, representing an increase of $22.7 million, or 63.0%, compared to net sales of $36.1 million for the thirteen week period ended April 3, 2004. The increase in net sales resulted primarily from a $19.9 million increase in sales to the DoD ($6.7 million increase in sales of UGR-As and $13.3 million increase in MRE's). Co-manufacturing sales increased approximately $3.2 million due primarily to increased sales to Kraft ($650,000), Gerber ($380,000) and Quaker ($1,710,000).

        Gross Profit.    Our gross profit for the thirteen week period ended April 2, 2005 was $6.5 million, representing an increase of approximately $99,000, or 1.6%, compared to gross profit of $6.4 million for the thirteen week period ended April 3, 2004. As a percentage of net sales, our gross profit was 11.0% and 17.6% for the thirteen week period ended April 2, 2005 and the thirteen week period ended April 3, 2004, respectively. Gross profit on sales to the DoD decreased as a percentage of sales by 2.5% (approximately $5.7 million and $5.6 million, for the thirteen week periods ended April 2, 2005 and April 3, 2004, respectively) due to product mix, and competitive pricing pressure on outside continental United States, or "OCONUS," shipments and lower sales prices for MRE surge volume sales as compared to base and add-on volume sales in the first thirteen weeks of 2004. Gross profit on branded sales decreased by approximately $395,000 primarily due to lower than expected sales volumes.

        Selling, General and Administrative Expenses.    Our selling, general and administrative expenses for the thirteen week period ended April 2, 2005 were $4.9 million, representing a decrease of approximately $469,000, or 8.8%, compared to selling, general and administrative expenses of $5.3 million for the thirteen week period ended April 3, 2004. Selling, general and administrative expenses were 8.3% of net sales for the thirteen week period ended April 2, 2005 as compared to 14.7% for the thirteen week period ended April 3, 2004. The decrease was largely due to charges recorded by the predecessor company relating to the value of shares committed to be released to the employee stock ownership trust and other compensatory stock plans maintained by the predecessor company, which did not recur in the first thirteen weeks of 2005 and which were partially offset by charges related to increased depreciation and amortization related to the acquisition that was completed on June 30, 2004 and resulted in a charge to income from operations of approximately $1.2 million for amortization of intangible assets.

        Operating Profit.    Our profit from operations was approximately $1.6 million for the thirteen week period ended April 2, 2005, representing an increase of approximately $568,000, or 55.2%, compared to a profit of approximately $1.0 million for the thirteen week period ended April 3, 2004. This increase in profit from operations resulted from decreased cost associated with various predecessor company stock compensation plans and increased sales volumes for the thirteen week period ended April 2, 2005 as compared to thirteen week period ended April 3, 2004.

        Interest Expense.    Our interest expense for the thirteen week period ended April 2, 2005 was approximately $4.1 million, representing an increase of approximately $4.1 million compared to interest expense of approximately $50,000 for the thirteen week period ended April 3, 2004. The increase in interest expense resulted from the issuance of the $125 million principal amount of the Wornick Notes, which accounts for approximately $3.4 million of interest expense and approximately $171,000 in bond issue cost amortization. Also included in interest expense for the thirteen week period ended April 2, 2005 is interest expense resulting from the February 11, 2005 issuance of the $26 million principal amount of the original notes which accounted for interest expense of approximately $494,000 and bond cost amortization of approximately $45,000. The remaining interest expense of approximately $5,000 is related to borrowings under the Wornick credit facility.

        Interest Income.    Our interest income for the thirteen week period ended April 2, 2005 was approximately $34,000, representing a decrease of approximately $172,000 compared to interest income of approximately $206,000 for the thirteen week period ended April 3, 2004. The decrease in interest income resulted from interest earned on investments held by the predecessor company which were not purchased in the acquisition transactions.

        Other Income (Expense), Net.    Our other income (expense), net for the thirteen week period ended April 2, 2005 was approximately $80,000, representing a decrease of approximately $120,000 compared to other income (expense), net of approximately $200,000 for the thirteen week period ended April 3, 2004. The decrease in other income was partially the result of the $46,000 of U.S. government payments from the Value Engineering Change program (the "VE program"). The VE program provides incentives for U.S. Government contractors to make cost savings proposals to the DSCP. Once the DSCP accepts a contractor's VE proposal, the contractor is awarded 50% of the resulting industry-wide savings for a period of three years following the issuance by the DSCP, which is responsible for the procurement of military field rations for the DoD, of a contract modification requiring implementation of the proposed change as outlined in the accepted VE proposal. Other expense was also increased by $75,000 relating to management fees paid to Veritas.

        Income Tax Expense.    Expenses related to federal, state and local taxes for the thirteen week period ended April 2, 2005 was approximately $556,000 compared to approximately $27,000 for the thirteen week period ended April 3, 2004. As discussed in note 7 to our financial statements, the predecessor company was qualified under Subchapter S of the Internal Revenue Code of 1986, as amended, or the Code, and therefore not subject to Federal Tax whereas we are taxed as a C-Corporation. As a result of the change in our tax structure, we recorded approximately $456,000 of additional valuation allowance on net deferred tax assets due to the indefinite reversal period related to goodwill and approximately $100,000 for Ohio franchise taxes in the current year.

        Net Income (Loss).    As a result of the foregoing, we incurred a net loss of approximately $(3.0) million for the thirteen week period ended April 2, 2005, representing a decrease in net income of approximately$4.3 million compared to net income of approximately $1.4 million in the thirteen week period ended April 3, 2004.

  Comparison of the twelve months ended December 31, 2004, on a pro forma basis, to the year ended December 31, 2003

        Net Sales.    Our net sales for the twelve months ended December 31, 2004, on a pro forma basis, were $181.3 million representing a decrease of $137.1 million, or 43.1%, compared to net sales of $318.4 million for the year ended December 31, 2003. The decrease in net sales resulted primarily from a $134.9 million decrease in sales to the DoD. This decrease was due mostly to higher military sales volumes in 2003 associated with surge production to support the war in Iraq, which were reduced in 2004. Co-manufacturing sales decreased by $3.3 million during the same period due to Kraft's discontinuation of one of its co-manufactured products resulting in a reduction of our net sales by $6.8 million, partially offset by increases in our other co-manufacturing lines of $3.5 million. Net sales of our branded consumer and commercial businesses increased in 2004, on a pro forma basis, by $2.4 million.

        Gross Profit.    Our gross profit in the twelve months ended December 31, 2004, on a pro forma basis, was $30.2 million, representing a decrease of $22.7 million, or 42.9%, compared to gross profit of $52.9 million in the year ended December 31, 2003. The decrease in gross profit was due primarily to decreased sales volumes in our military business. As a percentage of net sales, our gross profit was 16.7% for the twelve months ended December 31, 2004, on a pro forma basis, and 16.6% for the year ended December 31, 2003.

        Selling, General and Administrative Expenses.    Our selling, general and administrative expenses in the twelve months ended December 31, 2004, on a pro forma basis, were $21.5 million, representing a decrease of $5.5 million, or 20.3%, compared to selling, general and administrative expenses of $27.0 million in the year ended December 31, 2003. Selling, general and administrative expenses increased to 11.9% of net sales in the twelve months ended December 31, 2004, on a pro forma basis, from 8.5% in the year ended December 31, 2003. This increase was primarily attributable to several non-recurring expenses in the period, including severance payments to the former president of our Prepared Foods Division and costs associated with consummating the Transactions. These costs totaled $1.7 million in the twelve months ended December 31, 2004, on a pro forma basis. In addition, our sales in 2004, on a pro forma basis, were 43.1% lower than in 2003, resulting in an increase in our selling, general and administrative expenses, as a percentage of sales, due to a significant portion of such expenses being fixed and not varying proportionally with our sales.

        Operating Profit.    Our profit from operations was approximately $8.7 million in the twelve months ended December 31, 2004, on a pro forma basis, representing a decrease of $17.2 million, or 66.4%, compared to $25.9 million in the year ended December 31, 2003. This decrease in profit from operations resulted from our return to non-surge production volumes.

        Interest Expense.    Our interest expense in the twelve months ended December 31, 2004, on a pro forma basis, was approximately $7.3 million, representing an increase of approximately $6.7 million compared to interest expense of approximately $537,000 in the year ended December 31, 2003. The increase in interest expense resulted from the interest on our long term debt incurred in the acquisition transactions and related amortization of expenses related to the issuance of our long-term debt.

        Interest Income.    Our interest income in the twelve months ended December 31, 2004, on a pro forma basis, was approximately $594,000, representing an increase of approximately $350,000, or 143.4%, compared to interest income of approximately $244,000 in the year ended December 31, 2003. The increase in interest income resulted from increased levels of invested cash by the predecessor company.

        Other Income, Net.    Our other income in the twelve months ended December 31, 2004, on a pro forma basis, was approximately $373,000, representing a decrease of approximately $607,000, or 61.9%, compared to other income of approximately $980,000 in the year ended December 31, 2003. This decrease in other income was a result of reduced rebates from the Value Engineering Change program (the "VE program"), which are recognized as earned over a period of three years. The VE program provides incentives for U.S. Government contractors to make cost savings proposals to the DSCP. Once the DSCP accepts a contractor's VE proposal, the contractor is awarded 50% of the resulting industry-wide savings for a period of three years following the issuance by the DSCP of a contract modification requiring implementation of the proposed change as outlined in the accepted VE proposal.

        Income Tax Expense.    The provision for federal, state and local income taxes in the twelve months ended December 31, 2004, on a pro forma basis, was approximately $1.0 million, or 41.4% of pretax income, compared to a provision for state and local income taxes of approximately $439,000, or 1.7% of pretax income, in the year ended December 31, 2003. The increase in income tax expense in 2004, on a pro forma basis, as compared to 2003 is related to our recording deferred tax liabilities of approximately $1.2 million and deferred tax assets of approximately $270,000 as of December 31, 2004.

        Net Income.    As a result of the foregoing, we earned net income of $1.4 million in the twelve months ended December 31, 2004, on a pro forma basis, representing a decrease of $24.7 million, or 94.6%, compared to net income of $26.2 million in the year ended December 31, 2003.

  Comparison of the fiscal year ended December 31, 2003 to the fiscal year ended December 31, 2002

        Net Sales.    Our net sales for 2003 were $318.4 million, representing an increase of $187.9 million, or 144.1%, compared to net sales of $130.4 million for 2002. The increase in net sales resulted primarily from a $179.6 million increase in sales to the DoD. The bulk of the increase in military sales was a result of the commencement of the war in Iraq and other military activity around the world, including the continuing conflict in Afghanistan. This includes an increase of $87.9 million in MRE sales to $135.3 million in 2003 from $47.4 million in 2002. The expansion of our UGR-A assembly and distribution activities contributed approximately $87.9 million to this increase. The overall increase in sales to the DoD was partially offset by a decrease of $2.9 million in sales of HDRs, to $1.9 million in 2003 from $4.8 million in 2002. Increased co-manufacturing activity contributed an additional $12.6 million to the increase in net sales, attributable to increase of activity with our co-manufactured products with Kraft and Gerber.

        Gross Profit.    Our gross profit in 2003 was $52.9 million, representing an increase of $30.9 million, or 140.4%, compared to gross profit of $22.0 million in 2002. The increase in gross profit resulted primarily from increased sales volumes, both in our military and commercial businesses. Our gross margins generally increased in 2003. In particular, the margins on our MRE sales improved significantly due to increased efficiencies associated with high MRE sales volumes. The benefits of these improved margins were offset by decreases in the margins on our UGR-A sales resulting from increased competition and a greater portion of our net sales attributable to shipments outside the continental United States, which generally result in lower margins than our shipments within the continental United States. As a percentage of net sales, our gross profit was relatively stable at 16.6% and 16.9% in 2003 and 2002, respectively.

        Selling, General and Administrative Expenses.    Our selling, general and administrative expenses in 2003 were $27.0 million, representing an increase of $6.0 million, or 28.3%, compared to $21.0 million in 2002. Selling, general and administrative expenses decreased to 8.5% of net sales in 2003 from 16.1% in 2002. The increase in selling, general and administrative expenses was due substantially to additional compensation expense of $2.9 million relating to shares of common stock released to the ESOP. Other increases in selling, general and administrative expenses were the result of expenses associated with increasing and sustaining a higher level of operations at our facilities, including employment expenses and security costs.

        Operating Profit.    Our profit from operations was $25.9 million in 2003, representing an increase of $24.9 million compared to $1.0 million in 2002. This increase in profit from operations resulted primarily from the increased sales discussed above.

        Interest Expense.    Our interest expense in 2003 was approximately $537,000, representing a decrease of approximately $134,000, or 20.0%, compared to interest expense of approximately $671,000 in 2002. The decrease in interest expense resulted from the reduction of the ESOP debt as well as reduced working capital financing.

        Interest Income.    Our interest income in 2003 was approximately $244,000, representing an increase of approximately $145,000, or 146.5%, compared to interest income of approximately $99,000 in 2002. The increase in interest income resulted from an increase in notes issued to customers as well as increased short-term investments due to increased cash availability.

        Other Income, Net.    Our other income in 2003 was approximately $980,000, representing an increase of approximately $131,000, or 15.4%, compared to other income of approximately $849,000 in 2002. This increase in other income was a result of income derived from awards we received under the VE program.

        Income Tax Expense.    The provision for state and local income taxes in 2003 was approximately $439,000, or 1.7% of pretax income, compared to a provision for state and local income taxes of approximately $(31,000) in 2002.

        Net Income.    As a result of the foregoing, we earned net income of $26.1 million in 2003, representing an increase of approximately $24.9 million compared to $1.3 million in 2002.

Operating Segment Results

  Comparison of the thirteen week period ended April 2, 2005 to the thirteen week period ended April 3, 2004

        We have two reportable segments. The Right Away Division, or "RAD" division is our core military supply business and the Prepared Foods Division or "PFD" division includes our core consumer and commercial business. In addition, the PFD division supplies the RAD division with intermediate items used to assemble products distributed by the RAD division as well as directly supplying military customers with certain items. The discussion below of the operating results of these two segments should be read in conjunction with Note 9 to our consolidated financial statements.

        Beginning January 1, 2005, substantially all materials transferred from our PFD division to our Right Away Foods Division will be treated as a sale at cost, and we will no longer be including profit in the sale of MRE materials. As a result of this change, on a going forward basis there will be only nominal eliminations for net sales between the operating segments and profit on these military sales will now be recorded at the RAD division rather than the PFD division.

        Net Sales.    Net sales for our RAD segment increased by approximately $20.0 million due to an increase in sales to the DoD (MRE $13.3 million and URG-A $6.7 million). Net sales for our PFD division increased approximately $2.8 million (excluding inter-segment sales of approximately $12.7 million for the thirteen week period ended April 2, 2005 and $11.9 million for the thirteen week period ended April 3, 2004). The increase in PFD division sales is primarily due to increased Co-manufacturing sales of approximately $3.2 million offset by lower tray-pack sales to the DOD of approximately $355,000. Sales of our branded products remained consistent between periods.

        Operating Profit.    Profit from operations increased by approximately $3.7 million for the RAD segment. Included in operating profit for the RAD segments is an estimated $2.2 million of gross profit that would have been previously recognized by our PFD segment. Increased volume of MRE and UGR-A shipments in the first thirteen weeks of 2005 contributed to the remaining increase in operating profit which are off-set by charges for amortization of intangibles acquired in the purchase of approximately $205,000, pricing pressure on UGR-A sales outside of the continental United States and changes in the mix between sales of surge and add-on MRE cases. Profit from operations decreased by approximately $5.0 million for the PFD segment. This decrease was primarily attributable to a reduction in operating profits from DoD sales of approximately $3.1 million ($2.2 million of gross profit included in our RAD segment and approximately $900,000 related to the change in mix of surge and add-on MRE case sales) and additional charges to selling, general and administrative expense of approximately $1.2 million relating to amortization of intangibles of approximately $968,000 and approximately $250,000 for employee recruiting and training and marketing. The remaining decrease in operating profit for the PFD segment is attributable to decreased gross profits on our branded product sales of approximately $475,000 attributable to lower than expected sales volumes.

  Comparison of the twelve months ended December 31, 2004, on a pro-forma basis, to the year ended December 31, 2003

        Net Sales.    Net sales for the RAD segment declined by $123.6 million for the twelve months ended December 31, 2004, on a pro forma basis, compared to the year ended December 31, 2003 due to decreased sales to the DoD. Net sales for the PFD segment declined by $13.5 million for the twelve months ended December 31, 2004, on a pro forma basis, compared to the year ended December 31, 2003(excluding inter-segment sales, which declined by $18.1 million during the same period) due to reductions in our Tray-Pack sales to the DoD of $12.8 million and reduced sales of our commercial products in 2004. Co-manufacturing sales decreased by $3.3 million during the same period due to Kraft's discontinuation of one of its co-manufactured products resulting in a reduction of our net sales by $6.8 million, partially offset by increases in our other co-manufacturing lines of $3.5 million. Net sales of our branded consumer and commercial businesses increased in 2004 by $2.4 million.

        Operating Profit.    Profit from operations decreased by $17.4 million for the twelve months ended December 31, 2004, on a pro forma basis, compared to the year ended December 31, 2003 for the RAD segment due to a decrease in sales to the DoD and a return to non-surge production in 2004. Profit from operations decreased by $4.5 million for the twelve months ended December 31, 2004, on a pro forma basis, compared to the year ended December 31, 2003 for the PFD segment due to a decrease in sales to the DoD and inter-segment sales and the discontinuation of a product line by Kraft in 2004.

  Comparison of the fiscal year ended December 31, 2003 to the fiscal year ended December 31, 2002

        Net Sales.    Net sales for the RAD segment increased by $173.5 million for the year ended December 31, 2003 compared to the year ended December 31, 2002 due to increased military sales in 2003. Net Sales for the PFD segment (excluding inter-segment sales) increased by $14.5 million for the year ended December 31, 2003 compared to the year ended December 31, 2002 due to both increased military sales and co-manufacturing sales in 2003.

        Operating Profit.    Profit from operations increased for the year ended December 31, 2003 compared to the year ended December 31, 2002 by $17.5 million for the RAD segment and $9.0 million for the PFD segment, both due mainly to increased wartime production volumes in 2003. The increase in profit at the operating segments was offset by an overall increase in operating costs of $1.7 million for the year ended December 31, 2003 compared to the year ended December 31, 2002 in the corporate segment, mainly due to increased deferred compensation expenses resulting from increases in stock valuation in 2003.

Liquidity and Capital Resources

        The following table summarizes our net cash provided by or used in our operating activities, investing activities and financing activities and our capital expenditures for the fiscal years ended December 31, 2002, 2003, pro forma 12 month period December 31, 2004 and the six months ended June 30, 2004 and December 31, 2004 and the thirteen week periods ended April 3, 2004 and April 2, 2005:

						Predecessor
				TWC Holding LLC			TWC Holding LLC
	Predecessor Company				Pro Forma	Company
(dollars in thousands)	2002	2003	Six-Month Period Ended June 30, 2004	Six-Month Period Ended December 31, 2004	12 month Period Ended 2004	Thirteen Week Period Ended April 3, 2004	Thirteen Week Period Ended April 2, 2005
Net cash provided by (used in):
Operating activities	$2,933	$34,552	$(472)	$10,125	$9,653	$6,972	$(1,452)
Investing activities	(7,863)	(17,708)	(11,792)	(169,336)	(181,128)	(10,852)	(1,802)
Financing activities	3,708	(12,595)	8,314	162,500	170,814	(212)	310
Capital expenditures	(6,046)	(12,526)	(2,383)	(4,301)	(6,684)	(1,184)	(1,802)

Operating Activities

        Net cash provided by (used in) operating activities was approximately $(1.5) million and $7.0 million for our thirteen week period ended April 2, 2005, and the predecessor company thirteen week period ended April 3, 2004, respectively. Cash from operations decreased during the first thirteen weeks of 2005 compared to the predecessor company thirteen week period ended April 3, 2004 due mostly to servicing of the bond interest and amortized bond cost on the Wornick Notes of approximately $4.1 million offset by non-cash charges for intangibles of $1.2 million, and depreciation of approximately $948,000. Remaining decreases are attributable to lower margins on higher military sales volumes for the thirteen week period ended April 3, 2004 associated with surge production to support the war in Iraq. Significant sources of cash for the predecessor company for the thirteen week period ended April 3, 2004 are related to the collection of trade receivable balances related to the higher sales volumes in FY 2003.

        Net cash provided by (used in) operating activities was approximately $(472,000) and $10.1 million for the six months ended June 30, 2004 for the predecessor company and December 31, 2004 for our company, respectively. Cash generated from operations decreased in the twelve months ended December 31, 2004, on a pro forma basis, compared to the year ended December 31, 2003 due mostly to higher military sales volumes in the year ended December 31, 2003 associated with surge production to support the war in Iraq, which were reduced in 2004. In the six months ended June 30, 2004, the predecessor company used additional cash to make payments relating to stock options and stock-based compensation plans and to increase inventories due to an order received towards the end of the period that was not shipped until after the period ended. We received the benefit of that shipment, bond interest was not due until January 15, 2005, and unlike the predecessor company in the prior six month period, we had no stock compensation plan payments in the six month period ended December 31, 2004. The result was an increase in cash from operations from $(472,000) to $10.1 million.

        Net cash provided by operating activities was $34.6 million and $2.9 million for the year ended December 31, 2003 and 2002, respectively. This increase was primarily due to increased sales to the DoD and our commercial customers.

Investing Activities

        Net cash (used in) investing activities was $(1.8) million and $(10.9) million for our thirteen week period ended April 2, 2005 and the predecessor company thirteen week period ended April 3, 2004, respectively. The change in our thirteen week period ended April 2, 2005 was primarily the result of reduced net investment activity of the predecessor company and principle payments received by the predecessor company on notes receivable of approximately $347,000. Capital expenditures were $1.8 million and $1.2 million for the periods ended April 2, 2005 and April 3, 2004, respectively.

        Net cash used in investing activities was $11.8 million and $169.3 million for the six months ended June 30, 2004 for the predecessor company and December 31, 2004 for our company, respectively. Cash used in investing activities was $17.7 million for the year ended December 31, 2003. The $11.8 million investment by the predecessor company in the six months ended June 30, 2004 was primarily due to the investments of excess cash in longer-term investments of approximately $10.0 million and $2.4 million in capital equipment. Our $169.3 million investment in the six months ended December 31, 2004 was related to the capital investment of $4.3 million and the acquisition transactions of $165.0 million.

        Net cash used in investing activities was $17.7 million and $7.9 million for the year ended December 31, 2003 and 2002, respectively. This increase was due to increases in capital investments of $6.5 million and short-term investments of $3.9 million resulting primarily from increased investments of excess cash.

Financing Activities

        Net cash provided by (used in) financing activities was approximately $310,000 and $(212,000) for our thirteen week period ended April 2, 2005 and the predecessor company thirteen week period ended April 3, 2004, respectively. Cash provided by financing activities for the thirteen week period ended April 2, 2005 are primarily attributable to the issuance of the original notes of approximately $201,000 and effective use of book float at Wornick of approximately $109,000. The Activity of the predecessor company for the thirteen week period ended April 3, 2004 was primarily associated with principle payments on it's long-term debt arrangements and net activity associated with the predecessor company's line of credit.

        Net cash provided by (used in) financing activities was $8.3 million and $162.5 million for the six months ended June 30, 2004 for the predecessor company and December 31, 2004 for us, respectively. For the year ended December 31, 2003, the cash from financing activities was ($12.6) million due to payments on the ESOP note and reduced borrowings on the predecessor company's line of credit.

        Net cash provided by (used in) financing activities was $(12.6) million and $3.7 million for the year ended December 31, 2003 and 2002, respectively. This decrease was primarily due to retirement of the predecessor company's working capital line of credit and other long-term debt, as well as the scheduled quarterly debt payments on its ESOP note.

Capital Expenditures

        Capital expenditures were approximately $1.2 million and $1.8 million for the thirteen week periods ended April 3, 2004 and April 2, 2005, respectively. The increase between periods is primarily attributed to winding down of capital expenditures to support higher DoD's military mobilization capacity and investments in new equipment projects began during the later half of 2004. We expect our capital expenditures in 2005 to be approximately $11.2 million, primarily to support plant renewal, efficiency improvements and expansion of our co-manufacturing business.

        Capital expenditures were $2.4 million for the six months ended June 30, 2004 and $4.3 for the six months ended December 31, 2004, for a total of $6.7 million for the twelve months ended December 31, 2004, on a pro forma basis, compared to $12.5 million in the year ended December 31, 2003. Our capital investment in 2003 was significantly higher than in 2004 due to our investment in new equipment to maintain and increase production levels to support the DoD's military mobilization capacity.

        Capital expenditures were $12.5 million and $6.0 million for the year ended December 31, 2003 and 2002, respectively. This increase in 2003 was primarily due to expenditures at our Cincinnati facility of $5.1 million and $1.3 million related to the upgrades to our retort filling and processing equipment and our foodservice line equipment, respectively.

Long-Term Debt

        The following table summarizes the long-term debt of the predecessor company as of December 31, 2003 and TWC Holding LLC as of December 31, 2004 and the thirteen week period ended April 2, 2005:

	Predecessor Company	TWC Holding LLC
	December 31, 2003	December 31, 2004	April 2, 2005
10 7/8% Senior secured notes; due 2011	$—	$125,000,000	$125,000,000
13 7/8% Senior PIK notes; due 2011	—	—	26,494,178
Note payable to bank in quarterly installments of $618,095, plus interest; due 2005	4,944,763	—	—
Note payable to third party in monthly installments of $1,868 plus interest; due 2006	48,575	—	—

	4,993,338	125,000,000	151,494,178
Less: Current maturities	$2,494,819	$—	$—

Long-term debt, excluding current maturities	$2,498,519	$125,000,000	$151,494,178

        On February 11, 2005, we issued the original notes. As noted in the Prospectus Summary above, neither we nor any of our subsidiaries guaranteed the original notes for which we are exchanging the exchange notes. The indenture governing the exchange notes will limit our ability to incur additional indebtedness and pay dividends or make other distributions as well as to make certain investments and sell certain assets or merge with or into other companies. Because TWC Holding LLC and TWC Holding Corp. are holding companies with no operations or assets, the cash flows of Wornick will be required to service the debt of TWC Holding LLC and TWC Holding Corp. until 2011 when the exchange notes mature.

        We incurred interest expense of $50,000 and $4.1 million for the thirteen week periods ended April 3, 2004 and April 2, 2005, respectively. The increase in interest expense is attributable to $3.4 million and $494,000 of actual interest expense and $147,000 and $45,000 of amortized bond cost related to the Wornick Notes and original notes, respectively.

        The pro-forma effect of the additional interest expense on our net income assuming the original notes offering took place at the beginning of the year would have been approximately $909,000 for the thirteen week period ended April 2, 2005.

        We incurred interest expense of $671,000 and $537,000 for the years ended December 31, 2002 and 2003, respectively, and approximately $7.3 million for the twelve months ended December 31, 2004, on a pro forma basis. In connection with the acquisition transactions, $13.0 million of then existing long term debt of the predecessor company was repaid, Wornick issued the Wornick Notes and entered into the Wornick credit facility. As a result, we have incurred and will continue to incur significant debt service payments, including interest, in future years. Total cash interest payments related to the Wornick Notes will be approximately $13.6 million on an annual basis. To the extent we have borrowings outstanding under the Wornick credit facility, we will have additional cash interest payments.

        The indenture governing the Wornick Notes and the Wornick credit facility imposes significant operating and financial restrictions on Wornick and its subsidiaries. These restrictions limit or prohibit, among other things, Wornick and its subsidiaries ability to incur additional indebtedness, repay indebtedness prior to stated maturities, pay dividends on or redeem or repurchase Wornick or its subsidiaries' stock, issue capital stock, make investments, create liens, sell certain assets or merge with or into other companies, enter into certain transactions with stockholders and affiliates, make capital expenditures, sell stock in Wornick's subsidiaries and restrict dividends, distributions or other payments from Wornick's subsidiaries. In addition to imposing restrictions substantially similar to those contained in the indenture governing Wornick Notes, the Wornick credit facility requires Wornick and its subsidiaries to meet certain financial ratios and financial condition tests on a periodic basis.

        The indenture governing the exchange notes imposes significant operating and financial restrictions on TWC Holding LLC, TWC Holding Corp. and their respective subsidiaries. These restrictions limit or prohibit, among other things, TWC Holding LLC, TWC Holding Corp. and their respective subsidiaries' ability to incur additional indebtedness, repay indebtedness prior to stated maturities, make distributions to TWC Holding LLC's members, make investments, create liens, sell certain assets or merge with or into other companies, enter into certain transactions with members or affiliates, sell stock in TWC Holding LLC and TWC Holding Corp.'s respective subsidiaries and restrict dividends, distributions or other payments from TWC Holding LLC and TWC Holding Corp.'s respective subsidiaries. See "Description of Exchange Notes—Certain Covenants."

        We expect our capital expenditures in 2005 to be approximately $11.2 million, primarily to support plant maintenance and upgrades, efficiency improvements and expansion of our co-manufacturing business.

        Our principal sources of liquidity are cash flow generated from operations and borrowings under the Wornick credit facility. Because we did not purchase certain working capital in the acquisition transactions, we were required to draw down $3.0 million under the Wornick credit facility to provide funds for operations and to fund expenses incurred in connection with the acquisition transactions. As of December 31, 2004, we had repaid the original $3.0 million and there were no borrowings outstanding on the Wornick credit facility as of April 2, 2005.

        Our liquidity is dependent on a number of other factors, including the timing of collection on our contract receivables, processing of weekly and bi-weekly payroll and associated taxes, payment to our suppliers and employer portions of employee benefits. Our principal uses of cash will be to meet debt service requirements, finance our capital expenditures and fund working capital. Based on our current level of operations and our anticipated growth, we believe that the cash proceeds from the issuance of the Wornick Notes, our cash from operations and other available sources of liquidity will be sufficient to fund our operations for the next 12 months and for our currently anticipated needs beyond that period. Our future operating performance and ability to extend or refinance our indebtedness will be dependent on future economic conditions and financial, business and other factors that are beyond our control.

  Contractual Obligations

        The following sets forth our long-term debt, interest on long-term debt and operating lease obligations as of April 2, 2005:

		Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(dollars in thousands)
Long-term debt	$151,000	$—	$—	$—	$151,000
Interest on long-term debt	115,812	17,201	34,404	34,404	29,803
Operating leases	10,503	2,063	5,146	2,110	1,184

Total	$277,315	$19,264	$39,550	$36,514	$181,987

        We had no capital lease or purchase obligations as of April 2, 2005. As a result of the acquisition, we are required to pay a management fee of approximately $300,000 per year to Veritas Capital Management.

Backlog

        Backlog represents products or services that our customers have committed by contract to purchase from us and for which we have firm orders. A large portion of these commitments is terminable by the customer at will. A significant portion of our sales to the DoD is pursuant to long-term contracts. Accordingly, our backlog consists in large part of orders under these contracts.

        Our total backlog as of April 2, 2004 was $42.9 million. The following depicts our backlog as of December 31 of the year shown.

Year	Backlog
(dollars in millions)
2002	$34.8
2003	75.1
2004	92.2

        It is expected that a substantial portion of our backlog will be converted to revenue. However, there can be no assurance that our backlog will become revenues in any particular period, if at all. See "Risk Factors—Our backlog is subject to reduction and cancellation." As of December 31, 2004, 96.3% and 3.7% of our backlog was derived from our contracts with the DSCP and our commercial contracts, respectively. Whereas, as of April 2, 2005, 93.8% and 6.2% of our backlog was derived from our contracts with the DSCP and commercial contracts, respectively.

Off-Balance Sheet Arrangements

        As of December 31, 2004 and April 2, 2005, we had no off-balance sheet arrangements.

Recently Issued Accounting Standards

        On November 24, 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 151 ("SFAS No. 151"), "Inventory Costs, an amendment of ARB No. 43, Chapter 4." SFAS No. 151 adopts the International Accounting Standards Board's view that abnormal amounts of idle capacity and spoilage costs related to inventories should be excluded from the cost of inventory and expensed when incurred. Additionally, the International Accounting Standards Board made the decision to clarify the meaning of the term "normal capacity" in SFAS No. 151. The provisions of SFAS No. 151 are applicable to inventory costs incurred in fiscal years beginning after June 15, 2005. We have not yet determined the potential impact of SFAS No. 151 on our inventory accounting results upon its applicability to us beginning on January 1, 2006.

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to market risk, primarily from the impact of interest rate changes on our use of variable rate debt. Our exposure to market risks from foreign currency and commodity price fluctuations is limited since most of our purchases and sales are denominated in U.S. dollars and raw commodities do not comprise a significant percentage of our costs. Our sales to the Canadian military comprised approximately 1% of our sales in 2004, on a pro forma basis, and we anticipate entering into, from time to time, foreign currency forward contracts and other hedges to manage our exposure to fluctuations in foreign currency exchange rates for the Canadian dollar, the impact of which is not significant. Other than with respect to our sales to the Canadian military, we generally do not have exposure to foreign currency risk. In addition, because our customary contract terms pass through increase in costs of commodities underlying our products to our customers, we generally do not have exposure to commodity price risk. Other than with respect to our sales to the Canadian military, we do not hedge our exposure to foreign currency or commodity price risk. We do not hold any derivatives for trading or speculative purposes. Changes in the fair value of derivatives are recorded in current earnings along with the change in the fair value of the underlying hedged item.

        All of our outstanding bank debt bears interest at variable interest rates tied to the prime interest rate. The use of variable rate debt to finance our operations and capital improvements exposes us to variability in interest payments due to changes in interest rates.

        As of December 31, 2004 and April 2, 2005, no amounts were outstanding under the Wornick credit facility. If the average outstanding amount under the Wornick credit facility were $25 million over a one-year period, a 50 basis point increase in the prime interest rate would result in increased annual interest expense of $125,000.

THE EXCHANGE OFFER

General

        We sold the original notes on February 11, 2005 in a transaction exempt from the registration requirements of the Securities Act. The initial purchasers of the original notes subsequently resold them to qualified institutional buyers under Rule 144A under the Securities Act, to persons outside of the United States under Regulation S of the Securities Act and to institutional accredited investors within the meaning of Rule 501(a) (1), (2), (3) or (7) under the Securities Act.

        In connection with the sale of original notes, the holders of the original notes became entitled to the benefits of an exchange registration rights agreement dated as of February 11, 2005 between TWC Holding LLC and TWC Holding Corp., or the co-issuers, and the initial purchasers (the "Registration Rights Agreement"), under which the co-issuers agreed:

  •
  on or before May 12, 2005, to prepare and file with the SEC the registration statement of which this prospectus is a part;

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  on or before August 10, 2005, to use our reasonable best efforts to cause the registration statement to become effective under the Securities Act;

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  to keep the registration statement effective until the consummation of the exchange offer; and

  •
  to use our reasonable best efforts to commence the exchange offer promptly after the date on which the registration statement has become effective, hold the exchange offer open for not less than 20 business days and complete the exchange offer no later than September 9, 2005, and exchange notes for all registrable securities that have been properly tendered and not withdrawn on or prior to the expiration of the exchange offer.

        The registration statement is intended to satisfy in part our obligations relating to the original notes under the registration rights agreement.

        Under existing interpretations of the SEC, the exchange notes will be freely transferable by holders other than our affiliates after the exchange offer without further registration under the Securities Act if the holder of the exchange notes represents that:

  •
  it is acquiring the exchange notes in the ordinary course of its business;

  •
  it has no arrangement or understanding with any person to participate in the distribution of the exchange notes; and

  •
  it is not our affiliate, as that term is interpreted by the SEC.

        However, with respect to broker-dealers, only those that acquired the original notes for their own account as a result of market-making activities or other trading activities may participate in the exchange offer. Broker-dealers receiving exchange notes in the exchange offer will have a prospectus delivery requirement regarding resales of the exchange notes. See "Plan of Distribution."

Terms of the Exchange Offer; Period for Tendering Original Notes

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal (which together constitute the exchange offer), we will accept for exchange original notes which are properly tendered on or prior to the expiration date of the exchange offer and not withdrawn as permitted below. The expiration date of the exchange offer shall be 12:00 midnight, New York City time, on                        , 2005, unless extended by us, in our sole discretion.

        As of the date of this prospectus, $26 million aggregate principal amount of the original notes are outstanding. This prospectus, together with the Letter of Transmittal, is first being sent on or about

, 2005 to all holders of original notes known to us. Our obligation to accept original notes for exchange pursuant to the exchange offer is subject to the condition set forth under "—Condition to the Exchange Offer" below.

        We expressly reserve the right, at any time or from time to time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance for any exchange of any original notes, by giving notice of the extension to the holders of original notes as described below. During any extension, all original notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any original notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any original notes not previously accepted for exchange, upon the satisfaction of the condition of the exchange offer specified below under "—Condition to the Exchange Offer." We will give notice of any extension, amendment, non-acceptance or termination to the holders of the original notes as promptly as practicable, the notice in the case of any extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date of the exchange offer.

        Holders of original notes do not have any appraisal or dissenters' rights under the Delaware General Corporation Law in connection with the exchange offer.

Procedures for Tendering Original Notes

        The tender to us of original notes by a holder of original notes as set forth below and the acceptance of the tender by us will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder that wishes to tender original notes for exchange under the exchange offer must transmit a properly completed and duly executed Letter of Transmittal, including all other documents required by the Letter of Transmittal, to U.S. Bank National Association at the address set forth below under "—Exchange Agent" on or prior to the expiration date of the exchange offer. In addition:

  •
  the exchange agent must receive certificates for the original notes along with the Letter of Transmittal; or

  •
  prior to the expiration date of the exchange offer, the exchange agent must receive a timely confirmation of a book-entry transfer of the original notes into the exchange agent's account at DTC in accordance with the procedure for book-entry transfer described below; or

  •
  the holder must comply with the guaranteed delivery procedure described below.

        The method of delivery of original notes, Letters of Transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend that you use registered mail, properly insured, with return receipt requested. In all cases, you should allow sufficient time to assure timely delivery. You should not send Letters of Transmittal or original notes to us.

        Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the original notes surrendered for exchange are tendered:

  •
  by a registered holder of the original notes that has not completed the box entitled "Special Issuance Instruction" or "Special Delivery Instruction" on the Letter of Transmittal; or

  •
  for the account of a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

        In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States. If original notes are registered in the name of a person other than a signer of the Letter of Transmittal, the original notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature on the original notes guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

        Any beneficial owner whose original notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and that wishes to tender, should contact the registered holder promptly and instruct the registered holder to tender on the beneficial owner's behalf. If the beneficial owner wishes to tender on the owner's own behalf, the owner must, prior to completing and executing the Letter of Transmittal and delivering the owner's original notes, either (1) make appropriate arrangements to register ownership of the original notes in the owner's name or (2) obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

        All questions as to the validity, form, eligibility (including time of receipt) and acceptance of original notes tendered for exchange will be determined by us in our sole discretion. This determination shall be final and binding. We reserve the absolute right to reject any and all tenders of any particular original notes not properly tendered or to not accept any particular original notes which acceptance might, in our judgment or our counsel's judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular original notes before the expiration date of the exchange offer, except as required by law. Any waiver in respect of any condition of the exchange offer will apply to all original notes tendered. The interpretation of the terms and conditions of the exchange offer as to any particular original notes either before or after the expiration date of the exchange offer (including the Letter of Transmittal and the instructions to the Letter of Transmittal) by us shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes for exchange must be cured within a reasonable period of time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity regarding any tender of original notes for exchange, nor shall any of them incur any liability for failure to give notification.

        If the Letter of Transmittal or any original notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing, and, unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.

        By tendering, each holder of original notes will represent to us in writing that, among other things:

  •
  the exchange notes acquired in the exchange offer are being obtained in the ordinary course of business of the holder and any beneficial holder;

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  neither the holder nor any beneficial holder has an arrangement or understanding with any person to participate in the distribution of the exchange notes; and

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  neither the holder nor any other person is an "affiliate," as defined under Rule 405 of the Securities Act, of our company.

        If the holder is not a broker-dealer, the holder must represent that it is not engaged in nor does it intend to engage in distribution of the exchange notes.

        If any holder or any other person is an "affiliate," as defined under Rule 405 of the Securities Act, of ours, or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the exchange notes to be acquired in the exchange offer, the holder or any other person may not participate in the exchange offer.

        If the holder is a broker-dealer, the holder must represent that it will receive exchange notes for its own account in exchange for original notes that were acquired as a result of market-making activities or other trading activities. Each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. See "Plan of Distribution."

Acceptance of Original Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver the condition to the exchange offer, we will accept all original notes properly tendered and will issue the exchange notes in exchange for all properly tendered original notes promptly after the expiration date of the exchange offer. See "—Condition to the Exchange Offer" below. For purposes of the exchange offer, we shall be deemed to have accepted properly tendered original notes for exchange when, as and if we have given oral (promptly confirmed in writing) or written notice to the exchange agent.

        The exchange notes will bear interest from the most recent date to which interest has been paid on the original notes, or if no interest has been paid on the original notes, from February 11, 2005. Accordingly, registered holders of exchange notes on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid or, if no interest has been paid on the original notes, from February 11, 2005. Original notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer. Holders of original notes whose original notes are accepted for exchange will not receive any payment for accrued interest on the original notes otherwise payable on any interest payment date the record date for which occurs on or after consummation of the exchange offer and will be deemed to have waived their rights to receive accrued interest on the original notes.

        In all cases, issuance of exchange notes for original notes that are accepted for exchange in the exchange offer will be made only after timely receipt by the exchange agent of (1) certificates for the original notes or a timely confirmation of a book-entry transfer of the original notes into the exchange agent's account at DTC, (2) a properly completed and duly executed Letter of Transmittal and (3) all other required documents. If any tendered original notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if original notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged original notes will be returned without expense to the tendering holder of the original notes (or, in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC according to the book-entry transfer procedures described below, the non-exchanged original notes will be credited to an account maintained with DTC) promptly after the expiration of the exchange offer.

Book-Entry Transfer

        Any financial institution that is a participant in DTC's systems may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. However, although delivery of original notes may be effected through book-entry transfer at DTC, the Letter of Transmittal or facsimile of the Letter of Transmittal with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at the address set forth below under "—Exchange Agent" on or prior to the expiration date of the exchange offer, unless the holder has strictly complied with the guaranteed delivery procedures described below.

        We understand that the exchange agent has confirmed with DTC that any financial institution that is a participant in DTC's system may utilize DTC's Automated Tender Offer Program to tender original notes. We further understand that the exchange agent will request, within two business days after the date the exchange offer commences, that DTC establish an account for the original notes for the purpose of facilitating the exchange offer, and any participant may make book-entry delivery of original notes by causing DTC to transfer the original notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program procedures for transfer. However, the exchange of the original notes so tendered will only be made after timely confirmation of the book-entry transfer and timely receipt by the exchange agent of, in addition to any other documents required, an appropriate Letter of Transmittal with any required signature guarantee and an agent's message, which is a message, transmitted by DTC and received by the exchange agent and forming part of a confirmation of a book-entry transfer, which states that DTC has received an express acknowledgment from a participant tendering original notes which are the subject of the confirmation of a book-entry transfer and that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce the agreement against that participant.

Guaranteed Delivery Procedures

        If a registered holder of the original notes desires to tender the original notes and the original notes are not immediately available, or time will not permit the holder's original notes or other required documents to reach the exchange agent before the expiration date of the exchange offer, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may nonetheless be effected if:

  •
  the tender is made through a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

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  prior to the expiration date of the exchange offer, the exchange agent received from the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or commercial bank or trust company having an office or correspondent in the United States a properly completed and duly executed Letter of Transmittal (or a facsimile of the Letter of Transmittal) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of original notes and the amount of original notes tendered, stating that the tender is being made and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc.

    or commercial bank or trust company having an office or correspondent in the United States with the exchange agent; and

  •
  the certificates for all physically tendered original notes, in proper form for transfer, or a confirmation of a book-entry transfer, as the case may be, and all other documents required by the Letter of Transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

        Tenders of original notes may be withdrawn at any time prior to the expiration date of the exchange offer. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address set forth below under "—Exchange Agent." Any notice of withdrawal must:

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  specify the name of the person having tendered the original notes to be withdrawn;

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  identify the original notes to be withdrawn (including the principal amount of the original notes); and

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  where certificates for original notes have been transmitted, specify the name in which the original notes are registered if different from that of the withdrawing holder.

        If certificates for original notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of the certificates, the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States unless the holder is a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States.

        If original notes have been tendered in accordance with the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn original notes and otherwise comply with the procedures of the facility. All questions as to the validity, form and eligibility (including time of receipt) of the notices will be determined by us, whose determination shall be final and binding on all parties. Any original notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any original notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder (or in the case of original notes tendered by book-entry transfer into the exchange agent's account at DTC according to the book-entry transfer procedures described above, the original notes will be credited to an account maintained with DTC for the original notes) promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn original notes may be retendered by following one of the procedures described under "—Procedures for Tendering Original notes" above at any time on or prior to the expiration date of the exchange offer.

Condition to the Exchange Offer

        The exchange offer shall not be subject to any conditions, other than that the exchange offer does not violate applicable law or any applicable interpretation of the staff of the SEC.

        We do not know of any laws, other than federal and state securities laws, that would be implicated by the exchange offer.

        The foregoing condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any condition or may be waived by us in whole or in part at any time and from time to time in our reasonable discretion prior to the expiration of the exchange offer. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of that right and each right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any original notes tendered, and no exchange notes will be issued in exchange for any original notes, if at that time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended. In any event we are required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

Exchange Agent

        U.S. Bank National Association has been appointed as exchange agent for the exchange offer, and is also the trustee under the indenture under which the exchange notes will be issued. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to Exchange Agent, addressed as follows:

For information by Telephone:
(800) 934-6802

By Mail, Hand or Overnight Delivery Service:
U.S. Bank National Association
60 Livingston Avenue
St. Paul, MN 55107-2292
Attn: Specialized Finance

By Facsimile Transmission:
U.S. Bank National Association
Attn: Specialized Finance
(651) 495-8158

Telephone confirmation:
(800) 934-6802

Fees and Expenses

        We have agreed to bear the expenses of the exchange offer pursuant to the Registration Rights Agreement. We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer (except for the fees of any "qualified independent underwriter" or other independent appraiser).

        The cash expenses to be incurred in connection with the exchange offer will be paid by us. These expenses include fees and expenses of U.S. Bank National Association as exchange agent, accounting and legal fees and printing costs, among others.

Accounting Treatment

        The exchange notes will be recorded at the same carrying value as the original notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The expenses of the exchange offer and the unamortized expenses related to the issuance of the original notes will be amortized over the term of the exchange notes.

Consequences of Failure to Exchange

        Holders of original notes that are eligible to participate in the exchange offer but that do not tender their original notes will not have any further registration rights, and their original notes will continue to be restricted for transfer. Accordingly, such original notes may be resold only:

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  to us, upon redemption of the original notes or otherwise;

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  so long as the original notes are eligible for resale pursuant to Rule 144A under the Securities Act to a person inside the United States that the seller reasonably believes is a qualified institutional buyer within the meaning of Rule l44A, in a transaction meeting the requirements of Rule 144A;

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  in accordance with Rule 144 under the Securities Act, or under another exemption from the registration requirements of the Securities Act, and based upon an opinion of counsel reasonably acceptable to us;

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  outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

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  under an effective registration statement under the Securities Act;

in each case in accordance with any applicable securities laws of any state of the United States.

Regulatory Approvals

        We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Other

        Participation in the exchange offer is voluntary and holders of original notes should carefully consider whether to accept the terms and condition of this exchange offer. Holders of the original notes are urged to consult their financial and tax advisors in making their own decisions on what action to take with respect to the exchange offer.

BUSINESS

Overview

        We are the leading supplier of individual and group military field rations to the DoD. We specialize in the production, packaging and distribution of extended shelf-life, shelf-stable and frozen foods in flexible pouches and semi-rigid containers. With over 30 years of experience in the food manufacturing and food processing businesses, we believe we have a reputation for superior quality and service in developing and producing unique meal solutions for the military and for the consumer and foodservice markets. We are a primary supplier to the DoD of MREs, Unitized Group Rations-A or "UGR-As," and the Tray-Packs that are used in the Unitized Group Rations—Heat & Serve, or "UGR-H&S," program. Our customers also include, but are not limited to, Kraft Foods Inc., or "Kraft," Gerber Products Company, or "Gerber," Quaker Oats Company, or "Quaker," the Canadian Ministry of Defense, retail stores including Walgreen Co., or "Walgreen," and 7-Eleven, Inc., or "7-Eleven," and grocery stores such as The Kroger Co., or "Kroger," Publix Super Markets, or "Publix," and Meijer. Given the elevated levels of deployment of U.S. armed forces in Afghanistan and Iraq and an anticipated continuation of high levels of U.S. military activity worldwide, we believe that the demand for our military food products will remain strong.

        We have become a leader in developing and commercializing thermostabilization technologies for processing and packaging foods using flexible and semi-rigid packaging. Our packaging technologies and stabilization processes prolong the shelf-life and enhance the quality of our products and have a broad range of applications. The stabilization processes we utilize include retort processing, hot-fill, in-line pasteurization, post-packaging pasteurization and frozen food technologies. With our industry-leading technology and capabilities, we have developed innovative approaches to the manufacturing of entrées, side dishes and desserts, and we offer a turnkey food processing operation that allows us to manage a concept from product development to full-scale manufacturing through ultimate distribution.

        On June 30, 2004, as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisition Transactions," above, Wornick acquired Wornick's business from the predecessor company. The predecessor company began operations in 1971, and was the first contractor to complete delivery of Meals Ready-to-Eat, or "MREs," to the DoD in 1981. In each subsequent year, the Department of Defense, or the DoD, has awarded Wornick's predecessor company and, subsequent to the acquisition, Wornick contracts to deliver MREs and other food products. In 1995, Mr. Ronald C. Wornick, one of the founders of our business retired and sold the predecessor company to certain of its employees through an employee stock ownership trust. Since 1995, Wornick's business expanded into new military and commercial products.

        For the purposes of the "Business" section of this prospectus all references to "we, "our", "us" "the company" and similar references refer to the predecessor company if the time period discussed or referred to was prior to the acquisition, and to TWC Holding LLC and TWC Holding Corp. and their respective subsidiaries if the time period discussed or referred to is subsequent to the acquisition, unless otherwise expressly stated or the context otherwise requires.

Our Holding Company Structure

        TWC Holding LLC directly owns all of the shares of Wornick and does not have any other material assets or operations. TWC Holding Corp. is a finance company formed for the purpose of being the corporate issuer in the original notes offering and has only nominal assets and conducts no business or operations.

Our History

        We began operations in 1971. In 1979, we bid for the first MRE procurement and, along with two other companies, were awarded a contract by the DoD. In 1981, we were the first contractor to complete delivery of MREs to the DoD. The DoD has awarded us contracts to deliver MREs and other food products in every subsequent year.

        In 1983, in order to expand our range of products, we acquired the assets of our primary retort pouch subcontractor, which had been a division of United Biscuit Company in Evansville, Indiana.

        Early in 1995, we moved our Prepared Foods Division to our current Cincinnati, Ohio location. Later that year, Mr. Ronald C. Wornick, one of our founders and our sole stockholder at that time, retired and sold us to an Employee Stock Ownership Trust beneficially owned by qualified employees.

        Since 1995, we have continued our expansion into new military and commercial products. Our military expansion has included the 1999 award of the UGR-A contract, the 2000 award of the UGR-H&S Tray-Pack contract, the 2002 award of the TOTM Blanket Purchase Agreement and the 2003 award of the packaged shortbread cookie contract for the MRE program. As part of our commercial expansion, in 1998, we established our first co-manufacturing relationship with Kraft Foods Inc., one of the world's largest branded food companies, for a single-serve frozen Macaroni & Cheese product. In 2000, we launched a project for Gerber Products Company, an international provider of baby food products. Also in 2000, we launched our own line of consumer branded food, Homestyle Express, to take advantage of growing demand for high-quality convenience meals, and during 2003, we launched our Great Food Express line in the foodservice market, which we began shipping in the first quarter of 2004.

Industry Outlook

        Military.    The U.S. defense environment has changed dramatically since 2001 with the extensive deployment of U.S. armed forces to Afghanistan and Iraq. In both situations, the U.S. armed forces require ration support systems in intense and highly mobile combat situations. With the changes in the military's mobilization techniques and the need for the highest level of food safety and security, we believe that we are well situated to continue our leadership position in feeding the military in both times of peace and war.

        We expect our core business of providing extended shelf-life products to military customers to experience steady long-term growth. The DoD is required to maintain a war reserve inventory of MREs at all times. In response to the DoD's desire for a higher state of readiness, the federally mandated military war reserve of MREs is expected to increase from its current level of 4.1 million cases to approximately 6 million cases in the next few years. A congressional committee has directed the Secretary of Defense to provide for the funding of a portion of this increase in the war reserve level in the DoD's 2005 budget submission. We are one of only three companies approved by the DoD to supply MREs, including for the war reserve. Currently, the DoD assembles the UGR-H&S ration at government-owned depots, but the Defense Supply Center Philadelphia, or the DSCP, is evaluating the possible outsourcing of the assembly of UGR-H&S. The DSCP, as part of its "Total Systems Approach," is also evaluating the outsourcing of the remaining government furnished components of the MRE program for procurement by the assembly contractors.

        Consumer.    According to the Mintel Shelf Stable Meals Market U.S. Report, published in April 2004, the overall market for consumer retail shelf-stable meals was $2.378 billion in 2003 and is expected to increase by 9% from 2003 to 2008, with the $237 million market for shelf-stable microwaveable entrées in 2003 growing by 11% during the same period. This growth is driven by consumer demand for convenience and increased acceptance of extended shelf-life foods. Homestyle Express, our consumer brand, is being distributed through consumer retail channels such as Walgreen and 7-Eleven, and grocery stores such as Kroger and Publix. While consumer feedback on our Homestyle Express brand has been favorable, lower than expected consumer acceptance has resulted in lower than targeted sales of $5.2 million in 2004 and reduced profitability of Homestyle Express. We are evaluating alternatives for our Homestyle Express brand.

        Commercial.    In the foodservice industry, Technomic, Inc., a leading food and restaurant consulting group, in a report published in August 2002, estimated the market size in 2002 for foodservice entrées at $2.3 billion, with entrées anticipated to grow by 1% to 2% annually. We believe there is an opportunity for us to increase our share of the commercial and institutional shelf-stable foodservice market by supplanting frozen and canned products with our flexible-pouch shelf-stable entrées, side dishes and sauces. In 2004, our foodservice initiatives were focused on market tests that generated approximately $424,000 in net sales to customers such as Kroger supermarket delis and the U.S. Navy. We are evaluating our current relationship with H.J. Heinz as our master distributor for commercial foodservice products and are preparing a launch plan for distributing to prime military foodservice vendors. We expect to finalize and begin effectuating our updated foodservice market expansion plans during 2005.

Products

  Military Products

        The following table outlines the products for our military segment:

	Product Category		Description and Use		What We Do
•	Meal, Ready to Eat (MRE)	•	Self-contained operational ration, including entrée, side dish, snack components, accessory packet and flameless heater, for the individual soldier in a combat environment	•	Ration assembly and production of over 60 of the 85 MRE components, including retort entrées and side dishes, extended shelf-life components and hot-fill components
•	Unitized Group Rations— A (UGR-A)	•
			Group-feeding meal modules for 50 soldiers when field kitchen equipment is available, using frozen, canned or dried foods to prepare entrées and side dishes, and includes disposable accessories such as cups, utensils and trays	•	Supply chain management, assembly and distribution
•	Unitized Group Rations— Heat & Serve (UGR-H&S)	•	Group-feeding meal modules for 50 soldiers using ready-to-heat shelf-stable Tray-Packs rather than frozen, canned or dried foods, and includes disposable accessories such as cups, utensils and trays	•	Manufacture UGR-H&S semi-rigid flexible polymeric Tray-Packs
•	Humanitarian Daily Rations (HDR)	•	Extended shelf-life individual full-day ration and accessories for a moderately malnourished individual	•	Packaging subassembly and final ration assembly, including retort entrees and side dishes
•	Tailored Operational Training Meals (TOTM)	•	Low-cost alternative to MRE for use in training, primarily by the National Guard	•	Packaging subassembly and final ration assembly, including retort entrees and side dishes

  Meal, Ready-to-Eat (MRE)

        The MRE is considered one of a few mission-critical "war-stopper" items that are procured by the U.S. Government. We have been involved in the supply of MREs since the inception of the DoD's MRE program in 1978 and have delivered more than 380 million individual MREs to the U.S. military. Each MRE has a shelf-life of three years at 80 degrees Fahrenheit and is packaged in a hermetically sealed MRE meal bag that is resistant to insects, moisture, and nuclear, biological and chemical agents. We produce over 60 of the 85 components used in MREs, many of which are common to more than one of the MRE menus. Each MRE has an average of 17 components, including a flameless heater to quickly warm the entrée. The manufacturing of MRE entrées is highly complex and requires expertise in retort flexible pouch processing and strict adherence to DoD specifications. We have received numerous awards for quality in the manufacturing of MRE entrées, including recognition from the DSCP for the highest quality level of any MRE contractor.

        We also use modified atmosphere packaging techniques to extend the shelf-life of the various snack and bakery components of the MRE. We have received numerous quality awards from the DSCP for the assembly and packaging of MREs. An MRE is capable of withstanding low-level airdrop and storage in heavy humidity to wet conditions without degradation of the packaging.

        We currently provide MREs to the DoD pursuant to a contract awarded in March 2003 by the DSCP, which is responsible for procuring military field rations for the DoD, in connection with an Industrial Preparedness Agreement between the DoD and us. The DoD enters into Industrial Preparedness Agreements with contractors to ensure that a high production and assembly capacity and a large amount of special equipment is available at all times to accommodate a potential surge in military requirements. The typical MRE contract is a three-year fixed-price contract consisting of one base year and two option years, which the DSCP has always exercised. Our current contract calls for a base delivery of 875,000 cases (12 MREs per case), plus an add-on of up to 50% of the base MRE quantity, increasing the potential total volume to approximately 1.3 million cases per year, not including any military surge quantities. If the DSCP invokes its rights under the contract to purchase surge quantities from us, we negotiate separate surge pricing. Our current MRE contract expires on December 31, 2005. We expect to bid for the next MRE contract during 2005, which will be a five-year contract with a one-year base period and four renewal periods of one-year each, with deliveries starting in 2006. The DSCP, as part of its "Total Systems Approach," is also evaluating the outsourcing of remaining government furnished components of the MRE program for procurement by the assembly contractors.

        The DSCP is obligated to maintain an inventory of MREs at all times known as the "war reserve." This inventory is rotated on a continuous three-year cycle. In peacetime, MREs are predominantly used in military training exercises. In response to the DoD's desire for a higher state of readiness, the federally mandated military war reserve of MREs is expected to increase from its current level of 4.1 million cases to approximately 6 million cases in the next few years. In addition to our sales to the DoD, we have sold between 500,000 and 750,000 MRE entrées and side dishes to the Canadian military each year for the past six years pursuant to fully-hedged Canadian dollar-denominated contracts with the Canadian government.

  Unitized Group Rations-A (UGR-A)

        The UGR-A provides A-Ration (freshly prepared) meals in the field that are comparable to commercially available hot foodservice meals. The UGR-A is used when field kitchen equipment becomes available and is configured into 50-person meal modules for ease of ordering and distribution. Each UGR-A module consists of three boxes, one with frozen food and the rest containing non-refrigerated commercial food items and side dishes, eating utensils, beverages and condiments. The seven breakfast and 14 lunch/dinner menus contain all necessary food items and disposable items (such as cups and trays), with the exception of perishable items such as bread and milk. Under our UGR-A contract, UGR-As assembled for consumption in the continental United States must have a minimum shelf life of three months, and modules assembled for consumption outside the United States must have a shelf life of nine months.

        We are responsible for the ordering, packaging and logistics associated with assembling and delivering UGR-As to the required military bases. Substantially all of the UGR-A components are available from multiple commercial food suppliers. We are currently working under an indefinite delivery, indefinite quantity contract awarded by the DSCP in July 2004. The eight-year contract, which is in its two-year base period, calls for delivery of the meal modules on an order-by-order basis. UGR-A contracts designate a set of military bases in the continental United States to which the contractor will provide UGR-A modules during the term of the contract. Every week, we and other contractors submit updated component pricing to the DSCP for the next one-week period to adjust for commercial component price fluctuations. This component price information is used to determine the price for all UGR-As ordered during the following one-week period. These weekly price submissions are also evaluated to determine awards of UGR-A purchases for delivery outside the continental United States during the applicable one-week period. We delivered approximately 98,000 Modules for the thirteen week period ended April 2, 2005, 280,000 modules in 2004, approximately 856,000 modules in 2003 and 316,000 modules in 2002. Since the inception of the UGR-A program in 2000, we have been the leading supplier to the DSCP in terms of total volume. We believe that we have historically enjoyed a strong position in this market due to our ability to respond on short notice with on-time delivery of high-quality products, generally at the lowest price to the DSCP.

        We plan to expand the scope of our participation in the UGR-A program by directly supplying our own frozen breakfast and dinner entrées for the program, in three-to-five pound Great Food Express pouches. In early 2004, we received approval from the DoD to supply a Great Food Express entrée for the UGR-A program and began shipping the entrée in late 2004. We have recently received approval from the DoD to supply a second entrée developed by our research and development facility for the next program year, which will commence in October 2005. We have other food items that are in various stages of development and evaluation by the DoD. We were one of four contractors awarded an eight-year contract for UGR-A and received the highest market share of the awarded contractors according to the estimated annual quantities provided by the DSCP for continental United States, or "CONUS," UGR-A sales. The contract includes specific CONUS military base destinations that we will serve exclusively for the eight-year period. In addition, we will be eligible to bid for the DSCP's UGR-A requirements outside of the continental United States during the eight-year contract.

  Tray-Pack

        We manufacture the Tray-Pack, a shelf-stable ration packaged in a semi-rigid flexible tray as an extended shelf-life component and the primary outsourced product of the UGR-H&S program. The UGR-H&S is a transitional field ration that is similar to the UGR-A discussed above but uses shelf- stable ready-to-heat Tray-Packs rather than frozen, canned or dried foods. It is a transitional field ration that can be used in the early stages of military activity because it does not require the extensive support infrastructure of refrigeration or full kitchens. Tray-Packs can be heated in steam tables and served directly from the tray. Each container provides between nine and 18 servings. The entrée and side servings are ready-to-heat, reducing food preparation time and water and fuel usage. As with our entrée packs for MREs, we utilize our expertise in food processing and retort packaging to manufacture durable low-cost Tray-Packs. We supply the DSCP with this product under a five-year fixed-price contract, which expires in 2005. Since the U.S. Government began using polymeric trays in military ration programs, we have been the number one supplier of these trays to the DSCP in terms of total volume and quality performance, as reported by the DSCP and the U.S. Department of Agriculture, or the "USDA," respectively.

        Currently, the DoD assembles the UGR-H&S ration at government-owned depots, but the DSCP is evaluating the possible outsourcing of the assembly of UGR-H&S. Based on our experience as the leading supplier of UGR-As, the assembly of which is nearly identical to the UGR-H&S, we believe we are strongly positioned to be a leading provider of UGR-H&S assembly services. We also plan to be in the forefront of the development of entrées, side dishes and sauce components for the Army's new Unitized Group Rations—Express (UGR-E) program, which uses self-heating Tray-Pack modules to provide hot meals in remote locations, as well as other new Army feeding systems.

  Humanitarian Daily Rations (HDR)

        The HDR is similar to the MRE in its packaging, but its contents are designed to provide a full days' sustenance to a moderately malnourished individual rather than feed an active soldier. The HDR is composed of ready-to-eat thermostabilized entrées and complementary components. In order to gain the widest possible acceptance from potential consumers with diverse religious and dietary restrictions from around the world, the HDR contains no animal products or animal by-products, except for minimal amounts of dairy products, and it excludes any alcohol or alcohol-based ingredients. The meal bag contains user-friendly graphics describing its contents and instructions for opening the bag in three different languages. Additionally, these rations are packaged to withstand extreme environmental conditions and to allow airdrops when necessary.

        As part of our MRE base award, we are responsible for manufacturing the entrée and support components and assembling the HDR pack. In conjunction with the MRE contract awarded to us in March 2003, we are required to deliver a minimum of 100,000 and a maximum of 2.5 million HDR day-packs per year, as may be ordered by the DSCP, throughout the three-year life of the MRE contract. HDR day-packs are stockpiled worldwide to prepare for emergency situations. HDR inventory is managed by the Defense Security Cooperation Agency (DSCA) and HDR day-packs are provided in emergency and other humanitarian situations at its discretion. DSCA employs the DSCP solely as a purchasing authority for assembled HDR day-packs. The DSCA's inventory of HDR day-packs was substantial as of December 31, 2004 as HDR day-packs were not used in humanitarian relief efforts during the most recent Tsunami disaster, except on a limited basis.

  Tailored Operational Training Meal (TOTM)

        The TOTM ration provides an alternative operational training meal in lieu of sack lunches and catered commercial meals to soldiers engaged in inactive duty training for use in situations where traditional operational ration meals are not mandated. This ration employs many of the same components as the MRE. Menus typically contain an MRE entrée, wet-pack fruit, a beverage base, flameless heater, dining kit and other assorted components. Since they were introduced in 2002, TOTM rations have been used mainly for training by the National Guard. This meal, a low-cost alternative to MREs, helps individuals become familiar with the preparation, use, consumption and disposal of pre-packed meals similar to MREs. The TOTM is lightweight and fits easily into military field clothing pockets. It also may easily be adapted for disaster relief efforts.

        As with our MRE and HDR rations, we manufacture entrée packs and provide product assembly services for TOTMs. Under a Blanket Purchase Agreement issued by the DSCP in April 2002, we provide TOTMs as ordered by individual National Guard supply centers, through the DSCP.

  Co-Manufactured Products

        Through our co-manufacturing program, which began in 1998, we manufacture a variety of extended shelf-life products for leading branded food companies, including Kraft and Gerber. These products are marketed and sold by our customers into their retail and foodservice channels under nationally recognized brands. We target branded companies that are leaders in their respective categories and have products that align well with our core competencies in heat seal and thermostabilized products. Many of these products require us to use a combination of our existing manufacturing equipment as well as newly purchased equipment, the cost of which is largely borne by our contracted co-manufacturing customers. Our co-manufacturing program utilizes many of the technologies and processes that we have developed for our military business.

        The majority of our co-manufacturing supply contracts include a capital component through which the customer funds a significant portion of the capital required to support production of the related product. Under these arrangements, we provide the initial financing for capital expenditures. We own all of the equipment acquired under such agreements, which are structured to minimize our obligation to make capital expenditures if a project is discontinued unexpectedly by requiring the customer to pay the entire balance of the capital expenditure portion remaining due under the supply contracts. If we do not use the entire capacity of the equipment to supply our co-manufacturing customer, we have the right to use the equipment in our other businesses. Our co-manufacturing contracts are generally mutually exclusive, in that we are restricted from making the co-manufactured product for other customers, and likewise our customer may not buy such products from other suppliers.

  Kraft Macaroni & Cheese

        Kraft, the largest seller of shelf-stable meals in the United States, is our longest-standing co-manufacturing customer. Since 1998, we have worked in partnership with Kraft to produce single-serve frozen Kraft Macaroni & Cheese in 7-ounce and 10-ounce packages, which are frozen in-line and shipped directly into Kraft's frozen foods distribution network. We were awarded this business on the basis of our proprietary blending process. We were identified by Kraft as the only supplier able to match the quality and taste of Kraft's "blue box" Macaroni & Cheese. Kraft distributes this product to some of the largest national restaurant chains for service as a selection on their children's menus.

        Under a new contract effective September 2003, we are the exclusive manufacturer of single-serve frozen Kraft Macaroni & Cheese through 2006. Following 2006, the contract will renew automatically in one-year increments unless terminated within 180 days of the expiration date. Our deliveries of single-serve frozen Kraft Macaroni & Cheese have grown by more than 20% per year since the original contract began in 1998. In 2004, we installed a high-speed production line which effectively doubles our prior capacity for this product. We expect that this new production line will contribute to continued growth and allow us to expand our production at a faster rate.

  Kraft Boca Italian Entrées

        In March 2003, we began manufacturing a line of frozen Italian entrées for Kraft's Oscar Mayer division. Boca Italian entrées are an expansion of Oscar Mayer's established Boca line of meat-substitute products. We manufacture two single-serve entrées, Italian Lasagna and Cheese Ravioli, which are covered with a specially formulated sauce containing Boca crumbles. The product is packaged in an oven-ready tray that is heat sealed and shipped frozen to Kraft's warehouses for distribution to retail outlets.

        In July 2004, Kraft elected to discontinue further production of the Cheese Ravioli line beyond 2004. In the same month, Kraft launched its Boca Italian Lasagna line nationally. The project is in the second year of a three-year contract with Kraft that is subject to annual renewal thereafter.

  Gerber Lil' Entrées

        In 2001, we developed and began manufacturing nine varieties of Lil' Entrées pursuant to an exclusive North American supply agreement for Gerber, an international branded baby food company. This shelf-stable product line is an extension of Gerber's industry-leading baby food line, packaged in a plastic tray and targeted for babies between eight months and 14 months. We have entered into an agreement with Gerber to construct a new high-speed production line that will triple our current capacity to produce Lil' Entrées in 2005. The base term of our initial contract with Gerber for the production of Lil' Entrées expired in November 2004, and was extended by mutual agreement until the commencement of production on the new line. Upon the commencement of production on the new line, our agreement with Gerber will extend through 2010. The contract will automatically renew for additional two-year increments following that time unless otherwise terminated.

  Quaker Oats Company

        In October of 2004, we began manufacturing shelf stable products launched in a limited number of markets pursuant to a three-year exclusive supply agreement with Quaker, a unit of PepsiCo Beverages and Foods, one of the worlds largest consumer brand companies. These products are extensions of one of Quaker's category-leading brands and are expected to be launched nationally in 2005.

  New Business Opportunities

        We continually seek opportunities to use our technologies and experience to partner with established branded food companies in new co-manufacturing arrangements. We continue to be engaged in several large projects that are in various stages of development and consumer testing. All of these projects are with category-leading companies, including some of the world's largest food brands. We believe that we are well-positioned to secure contracts in connection with these and future opportunities.

  Branded Consumer Products

        We develop, produce, and market Homestyle Express, an award-winning brand of shelf-stable, single-serve bowl meals positioned to offer good tasting, convenient food for busy adult consumers. Homestyle Express is consistently recognized for its superior taste and has received Gold Medal Taste Awards for Excellence from the American Tasting Institute for four consecutive years beginning in 2001. It has also received the Best New Product Award from the Convenience Store News and several "innovation in packaging" awards.

        The Homestyle Express product line currently consists of five entrées packed in shelf-stable microwaveable 10.5-ounce bowls that require no refrigeration and heat in 90 seconds and three Asian Style selections that are packed in 18-ounce stand-up pouches which are ready to heat and serve in two minutes. We offer Homestyle Express for sale through various channels, including mass merchandise outlets, grocery stores, drug stores, convenience stores and warehouse clubs.

        While our Homestyle Express products were initially sold in stores operated by Wal-Mart Stores, Inc., or "Wal-Mart." However, due to slow sales, we have mutually agreed to stop shipments of Homestyle Express products to Wal-Mart. While our Homestyle Express brand has been better received by the consumer grocery trade, we have not achieved our sales and profitability targets for this brand. We are evaluating alternatives for our Homestyle Express brand.

  Branded Foodservice Business

        In 2004, we began test marketing our services for customized foodservice entrée, side dish and sauce applications under the Great Food Express brand. This brand is targeted at large foodservice chain restaurants that seek products customized to their specifications in ready-to-heat three-to-five pound shelf-stable pouches. Our shelf-stable products are designed for high-volume chain restaurants and institutional users that may have frozen/refrigerated storage constraints, food preparation labor issues, high turnover or solid waste disposal problems.

        We began shipping our Great Food Express commercial foodservice brand in the first quarter of 2004 to customers such as Kroger supermarket delis and the U.S. Navy. In addition, we plan to expand the scope of our participation in the UGR-A program by directly supplying our own frozen dinner entrées for the program in three-to-five pound Great Food Express pouches. We have been approved for 2 of 14 total dinner menus and are seeking to gain approval for one additional dinner menu in 2005. Finally, we are planning to develop a foodservice direct sales channel to prime military foodservice vendors via the launch of our A la Smart brand in July 2005.

Manufacturing and Processing

        We process and package foods using the latest flexible packaging and stabilization technologies. We use a wide range of flexible packaging in the manufacturing process, including pre-formed pillow and gusseted pouches, vertical and horizontal form fill pouches, and single serve and bulk size semi-rigid plastic containers. All of these packages use heat seal technology to produce a hermetically sealed container.

        Our stabilization processes are enhanced by our ability to integrate five primary stabilization methods into each of our packaging technologies, including retort, hot-fill, in-line pasteurization, post-packaging pasteurization and frozen food technologies:

  •
  Retort—the food product, packaged in a hermetically sealed container, is heated to above 250 degrees Fahrenheit in order to render the food product shelf-stable.

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  Hot-fill—the food product, typically a sauce or beverage, is dispensed into a package while the product is still hot prior to sealing and cooling of package in order to render the food shelf-stable.

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  In-line pasteurization—the food product, typically a product that is sensitive to high temperatures, is heated before the product is packaged and sealed in order to extend the life of the product but not render it shelf-stable.

  •
  Post-packaging pasteurization—the food product, typically a product that is sensitive to high temperatures, is heated after the product is packaged and sealed in order to extend the life of the product but not render it shelf-stable.

  •
  Frozen stabilization—the temperature of the food product is rapidly lowered below 32 degrees Fahrenheit in order to preserve the product for extended periods of time.

These methods, along with our modified atmosphere packing technology, prolong shelf-life and maintain product quality. Using portion control technology, we package individual serving size packages in flexible and semi-rigid formats for retorted, frozen or pasteurized products ranging in size from three ounces to five pounds.

        Our manufacturing plants utilize a comprehensive quality systems approach that incorporates the benefits of International Standards Organization systems, total quality management and statistical process control systems. We purchase modular and versatile equipment for use in our manufacturing facilities, which we then customize in-house to our specifications to meet the requirements of each product line. This has permitted us to increase the flexibility of our manufacturing lines and enhance our manufacturing efficiency.

        We have also improved efficiency through our continual investments in integrating more productive manufacturing equipment and the strategic implementation of automated technology into many aspects of our operations. This integration has reduced our labor and manufacturing costs, removed manufacturing inefficiencies and improved response times for deliveries. In addition, automated technologies, including robotics and self-guided transport carts, have reduced the frequency of on-site employee injuries, increased the efficiency of our manufacturing lines and the utilization of our retort equipment.

        In addition to our manufacturing capabilities, we offer an extensive range of services in custom contract assembly, product design and supply chain management. We operate fully independent Enterprise Resource Planning (ERP) systems at each of our primary facilities to optimize our supply chain and to ensure efficient receiving and warehousing procedures and production, allowing us to meet demanding delivery schedules and adhere to rigorous quality standards. We are the quality leader among our competitors in the production of MREs, UGR-As and Tray-Packs and have received the number one rating in customer quality audits and manufacturing quality from the DSCP. The DSCP audits its suppliers annually, and on-site U.S. military inspectors and the USDA monitor our quality performance.

        Our contracts with the DSCP require us to maintain a maximum supply capacity for each of our DoD supply programs, including a maximum of 834,000 cases per month under our MRE contract, 750,000 modules per month under our UGR-A contract and approximately 117,000 to 217,000 units per month under our Tray-Pack contract. We generally operate below these levels on a monthly basis. Therefore, our facilities usually have significant excess manufacturing capacity, which provides us with substantial flexibility in planning future initiatives in our commercial and military businesses.

Sales, Marketing and Distribution

  Military

        Our contract administration department is responsible for overseeing our contracts with the DSCP. This group, together with our executive team, is dedicated to managing and serving the DSCP, and ensuring that we are meeting the requirements of the U.S. Government. Our sales to the Canadian military are managed by a sales manager in our sales organization.

        We ship products for which we provide final assembly, such as MRE and UGR-A modules, directly to military bases in the continental United States, as well as to U.S. military installations overseas and various global storage centers. We ship products for which we provide manufacturing, such as Tray-Packs, to U.S. Government depots for final assembly and distribution.

  Co-Manufacturing

        Historically, we acquired new co-manufacturing business by responding to potential customers' requests for proposals. In the future, we plan to actively pursue new co-manufacturing business through the execution of multiple projects for strategic accounts that are leaders in their respective food categories. We plan to aggressively market our supply chain services and value-added product solutions while leveraging our extensive existing contacts and support infrastructure.

        In our co-manufacturing program, our Vice President, Co-Manufacturing and Supply Chain is responsible for coordinating the deployment of internal resources, including research and development, engineering, supply chain management and manufacturing, to execute a comprehensive, turnkey commercialization plan to develop, test, and ultimately manufacture new products. After a product is launched, the account is assigned to a customer service representative, who is responsible for day-to-day account management.

        Our Supply Chain Department is focused on successfully integrating our systems with those of our customers to provide a comprehensive outsourced product management solution, from the sourcing of material to the delivery of the end product. Historically, our reputation in the industry and our record of meeting our commitments to our customers have led customers to seek out our services. In the future, we intend to pursue a more aggressive sales strategy in which we will seek out specific branded partners and initiatives that align with our core competencies in heat sealed flexible packages and thermostabilized products. We will continue to pursue relationships with large branded businesses that are leaders in their respective categories and we intend to add at least two more major industry players as customers of our co-manufacturing business over the next three years. Generally, we have favored deeper, more value-added relationships with a smaller number of customers, rather than less comprehensive relationships with many customers. This approach has allowed us to build on our strengths by participating extensively in the early stage development of products and their commercialization. We generally ship co-manufactured products to our customers' warehouses for further distribution to consumer outlets.

  Branded Consumer Products

        Our retail branded line of business is managed by our Vice President, Sales & Marketing, who oversees and directs the development and growth of brand strategies. We employ a dedicated staff for the sales and marketing of Homestyle Express in addition to a nationwide broker sales network.

        We have not achieved our anticipated sales and profitability goals for our Homestyle Express brand, which had $4.6 million in 2004 net sales, on a pro forma basis. We are reviewing alternatives for our Homestyle Express brand.

  Branded Foodservice Business

        Our branded foodservice business is managed by our vice president of sales and marketing. We handle our Great Food Express military sales directly. We plan to introduce Great Food Express into military prime vendor feeding programs through our strong existing military business relationships.

Suppliers

        We purchase our food and packaging supplies on an as-needed basis from commercial suppliers, with the exception of a limited number of components that are supplied to us by the U.S. Government for our MRE contract. The DSCP has indicated that it is evaluating the outsourcing of all components of the MRE program. We do not rely on any single commercial supplier for a significant component of our business.

Product Development

        In 2003, we constructed a modern product development facility to support our ongoing efforts to refine and improve the quality of our existing products. We maintain an eight-person research and product development team with culinary expertise, in-house process authority and food science knowledge. This team supports our commercial and military product development and collaborates with our co-manufacturing customers. For the military products, the team develops a wide range of products from breakfast to dessert, that meet stringent government nutritional requirements. In addition, we have worked with the U.S. Government on creating packaging materials for field rations, such as our development and production of the Tray-Pack for the UGR-H&S program. This team also provides expertise on package selection to ensure that the packaging can withstand airdrop, rough handling and temperature extremes. In addition, this team works with our engineering staff and operations personnel to develop the product, package and process for each product concept.

        Our product development initiatives arise from a number of sources. We react to our customers' needs by focusing a portion of our product development resources on product ideas that satisfy their requirements. In other cases, our product development initiatives are responses to our internal desire to reduce costs or improve product quality on existing product lines. Project-specific co-manufacturing initiatives are designed with fee structures that allow us to cover our expenses related to product development. In addition, we monitor market trends to identify potential opportunities to extend our own brands through additional product development activities.

Customers

        Our sales are predominantly derived from three contracts with the DSCP, which is responsible for the procurement of military field rations for the DoD. Approximately 83% and 84% of our net sales for the six months ended December 31, 2004 and the thirteen week period ended April 2, 2005 were made directly or indirectly to the U.S. Government.

        Our primary co-manufacturing customers are Kraft, Gerber and, most recently, Quaker, which collectively accounted for approximately 12% and 14% of our net sales for the 6 months ended December 31, 2004 and thirteen week period ended April 2, 2005. In our branded products business, our customers include Walgreen, 7-Eleven, Kroger, Publix and U.S. military commissaries.

Competition

        The MRE rations supply market is limited to us and two competitors: Ameriqual Foods, Inc. and SOPAKCO, Inc. Both of our competitors in this market manufacture extended shelf-life foods similar to ours. Their products include MREs, TOTMs and HDRs as well as several commercial products. In the UGR-A market, we compete with Ameriqual Foods, Inc., Labatt Foods, a regional foodservice distributor, and The Advocacy and Resource Center. In the Tray-Pack market, our sole competitor has been Stegner Foods, or "Stegner," a small specialty food products manufacturer based in Bridgetown, Ohio. In January 2005, Stegner ceased operations indefinitely. We are the only company with prime vendor contracts in each of the MRE, UGR-A and UGR-H&S programs. Our contracts under these programs are subject to the risks related to government contracts. For a discussion of these risks, please see the related risk factors under "Risk Factors—Risks Related to Our Business."

        In the commercial extended shelf-life foods market, our main competitors include Truitt Bros., Inc. and Ameriqual Foods, Inc.

        In the branded food market, our competitors include major consumer branded food companies, such as Hormel Foods Corporation and General Mills, Inc.'s Betty Crocker. Competitors to our Great Food Express line include frozen as well as canned products.

Regulatory Matters and Government Contracts

        For the six months ended December 31, 2004 and thirteen week period ended April 2, 2005, approximately 83% and 84% of our net sales were derived from contracts with the U.S. Government or U.S. Government agencies. Under U.S. Government regulations, certain costs, including certain financing costs, portions of research and development costs, lobbying expenses, certain types of legal expenses and certain marketing expenses related to the preparation of bids and proposals, are not allowed for pricing purposes. The U.S. Government also regulates the methods under which costs are allocated to U.S. Government contracts.

        The U.S. Government has significant unilateral rights under our contracts, including the ability to suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations, terminate existing contracts, reduce the value of existing contracts through partial termination and audit our contract-related costs and fees, including allocated indirect costs. Our U.S. Government contracts can be terminated by the U.S. Government either for its convenience or if we default under the contract. Termination for convenience provisions provide only for our recovery of costs incurred or committed, settlement expenses and profit on the work completed prior to termination. Under termination for default provisions, we are liable for excess costs incurred by the U.S. Government in procuring undelivered items from another source.

Intellectual Property

        We have registered the names Homestyle Express®, Great Food Express™ and Asian Style Selections™ and certain other names used by our products as trademarks or service marks with the U.S. Patent and Trademark Office. We are not aware of any existing infringing uses that could materially affect our business.

        We believe that our trademarks and service marks are valuable to the operation of our business and are important to our marketing strategy. Accordingly, we anticipate renewing and otherwise maintaining our trademarks and service marks as may be required. Trademarks and service marks are generally valid as long as they are in use and their registrations are properly maintained. Registrations of trademarks and service marks can generally be renewed indefinitely as long as the marks are in use.

Employees

        We employ individuals with a high level of food industry experience and production expertise to ensure product quality and operational efficiency. As of December 31, 2004, we had approximately 771 full-time employees. Approximately 85% of our employees are engaged in production, 1% of our employees are engaged in research and development and 14% of our employees are engaged in sales, marketing, product support and general administration. There have been no significant changes since

December 31, 2004. We rely on a substantial number of temporary employees on a continuing basis at our McAllen, Texas facilities, and during surge production periods at our Cincinnati, Ohio facilities. None of our workforce is unionized. We believe that we generally have good relations with our employees.

Environmental Matters

        Our operations include (and those of past operators at our sites have included) the use, generation and disposal of hazardous materials. We are subject to various U.S. federal, state and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants into the air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and the maintenance of a safe workplace. We could incur substantial costs, including cleanup costs, civil or criminal fines or sanctions and third-party claims for property damage or personal injury, as a result of violations of or liabilities under environmental laws and regulations or the non-compliance with the environmental permits required at our facilities.

        These laws, regulations and permits also could require the installation of costly pollution control equipment or operational changes to limit pollution emissions or decrease the likelihood of accidental releases of hazardous substances. In addition, new laws and regulations, stricter enforcement of existing laws and regulations, the discovery of previously unknown contamination at our or other sites or the imposition of new cleanup requirements could require us to incur future costs that would have a negative effect on our results of operations or cash flow.

        We believe that we have been and are in substantial compliance with environmental laws and regulations and that we have no liabilities under environmental requirements that we would expect to have a material adverse effect on our business, results of operations or financial condition. We have not incurred, nor do we expect to incur, material costs relating to environmental compliance.

Properties

        We lease all of the real property that we use in conducting our business. The following table presents certain information on our operating properties as of December 31, 2004:

Location	Sq. Feet	Use	Lease Expiration
10825 Kenwood Road Cincinnati, Ohio	182,000	Headquarters; food manufacturing; office space	December 31, 2010
5700 S. International Parkway McAllen, Texas	171,200	UGR-A raw materials storage and assembly	February 28, 2008
4700-4750 Creek Road Cincinnati, Ohio	156,200	Headquarters, Prepared Foods Division, finance and sales offices; warehouse and refrigerated assembly	July 31, 2008
200 N. 1st McAllen, Texas	143,352	MRE assembly, sub-assembly and storage; Right Away Division headquarters	December 31, 2010

5000 George McVay Drive McAllen, Texas	61,200	MRE raw materials storage and receiving	February 28, 2006
Kenwood Road Blue Ash, Ohio	49,000	Parking lot	December 17, 2004
310 East Beech McAllen, Texas	16,800	UGR-A frozen raw materials storage and assembly	April 30, 2005
1512 "C" Mid-Cities Drive Pharr, Texas	5,700	Equipment storage	Month-to-month
307 E. Earling Pharr, Texas	4,600	Document storage center	December 31, 2010

        Management considers our leased properties to be adequate for our needs and believes that all of our leased properties are well maintained and in good condition. In addition to these properties, we have rented space from time to time at various third party storage facilities on a short-term and as needed basis. Management also believes that there are adequate facilities available for lease or rent in the event that either the productive capacities of our manufacturing facilities need to be expanded or a current lease of a facility expires.

        The lenders under the Wornick credit facility have a security interest and lien in Wornick's leasehold interests in the real property that Wornick leases.

Legal Proceedings

        We are a defendant in various legal actions arising in the normal course of business, the outcomes of which, in the opinion of management, neither individually nor in the aggregate are likely to result in a material adverse effect on our business, results of operations or financial position or cash flows.

MANAGEMENT

Directors and Executive Officers

        TWC Holding LLC does not have a board of managers, nor does it have officers or directors. TWC Holding LLC's Manager is The Veritas Capital Fund II, L.P., which owns 94.7% of the Class A membership interests of TWC Holding LLC. For more ownership information about TWC Holding LLC, please see "Principal Security Holders" below.

        The following table sets forth the directors and executive officers of Wornick and TWC Holding Corp. and their ages as of April 2, 2005. All directors and officers serve for a period of one year or until their successors are duly elected and qualified.

Name	Age	Position
Robert B. McKeon	50	Chairman and Director of The Wornick Company; Chairman and Director of TWC Holding Corp.
Michael M. Thompson	58	President, Chief Executive Officer and Director of The Wornick Company; President and Chief Executive Officer of TWC Holding Corp.
Jon P. Geisler	40	Chief Operating Officer of The Wornick Company
John F. McQuay	56	Chief Financial Officer and Treasurer of The Wornick Company; Chief Financial Officer of TWC Holding Corp.
Thomas J. Campbell	46	Secretary and Director of The Wornick Company; Secretary and Director of TWC Holding Corp.
General Barry R. McCaffrey (USA Ret.)	62	Director
Admiral Joseph W. Prueher (USN Ret.)	62	Director
Admiral Leighton W. Smith, Jr. (USN Ret.)	65	Director
Ramzi M. Musallam	36	Director of The Wornick Company; Director of TWC Holding Corp.

        Robert B. McKeon, Chairman and Director, The Wornick Company.    Mr. McKeon has been the Chairman of Wornick's board of directors and a member of Wornick's compensation committee, corporate governance and nominating committee and executive committee since June 2004. Mr. McKeon is the President of Veritas Capital, a New York-based equity investment firm he founded in 1992. Mr. McKeon is on the Board of Trustees of Fordham University and the Board of Fellows of Trinity College. Mr. McKeon is also a member of the Council on Foreign Relations and a member of the boards of directors of several private companies. Mr. McKeon holds a bachelor's degree from Fordham University and a master's degree in business administration from Harvard Business School.

        Michael M. Thompson, President, Chief Executive Officer and Director, The Wornick Company.     Mr. Thompson has been serving as Wornick's President and Chief Executive Officer since December 8, 2004. He most recently served as President and Chief Executive Officer of Trak Communications, Inc., a microwave component and sub-system manufacturer for commercial wireless, satellite communication and defense applications, from October 2001 to May 2004. Mr. Thompson was an officer of Trak from September 2000 to October 2001. Prior to joining Trak, from 1997 to 1999, Mr. Thompson headed the fibers and composites business unit of SGL Carbon AG, a manufacturer of mechanical/composite assemblies, composite structures and carbon fiber for commercial and aerospace markets. From 1967 to 1972, Mr. Thompson served as an aviator in the U.S. Marine Corps, with distinguished combat service in the Republic of Vietnam, and was honorably discharged with the rank of Captain. Mr. Thompson holds a bachelor of science in mechanical engineering from Utah State University and pursued graduate studies in operations research and finance at Idaho State University.

        Jon P. Geisler, Chief Operating Officer—The Wornick Company.    Mr. Geisler currently serves as Chief Operating Officer of Wornick. He joined Wornick's quality assurance department in August 1985 and has worked in every operational aspect of MRE production, including as Vice President of Operations, Operations Manager, Production Manager, Production Supervisor, Process Engineer and Quality Control Manager. He most recently served as President and Chief Executive Officer of Wornick's Prepared Foods Division. Mr. Geisler's current responsibilities include oversight of operations, quality assurance, technical services and engineering. He holds a Bachelor of Science degree in Engineering Management from the University of Evansville.

        John F. McQuay, Chief Financial Officer and Treasurer, The Wornick Company.    Mr. McQuay has been with Wornick since August 1987 and currently serves as Wornick's Chief Financial Officer and Treasurer. Before his current post, he was the Vice President of Finance of Wornick "s Prepared Foods Division and also served as the Chief Financial Officer and interim President of Wornick's former Shelf Stable Foods Division. Prior to joining Wornick, Mr. McQuay held the positions of Chief Financial Officer with Indian Summer Inc., a multi-facility, multi-state processor of juices and vinegars, and Auditor/MAS Consultant with the CPA firm George S. Olive and Company. He also served as a Lieutenant with the U.S. Air Force Auditor General's office. Mr. McQuay is a Certified Public Accountant and holds a Bachelor of Science degree in accounting from Indiana State University.

        Thomas J. Campbell, Secretary and Director, The Wornick Company.    Mr. Campbell has been Wornick's Secretary and a member of Wornick's board of directors and a member of Wornick's compensation committee, corporate governance and nominating committee and executive committee since June 2004. Mr. Campbell is a partner at Veritas Capital, which he has been associated with since 1992. He is also a member of the boards of directors of several private companies. Mr. Campbell holds a bachelor's degree in accounting and finance from Lehigh University.

        General Barry R. McCaffrey (USA Ret.), Director, The Wornick Company.    General McCaffrey has been a member of Wornick's board of directors and a member of Wornick's audit committee since June 2004. Gen. McCaffrey was Director, White House Office of National Drug Control Policy from February 1996 to January 2001, serving as a member of the President's Cabinet and the National Security Council. During his service career, he served overseas for 13 years, including service as Commander-in-Chief, U.S. Southern Command from 1994 to 1996. Gen. McCaffrey is the president of a private consulting firm and a member of the boards of directors of several private companies. Gen. McCaffrey holds a bachelor's degree in general engineering from the U.S. Military Academy and holds a master's degree in civil government from American University.

        Admiral Joseph W. Prueher (USN Ret.), Director, The Wornick Company.    Admiral Prueher has been a member of Wornick's board of directors and a member of Wornick's audit committee and corporate governance and nominating committee since June 2004. Admiral Prueher served as U.S. Ambassador to the People's Republic of China from November 1999 to May 2001. His diplomatic post followed a 35-year career in the U.S. Navy, where he served as Commander-in-Chief, U.S. Pacific Command from January 1996 to February 1999. From 1989 through 1995, Admiral Prueher served as Commandant of Midshipmen at the U.S. Naval Academy at Annapolis, Maryland, Commander of Carrier Battle Group ONE based in San Diego, California, Commander of the U.S. Mediterranean Sixth Fleet and of NATO Striking Forces, and as Vice Chief of Naval Operations in the Pentagon. He is a member of the boards of directors of Merrill Lynch & Co., Inc., New York Life Insurance

Company and Emerson Electric Co. Admiral Prueher holds a bachelor's degree in naval science from the U.S. Naval Academy and a master's degree in international relations from George Washington University.

        Admiral Leighton W. Smith, Jr. (USN Ret.), Director, The Wornick Company.    Admiral Smith has been a member of Wornick's board of directors and a member of Wornick's audit committee since June 2004. Admiral Smith was appointed to the four-star rank in April 1994, became Commander-in-Chief, Allied Forces Southern Europe and concurrently assumed the command of the NATO-led Implementation Force in Bosnia in December 1995. Admiral Smith retired from the U.S. Navy after 34 years of service in October 1996. Admiral Smith serves as a Senior Fellow at the Center for Naval Analysis, a Senior Advisor at the U.S. Naval Institute and President of Leighton Smith Associates. He is currently a member of the board of directors of CAE USA Inc. and has been a member of the board of directors of Vanguard Airlines, Inc., an aviation company, since August 1998. Admiral Smith is a graduate of the U.S. Naval Academy.

        Ramzi M. Musallam, Director, The Wornick Company.    Mr. Musallam has been a member of Wornick's board of directors and a member of Wornick's compensation committee, corporate governance and nominating committee and executive committee since June 2004. Mr. Musallam is a partner of Veritas Capital, with which he has been associated with since 1997. He is also a member of the boards of directors of several private companies. Mr. Musallam holds a bachelor's degree from Colgate University with a double major in economics and mathematics and a master's degree in business administration from the University of Chicago Graduate School of Business.

Director Compensation

        The three outside directors of Wornick, General McCaffrey and Admirals Prueher and Smith, are each paid an annual fee of $35,000, an additional fee of $2,000 for each regular quarterly meeting of Wornick's board of directors that they attend and an additional fee of $6,250 for each other meeting of Wornick's board of directors that they attend. Each of the outside directors is also reimbursed for his travel, lodging and other expenses of attending meetings of Wornick's board of directors. In addition, each member of the audit committee of Wornick's board of directors receives a fee of $2,500 for each audit committee meeting that he attends. There are no other fees paid to these directors. We do not maintain a medical, dental or retirements benefits plan for these directors. The remaining directors are employed either by Wornick or Veritas Capital and are not separately compensated for their services as directors although they are reimbursed for expenses incurred in connection with attending Wornick's board and committee meetings.

Audit Committee Financial Expert

        As presently constituted, the audit committee of Wornick's board of directors does not have a member that is a "financial expert," as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. Several members of Wornick's audit committee currently serve or have served as members of audit committees of the boards of directors of other reporting companies. Our board of directors has determined that while none of the audit committee members meets all of the criteria established by the SEC to be classified as a "financial expert," the members of Wornick's audit committee have sufficient understanding of audit committee functions, internal control over financial reporting and financial statement evaluation so as to capably perform the tasks required of the audit committee. Accordingly, Wornick's board of directors believes that the additional expense and effort necessary to add an individual to Wornick's board of directors and its audit committee solely for the purpose of satisfying the criteria of a "financial expert" is unwarranted given the size of Wornick's operations and complexity of our financial statements.

Compensation of Executive Officers

        TWC Holding LLC does not have a board of managers, nor does it have officers or directors.

        The following table summarizes compensation awarded or paid by Wornick during 2004 to Wornick's President and Chief Executive Officer and other executive officers. The compensation amounts in the following table for Messrs. Rose, Geisler, Cavazos, Frase and McQuay reflect compensation paid by the predecessor company on or prior to June 30, 2004. Only one year of compensation information has been provided in the table as the co-issuers were not reporting companies at any time during the last three fiscal years.

Summary Compensation Table

				Long-Term Compensation
		Annual Compensation
Name and Principal Position	For the Year Ended December 31			Stock Options and Restricted Stock Awards(1)	All Other Compensation(2)
		Salary	Bonus
	(dollars in thousands)
Michael M. Thompson(3) President and Chief Executive Officer	2004	$25	$0	$—	$0
Larry L. Rose(4) Former President and Chief Executive Officer	2004	$420	$549	$49	$7
Jon P. Geisler(5) Chief Operating Officer	2004	$233	$124	$29	$5
Humberto "Sonny" Cavazos(6) Former President and Chief Executive Officer of Right Away Division	2004	$224	$135	$10	$4
Keith E. Frase(7) Former President and Chief Executive Officer of Right Away Division	2004	$242	$188	$29	$9
John F. McQuay Chief Financial Officer and Treasurer	2004	$174	$205	$—	$8

(1)
During fiscal year 2004, TWC Holding LLC granted awards of Class B interests, as described below in more detail in "—Option Plan" and "Principal Security Holders" below. These awards were valued at the time of their grants as follows: Jon P. Geisler, a 1.5% interest valued at approximately $293 thousand; and Humberto "Sonny" Cavazos, a 0.5% interest valued at approximately $98 thousand. These awarded interests are subject to a five-year vesting schedule and were deemed to have vested 10% for the six months ended December 31, 2004 for the purposes of the above table.

        On April 11, 2005, the operating agreement governing TWC Holding LLC was amended to reflect the awards of 2.5% and 0.25% Class B membership interests to Michael M. Thompson and Don Leifler, respectively. The 2.5% and 0.25% awarded interests were valued at approximately $408 and $41 thousand, respectively.

(2)
Reflects matching employer contributions to our 401(k) plan, life insurance premiums paid by Wornick on behalf of these executives and other miscellaneous compensation.

(3)
Mr. Thompson was appointed the President and Chief Executive Officer of Wornick in December 2004 and his compensation amounts reflect his compensation from December 2004, at an annual base salary of $325,000.

(4)
Mr. Rose resigned from his position with Wornick in December 2004.

(5)
On April 11, 2005 Mr. John P. Geisler was promoted to Chief Operating Officer of Wornick. Mr. Geisler will be entitled to annual base pay compensation of $250,000 and eligible to participate in the Company's incentive compensation plan.

(6)
Mr. Cavazos currently serves as Vice President of Operations for Wornick's Right Away Division. From October 2004 until May 9, 2005 Mr. Cavazos served as the President and Chief Executive Officer of Wornick's Right Away Division.

(7)
Mr. Frase resigned from his position with Wornick in October 2004.

Option Plan

        Wornick has no stock option plan. Members of Wornick's management and outside directors participate in Wornick's profits through a plan that grants them Class B interests in TWC Holding LLC. Pursuant to the terms of the operating agreement governing TWC Holding LLC, the holders of Class B interests may receive up to approximately 7.9%, in the aggregate, of all distributions made by TWC Holding LLC after the holders of the Class A interests in TWC Holding LLC have received a return of their invested capital, provided that the holders of the Class A interests have received an 8% per annum internal rate of return on their invested capital. The currently outstanding Class B interests entitle the holders thereof to receive approximately 6.625%, in the aggregate, of all such distributions made by TWC Holding LLC. The Class B interests are subject to a five-year vesting schedule with any unvested interests reverting to the holders of Class A interests in the event they are forfeited or repurchased.

Incentive Compensation Plan

        Members of Wornick's management are eligible to participate in Wornick's incentive compensation plan beginning in 2005, which provides bonuses for certain key executives if Wornick achieves certain performance targets set by Wornick's Board of Directors. Under the incentive plan, participants generally are eligible to receive an award based on a percentage of base salary.

Employment Arrangements

  Generally

        Other than Michael M. Thompson and John F. McQuay, Wornick's executives are not presently bound by employment agreements with Wornick and may resign or be terminated at any time.

  Employment Agreement

        On April 11, 2005, Wornick entered into an employment agreement with Michael M. Thompson to serve as Wornick's President and Chief Executive Officer. The initial term of the employment agreement extends through December 31, 2005. The employment agreement will be automatically renewed for additional one year terms unless one of the parties provides written notice of an intent not to renew the employment agreement at least 90 days prior to the expiration of the then current term.

        Under the employment agreement, Mr. Thompson's annual base salary will be $325,000, which will be reviewed annually by the Company's Board of Directors. Mr. Thompson will also be entitled to an annual bonus of 60% of his annual base salary based upon achieving certain performance goals. For the year ending December 31, 2005, Mr. Thompson will be entitled to a minimum annual bonus of 30% of his annual base salary.

        If Mr. Thompson is terminated by the Company during the term of his employment agreement for any reason other than death or for cause, Mr. Thompson will be entitled to receive health insurance coverage and regularly scheduled payments of his current base salary for a period of twelve months following his termination. The employment agreement provides that if his employment is terminated by the Company due to death or for cause or if Mr. Thompson voluntarily terminates his employment with the Company, then the Company will not be obligated to pay him any salary, bonus or other benefits, other than amounts payable through the date of termination.

        In conjunction with entering into his employment agreement, Mr. Thompson also executed a non-disclosure agreement and a non-solicitation and non-competition agreement in favor of the Company. In addition, Mr. Thompson was awarded a 2.5% Class B membership interest in TWC Holding LLC, the sole stockholder of the Company.

  Letter Agreement

        On April 14, 2005, Wornick entered into a letter agreement with its Chief Financial Officer and Treasurer, John F. McQuay. The letter agreement contemplates that as a result of Mr. McQuay's retirement as of December 31, 2005, Mr. McQuay will transition his responsibilities to a new Chief Financial Officer to be selected. The letter agreement confirms that Mr. McQuay will continue to be paid his current salary of $197,500 and other benefits and that he will be eligible to participate in the incentive compensation plan, when finalized. If Mr. McQuay is terminated by Wornick prior to December 31, 2005, for any reason other than death, disability or for cause, Mr. McQuay will be entitled to receive his current base salary and employee benefits through December 31, 2005, subject to his executing a release.

Compensation Committee Interlocks and Insider Participation

        Wornick's compensation committee consists of Messrs. Campbell, McKeon and Musallam. The compensation committee makes decisions on the compensation of certain of Wornick's executive officers. There are no compensation committee interlocks (i.e., none of Wornick's executive officers serves as a member of the board of directors or the compensation committee of another entity that has an executive officer serving on Wornick's board of directors).

        None of Wornick's directors or officers has any relationships that would require disclosure pursuant to Item 404 of Regulation of S-K ("Certain Relationships and Related Transactions"), except as described in "Management—Director Compensation" and as disclosed in "Certain Relationships and Related Transactions" below.

PRINCIPAL SECURITY HOLDERS

        The following table sets forth the beneficial ownership of TWC Holding LLC as of April 2, 2005 by (i) each person or entity known to us to own more than 5% of any class of TWC Holding LLC's outstanding securities, (ii) each member of Wornick's board of directors and each of Wornick's named executive officers and (iii) all of the members of Wornick's board of directors and executive officers as a group.

Name of Beneficial Owner(1)	Percent of Class A Interests(2)(3)	Class A Interest Distribution Participation(2)(3)(4)	Class B Interest Distribution Participation(2)(3)(4)
Veritas Capital Management II, L.L.C.(5) 660 Madison Avenue New York, New York 10021	94.7%	88.4%	—
Robert B. McKeon(6)	94.7	88.4	—
Thomas J. Campbell(6)	94.7	88.4	—
Ramzi M. Musallam(6)	94.7	88.4	—
Michael M. Thompson(7)	0	—	2.5
Larry L. Rose(8)	1.7	1.6	—
Jon P. Geisler	1.1	1.0	1.5
John F. McQuay	—	—	—
General Barry R. McCaffrey (USA Ret.)	—	—	*
Admiral Joseph W. Prueher (USN Ret.)	—	—	*
Admiral Leighton W. Smith, Jr. (USN Ret.)	—	—	*

All executive officers and directors as a group (11 persons)(9)	97.9%	90.4%	4.9%

*
Less than 1%.

(1)
Except as otherwise indicated, the address for each of the named security owners is 10825 Kenwood Road, Cincinnati, Ohio 45242.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC.

(3)
TWC Holding LLC has two classes of membership interests, Class A interests and Class B interests. Certain members of Wornick's management and outside directors have received Class B interests. Pursuant to the terms of the operating agreement governing TWC Holding LLC, the holders of Class B interests are entitled to receive up to approximately 7.9%, in the aggregate, of all distributions made by TWC Holding LLC after the holders of Class A interests in TWC Holding LLC have received a return of their invested capital, provided that the holders of the Class A interests have received an 8% per annum internal rate of return on their invested capital. The Class B interests are subject to a five-year vesting schedule with any unvested interests reverting to the holders of Class A interests.

(4)
Represents the percentage of distributions by TWC Holding LLC to which the holder of interests would be entitled in respect of such holder's Class A interests or Class B interests, as applicable, assuming (i) full vesting of the Class B interests and (ii) that holders of all Class A interests of TWC Holding LLC have received the stated returns on their invested capital.

(5)
Veritas Capital Management II, L.L.C.'s interest in Wornick is held indirectly through TWC Holding LLC. The Veritas Capital Fund II, L.P., a Delaware limited partnership of which Veritas Capital Management II, L.L.C. is the general partner, is the manager of TWC Holding LLC. The

  Veritas Capital Fund II, L.P. owns 94.7% of the Class A membership interests of TWC Holding LLC. Through the provisions of the limited liability company agreement governing TWC Holding LLC, The Veritas Capital Fund II, L.P. controls the vote of all Wornick's and TWC Holding Corp's shares held by TWC Holding LLC and is deemed to own all Wornick's common stock held by TWC Holding LLC. Interests in TWC Holding LLC are not transferable without the consent of The Veritas Capital Fund II, L.P.

(6)
Messrs. McKeon, Campbell and Musallam are principals of Veritas Capital Management. Accordingly, they may be deemed to share beneficial ownership of the membership interests owned by Veritas Capital Management although they disclaim this beneficial ownership except to the extent of their pecuniary interest in Veritas Capital Management.

(7)
Mr. Thompson was appointed as the President and Chief Executive Officer of Wornick in December 2004.

(8)
Mr. Rose resigned his position with Wornick in December, 2004 and, as a result, forfeited his Class B interests.

(9)
Includes 88.4% of the Class A interests held by The Veritas Capital Fund II, L.P., beneficial ownership of which may be deemed to be shared by Messrs. McKeon, Campbell and Musallam, as the principals of Veritas Capital Management. Messrs. McKeon, Campbell and Musallam disclaim this beneficial ownership except to the extent of their pecuniary interest in Veritas Capital Management.

Securities Authorized for Issuance Under Equity Compensation Plans

        For information, see "Management—Option Plan," above for a discussion of the features of the plan we utilize to incentivize our management and outside directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Equity Contribution

        Pursuant to the Assets Purchase and Sale Contract, certain current and former members of Wornick's management and other employees made an equity contribution to TWC Holding LLC in an aggregate amount of $2.0 million. In return, such persons have received Class A membership interests in TWC Holding LLC. For more information, see "Principal Security Holders" above.

Transaction Fee

        In connection with the acquisition, Wornick paid a transaction fee of $3.0 million to Veritas Capital Management, an affiliate of The Veritas Capital Fund II, L.P., out of the proceeds of the offering of the Wornick Notes. This fee has been reflected as part of the fees and expenses of the acquisition.

Management Fee

        Wornick pays an annual management fee of approximately $300,000 to Veritas Capital Management, an affiliate of The Veritas Capital Fund II, L.P.

Dividend

        We used the net proceeds of the offering of original notes, approximately $23.66 million after deducting fees and expenses of the offering, to pay a dividend to members holding interests in TWC Holding LLC of approximately $23.46 million.

DESCRIPTION OF OTHER INDEBTEDNESS

        The following summary of certain provisions of the instruments evidencing our material indebtedness (other than the notes) does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the corresponding agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus.

Wornick Notes

        On November 30, 2004, Wornick completed an offering of the Wornick Notes.

        Proceeds from the original issuance of the Wornick Notes, net of fees, were approximately $120.75 million and were used by Wornick to acquire the business of its predecessor company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Acquisition Transactions."

        Set forth below is a description of the principal terms of the Wornick Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions.

  Principal, Maturity and Interest

        Wornick currently has issued and outstanding $125 million principal amount of the Wornick Notes. Wornick may issue additional notes in payment of interest and subject to the terms and conditions set forth in the indenture governing the Wornick Notes. The Wornick Notes mature on July 15, 2011. Interest on the Wornick Notes accrues at the rate of 10?% per annum (calculated using a 360-day year) and is payable semi-annually on January 15 and July 15 of each year.

  Ranking and Guarantees

        The indebtedness evidenced by the Wornick Notes are senior secured obligations and rank pari passu with the existing and future senior indebtedness of Wornick and will rank senior to all of its future subordinated indebtedness, if any. The Wornick Notes are unconditionally guaranteed on a senior secured basis by each of Wornick's existing and future subsidiaries. The guarantees by Wornick's subsidiaries rank equal in right of payment with all existing and future senior indebtedness of those subsidiaries and rank senior in right of payment to all future subordinated indebtedness, if any, of those subsidiaries.

  Optional Redemption

        The Wornick Notes may be redeemed on or after July 15, 2008, except Wornick may redeem up to 35% of the Wornick Notes prior to July 15, 2007 with the process of certain equity offerings (see below). At any time on or after July 15, 2008, Wornick may redeem the Wornick Notes at its option, in whole or in part, upon not less than 30 nor more than 60 days notice, at the following redemption prices (expressed in percentages of principal amount), plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period commencing July 15 of the years set forth below:

Year	Percentage
2008	105.438%
2009	102.719%
2010 and thereafter	100.000%

  Optional Redemption Upon Public Equity Offerings

        At any time, on or prior to July 15, 2007, Wornick may, at its option, use the net cash proceeds of one or more public equity offerings to redeem up to 35% of the principal amount of the Wornick Notes issued under the indenture at a redemption price of 110.875% of the principal amount of the notes plus accrued and unpaid interest, to the date of redemption; provided that immediately following such redemption:

  •
  at least 65% of the principal amount of the Wornick Notes issued under the indenture governing the Wornick Notes remains outstanding immediately after such redemption; and

  •
  Wornick makes such redemption not more than 90 days after the consummation of any such public equity offering.

  Covenants

        The indenture governing The Wornick Notes restricts, among other things, Wornick's and its restricted subsidiaries' ability to incur additional debt or guarantee obligations, pay dividends or distributions on or repurchase their capital stock, make certain investments, create liens securing indebtedness, enter into transactions with affiliates, merge or consolidate with another company or transfer substantially all of their assets. There are a number of important limitations and exceptions to these covenants.

  Change of Control Offer

        If a change of control of occurs Wornick must give holders of the Wornick Notes the opportunity to sell to Wornick, the Wornick Notes at 101% of their face amount, plus accrued and unpaid interest.

  Excess Cash Flow Offer

        Following each fiscal year, if Wornick has excess cash flow for such fiscal year, Wornick will offer to purchase up to an aggregate principal amount of the Wornick Notes equal to 50% of such excess cash flow at a price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase.

  Asset Sale Offer

        If Wornick sells assets or an event of loss occurs and Wornick does not use the excess proceeds for specified purchases, Wornick may be required to use such excess proceeds in order to repurchase some of the Wornick Notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, to the date of repurchase.

  Events of Default

        The indenture governing The Wornick Notes contains customary events of default, including, but not limited to, (i) defaults in the payment of principal, premium or interest, (ii) defaults in the compliance with covenants contained in the indenture governing The Wornick Notes, (iii) cross defaults at maturity or cross acceleration with respect to other indebtedness of more than $5.0 million, (iv) failure to pay more than $5.0 million on judgments that have not been stayed by appeal or otherwise, (v) certain events of bankruptcy or (vi) any guarantee of any significant subsidiary of Wornick ceases to be in full force and effect or is declared to be null and unenforceable or is found to be invalid.

Working Capital Facility

        Wornick entered into the Wornick credit facility concurrently with the closing of the acquisition. As of December 31, 2004, no amounts were outstanding under the Wornick credit facility.

        Wornick is required to make monthly interest payments on amounts borrowed under the Wornick credit facility at an annual adjustable interest rate calculated in accordance with the applicable promissory note.

        All of Wornick's obligations under the Wornick credit facility are secured by senior liens on and security interests in substantially all existing and future tangible and intangible assets owned by Wornick, including cash, deposit accounts, equipment, inventory, receivables, contracts and intellectual property, subject to customary exceptions for transactions of this type. Pursuant to the intercreditor agreement described below, the liens on the collateral that secure the Wornick Notes and the guarantees thereof will be contractually subordinated to the liens securing the Wornick credit facility.

        The Wornick credit facility also contains certain restrictions and notice provisions relating to changes in Wornick's senior management, as well as customary covenants and events of default.

Intercreditor Agreement

        Wornick, it's subsidiaries, as guarantors, the trustee under the indenture for the Wornick Notes (as secured party) and the lenders under the Wornick credit facility entered into an intercreditor agreement concurrently with the Wornick credit facility. The intercreditor agreement, among other things, contractually subordinates the security interest securing the Wornick Notes and the guarantees to the security interest securing borrowings and guarantees under the Wornick credit facility. The Trustee's ability to exercise rights and remedies in respect of the collateral is subject to limitations under the intercreditor agreement.

DESCRIPTION OF EXCHANGE NOTES

        TWC Holding LLC and TWC Holding Corp. (the "co-issuers") issued the original notes on February 11, 2005, and will issue the exchange notes under an indenture (the "Indenture") among the co-issuers and U.S. Bank National Association, as trustee (the "Trustee"). The following is a summary of the material provisions of the Indenture. It does not include all of the provisions of the Indenture. The terms of the exchange notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). We urge you to read the Indenture because it, and not this description, will define your rights as a holder of Notes. Copies of the Indenture may be obtained upon written request to us. You can find definitions of certain capitalized terms used in this description under"—Certain Definitions." For purposes of this section, all references to the "Company," "we," "our" or "us" mean TWC Holding LLC, a Delaware limited liability company, ("TWC Holding LLC"), and TWC Holding Corp., a Delaware corporation, ("TWC Holding Corp."), and their successors in accordance with the terms of the Indenture, and not any of their respective subsidiaries or parent companies. References to "Notes" in this section of the prospectus refer both to the original notes and the exchange notes.

        The Trustee will initially act as Paying Agent and Registrar for the exchange notes. The exchange notes may be presented for registration of transfer and exchange at the offices of the Registrar. The co-issuer may change the Paying Agent and Registrar without notice to holders of the exchange notes (the "Holders"). The co-issuers will pay principal (and premium, if any) on the exchange notes at the Trustee's principal corporate trust office in New York, New York. At the co-issuers' option, interest may be paid at the Trustee's principal corporate trust office or by check mailed to the registered address of Holders. Any original notes that remain outstanding after the completion of the exchange offer, together with the exchange notes issued in connection with the Exchange Offer, will be treated as a single class of securities under the Indenture.

Brief Description of the Notes

The Notes

        The Notes are:

  •
  our general obligations;

  •
  pari passu in right of payment with all of our existing and future senior unsecured Indebtedness and senior in right of payment to all of our existing and future Subordinated Indebtedness, if any, and are structurally subordinated to all of our subsidiaries' existing and future indebtedness;

  •
  are not secured by any collateral; and

  •
  are not guaranteed by any of our Subsidiaries.

        The Notes will be issued in fully registered form only, without coupons, in denominations of $1,000 and integral multiples of $1,000; provided, however, that Additional Notes issued in payment of interest of Liquidated Damages will be issued in denominations of $1 and integral multiples of $1.

        The term "Subsidiaries" as used in this Description of Exchange Notes does not include Unrestricted Subsidiaries. Currently, none of our Subsidiaries are Unrestricted Subsidiaries. However, under certain circumstances, we will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants set forth in the Indenture.

Principal, Maturity and Interest; Additional Notes

        On the Issue Date, we issued Notes with an aggregate principal amount of $26.0 million. The Indenture provides that, in addition to the $26.0 million aggregate principal amount of Notes being issued on the Issue Date, for the issuance of additional Notes having identical terms and conditions to the Notes offered hereby (the "Additional Notes"), except that interest on any Additional Notes will accrue from the date the Additional Notes are issued rather than on the Issued Date, without the consent of Holders of previously issued Notes, subject to compliance with the terms of the Indenture, including the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." The maximum aggregate principal amount of Notes issuable under the Indenture will be equal to the aggregate principal amount of Notes being issued on the Issue Date plus any Additional Notes issuable in payment of interest or Liquidated Damages. Any Additional Notes would be issued on the same terms as the Notes and would constitute part of the same series of securities as the Notes and would vote together with the Notes as one series on all matters with respect to the Notes. Because, however, any Additional Notes may not be fungible with the Notes for federal income tax purposes, they may have a different CUSIP number or numbers, be represented by a different global note or notes, and otherwise be treated as a separate class or classes of notes for other purposes. Except where stated otherwise, all references to Notes herein include the Additional Notes.

        The Notes will mature on August 15, 2011. The Notes will bear interest at the rate per annum stated on the cover page of this prospectus from the date of issuance or from the most recent date to which fixed interest has been paid or provided for (the "Interest Payment Date"), payable semi-annually in arrears on February 15 and August 15 of each year, commencing August 15, 2005, to the Persons in whose names such Notes are registered at the close of business on the February 1 or August 1 immediately preceding such Interest Payment Date (each, an "Interest Record Date"). Interest will be payable, at the election of TWC Holding LLC (made prior to the relevant record date in the case of cash interest), either in cash or through the issuance of Additional Notes in a principal amount equal to such interest amount. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Holding Company Structure

        TWC Holding LLC is a holding company and does not have any material assets or operations other than ownership of Capital Stock of Wornick. TWC Holding Corp. was formed for the purpose of being a co-issuer of the Notes and is a direct subsidiary of TWC Holding LLC. TWC Holding Corp. does not have any material assets or operations. All of TWC Holding LLC's operations are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of the co-issuers' creditors, including Holders of the Notes. The Notes, therefore, are structurally subordinated to creditors (including trade creditors) and preferred stockholders (if any) of our Subsidiaries, including Wornick. Assuming the offering of the Notes had been completed as of December 31, 2004 and that the proceeds had been applied as intended, the co-issuers' total consolidated indebtedness would have been approximately $151.0 million, of which $125.0 million would have been indebtedness of their subsidiaries. Although the indenture limits the incurrence of Indebtedness by us and our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the indenture does not impose any limitation on the incurrence by such Subsidiaries of liabilities that are not considered Indebtedness under the indenture. See "Risk Factors."

Methods of Receiving Payments on the Notes

        Principal of and premium, if any, and interest (and Liquidated Damages, if any) on the Notes will be payable, and the Notes may be presented for registration of transfer or exchange, at our office or agency maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. Except as set forth below and except in the case of Global Notes, in which case payment by wire transfer shall be required, at our option, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon our registry books or by wire transfer to the accounts specified by them. With respect to any payments of principal, interest and premium and Liquidated Damages, if any, in the form of Additional Notes, payments shall be made by deposit of such Additional Notes into the account specified by the Holder or Holders thereof to TWC Holding LLC, through the paying agent or otherwise. See "Book-Entry Procedures, Delivery, Form, Transfer and Exchange—Same Day Settlement and Payment." No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by us, our office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

Mandatory Redemption

        The Notes will not have the benefit of any sinking fund and we will not be required to make any mandatory redemption payments with respect to the Notes. See "—Offers to Repurchase the Notes."

Optional Redemption

        At any time prior to August 15, 2008, we may redeem the Notes for cash at our option, in whole or in part, upon not less than 30 days' nor more than 60 days' notice to each Holder at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest (and liquidated damages, if any) to, the applicable Redemption Date.

        At any time on or after August 15, 2008, we may redeem the Notes for cash at our option, in whole or in part, upon not less than 30 days' nor more than 60 days' notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing August 15 of the years indicated below, in each case together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption of the Notes (the "Redemption Date"):

Year	Percentage
2008	106.938%
2009	103.469%
2010 and thereafter	100.000%

        In addition, at any time on or prior to August 15, 2007, upon a Qualified Equity Offering, up to 35% of the aggregate principal amount of the Notes issued pursuant to the Indenture may be redeemed at our option within 90 days of such Qualified Equity Offering, on not less than 30 days', but not more than 60 days', notice to each Holder of the Notes to be redeemed, with cash received by us from the Net Cash Proceeds of such Qualified Equity Offering, at a redemption price equal to 113.875% of the principal amount of the Notes, together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the Redemption Date; provided, however, that immediately following such redemption not less than 65% of the aggregate principal amount of the Notes originally issued pursuant to the Indenture on the Issue Date remain outstanding.

        If the Redemption Date is on or after an Interest Record Date, and on or before the associated Interest Payment Date, any accrued and unpaid interest and Liquidated Damages, if any, due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

Selection and Notice

        In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

        Notice of any redemption will be sent, by first class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown in the registry books of our registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount of such Note to be redeemed and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest (and Liquidated Damages, if any) will cease to accrue on the Notes or portions thereof called for redemption, unless we default in the payment of the redemption price.

Offers to Repurchase the Notes

Repurchase of Notes at the Option of the Holder From Excess Cash Flow

        Within 180 days after the end of each fiscal year, the co-issuers will make an offer to all Holders (the "Excess Cash Flow Offer") to purchase the maximum principal amount of Notes that is an integral multiple of $1,000 with an amount equal to 50% of Wornick's Excess Cash Flow from such fiscal year (measured from July 1, 2004 in the case of the fiscal year in which the Issue Date occurs) less an amount equal to the aggregate principal amount of Wornick Notes purchased pursuant to the most recently completed Excess Cash Flow Offer under the Wornick Indenture (the "Excess Cash Flow Offer Amount"), at a purchase price in cash equal to 101% of the principal amount of the Notes to be purchased (the "Excess Cash Flow Purchase Price"), together with accrued and unpaid interest and Liquidated Damages, if any, thereon to the date fixed for the purchase of the Notes pursuant to such Excess Cash Flow Offer; provided, however, that the Excess Cash Flow Offer Amount for a fiscal year shall be reduced by the aggregate principal amount of Notes and Wornick Notes purchased by the co-issuers and their Subsidiaries in the open market during such fiscal year and during the period prior to the date of such Excess Cash Flow Offer, but only to the extent that such principal amount was not taken into account in reducing the Excess Cash Flow Offer Amount for any prior periods.

        In order to effect the Excess Cash Flow Offer, we will promptly mail to each Holder of Notes notice of the Excess Cash Flow Offer (the "Excess Cash Flow Notice") offering to purchase the Notes on a date (the "Excess Cash Flow Purchase Date") that is no earlier than 30 days and no later than 60 days after the date that the Excess Cash Flow Notice is mailed. The Excess Cash Flow Offer will be required to remain open for 20 Business Days following its commencement.

        On the Excess Cash Flow Purchase Date, we will apply the Excess Cash Flow Offer Amount to the purchase of all Notes properly tendered pursuant to an Excess Cash Flow Offer (on a pro rata basis if the Excess Cash Flow Offer Amount is insufficient to purchase all Notes so tendered) at the Excess Cash Flow Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment); provided, however, if on the Excess Cash Flow Purchase Date Wornick is not able to make a Restricted Payment under the Wornick Indenture in an amount equal to the Excess Cash Flow Offer Amount required to be used hereunder to make an Excess Cash Flow Offer, then we will apply an amount equal to the maximum Restricted Payment amount that may be made by Wornick under the Wornick Indenture on such date ratably to the Notes properly tendered. To the extent that the aggregate amount of Notes tendered pursuant to any Excess Cash Flow Offer is less than the Excess Cash Flow Offer Amount, we may use any remaining Excess Cash Flow Offer Amount as otherwise permitted by the Indenture.

        Any Excess Cash Flow Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules and regulations thereunder and all other applicable federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance or the compliance of any of our subsidiaries with such laws and regulations will not in and of itself cause a breach of our obligations under this covenant.

Repurchase of Notes at the Option of the Holder Upon a Change of Control

        The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an offer (subject only to conditions required by applicable law, if any) by us (the "Change of Control Offer"), to require us to repurchase all or any part of such Holder's Notes (provided that, with respect to a partial repurchase, the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 60 days after the occurrence of such Change of Control, at a cash price equal to 101% of the principal amount thereof (the "Change of Control Purchase Price"), together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date.

        The Change of Control Offer shall be made within 30 days following a Change of Control and shall remain open for at least 30 days following its commencement (the "Change of Control Offer Period"). On the Change of Control Purchase Date, to the extent lawful, we promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

        As used herein, a "Change of Control" means:

  (1)
  prior to consummation of an Initial Public Offering, the Principal and its Related Parties shall (A) cease to be entitled, by beneficial ownership of the Voting Equity Interests of TWC Holding LLC, contract or otherwise, to elect or designate for election a majority of the Board of Directors of TWC Holding LLC or (B) cease to beneficially own more than 50% of the aggregate voting power of the Voting Equity Interests of TWC Holding LLC;

  (2)
  TWC Holding LLC adopts a plan of liquidation;

  (3)
  after the first Initial Public Offering, (A) any "person" (including any group that is deemed to be a "person") (other than the Principal and its Related Parties) is or becomes the beneficial owner, directly or indirectly, of more than 35% of the aggregate voting power of the Voting Equity Interests of TWC Holding LLC, and (B) one or more of the Principal and its Related Parties beneficially own, directly or indirectly, in the aggregate a lesser percentage of the aggregate voting power of the Voting Equity Interests of TWC Holding LLC than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of TWC Holding LLC's Board of Directors;

  (4)
  the Continuing Directors cease for any reason to constitute a majority of TWC Holding LLC's Board of Directors then in office;

  (5)
  any merger or consolidation of TWC Holding LLC with or into another person or the merger of another person with or into TWC Holding LLC, or the sale of all or substantially all of TWC Holding LLC's assets (determined on a consolidated basis) to another person (other than, in all such cases, one or more of the Principal and its Related Parties) other than, with respect to this clause (5), a transaction in which the holders of securities that represented 100% of the aggregate voting power of TWC Holding LLC's Voting Equity Interests immediately prior to such transaction own directly or indirectly at least a majority of the aggregate voting power of the Voting Equity Interests of the surviving person in such merger or consolidation or the transferee of such assets immediately after such transaction or have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of TWC Holding LLC's Board of Directors;

  (6)
  Wornick adopts a plan of liquidation;

  (7)
  after the first Initial Public Offering, (A) any "person" (including any group that is deemed to be a "person") (other than the Principal and its Related Parties) is or becomes the beneficial owner, directly or indirectly, of more than 35% of the aggregate voting power of the Voting Equity Interests of Wornick, and (B) one or more of the Principal and its Related Parties beneficially own, directly or indirectly, in the aggregate a lesser percentage of the aggregate voting power of the Voting Equity Interests of Wornick than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of Wornick's Board of Directors;

  (8)
  the Continuing Directors cease for any reason to constitute a majority of Wornick's Board of Directors then in office;

  (9)
  any merger or consolidation of Wornick with or into another person or the merger of another person with or into Wornick, or the sale of all or substantially all of Wornick's assets (determined on a consolidated basis) to another person (other than, in all such cases, one or more of the Principal and its Related Parties) other than, with respect to this clause (9), a transaction in which the holders of securities that represented 100% of the aggregate voting power of Wornick's Voting Equity Interests immediately prior to such transaction own directly or indirectly at least a majority of the aggregate voting power of the Voting Equity Interests of the surviving person in such merger or consolidation or the transferee of such assets immediately after such transaction or have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of Wornick's Board of Directors; or

  (10)
  the failure at any time by TWC Holding LLC to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, 100% of the Voting Stock of Wornick (except to the extent Wornick is merged with and into TWC Holding LLC or one of its Wholly Owned Subsidiaries in accordance with the terms of the Indenture).

        As used in this covenant, "Person" (including any group that is deemed to be a "Person") has the meaning given by Section 13(d) of the Exchange Act, whether or not applicable.

        On or before the Change of Control Purchase Date, we will:

  (1)
  accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

  (2)
  deposit with the paying agent for us (the "Paying Agent") cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date) of all Notes so tendered, and

  (3)
  deliver to the Trustee the Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by us.

        The Paying Agent promptly will pay each Holder of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest and Liquidated Damages, if any, to the Change of Control Purchase Date) and the Trustee promptly will authenticate and deliver to such Holder a new Note equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted will be delivered promptly by us to the Holder thereof. We publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

        The provisions described above that require us to make a Change of Control Offer following a Change of Control will be applicable regardless of whether or not any other provisions of the Indenture are applicable.

        We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The Credit Agreement contains, and existing and future indebtedness of ours and our Subsidiaries may contain, prohibitions on the occurrence of certain events that would constitute a Change of Control or require such indebtedness to be repaid or purchased upon a Change of Control. No assurances can be given that we will have funds available or otherwise will be able to purchase any Notes upon the occurrence of a Change of Control. Even if sufficient funds were otherwise available, the terms of certain of our Indebtedness could prohibit the prepayment of Notes prior to their scheduled maturity or could prohibit the distribution to the Issuers of funds to enable them to pay the purchase price under the Change of Control Offer. Consequently, if we are not able to prepay such Indebtedness, we will be unable to fulfill our repurchase obligations if Holders of Notes exercise their repurchase rights following a Change of Control. The failure to make or consummate the Change of Control Offer or pay the purchase price when due will give the Trustee and the Holders the rights described under "—Events of Default." In the event we are required to purchase outstanding Notes pursuant to a Change of Control Offer, we expect to seek third party financing to the extent we lack available funds to meet our purchase obligations. However, there can be no assurance that we would be able to obtain such financing.

        The provisions of the Indenture relating to a Change of Control in and of themselves may not afford Holders of the Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect Holders of the Notes if such transaction is not the type of transaction included within the definition of a Change of Control. A transaction involving our management or our affiliates likewise will result in a Change of Control only if it is the type of transaction specified by such definition. The existence of the foregoing provisions relating to a Change of Control may or may not deter a third party from seeking to acquire us in a transaction which constitutes a Change of Control and may or may not discourage or make more difficult the removal of incumbent management.

        The phrase "all or substantially all" of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of our assets has occurred.

        Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, our compliance or the compliance by any of our Subsidiaries with such laws and regulations shall not in and of itself cause a breach of our or their obligations under such covenant.

        If the Change of Control Purchase Date is on or after an Interest Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest and Liquidated Damages, if any due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

Limitation on Sale of Assets and Subsidiary Stock

        The Indenture provides that we will not, and we will not permit any of our Subsidiaries to, in one or a series of related transactions, convey, sell, transfer, assign or otherwise dispose of, directly or indirectly, any of our or their property, business or assets, including by merger or consolidation (in the case of one of our Subsidiaries), and including any sale or other transfer or issuance of any Equity Interests of any of our Subsidiaries, whether by us or one of our Subsidiaries or through the issuance, sale or transfer of Equity Interests by any of our Subsidiaries and including any sale-leaseback transaction (any of the foregoing, an "Asset Sale") unless:

(1)
at least 75% of the total consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents,

(2)
with respect to any Asset Sale or related series of Asset Sales involving a conveyance, sale, transfer, assignment or other disposition of securities, property or assets with an aggregate fair market value in excess of $2.0 million, management determines in reasonable good faith that we shall receive or such Subsidiary shall receive, as applicable, fair market value for such Asset Sale, and

(3)
with respect to any Asset Sale or related series of Asset Sales involving a conveyance, sale, transfer, assignment or other disposition of securities, property or assets with an aggregate fair market value in excess of $5.0 million, our Board of Directors determines in reasonable good faith that we will receive or such Subsidiary will receive, as applicable, fair market value for such Asset Sale.

        For purposes of clause (1) of the preceding sentence the following shall be deemed to constitute cash or Cash Equivalents: (a) the amount of any Indebtedness or other liabilities of either co-issuer or such Subsidiary (other than Indebtedness or liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets so long as the documents governing such liabilities provide that there is no further recourse to the co-issuers or any of their Subsidiaries with respect to such liabilities and (b) fair market value of any marketable securities, currencies, notes or other obligations received by either co-issuer or any such Subsidiary in exchange for any such assets that are converted into cash or Cash Equivalents within 90 days after the consummation of such Asset Sale; provided that such cash and Cash Equivalents shall be treated as Net Cash Proceeds attributable to the original Asset Sale for which such property was received.

        Within 390 days following such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Amount") shall be:

  (a)
  (i) used to retire Purchase Money Indebtedness secured by the asset which was the subject of the Asset Sale, or (ii) used to retire and permanently reduce Indebtedness incurred under any Credit Agreement or The Wornick Notes; provided that, in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount; or

  (b)
  invested in assets or property (other than notes, bonds, obligations and securities, except in connection with the acquisition of a Person in a Related Business which immediately following such acquisition becomes a Subsidiary of TWC Holding LLC) which in the reasonable good faith judgment of our Board of Directors will immediately constitute or be a part of a Related Business of TWC Holding LLC or such Subsidiary (if it continues to be a Subsidiary of TWC Holding LLC) immediately following such transaction; or

  (c)
  any combination of (a) or (b).

        All Net Cash Proceeds from an Event of Loss shall be used as follows: (1) first, we shall use such Net Cash Proceeds to the extent necessary to rebuild, repair, replace or restore the assets subject to such Event of Loss with comparable assets; and (2) then, to the extent any Net Cash Proceeds from an Event of Loss are not used as described in the preceding clause (1), all such remaining Net Cash Proceeds shall be reinvested or used as provided in the immediately preceding clause (a), (b) or (c).

        The accumulated Net Cash Proceeds from Asset Sales not applied as set forth in clause (a), (b) or (c) of the immediately preceding paragraph and the accumulated Net Cash Proceeds from any Event of Loss not applied as set forth in clauses (1) and (2) of the immediately preceding paragraph shall constitute "Excess Proceeds." Pending the final application of any Net Cash Proceeds, TWC Holding LLC or one of its Subsidiaries may temporarily reduce revolving credit borrowings or otherwise invest or use for general corporate purposes (other than Restricted Payments that are not solely Restricted Investments) the Net Cash Proceeds in any manner that is not prohibited by the Indenture; provided, however, that we may not use the Net Cash Proceeds to make Restricted Payments other than Restricted Payments that are solely Restricted Investments or to make Permitted Investments pursuant to clause (a) of the definition thereof.

        When the Excess Proceeds equal or exceed $5.0 million, the co-issuers shall offer to repurchase the Notes, together with any other Indebtedness ranking on a parity with the Notes and with similar provisions requiring us to make an offer to purchase such Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the respective principal amounts of such Indebtedness (or accreted values in the case of Indebtedness issued with an original issue discount) and the Notes (the "Asset Sale Offer") at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) (the "Asset Sale Offer Price") together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment. In order to effect the Asset Sale Offer, we shall promptly after expiration of the 390-day period following the Asset Sale that produced such Excess Proceeds mail to each Holder of Notes notice of the Asset Sale Offer (the "Asset Sale Notice"), offering to purchase the Notes on a date (the "Asset Sale Purchase Date") that is no earlier than 30 days and no later than 60 days after the date that the Asset Sale Notice is mailed.

        On the Asset Sale Purchase Date, we shall apply an amount equal to the Excess Proceeds (the "Asset Sale Offer Amount") to the purchase of all Indebtedness properly tendered in accordance with the provisions of this covenant (on a pro rata basis if the Asset Sale Offer Amount is insufficient to purchase all Indebtedness so tendered) at the Asset Sale Offer Price (together with accrued and unpaid interest and Liquidated Damages, if any, to the date of payment); provided, however, if on the Asset Sale Purchase Date, Wornick is not able to make a Restricted Payment under the Wornick Indenture in an amount equal to the Asset Sale Offer Amount required to be used hereunder to make an Asset Sale Offer, then we will apply an amount equal to the maximum Restricted Payment amount that may be made by Wornick under the Wornick Indenture on such date ratably to the Indebtedness properly tendered pursuant to this covenant. To the extent that the aggregate amount of Notes and such other pari passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, we may use any remaining Net Cash Proceeds as otherwise permitted by the Indenture. Following the consummation of each Asset Sale Offer in accordance with the provisions of this covenant, the Excess Proceeds amount shall be reset to zero.

        Notwithstanding, and without complying with, the provisions of this covenant:

    (1)    we may and our Subsidiaries may, in the ordinary course of business, (a) convey, sell, transfer, assign or otherwise dispose of inventory and other assets acquired and held for resale in the ordinary course of business, (b) liquidate Cash Equivalents and (c) discount, in each case without recourse, accounts receivable arising in the ordinary course of business, but only in connection with the compromise thereof;

    (2)    we may and our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the covenant "Limitation on Merger, Sale or Consolidation";

    (3)    we may and our Subsidiaries may sell or dispose of damaged, worn out or other obsolete personal property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of our business or the business of such Subsidiary, as applicable;

    (4)    we and our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets to us or to any of our Subsidiaries;

    (5)    we may and our Subsidiaries may settle, release or surrender tort or other litigation claims in the ordinary course of business or grant Liens not prohibited by the Indenture;

    (6)    we may and our Subsidiaries may exchange any property or assets for property or assets of the type set forth in clause (b) of the third paragraph of this covenant;

    (7)    our Subsidiaries may issue Equity Interests to us, to Wornick or to any of our Subsidiaries;

    (8)    we may and our Subsidiaries may make Permitted Investments pursuant to clauses (d) and (k) in the definition thereof and Restricted Investments that are not prohibited by the covenant "Limitation on Restricted Payments";

    (9)    we may and our Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets with a fair market value (or that result in gross proceeds) of less than $1.0 million, until the aggregate fair market value and gross proceeds of the transactions excluded from the definition of Asset Sale pursuant to this clause (9) exceed $5.0 million; and

    (10)    we may and our Subsidiaries may grant Permitted Liens.

        Notwithstanding anything to the contrary set forth in the Indenture, TWC Holding LLC shall not be permitted to sell, assign, transfer or otherwise convey any of its Equity Interests in Wornick, including by consolidation with or merger with or into another Person.

        All Net Cash Proceeds from an Event of Loss shall be reinvested or used as otherwise provided above in clause (a), (b) or (c) of the third paragraph of this covenant.

        Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations thereunder and all other applicable federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this paragraph, our compliance or the compliance of any of our subsidiaries with such laws and regulations shall not in and of itself cause a breach of our obligations under such covenant.

        If the payment date in connection with an Asset Sale Offer hereunder is on or after an Interest Record Date and on or before the associated Interest Payment Date, any accrued and unpaid interest and Liquidated Damages, if any, due on such Interest Payment Date will be paid to the Person in whose name a Note is registered at the close of business on such Interest Record Date.

Certain Covenants

        The Indenture contains certain covenants that, among other things, restrict our and our Subsidiaries' ability to borrow money, pay dividends on or repurchase capital stock, make investments and sell assets or enter into mergers or consolidations. The following summaries of certain covenants of the Indenture do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Indenture. We urge you to read the Indenture because it, and not this description, governs your rights as a Holder of the Notes.

Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock

        The Indenture provides that, except as set forth in this covenant, we will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, issue, assume, guarantee, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an "incurrence"), any Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness), other than Permitted Indebtedness.

        Notwithstanding the foregoing, we and our Subsidiaries may incur such Indebtedness (including Disqualified Capital Stock and Acquired Indebtedness) if:

        (1)   no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to, such incurrence of such Indebtedness, and

        (2)   on the date of such incurrence (the "Incurrence Date"), the Consolidated Coverage Ratio of TWC Holding LLC and its Subsidiaries for the Reference Period immediately preceding the Incurrence Date, after giving effect on a pro forma basis to such incurrence of such Indebtedness and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least 1.8 to 1.0.

        In addition, the foregoing limitations of the first paragraph of this covenant will not prohibit the incurrence by Wornick and its Subsidiaries of Indebtedness pursuant to any Credit Agreement in an aggregate amount incurred and outstanding at any time pursuant to this paragraph (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to the greater of (a) $15.0 million, minus the amount of any such Indebtedness (1) retired with the Net Cash Proceeds from any Asset Sale or Event of Loss applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to the covenant "Limitation on Sale of Assets and Subsidiary Stock" or (2) assumed by a transferee in an Asset Sale, and (b) the sum of (i) 85% of the net book value of accounts receivable of Wornick and its Subsidiaries, and (ii) 65% of the net book value of inventory of Wornick and its and the Subsidiaries, in the case of each of clauses (b)(i) and (ii), determined in accordance with GAAP, and including accounts receivable and inventory acquired with the proceeds of the substantially concurrent incurrence of Indebtedness under any Credit Agreement.

        Indebtedness (including Disqualified Capital Stock) of any Person which is outstanding at the time such Person becomes one of our Subsidiaries (including upon designation of any Person as our Subsidiary) or is merged with or into or consolidated with us or one of our Subsidiaries shall be deemed to have been incurred at the time such Person becomes or is designated one of our Subsidiaries or is merged with or into or consolidated with us or one of our Subsidiaries, as applicable.

        Notwithstanding any other provision of this covenant, but only to avoid duplication, a guarantee by us or one of our Subsidiaries of our Indebtedness or the Indebtedness of one of our Subsidiaries incurred in accordance with the terms of the Indenture issued at the time such Indebtedness was incurred will not constitute a separate incurrence, or amount outstanding, of Indebtedness. Upon each incurrence of Indebtedness, (i) we may designate pursuant to which provision of this covenant such Indebtedness is being incurred (and we may later redesignate such Indebtedness), (ii) we may subdivide an amount of Indebtedness and designate more than one provision pursuant to which such amount of Indebtedness is being incurred and (iii) such Indebtedness shall not be deemed to have been incurred or outstanding under any other provision of this covenant, except that all Indebtedness initially outstanding under the Notes and the Indenture shall be deemed to have been incurred pursuant to clause (a) of the definition of Permitted Indebtedness.

Limitation on Restricted Payments

        The Indenture provides that we will not, and will not permit any of our Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect on a pro forma basis to such Restricted Payment:

        (1)   a Default or an Event of Default shall have occurred and be continuing,

        (2)   if it is a Restricted Payment by either of the co-issuers or any of their respective Subsidiaries if such Persons are not permitted to incur at least $1.00 of additional Indebtedness pursuant to clause 2 of the second paragraph set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or

        (3)   the aggregate amount of all Restricted Payments made by us and our Subsidiaries, including after giving effect to such proposed Restricted Payment, on and after June 30, 2004, would exceed, without duplication, the sum of:

          (a)   50% of our aggregate Consolidated Net Income for the period (taken as one accounting period), commencing on July 1, 2004 to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation for which our consolidated financial statements are required to be delivered to the Trustee or, if sooner, filed with the Commission (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus

          (b)   the aggregate Net Cash Proceeds received by us from a Capital Contribution or from the sale of our Qualified Capital Stock after the Issue Date (other than (i) to one of our Subsidiaries, (ii) to the extent applied in connection with a Qualified Exchange or, to avoid duplication, otherwise given credit for in any provision of this or the following paragraph, (iii) used as consideration to make a Permitted Investment or (iv) issued upon the conversion or exchange of any Indebtedness of the co-issuers or any of their Subsidiaries convertible or exchangeable for our Qualified Capital Stock as described in paragraph (c) below), plus

          (c)   the amount by which Indebtedness of the co-issuers or any of their Subsidiaries is reduced on our balance sheet upon the conversion or exchange (other than by one of such Subsidiaries) subsequent to the Issue Date of any Indebtedness of the co-issuers or such Subsidiaries convertible or exchangeable for our Qualified Capital Stock (less the amount of any cash, or the fair market value of any other property, distributed by us or any of such Subsidiaries upon such conversion or exchange), plus

          (d)   except in each case, in order to avoid duplication, to the extent any such payment or proceeds have been included in the calculation of Consolidated Net Income, an amount equal to the net reduction in Investments (other than returns of or from Permitted Investments) in any Person (including an Unrestricted Subsidiary) resulting from cash distributions on or cash repayments of any Investments, including payments of interest on Indebtedness, dividends, repayments of loans or advances, or other distributions or other transfers of assets, in each case to the co-issuers or any of their Subsidiaries or from the Net Cash Proceeds from the sale of any such Investment or from redesignations of Unrestricted Subsidiaries as Subsidiaries of TWC Holding LLC (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by the co-issuers or any of their Subsidiaries in such Person, including, if applicable, such Unrestricted Subsidiary, less the cost of disposition.

        The foregoing clauses (1), (2) and (3) of the immediately preceding paragraph, however, will not prohibit:

        (a)   so long as clause (1) above is satisfied, (i) repurchases, redemptions or other retirements or acquisitions of Equity Interests of such holding company from our employees or directors (or their heirs, estates, authorized representatives or permitted transferees) or employees or directors (or their heirs, estates, authorized representatives or permitted transferees) of such holding company or our Subsidiaries, in each case, pursuant to the terms of any stockholders agreement, interest holders agreement, employment agreement, severance agreement, employee stock option agreement or similar agreement in accordance with the provisions of any such arrangement as in effect on the Issue Date or (ii) repurchases, redemptions or other retirements or acquisitions of Capital Stock from our employees or directors (or their heirs, estates, authorized representatives or permitted transferees) or employees or directors (or their heirs, estates, authorized representatives or permitted transferees) of our Subsidiaries upon death, disability or termination of employment, in the case of clause (i) and (ii), in an aggregate amount pursuant to this paragraph (a) to all such employees or directors (or their heirs, estates, authorized representatives or permitted transferees) not to exceed $500,000 per fiscal year on and after the Issue Date, provided that any of such permitted amount not used in a fiscal year may be carried forward to succeeding fiscal years until used, so long as for any particular fiscal year, the aggregate of such unused amounts carried forward, together with the amount available for such fiscal year, shall not exceed $1.0 million in the aggregate,

        (b)   so long as clause (1) above is satisfied, payments of Management Fees,

        (c)   any dividend, distribution or other payments by any of our Subsidiaries on its Equity Interests that is paid pro rata to all holders of such Equity Interests,

        (d)   a Qualified Exchange,

        (e)   the payment of any dividend on Qualified Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions,

        (f)    the payment of reasonable and customary directors fees payable to, and indemnity provided on behalf of, our Board of Directors and the Boards of Directors of our Subsidiaries, indemnity provided on behalf of officers and employees of us and our Subsidiaries, and customary reimbursement of travel and similar expenses incurred in the ordinary course of business, and consulting or similar fees (other than to Veritas Capital Management or its Affiliates other than the co-issuers and their Subsidiaries) to our Board of Directors, officers or employees pursuant to, and in accordance with, agreements in effect on the Issue Date (without giving effect to any amendment or supplement thereto or modification thereof),

        (g)   [intentionally omitted],

        (h)   if a Change of Control has occurred and we shall have consummated the Change of Control Offer and purchased on the Change of Control Purchase Date all Notes tendered in response to the Change of Control Offer pursuant to the covenant described under "Offers to Repurchase the Notes—Repurchase of the Notes at the Option of the Holder Upon a Change of Control" above, any purchase or redemption (within 60 days after the Change of Control Purchase Date) of Subordinated Indebtedness required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed the outstanding principal amount thereof, plus accrued and unpaid interest thereon, if any; provided, however, that (x) at the time of such purchase or redemption, no Default or Event of Default shall have occurred and be continuing (or would result therefrom), (y) we would, or in the case of a restricted payment by Wornick, it would, be able to incur at least $1.00 of additional Indebtedness pursuant to clause 2 of the second paragraph set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" after giving pro forma effect to such Restricted Payment and (z) such purchase or redemption is not made, directly or indirectly, from the proceeds of (or made in anticipation of) any issuance of Indebtedness by us or any of our Subsidiaries,

        (i)    so long as clause (1) above is satisfied, Restricted Payments not otherwise permitted pursuant to this covenant in an aggregate amount pursuant to this clause (i) not to exceed $1.0 million on and after the Issue Date, or

        (j)    the declaration and payment of a dividend by TWC Holding LLC of the net proceeds recovered by it from the sale of the Notes on the Issue Date.

        The amounts expended pursuant to the foregoing clauses (a), (e), (h) and (i) (but not pursuant to clauses (b), (c), (d), (f) and (j)) of the immediately preceding sentence, however, will be counted as Restricted Payments made for purposes of the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the first paragraph under this subheading "Limitation on Restricted Payments."

        For purposes of this covenant, the amount of any Restricted Payment made or returned, if other than in cash, shall be the fair market value thereof, as determined in the reasonable good faith judgment of our Board of Directors, unless stated otherwise, at the time made or returned, as applicable. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in (a) through (i) above or is entitled to be made pursuant to the first paragraph of this covenant, we shall be permitted, in our sole discretion, to classify or reclassify such Restricted Payment in any manner that complies with this covenant.

Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries

        The Indenture provides that we will not, and we will not permit any of our Subsidiaries to, directly or indirectly, incur or suffer to exist any consensual restriction on the ability of any of our Subsidiaries (i) to pay dividends or make other distributions to or on behalf of, (ii) to pay any obligation to or on behalf of, (iii) to otherwise transfer assets or property to or on behalf of, or (iv) to make or pay loans or advances to or on behalf of, us or any of our Subsidiaries, except:

        (1)   restrictions imposed by the Notes or the Indenture or by our other Indebtedness ranking pari passu with the Notes, as applicable (provided that such restrictions are no more restrictive in any material respect than those imposed by the Indenture and the Notes),

        (2)   restrictions imposed by applicable law, rule, regulation or order,

        (3)   restrictions existing on the Issue Date under Existing Indebtedness,

        (4)   restrictions under (i) any Acquired Indebtedness not incurred in violation of the Indenture or (ii) any agreement (including any Equity Interest) relating to any property, asset, or business acquired by us or any of our Subsidiaries, which restrictions in the case of both (i) and (ii) existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired,

        (5)   any restriction imposed by Indebtedness incurred under any Credit Agreement pursuant to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; provided that such restriction or requirement is no more restrictive in any material respect than that imposed by the Existing Credit Agreement as of the Issue Date,

        (6)   restrictions with respect solely to any of our Subsidiaries imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all of the Equity Interests or assets of such Subsidiary; provided that such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold,

        (7)   restrictions on transfer contained in Purchase Money Indebtedness or Capitalized Lease Obligations permitted to be incurred pursuant to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; provided that such restrictions relate only to the transfer of the property acquired with the proceeds of such Indebtedness,

        (8)   limitations on the disposition or distribution of assets or property in joint venture agreements, co-manufacturing agreements and other similar agreements entered into in the ordinary course of business,

        (9)   restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business, and

        (10) in connection with and pursuant to Refinancing Indebtedness, the replacement of restrictions imposed pursuant to clause (1), (3), (4), (5) or (7) of this paragraph or this clause (10) that are not more restrictive in any material respect as determined by TWC Holding LLC's Board of Directors in its reasonable good faith judgment than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced.

        Notwithstanding the foregoing, (a) there may exist customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice and (b) any asset subject to a Lien which is not prohibited to exist with respect to such asset pursuant to the terms of the Indenture may be subject to customary restrictions on the transfer or disposition thereof pursuant to such Lien.

Limitation on Liens Securing Indebtedness

        The Indenture provides that we will not create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of our assets now owned or acquired on or after the Issue Date or upon any income or profits therefrom securing any of our Indebtedness.

Limitation on Transactions with Affiliates

        The Indenture provides that we will not, and we will not permit any of our Subsidiaries to, on or after the Issue Date, directly or indirectly, sell, lease, transfer or otherwise dispose of any of our or their properties or assets to, or purchase any property or assets from, or enter into or suffer to exist any contract, agreement, understanding, loan, advance, guarantee, arrangement or transaction with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions):

        (1)   unless it is determined that the terms of such Affiliate Transaction(s) are fair and reasonable to us, and no less favorable to us than could have been obtained in an arm's length transaction with a non-Affiliate,

        (2)   if involving consideration to either party of $1.0 million or more, unless such Affiliate Transaction(s) has been approved by a majority of the members of our Board of Directors that are disinterested in such transaction, if there are any directors who are so disinterested, and

        (3)   if involving consideration to either party of $5.0 million or more (or $1.0 million or more if no members of TWC Holding LLC's Board of Directors are disinterested in such transaction) unless, in addition to clauses (1) and (2) above, we, prior to the consummation thereof, obtain a written favorable opinion as to the fairness of such transaction(s) to us from a financial point of view from an independent investment banking firm of national reputation in the United States or, if pertaining to a matter for which such investment banking firms do not customarily render such opinions, an appraisal or valuation firm of national reputation in the United States.

        Notwithstanding the foregoing, nothing in this covenant shall limit transactions between Wornick and any of its Wholly Owned Subsidiaries or among the Wholly Owned Subsidiaries.

Limitation on Merger, Sale or Consolidation

        The Indenture provides that neither TWC Holding LLC nor Wornick will consolidate with or merge with or into another Person or, directly or indirectly, sell, lease, convey or transfer all or substantially all of their assets (such amounts to be computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless:

        (1)   either (a) TWC Holding LLC or Wornick, as the case may be, is the surviving Person or (b) in the case of TWC Holding LLC, the resulting, surviving or transferee Person is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of TWC Holding LLC's Obligations in connection with the Notes and the Indenture;

        (2)   no Default or Event of Default shall exist or shall occur immediately after giving effect on a pro forma basis to such transaction;

        (3)   unless such transaction is (i) the consolidation or merger of TWC Holding LLC or Wornick, as the case may be, and one of its previously existing Wholly Owned Subsidiaries or a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of TWC Holding LLC or Wornick, as the case may be, to a Wholly Owned Subsidiary of TWC Holding LLC or Wornick, as the case may be, (ii) not for the purpose of evading this provision and not in connection with any other transaction and (iii) otherwise complies with the Indenture (including without limitation, the provisions of the covenant "Limitation on Sale of Assets and Subsidiary Stock" above (notwithstanding clause (2) of the seventh paragraph thereof)), immediately after giving effect to such transaction on a pro forma basis, the Consolidated Net Worth of the resulting, surviving or transferee Person is at least equal to the Consolidated Net Worth of TWC Holding LLC immediately prior to such transaction; and

        (4)   unless such transaction is (i) the consolidation or merger of TWC Holding LLC or Wornick, as the case may be, and one of TWC Holding LLC's previously existing Wholly Owned Subsidiaries or a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of Holding or Wornick, as the case may be, to a Wholly Owned Subsidiary of TWC Holding LLC or Wornick, as the case may be, (ii) not for the purpose of evading this provision and not in connection with any other transaction and (iii) otherwise complies with the Indenture (including without limitation, the provisions of the covenant "Limitation on Sale of Assets and Subsidiary Stock" above (notwithstanding clause (2) of the seventh paragraph thereof)), immediately after giving effect to such transaction on a pro forma basis, the resulting, surviving or transferee Person would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to clause 2 of the second paragraph set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock";

        In the event of any transaction (other than a lease or transfer of less than all of TWC Holding LLC's assets) in accordance with the foregoing in which TWC Holding LLC is not the surviving Person, the resulting, surviving or transferee Person shall succeed to and be substituted for, and may exercise every right and power of, TWC Holding LLC under the Indenture with the same effect as if such resulting, surviving or transferee Person had been named therein as TWC Holding LLC.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more of TWC Holding LLC's Subsidiaries, our interest in which constitutes all or substantially all of our properties and assets, shall be deemed to be the transfer of all or substantially all of TWC Holding LLC's properties and assets.

Limitation on Lines of Business

        The Indenture provides that we will not, and we will not permit any of our Subsidiaries to, directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of our Board of Directors, is a Related Business.

        TWC Holding Corp. will not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of Equity Interests to TWC Holding LLC, the incurrence of Indebtedness as a co-obligor or guarantor of Indebtedness incurred by TWC Holding LLC, including the original notes and the exchange notes that is permitted to be incurred by TWC Holding LLC under "—Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" above and activities incidental thereto. The indenture also provides that for so long as TWC Holding LLC or any successor obligor under the Notes is a limited liability company, partnership or trust, there shall be a co-issuer of the Notes that is a Wholly Owned Subsidiary of Holding and that is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia.

Limitation on Status as Investment Company

        The Indenture prohibits us and our Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

Reports

        The Indenture provides that whether or not we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, so long as any Notes are outstanding, we will deliver to the Trustee and to each Holder and to prospective purchasers of Notes identified to us by the initial purchaser, within 5 days after we are or would have been (if we were subject to such reporting obligations) required to file such with the Commission, (i) annual and quarterly financial statements substantially equivalent to financial statements that would have been required to be contained in a filing with the Commission on Forms 10-K and 10-Q if we were required to file such Forms, including in each case, together with a Management's Discussion and Analysis of Financial Condition and Results of Operations which would be so required, and including, with respect to annual information only, a report thereon by our certified independent public accountants as would be so required, and (ii) all information that would be required to be contained in a filing with the Commission on Form 8-K if we were required to file such report. Within a reasonable period of time after delivering such annual and quarterly reports, we will use our reasonable best efforts to hold an earnings conference call to discuss the financial information contained therein, unless we would be prohibited by law from doing so. From and after the consummation of the Exchange Offer, unless the Commission will not accept such reports, we will file with the Commission the annual, quarterly and other reports which we are required to file with the Commission.

Events of Default and Remedies

        The Indenture defines an "Event of Default" as:

        (1)   our failure to pay any installment of interest (or Liquidated Damages, if any) on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days,

        (2)   our failure to pay all or any part of the principal of or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price, or the Asset Sale Offer Price or the Excess Cash Flow Purchase Price on Notes validly tendered and not properly withdrawn pursuant to a Change of Control Offer, Asset Sale Offer or Excess Cash Offer, as applicable,

        (3)   our failure or the failure by any of our Subsidiaries to observe or perform any other covenant or agreement contained in the Notes or the Indenture (excluding the covenant described in the next to last sentence under "Reports" above) and, except for the provisions under "Repurchase of Notes at the Option of the Holder From Excess Cash Flow," "Repurchase of Notes at the Option of the Holder Upon a Change of Control," "Limitations on Sale of Assets and Subsidiary Stock" and "Limitation on Merger, Sale or Consolidation," the continuance of such failure for a period of 30 days after the earlier of the co-issuer's receipt of written notice of such Default from the Trustee or from the Holders of at least 25% in aggregate principal amount of the Notes outstanding,

        (4)   certain events of bankruptcy, insolvency or reorganization in respect of either co-issuer or any of our Significant Subsidiaries,

        (5)   a default occurs in our Indebtedness or the Indebtedness of any of our Subsidiaries with an aggregate amount outstanding in excess of $5.0 million (a) resulting from the failure to pay (i) principal of such Indebtedness when due or (ii) interest on such Indebtedness more than 30 days after the due date therefor, or (b) if as a result of such default, the maturity of such Indebtedness has been accelerated prior to its stated maturity, and

        (6)   final, non-appealable unsatisfied judgments not covered by insurance aggregating in excess of $5.0 million, at any one time rendered against us or any of our Subsidiaries and not stayed, bonded or discharged within 60 days.

        The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 30 days after the occurrence of such Default, give to the Holders notice of such Default.

        If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (4) above relating to either co-issuer or any of our Significant Subsidiaries) then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to us (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal thereof and all premium, if any, accrued and unpaid interest and Liquidated Damages, if any, thereon to be due and payable immediately. If an Event of Default specified in clause (4) above, relating to us or any of our Significant Subsidiaries occurs, all principal thereof and all premium, if any, accrued and unpaid interest and Liquidated Damages, if any, thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default other than the non-payment of the principal of, premium, if any, and interest and Liquidated Damages, if any, on the Notes which have become due solely by such acceleration, have been cured or waived.

        In the event of an acceleration declaration of the Notes because an Event of Default described in clause (5)(a)(ii) has occurred and is continuing, the acceleration declaration shall be automatically annulled if the payment default triggering such Event of Default pursuant to clause (5)(a)(ii) shall be remedied or cured by Wornick or any of its Subsidiaries within 60 days after the acceleration declaration with respect thereto and if (a) the annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (b) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

        Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any Default except (i) a Default with respect to any provision requiring a supermajority approval to amend, which Default may only be waived by such a supermajority, (ii) a Default in the payment of principal of or premium, if any, or interest or Liquidated Damages, if any, on any Note not yet cured and (iii) a Default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. See "Amendments, Supplements and Waivers." Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity.

        Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

Legal Defeasance and Covenant Defeasance

        The Indenture provides that we may, at our option, elect to discharge our obligations with respect to the outstanding Notes ("Legal Defeasance"). If Legal Defeasance occurs, we shall be deemed to have paid and discharged all amounts owed under the Notes, and the Indenture shall cease to be of further effect as to the Notes, except that:

        (1)   Holders will be entitled to receive timely payments for the principal of and premium, if any, and interest (and Liquidated Damages, if any) on the Notes, from the funds deposited for that purpose (as explained below);

        (2)   our obligations will continue with respect to the issuance of temporary Notes, the registration of Notes, and the replacement of mutilated, destroyed, lost or stolen Notes;

        (3)   the Trustee will retain its rights, powers, duties, and immunities, and we will retain our obligations in connection therewith; and

        (4)   other Legal Defeasance provisions of the Indenture will remain in effect.

        In addition, we may, at our option and at any time, elect to cause the release of our obligations with respect to most of the covenants in the Indenture (except as described otherwise therein) ("Covenant Defeasance"). If Covenant Defeasance occurs, certain events (not including non-payment and bankruptcy, receivership, rehabilitation and insolvency events) relating to us or any Significant Subsidiary described under "Events of Default and Remedies" will no longer constitute Events of Default with respect to the Notes. We may exercise Legal Defeasance regardless of whether we previously exercised Covenant Defeasance.

        In order to exercise either Legal Defeasance or Covenant Defeasance (each, a "Defeasance"):

        (1)   we must irrevocably deposit with the Trustee, in trust, for the benefit of Holders of the Notes, U.S. legal tender, U.S. Government Obligations or a combination thereof, in amounts that will be sufficient, in the written opinion of a nationally recognized firm of independent public accountants, to pay the principal of and premium, if any, and interest and Liquidated Damages, if any, on the Notes on the stated date for payment or any redemption date thereof (and we must specify whether the Notes are being defeased to Stated Maturity or a particular redemption date), and the Trustee must have, for the benefit of Holders of the Notes, a valid, perfected, exclusive security interest in the trust;

        (2)   in the case of Legal Defeasance, we must deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee confirming that:

          (a)   we have received from, or there has been published by the Internal Revenue Service, a ruling, or

          (b)   since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

        (3)   in the case of Covenant Defeasance, we must deliver to the Trustee an Opinion of Counsel reasonably satisfactory to the Trustee confirming that Holders of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

        (4)   in the case of Legal Defeasance or Covenant Defeasance, no Default or Event of Default shall have occurred and be continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

        (5)   in the case of Legal Defeasance, no Event of Default relating to bankruptcy or insolvency may occur at a time from the date of the deposit to the 91st calendar day thereafter (it being understood that the condition shall not be deemed satisfied until the expiration of such period);

        (6)   the Defeasance may not result in a breach or violation of, or constitute a default under, any other material agreement or instrument (other than the Indenture) to which we or any of our Subsidiaries are a party or by which we or any of our Subsidiaries are bound;

        (7)   we must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by us with the intent to hinder, delay or defraud any other of our creditors; and

        (8)   we must deliver to the Trustee an Officers' Certificate confirming the satisfaction of conditions in clauses (1) through (7) above, and an Opinion of Counsel confirming the satisfaction of the conditions in clauses (1) (with respect to the validity and perfection of the security interest), (2), (3), (5) and (6) above.

        The Defeasance will be effective on the day on which all the applicable conditions above have been satisfied.

        If the amount deposited with the Trustee to effect a Covenant Defeasance is insufficient to pay the principal of and premium, if any, and interest (and Liquidated Damages, if any) on the Notes when due, or if any court enters an order directing the repayment of the deposit to us or otherwise making the deposit unavailable to make payments under the Notes when due, or if any court enters an order avoiding the deposit of money or otherwise requires the payment of the money so deposited to the co-issuers or to a fund for the benefit of its creditors, then (so long as the insufficiency exists or the order remains in effect) our obligations under the Indenture and the Notes will be revived, and the Covenant Defeasance will be deemed not to have occurred.

Satisfaction and Discharge

        The Indenture will provide that the co-issuers may terminate their obligations under the Indenture and the Notes (except as described below) when:

        (a)   all the Notes previously authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced and Notes for whose payment money has theretofore been deposited with the Trustee or the paying agent in trust or segregated and held in trust by the co-issuers and thereafter repaid to the co-issuers) have been delivered to the Trustee for cancellation, or

        (b)   (i) all Notes have been called for redemption pursuant to the provisions under "Optional Redemption" by mailing to Holders a notice of redemption or all Notes otherwise have become due and payable,

        (ii)   the co-issuers have irrevocably deposited or caused to be irrevocably deposited with the Trustee U.S. legal tender, U.S. Government Obligations or a combination thereof in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, and interest and Liquidated Damages, if any, on the Notes to the date of such redemption, together with irrevocable instructions from the co-issuers directing the Trustee to apply such funds to the payment thereof at such redemption,

        (iii)  each of the co-issuers has paid all other sums payable by it under the Indenture and the Notes,

        (iv)  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit),

        (v)   such deposit shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which we or any of our Subsidiaries are a party or by which we or any of our Subsidiaries are bound, and

        (vi)  we shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel confirming the satisfaction of all conditions set forth in clauses (i) through (v) above.

Amendments, Supplements and Waivers

        Except as provided in the three succeeding paragraphs, the Indenture and the Notes may be amended, supplemented or otherwise modified, and any existing Default or Event of Default (except certain payment defaults) or compliance with any provisions of the Indenture and the Notes may be waived, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding (including consents obtained in connection with a tender or exchange offer for the Notes).

        Without the consent of the Holder of each outstanding Note affected, an amendment, supplement, modification or waiver may not (with respect to Notes held by a non-consenting Holder):

        (1)   reduce the principal amount of Notes the Holders of which must consent to an amendment, supplement, modification or waiver,

        (2)   change the Stated Maturity on any Note,

        (3)   reduce the principal of, or any premium (including redemption premium but not including any redemption premium relating to the covenants described under "Offers to Repurchase the Notes") on, any Note,

        (4)   reduce the rate of or change the time for payment of interest or Liquidated Damages, if any, including default interest, on any Note,

        (5)   waive a Default or Event of Default in the payment of principal of, or premium, if any, interest or Liquidated Damages, if any, on any Note (except a rescission of acceleration of the Notes by the Holders of a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration),

        (6)   waive any redemption payment with respect to any Note (other than provisions relating to or payments required by the covenants described under the caption "Offers to Repurchase the Notes"),

        (7)   after the corresponding Asset Sale or Change of Control has occurred, reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter any other provision with respect to the redemption of the Notes required by the covenants described under the caption "Offers to Repurchase the Notes,"

        (8)   change the coin or currency in which the principal of, or premium, if any, interest or Liquidated Damages, if any, on any Note is payable,

        (9)   impair the right to institute suit for the enforcement of payment of the principal of, or premium, if any, interest or Liquidated Damages, if any, on any Note on or after the Stated Maturity (or on or after the Redemption Date),

        (10) make any change in the provisions of the Indenture relating to waivers of past Defaults with respect to, or the rights of Holders to receive, scheduled payments of principal of or premium, if any, interest or Liquidated Damages, if any, on the Notes,

        (11) modify or change any provision of the Indenture affecting the contractual ranking of the Notes in a manner adverse to the Holders of the Notes, or

        (12) make any changes in the foregoing amendment, supplement and waiver provisions.

        Notwithstanding the foregoing, without the consent of the Holders, we and the Trustee may amend, modify or supplement the Indenture and the Notes:

        (i)    to cure any ambiguity, defect or inconsistency,

        (ii)   to provide for uncertificated Notes in addition to or in place of certificated Notes,

        (iii)  to provide for the assumption of any of our obligations to Holders in the case of a merger or consolidation or a sale of all or substantially all of our assets in accordance with the Indenture,

        (v)   to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act,

        (vi)  to comply with the provisions of DTC or the Trustee with respect to the provisions of the Indenture and the Notes relating to transfers and exchanges of Notes or beneficial interests therein,

        (vii) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder of Notes under the Indenture, the Notes or the Registration Rights Agreement, or

        (viii) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture as of the date thereof, including the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock."

Governing Law

        The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in the State of New York, including, without limitation, Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b).

No Personal Liability of Members, Stockholders, Employees, Officers and Directors

        The Indenture provides that no direct or indirect member, stockholder, employee, officer or director, as such, past, present or future of the co-issuers or any successor entities shall have any personal liability in respect of our obligations under the Indenture or the Notes solely by reason of his, her or its status as such stockholder, employee, officer or director.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness (including Disqualified Capital Stock) of any Person existing at the time such Person becomes a Subsidiary of TWC Holding LLC, including by designation, or is merged or consolidated into or with TWC Holding LLC or one of its Subsidiaries.

        "Acquisition" means the purchase or other acquisition of any Person or all or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation or other transfer, and whether or not for consideration.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean (a) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise or (b) beneficial ownership of 10% or more of the voting securities of such Person.

        "Applicable Premium" means, with respect to any Note on any applicable redemption date, the greater of:

        (1)   1.0% of the then outstanding principal amount of the Note; and

        (2)   the excess of:

        (a)   the present value at such redemption date of (i) the redemption price of the Note at August 15, 2008 (such redemption price being set forth in the table appearing above under the caption "—Optional Redemption") plus (ii) all required interest payments due on the Note from the redemption date through August 15, 2008 (assuming accrued but unpaid interest to the redemption date is paid through the issuance of Additional Notes), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

        (b)   the then outstanding principal amount of the Note.

        "Average Life" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (1) the sum of the products (a) of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (2) the sum of all such principal (or redemption) payments.

        "Beneficial Owner" or "beneficial owner" for purposes of the definitions of "Change of Control" and "Affiliate" has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date).

        "Board of Directors" means, with respect to any Person, the board of directors of such Person (or if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person) or any committee of the board of directors of such Person (or if such Person is not a corporation, any committee of the equivalent board of managers or members or body performing similar functions for such Person) authorized, with respect to any particular matter, to exercise the power of the board of directors of such Person (or if such Person is not a corporation, the equivalent board of managers or members or body performing similar functions for such Person).

        "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or other government action to close.

        "Capital Contribution" means any contribution to the equity of Wornick from a direct or indirect parent of TWC Holding LLC for which no consideration has been given other than the issuance of Qualified Capital Stock.

        "Capital Stock" means, (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated and including all classes and series of common and preferred equity) of corporate stock issued by such Person, (ii) with respect to a Person that is a limited liability company, any and all membership interests in such Person, and (iii) with respect to any other Person, any and all partnership, joint venture or other equity interests of such Person.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalent" means:

        (1)   securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof),

        (2)   marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having, at the time of acquisition, one of the two highest ratings obtainable from either Standard & Poor's Ratings Group or Moody's Investors Service, Inc.;

        (3)   time deposits, certificates of deposit, bankers' acceptances and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500.0 million,

        (4)   commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc.,

        (5)   repurchase obligations with a term of not more than seven days for underlying securities of the types described in (1) and (2) above entered into with any financial institution meeting the qualifications specified in (3) above,

        (6)   money market funds, substantially all of the assets of which constitute Cash Equivalents of the kinds described in (1) through (5) of this definition,

and in the case of each of (1), (2), (3) and (4) maturing within one year after the date of acquisition.

        "Commission" means the Securities and Exchange Commission.

        "consolidated" means, with respect to TWC Holding LLC, the consolidation of the accounts of its Subsidiaries with those of TWC Holding LLC, all in accordance with GAAP; provided that "consolidated" will not include consolidation of the accounts of any Unrestricted Subsidiary with the accounts of TWC Holding LLC.

        "Consolidated Coverage Ratio" of any Person on any date of determination (the "Transaction Date") means the ratio, on a pro forma basis, of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; provided that for purposes of such calculation:

        (1)   Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period,

        (2)   transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period,

        (3)   the incurrence of any Indebtedness (including issuance of any Disqualified Capital Stock) during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness (other than Indebtedness incurred under any revolving credit agreement or similar facility)) shall be assumed to have occurred on the first day of the Reference Period, and

        (4)   the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a pro forma basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period; provided that if such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that has the effect of fixing the interest rate on the date of computation, then such rate (whether higher or lower) shall be used.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period, adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of:

        (1)   consolidated income tax expense,

        (2)   consolidated depreciation and amortization expense,

        (3)   Consolidated Fixed Charges,

        (4)   any non-recurring restructuring and extraordinary charges (as determined in accordance with GAAP),

        (5)   Management Fees,

        (6)   Non-Cash ESOP Compensation Charges, and

        (7)   all other non-cash charges reducing Consolidated Net Income for such period but excluding non-cash charges that require an accrual of or a reserve for cash charges for any future periods and normally occurring accruals such as reserves for accounts receivable, and less the amount of all cash payments made by such Person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period; provided that consolidated income tax expense and depreciation and amortization of a Subsidiary that is a less than Wholly Owned Subsidiary shall only be added to the extent of the equity interest of the Issuers in such Subsidiary.

        "Consolidated Fixed Charges" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of:

        (a)   interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated Subsidiaries during such period, including (1) original issue discount and non-cash interest payments or accruals on any Indebtedness, (2) the interest portion of all deferred payment obligations, and (3) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and

        (b)   the product of (i) the amount of cash dividends accrued or payable (or guaranteed) by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of the co-issuers to the co-issuers or to the co-issuers' Wholly Owned Subsidiaries) times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal (as estimated in good faith by us).

        For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined in reasonable good faith by TWC Holding LLC to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guarantee by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the net income (or loss) of such specified Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication):

        (a)   all gains or losses which are either extraordinary (as determined in accordance with GAAP) or are unusual and nonrecurring (including any gain or loss from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any Capital Stock),

        (b)   the net income or loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition,

        (c)   the net income, if positive, of any Person, other than a Consolidated Subsidiary, in which such specified Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such specified Person or a Consolidated Subsidiary of such specified Person during such period, but in any case not in excess of such Person's pro rata share of such Person's net income for such period,

        (d)   the net income, if positive, of any of such specified Person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary, and

        (e)   the net income of any Person that is an Unrestricted Subsidiary, except to the extent of cash dividends or distributions paid to such specified Person or a Subsidiary of the specified Person by such Person.

        "Consolidated Net Worth" of any Person at any date means the aggregate consolidated stockholders' equity of such Person (including amounts of equity attributable to Preferred Stock) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity) the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such Person and its Consolidated Subsidiaries.

        "Consolidated Subsidiary" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

        "Continuing Director" means during any period of 24 consecutive months after the Issue Date, individuals who at the beginning of any such 24-month period constituted the Board of Directors of TWC Holding LLC or Wornick, as applicable (together with any new directors whose election by the Board of Directors of TWC Holding LLC or Wornick, as applicable, or whose nomination for election by the shareholders of TWC Holding LLC or Wornick, as applicable, was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, including new directors designated in or provided for in an agreement regarding the merger, consolidation or sale, transfer or other conveyance, of all or substantially all of the assets of TWC Holding LLC or Wornick, as applicable, if such agreement was approved by a vote of such majority of directors).

        "contractually subordinated" means subordinated in right of payment by its terms or the terms of any document or instrument or instrument relating thereto. For the avoidance of doubt, unsecured Indebtedness is not "contractually subordinated" to secured Indebtedness and a junior Lien on any assets securing Indebtedness does not render such Indebtedness "contractually subordinated" to Indebtedness that is secured by a senior Lien on such assets.

        "Credit Agreement" means one or more debt facilities (including the Existing Credit Agreement) or other financing arrangements (including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith), in each case, as amended, restated, supplemented, renewed, replaced or otherwise modified from time to time whether or not with the same agent, trustee, representative lenders or holders, and, subject to the proviso to the next succeeding sentence, irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Credit Agreement" shall include agreements in respect of Interest Swap and Hedging Obligations with lenders (or Affiliates thereof) party to such debt facility or other financing arrangement and shall also include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to such debt facility or other financing arrangement and all refundings, refinancings and replacements of such debt facility or other financing arrangement with another debt facility or financing arrangement, including any debt facility or financing arrangement:

        (1)   extending the maturity of any Indebtedness incurred thereunder or contemplated thereby,

        (2)   adding or deleting borrowers or guarantors thereunder, so long as borrowers and issuers include one or more of TWC Holding LLC and its Subsidiaries and their respective successors and assigns,

        (3)   increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder; provided that on the date such Indebtedness is incurred it would not be prohibited by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or

        (4)   otherwise altering the terms and conditions thereof in a manner not prohibited by the terms of the Indenture.

        "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        "Disqualified Capital Stock" means with respect to any Person, any (i) Equity Interest of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time or both would be, required to be redeemed or repurchased, including at the option of the holder thereof, by such Person or any of its Subsidiaries, in whole or in part, on or prior to 91 days following the Stated Maturity of the Notes or (ii) Preferred Stock. Notwithstanding the foregoing, any Equity Interests (other than Preferred Stock) that would constitute Disqualified Capital Stock solely because the holders thereof have the right to require TWC Holding LLC or any of its Subsidiaries to repurchase such Equity Interests upon the occurrence of a change of control or an asset sale or with excess cash flow shall not constitute Disqualified Capital Stock if the terms of such Equity Interests provide that TWC Holding LLC or such Subsidiary, as the case may be, may not repurchase or redeem any such Equity Interests pursuant to such provisions prior to TWC Holding LLC's purchase of the Notes as are required to be purchased pursuant to the provisions of the Indenture as described under "Repurchase of Notes at the Option of the Holder Upon a Change of Control," "Limitation on Sale of Assets and Subsidiary Stock" and "Repurchase of Notes at the Option of the Holder From Excess Cash Flow."

        "Employee Stock Ownership Trust" means "Wornick Employee Stock Ownership Trust," as in effect as of the Issue Date, without giving effect to any amendment or modification thereof or supplement thereto.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Excess Cash Flow" means, with respect to any Person for any period, the Consolidated EBITDA of such Person for such period, (a) adjusted to deduct therefrom the sum, without duplication, of the following: (1) the cash portion of Consolidated Fixed Charges of such Person paid during such period; (2) capital expenditures of such Person and its Subsidiaries made during such period; (3) all federal, state and local income taxes of such Person and its Subsidiaries paid during such period; (4) permanent reductions of Indebtedness incurred under the Credit Agreement; (5) any net increase in Working Capital for such period; and (6) $3.0 million; and (b) adjusted to add thereto the sum, without duplication, of (1) any net decrease in Working Capital for such period and (2) the amount of reimbursements, if any, received during such period in respect of capital expenditures.

        "Event of Loss" means, with respect to any property or asset, (1) any loss, destruction or damage of such property or asset, (2) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset or (3) any settlement in lieu of clause (2) above, in each case having a fair market value or resulting in gross proceeds in excess of $1.0 million.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Exempted Affiliate Transaction" means:

        (a)   customary director, officer and employee compensation arrangements approved by a majority of disinterested (as to such transactions) members of the Board of Directors of TWC Holding LLC,

        (b)   Restricted Payments permitted under the terms of the covenant "Limitation on Restricted Payments" above,

        (c)   transactions solely between or among Wornick and any of its Subsidiaries or solely between or among its Subsidiaries,

        (d)   reimbursement of any reasonable out-of-pocket expenses of the Principal and its Affiliates and, so long as no Default or Event of Default has occurred and is continuing at the time of such payment, payments of Management Fees by Wornick or any of its Subsidiaries,

        (e)   any agreement as in effect as of the Issue Date among TWC Holding LLC and/or one or more of its Subsidiaries, on the one hand, and one or more Affiliates, on the other hand (including any amendment thereto and any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date) and any transaction contemplated thereby,

        (f)    co-manufacturing agreements or arrangements (and transactions effectuated pursuant thereto) with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business; provided that either the Board of Directors or the management of TWC Holding LLC has determined in its reasonable good faith judgment that each such agreement and arrangement is on terms that are not less favorable than those that would have been obtained in a comparable transaction at such time on an arm's length basis from a Person that is not an Affiliate of TWC Holding LLC, and

        (g)   a transaction that constitutes a Permitted Investment pursuant to clause (f) of the definition of "Permitted Investment."

        "Existing Credit Agreement," or the Wornick credit facility, means the Revolving Line of Credit Promissory Note, dated June 30, 2004, by Wornick in favor of Texas State Bank, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, restated, supplemented, renewed, replaced or otherwise modified from time to time.

        "Existing Indebtedness" means (1) the Indebtedness of the co-issuers and their Subsidiaries (other than Indebtedness under any Credit Agreement) in existence on the Issue Date (after giving effect to the transactions contemplated hereby), including, without limitation, the Indebtedness under the Wornick Notes and the Wornick Indenture.

        "Foreign Subsidiary" means any Subsidiary of TWC Holding LLC which (i) is not organized under the laws of the United States, any state thereof or the District of Columbia and (ii) conducts substantially all of its business operations outside the United States of America.

        "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession in the United States as in effect on the Issue Date.

        "Indebtedness" of any specified Person means, without duplication,

        (a)   all liabilities and obligations, contingent or otherwise, of such specified Person, to the extent such liabilities and obligations would appear as a liability upon the consolidated balance sheet of such specified Person in accordance with GAAP, (1) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such specified Person or only to a portion thereof), (2) evidenced by bonds, notes, debentures or similar instruments, (3) representing the balance deferred and unpaid of the purchase price of any property or services, except those incurred in the ordinary course of its business that ordinarily would constitute a trade payable to trade creditors (other than accounts payable or other obligations to trade creditors which have remained unpaid for greater than 90 days past their original due date unless such accounts payable or other obligations to trade creditors are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of such specified Person in accordance with GAAP);

        (b)   all liabilities and obligations, contingent or otherwise, of such specified Person (1) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (2) relating to any Capitalized Lease Obligation, (3) evidenced by a letter of credit or a reimbursement obligation of such specified Person with respect to any letter of credit or (4) relating to any receivables financing;

        (c)   all net obligations of such specified Person under Interest Swap and Hedging Obligations;

        (d)   all liabilities and obligations of others of the kind described in any of the preceding clauses (a), (b) and (c) that such specified Person has guaranteed or provided credit support or that are otherwise its legal liability or which are secured by any assets or property of such specified Person;

        (e)   any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clause (a), (b), (c) or (d), or this clause (e), whether or not between or among the same parties; and

        (f)    all Disqualified Capital Stock of such specified Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price).

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in reasonable good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

        The amount of any Indebtedness outstanding as of any date shall be (1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, but the accretion of original issue discount in accordance with the original terms of Indebtedness issued with an original issue discount will not be deemed to be an incurrence and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

        "Initial Public Offering" means an initial underwritten public offering of common stock of TWC Holding LLC for cash pursuant to an effective registration statement under the Securities Act following which the common stock of TWC Holding LLC is listed on a national securities exchange or quoted on the national market system of the Nasdaq Stock Market, Inc.

        "Initial Purchaser" means CIBC World Markets Corp.

        "Interest Swap and Hedging Obligation" means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement, commodity futures contract, commodity option or any other agreement or arrangement designed to protect against fluctuations in interest rates, currency values or commodity prices, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

        "Investment" by any specified Person in any other Person (including an Affiliate) means (without duplication):

        (a)   the acquisition (whether by purchase, merger, consolidation or otherwise) by such specified Person (whether for cash, property, services, securities or otherwise) of Equity Interests, Capital Stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person or any agreement to make any such acquisition;

        (b)   the making by such specified Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable, trade credit on commercially reasonable terms, endorsements for collection or deposits arising in the ordinary course of business);

        (c)   other than guarantees of Indebtedness of the co-issuers or any of their Subsidiaries to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such specified Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person;

        (d)   the making of any capital contribution by such specified Person to such other Person; and

        (e)   Investments described in the immediately following paragraph.

        TWC Holding LLC shall be deemed to make an Investment in an amount equal to the fair market value of the net assets of any Subsidiary of TWC Holding LLC (or, if neither TWC Holding LLC nor any of its Subsidiaries has theretofore made an Investment in such Subsidiary, in an amount equal to the Investments being made), at the time that such Subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from TWC Holding LLC or a Subsidiary of TWC Holding LLC shall be deemed an Investment valued at its fair market value at the time of such transfer. TWC Holding LLC or any of its Subsidiaries shall be deemed to have made an Investment in a Person if such Person was a Subsidiary at the time of such Investment and any subsequent event causes the Subsidiary to no longer be a Subsidiary (including a designation as an Unrestricted Subsidiary). The fair market value of each Investment shall be measured at the time made or returned, as applicable.

        "Issue Date" means the date of first issuance of the Notes under the Indenture.

        "Lien" means, with respect to any asset, any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction, real or personal, movable or immovable, now owned or hereafter acquired.

        "Liquidated Damages" means all liquidated damages then owing pursuant to the Registration Rights Agreement.

        "Management Fees" means management fees paid by TWC Holding LLC or its Subsidiaries to Veritas Capital Management or its Affiliates in an amount per fiscal year not to exceed $300,000.

        "Net Cash Proceeds" means the aggregate amount of cash or Cash Equivalents received (a) by TWC Holding LLC in the case of a sale of Qualified Capital Stock and (b) by TWC Holding LLC and its Subsidiaries in respect of an Asset Sale or an Event of Loss (including, in the case of an Event of Loss, the insurance proceeds, but excluding any liability insurance proceeds payable to the Trustee for any loss, liability or expense incurred by it),

        (1)   plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of TWC Holding LLC that were issued for cash after the Issue Date, the amount of cash originally received by TWC Holding LLC upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt),

        (2)   less, in each case, the sum of all payments, fees and commissions and reasonable and customary expenses (including, without limitation, the fees and expenses of legal counsel, accounting and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock or Event of Loss,

        (3)   less, in the case of an Asset Sale or Event of Loss only,

          (i)    the amount (estimated reasonably and in good faith by TWC Holding LLC) of income, franchise, sales and other applicable taxes required to be paid by TWC Holding LLC or any of its respective Subsidiaries in connection with such Asset Sale or Event of Loss in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits and tax credit carryforwards, and similar tax attributes,

          (ii)   repayment of Indebtedness (including Purchase Money Indebtedness but not including Subordinated Indebtedness, unless such Subordinated Indebtedness is required to be repaid in connection with such Asset Sale (including to obtain a necessary consent to such Asset Sale or required by applicable law)) secured by a Lien (permitted under the Indenture) on the asset disposed of in such Asset Sale or Event of Loss, and

          (iii)  any reserve, established in accordance with GAAP, for adjustment in respect of the sale price of the property or other assets disposed in such Asset Sale, in accordance with the terms of the agreement governing such Asset Sale.

        "Non-Cash ESOP Compensation Charges" means compensation expense for Employee Stock Ownership Trust shares released and committed to be released, compensation expense for stock options and other stock based compensation expense, in each case, as determined in accordance with GAAP and incurred by TWC Holding LLC and its Subsidiaries prior to the Issue Date.

        "Obligation" means any principal, premium or interest payment, or monetary penalty, or damages, due by the co-issuers under the terms of the Notes or the Indenture, including any Liquidated Damages due pursuant to the terms of the Registration Rights Agreement.

        "Offering" means the offering of the Notes by the co-issuers.

        "Officers' Certificate" means an officers' certificate to be delivered upon the occurrence of certain events as set forth in the Indenture.

        "Permitted Indebtedness" means:

        (a)   Indebtedness evidenced by the Notes issued pursuant to the Indenture up to (i) the amounts being issued on the original Issue Date less any amounts repaid or retired plus (ii) Additional Notes issued from time to time in payment of accrued interest and Liquidated Damages, if any, on the Notes;

        (b)   Refinancing Indebtedness with respect to any Indebtedness (including Disqualified Capital Stock) described in clause (a) or incurred pursuant to clause 2 of the second paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or which was refinanced pursuant to this clause (b);

        (c)   Indebtedness solely in respect of bankers' acceptances, letters of credit performance bonds, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance and similar obligations (to the extent that such incurrence does not result in the incurrence of any obligation to repay any obligation relating to borrowed money or other Indebtedness), all in the ordinary course of business in accordance with customary industry practices, in amounts and for the purposes customary in our industry;

        (d)   Indebtedness incurred by TWC Holding LLC and owed to (borrowed from) any Subsidiary of TWC Holding LLC or incurred by any Subsidiary of TWC Holding LLC and owed to (borrowed from)

the co-issuers or any other Subsidiary of TWC Holding LLC; provided that (x) such Indebtedness shall be unsecured and, in the case such Indebtedness is incurred by TWC Holding LLC, contractually subordinated in all respects to the co-issuer's obligations pursuant to the Notes and (y) (i) any event that causes such Subsidiary borrower or such Subsidiary lender to no longer be a Subsidiary of TWC Holding LLC (including a designation as an Unrestricted Subsidiary) and (ii) any other transfer of any such Indebtedness to a Person other than TWC Holding LLC or a Subsidiary of TWC Holding LLC shall be deemed, in each case, to be a new incurrence of such Indebtedness subject to the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Stock," and (z) the Investment in the form of the loan is a "Permitted Investment" (other than pursuant to clause (c) of the definition thereof) or is otherwise not prohibited at the time of incurrence by the covenant "Limitation on Restricted Payments";

        (e)   Interest Swap and Hedging Obligations that are incurred in the ordinary course of business and not for speculative purposes, for the purpose of fixing or hedging interest rate, currency or commodity price risk with respect to any fixed or floating rate Indebtedness that is permitted by the Indenture to be outstanding or any receivable or liability the payment of which is determined by reference to a foreign currency; provided that the notional amount of any such Interest Swap and Hedging Obligation does not exceed the principal amount of Indebtedness or other obligations to which such Interest Swap and Hedging Obligation relates;

        (f)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

        (g)   our incurrence or the incurrence by any Subsidiary of (i) Purchase Money Indebtedness or Capitalized Lease Obligations or (ii) additional Indebtedness under the Existing Credit Agreement if, immediately prior to such incurrence, the then outstanding Indebtedness under such Credit Agreement was considered (by the designation or redesignation then in effect) to have been incurred pursuant to clause (a) of the third paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or clause (h) of the definition of "Permitted Indebtedness"; provided that the aggregate amount of such Indebtedness incurred and outstanding at any time pursuant to this clause (g) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) does not exceed $5.0 million; and provided, further, that the aggregate amount of Indebtedness pursuant to the Existing Credit Agreement permitted to be incurred pursuant to this clause (g) shall be reduced by the amount of any such Indebtedness (1) retired with the Net Cash Proceeds from any Asset Sale or Event of Loss applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to the covenant "Limitation on Sale of Assets and Subsidiary Stock" or (2) assumed by a transferee in an Asset Sale; and

        (h)   if no Event of Default shall have occurred and be continuing, our incurrence or the incurrence by any Subsidiary of Indebtedness in an aggregate amount incurred and outstanding at any time pursuant to this clause (h) (plus any Refinancing Indebtedness incurred to retire, defease, refinance, replace or refund such Indebtedness) of up to $5.0 million; provided that such Indebtedness may be Indebtedness incurred under any Credit Agreement only if, immediately prior to such incurrence, the then outstanding Indebtedness under such Credit Agreement was considered (by the designation or redesignation then in effect) to have been incurred pursuant to clause (a) of the third paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" or clause (g)(ii) of the definition of "Permitted Indebtedness"; and provided, further, that the aggregate amount of Indebtedness pursuant to such Credit Agreement permitted to be incurred pursuant to this clause (h) shall be reduced by the amount of any such Indebtedness (1) retired with the Net Cash Proceeds from any Asset Sale or Event of Loss applied to permanently reduce the outstanding amounts or the commitments with respect to such Indebtedness pursuant to the covenant "Limitation on Sale of Assets and Subsidiary Stock" or (2) assumed by a transferee in an Asset Sale.

        "Permitted Investment" means:

        (a)   any Investment in any of the Notes or the Additional Notes;

        (b)   any Investment in cash or Cash Equivalents;

        (c)   intercompany notes to the extent permitted under clause (d) of the definition of "Permitted Indebtedness";

        (d)   any Investment by TWC Holding LLC or any Subsidiary in a Person in a Related Business if as a result of such Investment such Person becomes a Subsidiary or such Person is merged with or into TWC Holding LLC;

        (e)   Investments in existence on the Issue Date;

        (f)    loans or advances to employees, directors and officers of TWC Holding LLC, any Subsidiary or any direct holding company of TWC Holding LLC in the ordinary course of business for bona fide business purposes, in an aggregate amount not to exceed $500,000 outstanding at any one time;

        (g)   Investments in securities of trade creditors or customers of TWC Holding LLC or its Subsidiaries received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

        (h)   an Investment in TWC Holding LLC or in a Subsidiary of TWC Holding LLC; provided that any Indebtedness evidencing such Investment is unsecured and, in the case such Investment is made by TWC Holding LLC, contractually subordinated in all respects to TWC Holding LLC's obligations under the Notes;

        (i)    Interest Swap and Hedging Obligations of the types permitted to be incurred under clause (e) of the definition of "Permitted Indebtedness";

        (j)    any Investment in any Person (including the acquisition of Indebtedness) in exchange for Qualified Capital Stock of TWC Holding LLC or the Net Cash Proceeds of any substantially concurrent sale of Qualified Capital Stock of TWC Holding LLC;

        (k)   other Investments in any Person or Persons, provided that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made on and after the Issue Date pursuant to this clause (k) that are outstanding (after giving effect to any such Investments or any portions thereof that are returned to TWC Holding LLC or the Subsidiary that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (k)) in such Person or Persons at any time does not in the aggregate exceed $5.0 million (measured by the value attributed to the Investment at the time made or returned, as applicable); and

        (l)    any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described under "Offers to Purchase the Notes—Limitation on Sale of Assets and Subsidiary Stock."

        "Permitted Liens" means:

        (a)   Liens existing on the Issue Date;

        (b)   Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of TWC Holding LLC in accordance with GAAP;

        (c)   statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business; provided that (1) the underlying obligations are not overdue for a period of more than 30 days, or (2) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of TWC Holding LLC in accordance with GAAP;

        (d)   Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

        (e)   Liens arising by operation of law in connection with a judgment, decree or order, only to the extent, for an amount and for a period not resulting in an Event of Default;

        (f)    pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation;

        (g)   Liens securing the Notes;

        (h)   Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into TWC Holding LLC or a Subsidiary or any Lien securing Indebtedness incurred in connection with an Acquisition; provided that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any other assets;

        (i)    Liens arising from Purchase Money Indebtedness and Capitalized Lease Obligations permitted to be incurred pursuant to clause (g) of the definition of "Permitted Indebtedness"; provided such Liens relate solely to the property which is subject to such Indebtedness;

        (j)    leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of TWC Holding LLC or any of its Subsidiaries or materially detracting from the value of the relative assets of TWC Holding LLC or any Subsidiary;

        (k)   Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by TWC Holding LLC or any of its Subsidiaries in the ordinary course of business;

        (l)    Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness, provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness refinanced;

        (m)  Liens securing Indebtedness incurred under any Credit Agreement in accordance with (i) the third paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," and (ii) clauses (g)(ii) and (h) of the definition of "Permitted Indebtedness";

        (n)   easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects which, individually or in the aggregate, do not materially detract from the value of the property subject thereto (as such property is used by TWC Holding LLC or any of its Subsidiaries) and do not interfere in any material respect with the ordinary conduct of the business of TWC Holding LLC or any of its Subsidiaries;

        (o)   Liens in favor of TWC Holding LLC, which are assigned to the Trustee for the Notes, as applicable;

        (p)   Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

        (q)   Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

        (r)   Liens incurred in the ordinary course of business securing Interest Swap and Hedging Obligations that are otherwise permitted to be incurred under clause (e) of the definition of "Permitted Indebtedness";

        (s)   Liens upon appropriate amounts established by TWC Holding LLC or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with an Asset Sale and retained by TWC Holding LLC or any Subsidiary, as the case may be, after such Asset Sale; and

        (t)    Liens securing Indebtedness of TWC Holding LLC or any Subsidiary (other than Indebtedness incurred under any Credit Agreement and other than Purchase Money Indebtedness or Capitalized Lease Obligations) in addition to the Liens described in clauses (a) through (s) above, so long as the aggregate principal amount of Indebtedness secured by Liens incurred pursuant to this clause (t) does not exceed $3.0 million at any one time outstanding.

        "Person" or "person" means any individual, corporation, limited liability company, joint stock company, joint venture, partnership, limited liability partnership, association, unincorporated organization, trust, governmental regulatory entity, country, state, agency or political subdivision thereof, municipality, county, parish or other entity.

        "Preferred Stock" means any Equity Interest of any class or classes of a Person (however designated) which is preferred as to payments of dividends, or as to distributions upon any liquidation or dissolution, over Equity Interests of any other class of such Person.

        "Principal" means The Veritas Capital Fund II, L.P.

        "Pro forma" or "pro forma" shall have the meaning set forth in Regulation S-X under the Securities Act, unless otherwise specifically stated herein.

        "Purchase Money Indebtedness" of any Person means any Indebtedness of such Person to any seller or other Person incurred solely to finance the acquisition (including, in the case of a Capitalized Lease Obligation, the lease), construction, installation or improvement of any after acquired real or personal tangible property which, in the reasonable good faith judgment of TWC Holding LLC's Board of Directors, is directly related to a Related Business of TWC Holding LLC or any of its Subsidiaries and which is incurred concurrently with such acquisition, construction, installation or improvement and is secured only by the assets so financed.

        "Qualified Capital Stock" means, with respect to any Person, any Capital Stock of such Person that is not Disqualified Capital Stock.

        "Qualified Equity Offering" means (i) an underwritten public offering or (ii) a private offering placed through one or more securities firms that is comparable to a public offering except that it is not registered with the SEC, in each case of Qualified Capital Stock of TWC Holding LLC or Qualified Capital Stock of any direct holding company of TWC Holding LLC (to the extent that the Net Cash Proceeds thereof have been contributed by such holding company to TWC Holding LLC).

        "Qualified Exchange" means:

        (1)   any legal defeasance, redemption, retirement, repurchase or other acquisition of Capital Stock, or Indebtedness of TWC Holding LLC issued on or after the Issue Date with the Net Cash Proceeds received by TWC Holding LLC from the substantially concurrent sale of its Qualified Capital Stock or the Qualified Capital Stock of its direct holding company (other than to a Subsidiary); or

        (2)   any issuance of Qualified Capital Stock of TWC Holding LLC or a direct holding company of TWC Holding LLC in exchange for any Capital Stock or Indebtedness of TWC Holding LLC issued on or after the Issue Date.

        "Recourse Indebtedness" means Indebtedness (a) as to which TWC Holding LLC or one of its Subsidiaries (1) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (2) is directly or indirectly liable (as a guarantor or otherwise), or (3) constitutes the lender, or (b) a default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) a holder of any other Indebtedness of TWC Holding LLC or any of its Subsidiaries (other than the Notes) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Reference Period" with regard to any Person means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

        "Refinancing Indebtedness" means Indebtedness (including Disqualified Capital Stock) (a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness (including Disqualified Capital Stock) in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing plus the amount of any premium paid in connection with such Refinancing) the lesser of (1) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference, of the Indebtedness (including Disqualified Capital Stock) so Refinanced and (2) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; provided that (A) such Refinancing Indebtedness shall only be used to refinance outstanding Indebtedness (including Disqualified Capital Stock) of such Person issuing such Refinancing Indebtedness, (B) such Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness (including Disqualified Capital Stock) to be so refinanced at the time of such Refinancing and (y) in all respects, be no less contractually subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness (including Disqualified Capital Stock) to be refinanced, (C) such Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness (including Disqualified Capital Stock) to be so refinanced or, if sooner, 91 days after the Stated Maturity of the Notes, and (D) such Refinancing Indebtedness shall be secured (if secured) in a manner no more adverse to the Holders of the Notes than the terms of the Liens (if any) securing such refinanced Indebtedness, including, without limitation, the amount of Indebtedness secured shall not be increased.

        "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Issue Date, by and among the Issuers and the other parties named on the signature pages thereof, and any substantially identical registration rights agreement with respect to any Additional Notes, as the context requires, as such agreement may be amended, modified or supplemented from time to time.

        "Related Business" means the business conducted (or proposed to be conducted) by TWC Holding LLC and its Subsidiaries as of the Issue Date and any and all businesses that in the reasonable good faith judgment of TWC Holding LLC's Board of Directors are materially related businesses.

        "Related Parties" means, with respect to the Principal, any Person who controls, is controlled by or is under common control with the Principal; provided that for purposes of this definition "control" means the beneficial ownership of more than 80% of the total voting power of a Person normally entitled to vote in the election of directors, managers or trustees, as applicable of a Person.

        "Restricted Investment" means, in one or a series of related transactions, any Investment, other than a Permitted Investment.

        "Restricted Payment" means, with respect to any Person:

        (a)   the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person,

        (b)   any payment (except to the extent with Qualified Capital Stock) on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person,

        (c)   other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of, any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or a Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and

        (d)   any Restricted Investment by such Person;

provided, however, that the term "Restricted Payment" does not include (1) any dividend, distribution or other payment on or with respect to Equity Interests of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer, or (2) any dividend, distribution or other payment to the co-issuers by any of TWC Holding LLC's Subsidiaries.

        "Significant Subsidiary" shall have the meaning set forth in Regulation S-X under the Securities Act, as in effect on the Issue Date.

        "Stated Maturity," when used with respect to any Note, means August 15, 2011.

        "Subordinated Indebtedness" means Indebtedness of TWC Holding LLC that is contractually subordinated to the Notes, as applicable, in any respect.

        "Subsidiary," with respect to any Person, means (1) a corporation a majority of whose Equity Interests with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, and (2) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest, or (3) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner and in which such Person, directly or indirectly, at the date of determination thereof has a majority ownership interest. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of TWC Holding LLC or of any Subsidiary of TWC Holding LLC for any purpose under the Indenture (including the definitions therein). Unless the context requires otherwise, "Subsidiary" means each direct and indirect Subsidiary of TWC Holding LLC.

        "Treasury Rate" means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to August 15, 2008; provided, however, that if the period from such redemption date to August 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means:

        (1)   any subsidiary of TWC Holding LLC that, at or prior to the time of determination, shall have been designated by our Board of Directors as an Unrestricted Subsidiary; provided that such subsidiary at the time of such designation (a) has no Recourse Indebtedness; (b) is not party to any agreement, contract, arrangement or understanding with TWC Holding LLC or any Subsidiary of TWC Holding LLC unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to TWC Holding LLC or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of TWC Holding LLC; (c) is a Person with respect to which neither

TWC Holding LLC nor any of our Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) does not directly, indirectly or beneficially own any Equity Interests of, or Subordinated Indebtedness of, or own or hold any Lien on any property of, the co-issuers or any other Subsidiary of TWC Holding LLC, and

        (2)   any subsidiary of an Unrestricted Subsidiary.

        Our Board of Directors may designate any Unrestricted Subsidiary to be a Subsidiary; provided that (1) no Default or Event of Default is existing or will occur as a consequence thereof and (2) immediately after giving effect to such designation, on a pro forma basis, the Issuers could incur at least $1.00 of Indebtedness pursuant to clause 2 of the second paragraph of the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

        "U.S. Government Obligations" means direct non-callable obligations of, or noncallable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

        "Voting Equity Interests" means Equity Interests which at the time are entitled to vote in the election of, as applicable, directors, members or partners generally.

        "Wholly Owned Subsidiary" means a Subsidiary all the Equity Interests of which (other than directors' qualifying shares) are owned by TWC Holding LLC or one or more Wholly Owned Subsidiaries of TWC Holding LLC or a combination thereof.

        "Working Capital" means, with respect to any Person as of any date of determination, the difference determined by subtracting (a) current liabilities (excluding the current portion of long term debt) of such Person and its Subsidiaries as of such date from (b) current assets (other than cash and Cash Equivalents) of such Person and its Subsidiaries as of such date.

        "Wornick" means The Wornick Company, a Delaware corporation, and its successors and assignees.

        "Wornick Guarantors" means the Subsidiaries of Wornick that have guaranteed the Wornick Notes pursuant to the terms of the Wornick Indenture and each other Subsidiary of Wornick that thereafter guarantees the Wornick Notes pursuant to the terms of the Wornick Indenture.

        "Wornick Indenture" means the Indenture dated as of June 30, 2004 among Wornick, the Wornick Guarantors and U.S. Bank National Association, as trustee, together with the related collateral agreements, pledge agreements, security agreements and related agreements and documents.

        "Wornick Notes" means the 10 7/8% Senior Secured Notes Due 2011 of Wornick issued pursuant to the Wornick Indenture.

Book-Entry, Procedures, Delivery, Form, Transfer and Exchange

        The original notes sold to qualified institutional buyers, institutional accredited investors and persons outside of the United States are currently in the form of one or more registered global notes without interest coupons (collectively, the "Global Notes"). The exchange notes issued in exchange for the original notes initially will be in the form of one or more Global Notes and will be deposited with the Trustee, as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC's Participants (as defined below).

        The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interest in the Global Notes may not be exchanged for Certificated Notes except in certain limited circumstances. See "Exchange of Interests in Global Notes for Certificated Notes."

        Initially, the Trustee will act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of the Subsidiaries may act as Paying Agent or Registrar. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

Certain Book-Entry Procedures

        The description of the operations and procedures of DTC, the Euroclear System ("Euroclear") and Clearstream Banking, Société Anonyme, Luxembourg ("Clearstream") contained in this prospectus is provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to change by them from time to time. We take no responsibility for these operations and procedures and urge you to contact DTC or its Participants (including, if applicable, Euroclear and Clearstream) directly to discuss these matters.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York State Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participating organizations (collectively, the "Direct Participants") and facilitates the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Direct Participants. The Direct Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other Persons that clear through or maintain a direct or indirect custodial relationship with a Direct Participant (collectively, the "Indirect Participants" and, together with the Direct Participants, the "Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants.

        DTC has advised us that, pursuant to DTC's procedures, (i) upon deposit of the Global Notes, DTC will credit the account of each Direct Participant with the portion of the principal amount of each Global Note that has been allocated to such Direct Participant, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in each Global Note and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.

        You may hold your interests in the Global Notes directly through DTC if you are a Direct Participant in DTC, directly through Euroclear or Clearstream or indirectly through organizations that are Direct Participants in DTC. Morgan Guaranty Trust Company of New York, through its Brussels office, is the operator and depository of Euroclear and Citibank, N.A. is the operator and depository of Clearstream (each a "Nominee" of Euroclear and Clearstream, respectively). Therefore, they will each be recorded on DTC's records as the holders of all ownership interests held by them on behalf of Euroclear and Clearstream, respectively. Euroclear and Clearstream must maintain in their own records the ownership interests, and transfers of ownership interests by and between, their own customers' securities accounts. DTC will not maintain such records. All ownership interests in any Global Notes, including those of customers' securities accounts held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems.

        The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail your ability to transfer your beneficial interest in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, your ability to pledge your beneficial interest in a Global Note to Persons that are not Direct Participants in DTC, or to otherwise take action in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest. For certain other restrictions on the transferability of the Notes see "Exchange of Interests in Global Notes for Certificated Notes."

        As long as DTC, or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. Except in the limited circumstances described under "Exchange of Interests in Global Notes for Certificated Notes," you will not be entitled to have any portion of a Global Note registered in your name, will not be entitled to receive physical delivery of Notes in certificated form and will not be considered the registered owners or holder of a Global Note (or any Note represented thereby) under the Indenture or the Notes for any purpose.

        Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal of and premium, if any, and interest (and Liquidated Damages, if any) on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, none of us, the Trustee or any agent of us or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Participants.

        DTC has advised us that its current payment practice (for payments of principal, premium, interest, Liquidated Damages and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interest in the Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or us. The Company and the Trustee will not be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

        Interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between Indirect Participants (other than Indirect Participants that hold an interest in the Notes through Euroclear or Clearstream) that hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant. Transfers between and among Indirect Participants who hold interests in the Notes through Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between Direct Participants in DTC, on the one hand, and Indirect Participants who hold interests in the Notes through Euroclear or Clearstream, on the other hand, will be effected by Euroclear's or Clearstream's respective Nominee through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream; however, delivery of instructions relating to cross-market transactions must be made directly to Euroclear or Clearstream, as the case may be, by the counterparty in accordance with the rules and procedures of Euroclear or Clearstream and within their established deadlines (Brussels time for Euroclear and U.K. time for Clearstream). Indirect Participants who hold interests in the Notes through Euroclear and Clearstream may not deliver instructions directly to Euroclear's or Clearstream's Nominee. Euroclear or Clearstream will, if the transaction meets its settlement requirements, deliver instructions to its respective Nominee to deliver or receive interests on Euroclear's or Clearstream's behalf in the relevant Global Note in DTC, and make or receive payment in accordance with normal procedures for same-day fund settlement applicable to DTC.

        Because of time zone differences, the securities accounts of an Indirect Participant that holds an interest in the Notes through Euroclear or Clearstream purchasing an interest in a Global Note from a Direct Participant in DTC will be credited, and any such crediting will be reported to Euroclear or Clearstream, during the European business day immediately following the settlement date of DTC in New York. Although recorded in DTC's accounting records as of DTC's settlement date in New York, Euroclear and Clearstream customers will not have access to the cash amount credited to their accounts as a result of a sale of an interest in a Global Note to a DTC Participant until the European business day for Euroclear or Clearstream immediately following DTC's settlement date.

        DTC has advised us that it will take any action permitted to be taken by a Holder of Notes (including the presentation of Notes for exchange as described above) only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange Global Notes (without the direction of one or more of its Direct Participants) for legended Notes in certificated form, and to distribute such certificated forms of Notes to its Direct Participants. See "Exchange of Interests in Global Notes for Certificated Notes."

        Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Direct Participants, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the initial purchasers or the Trustee shall have any responsibility for the performance by DTC, Euroclear or Clearstream or any of their respective Participants, of their respective obligations under the rules and procedures governing any of their operations.

        The information in this section covering DTC, Euroclear and Clearstream and their book-entry systems has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

  Exchange of Interests in Global Notes for Certificated Notes

        You may not exchange your beneficial interest in a Global Note for a definitive Note in registered, certificated form without interest coupons ("a Certificated Note") except as set forth below.

        An entire Global Note may be exchanged for Certificated Notes if:

        (1)   DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes, or (b) has ceased to be a clearing agency registered under the Exchange Act, and in either case we fail to appoint a successor depositary within 90 days of such notice;

        (2)   we, at our option, notify the Trustee in writing that we are electing to issue Certificated Notes; or

        (3)   there shall have occurred and be continuing a Default or an Event of Default with respect to the Notes.

        In any such case, we will notify the Trustee in writing that, upon surrender by the Participants of their interests in such Global Note, Certificated Notes will be issued to each person that such Participants and DTC identify as being the beneficial owner of the related Notes.

        In addition, beneficial interests in Global Notes held by any Participant may be exchanged for Certificated Notes upon request by such Direct Participant (for itself or on behalf of an Indirect Participant) to DTC or to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Participants (in accordance with DTC's customary procedures). Any such exchange of beneficial interests in Global Notes for Certificated Notes will be effected through the DWAC system and an appropriate adjustment will be made to the records of the registrar to reflect a decrease in the principal amount of the Global Note.

        We and the Trustee will not be liable for any delay by the holder of any Global Note or DTC in identifying the beneficial owners of Notes, and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

  Same Day Settlement and Payment

        The Indenture requires that payments in respect of the Notes represented by a Global Note (including principal, premium, if any, interest and Liquidated Damages, if any (other than Interest and Liquidated Damages paid by the issuance of Additional Notes)) be made by wire transfer of immediately available same-day funds to the accounts specified by the holders of interests in such Global Note. With respect to Certificated Notes, we will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available same-day funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. We expect that secondary trading in the Certificated Notes will also be settled in immediately available funds.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        The following summary discusses the material U.S. federal income tax considerations relating to the exchange of the original notes for exchange notes and the purchase, ownership and disposition of the exchange notes by the initial beneficial owner of the original notes. Except where noted, this summary deals only with notes held as capital assets within the meaning of Section 1221 of the Code, and is applicable only to initial purchasers of the original notes who purchased the notes at their initial offering price. References to "notes" in this section refers to both the "original notes" and the "exchange notes."

        This summary is for general information only and does not address special situations. For example, this summary does not address (i) tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or foreign currencies, brokers, financial institutions or "financial service entities," tax-exempt entities, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, real estate investment trusts, insurance companies, retirement plans, U.S. expatriates or former long-term residents of the United States, partnerships or other pass-through entities or investors in partnerships or pass-through entities; (ii) tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle; (iii) tax consequences to U.S. holders (as defined below) of notes whose "functional currency" is not the U.S. dollar; (iv) alternative minimum tax consequences, if any; or (v) any state, local or foreign tax consequences.

        The discussion below is based upon the provisions of the Code and Treasury regulations, rulings and judicial decisions as of the date hereof, all of which are subject to change, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

        For purposes of the discussion below, a "U.S. holder" is a beneficial owner of a note that is for U.S. federal income tax purposes: (i) an individual that is a citizen or resident of the United States; (ii) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision of the United States; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. In addition, for purposes of this discussion, a "Non-U.S. holder" is a beneficial owner of a note that is not a U.S. holder or a partnership.

        In certain circumstances, we may be obligated to pay holders amounts in excess of the stated interest and principal payable on the notes. The obligation to make such payments, including liquidated damages and redemption premiums payable in certain circumstances, may implicate the provisions of Treasury regulations relating to "contingent payment debt instruments." Under these Treasury regulations, a payment is not a contingent payment merely because of a contingency that, as of the issue date, is "remote." We intend to take the position that the likelihood that such payments will be made is remote and therefore the notes are not subject to the rules governing contingent payment debt instruments. This determination will be binding on a holder unless such holder explicitly discloses on a statement attached to such holder's timely filed U.S. federal income tax return for the taxable year that includes the acquisition date of the note that such holder's determination is different. It is possible, however, that the IRS may successfully assert a contrary position from that described above. The remainder of this disclosure assumes that the notes will not be treated as contingent payment debt instruments.

        THE FOLLOWING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH

INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

Consequences to U.S. Holders

  Exchange Offer

        The exchange of original notes for exchange notes pursuant to the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. See "Prospectus Summary—Exchange Notes." As a result, (1) a U.S. holder will not recognize a taxable gain or loss as a result of exchanging such holder's original notes; (2) the holding period of the exchange notes will include the holding period of the original notes exchanged therefor; and (3) the adjusted tax basis of the exchange notes will be the same as the adjusted tax basis of the original notes exchanged therefor immediately before the exchange.

  Original Issue Discount

        The notes will be issued with Original Issue Discount ("OID") for U.S. federal income tax purposes in an amount equal to the excess of the "stated redemption price at maturity" of the notes over the "issue price". For purposes of the foregoing, the "issue price" of the notes will be the first price at which a substantial amount of the notes are sold for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler).

        The "stated redemption price at maturity" of the notes is the sum of all amounts payable with respect to the notes, whether denominated as principal or interest (other than qualified stated interest payments). Qualified stated interest generally means stated interest that is unconditionally payable in cash or other property (other than additional notes of the issuer) at least annually at a single fixed rate (or at certain qualifying variable rates). Because interest on the notes is not unconditionally payable in cash or other property (other than additional notes of the issuer) at least annually, none of the stated interest with respect to the notes will be qualified stated interest. Consequently, all of the stated interest payments on a note (including any additional notes of the issuer, if any, issued with respect to a note) will be included in the stated redemption price at maturity of such note for U.S. federal income tax purposes and must be accrued by a U.S. holder pursuant to the original issue discount rules, as further described below.

        U.S. holders should be aware that they generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, a U.S. holder generally will not be required to include separately in income cash payments received on the notes, even if denominated as interest, to the extent such payments constitute payments of previously included OID amounts. The amount of OID includible in income for a taxable year by a U.S. holder will generally equal the sum of the "daily portions" of the total OID on the note for each day during the taxable year (or portion of the taxable year) on which such holder held the note. Generally, the daily portion of the OID is determined by allocating to each day in any accrual period a ratable portion of the OID allocable to such accrual period. The amount of OID allocable to an accrual period will generally be the product of the "adjusted issue price" of a note at the beginning of an accrual period (which will equal the issue price plus the amount of OID previously includible in the gross income of any U.S. holder for each prior accrual period, less any prior payments made on such note) and its yield to maturity, determined on the basis of compounding at the end of each accrual period and properly adjusted for the length of such period. OID allocable to the final accrual period is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. An accrual period may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day or the first day of an accrual period.

  Sale, Exchange, Retirement or Other Taxable Disposition of the Notes

        A U.S. holder generally will recognize gain or loss, upon the sale, exchange (other than this exchange offer as described above), retirement or other taxable disposition of a note in an amount equal to the difference between the amount realized upon the sale, exchange, retirement or other taxable disposition and such holder's adjusted tax basis in the note. A U.S. holder's adjusted tax basis in a note generally will be equal to the amount paid by such holder for the note, increased by the amount of OID previously included in income and decreased by the amount of any cash payments on the note. Generally, such gain or loss will be capital gain or loss. If the U.S. holder is an individual and has held the notes for more than one year, such capital gain generally will be eligible for reduced rates of taxation. The deductibility of net capital losses is subject to limitations under the Code.

  Treatment of Additional Notes

        Interest accruing on the notes will be payable, at the issuer's option, in cash or in the form of additional notes. For U.S. federal income tax purposes, payment of interest in the form of additional notes is not considered a payment made on the original notes, and additional notes issued as payment of interest will be aggregated with the original note and treated as a single debt instrument for U.S. federal income tax purposes. The above discussion therefore assumes that the sale, exchange, retirement or other taxable disposition of a note by a U.S. holder is a disposition of such single debt instrument (i.e., is a disposition of such holder's interest in the original note and any additional notes received with respect thereto). If, contrary to such assumption, the sale, exchange, retirement or other taxable disposition of the original note or any additional notes received with respect thereto occurs in separate transactions, although not free from doubt, a U.S. holder would likely be required to allocate the adjusted issue price of such holder's note (which, as described above, is treated as a single debt instrument for U.S. federal income tax purposes) between the original note and any additional notes received with respect thereto in proportion to their relative principal amounts. In such case, a U.S. holder's holding period in any additional notes with respect to an original note would likely be identical to the holder's holding period for the original note with respect to which the additional notes were received. Prospective purchasers are advised to consult their own tax advisors as to the U.S. federal income tax consequences of disposing of the original note and any additional notes received with respect thereto in separate transactions.

Consequences to Non-U.S. Holders

  Exchange Offer

        The exchange of original notes for exchange notes in the exchange offer will not constitute a taxable event for a Non-U.S. holder.

        For purposes of the discussion below, interest (including OID) and any gain on the sale, exchange, retirement (including a redemption) or other taxable disposition of a note will be considered to be "U.S. trade or business income" if such income or gain is (1) effectively connected with the Non-U.S. holder's conduct of a U.S. trade or business and (2) in the case of a treaty resident, is attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. holder in the United States.

  Payment of Interest and OID

        Subject to the discussion below concerning backup withholding, generally, interest (including OID) paid on a note will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is "portfolio interest." Generally, interest (including OID) on the notes will qualify as portfolio interest and will be eligible for the portfolio interest exemption if the Non-U.S. holder (1) does not actually or constructively own 10% or more of TWC Holding LLC's capital or profits interest, (2) is not a "controlled foreign corporation" with respect to which we are a "related person," as such terms are defined in the Code, (3) is not a bank whose receipt of interest on the notes is pursuant to a loan agreement entered into in the ordinary course of business and (4) provides the required certifications, under penalties of perjury, that the beneficial owner of the notes is not a U.S. person on a properly completed and executed IRS Form W-8BEN prior to the payment.

        The gross amounts of interest (including OID) that do not qualify for the portfolio interest exemption and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless a treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed on a net basis at regular graduated U.S. federal income tax rates rather than the 30% gross rate. In the case of a Non-U.S. holder that is a corporation, such U.S. trade or business income also may be subject to the branch profits tax. To claim an exemption from withholding in the case of U.S. trade or business income, or to claim the benefits of a treaty, a Non-U.S. holder must provide a properly completed and executed IRS Form W-8ECI (in the case of U.S. trade or business income) or IRS Form W-8BEN (in the case of a treaty), or any successor form as the IRS designates, as applicable, prior to the payment of interest (including OID). These forms must be periodically updated.

  Sale, Exchange, Retirement or Other Taxable Disposition of Notes

        Except as described below and subject to the discussion below on backup withholding, gain realized by a Non-U.S. holder on the sale, exchange, retirement (including a redemption) or other taxable disposition of a note generally will not be subject to U.S. federal income or withholding tax unless (1) such gain constitutes U.S. trade or business income, which will be taxed as discussed above; or (2) the Non-U.S. holder is an individual who holds the note as a capital asset and is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met. If you are subject to the 183 day rule described above, you generally will be subject to U.S. federal income tax at a rate of 30% (or a reduced rate under an applicable treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the disposition of the note) exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding

  U.S. Holders

        In general, information reporting requirements will apply to certain payments of principal and interest (including OID) paid on the notes, and to the proceeds of certain sales (including redemptions) unless the U.S. holder is an exempt recipient (such as a corporation). Backup withholding tax will apply to such payments only if you (i) fail to furnish your social security number or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnish an incorrect TIN, (iii) are notified by the IRS that you failed to report interest or dividends properly or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is your correct number and that you are not subject to backup withholding.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

  Non-U.S. Holders

        We must report annually to the IRS and to each Non-U.S. holder any interest (including OID) that is paid to the Non-U.S. holder. Copies of these information returns also may be made available to the tax authorities of the country in which the Non-U.S. holder resides under the provisions of various treaties or agreements for the exchange of information. Non-U.S. holders other than corporations may be subject to backup withholding and additional information reporting. Backup withholding will not apply to payments of interest (including OID) on the notes to a Non-U.S. holder if the Non-U.S. holder properly certifies that it is not a U.S. person or otherwise establishes an exemption.

        The payment of the gross proceeds from the sale, exchange, retirement (including a redemption) or other taxable disposition of the notes to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. The payment of the gross proceeds from the sale, exchange, retirement (including a redemption) or other taxable disposition of the notes to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person"). In the case of the payment of the gross proceeds from the sale, exchange, retirement (including a redemption) or other taxable disposition of the notes to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is not a U.S. person and certain other conditions are met.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. holder will be allowed as a refund or credit against such Non-U.S. holder's U.S. federal income tax liability, provided that the required information is provided to the IRS.

PLAN OF DISTRIBUTION

        A broker-dealer that is the holder of original notes that were acquired for the account of that broker-dealer as a result of market making or other trading activities, other than original notes acquired directly from us or any of our affiliates, may exchange those original notes for exchange notes pursuant to the exchange offer. This is true so long as each broker-dealer that receives exchange notes for its own account in exchange for original notes, where the original notes were acquired by the broker-dealer as a result of market-marking or other trading activities, acknowledges that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where the original notes were acquired as a result of market-making activities for other trading activities. We have agreed that we will make this prospectus, as it may be amended or supplemented from time to time, available to any broker-dealer for use in connection with any resale, except that the period may be suspended for a period if we determine, upon the advice of counsel, that the amended or supplemented prospectus would require disclosure of confidential information or interfere with any of our financing, acquisition, reorganization or other material transactions. All broker-dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange notes by broker-dealers or any other holder of exchange notes. Exchange notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of the resale, at prices related to such prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        We have agreed to pay all expenses incident to the exchange offer and to our performance of, or compliance with, the registration rights agreement (other than the commissions or concessions of any brokers or dealers) and will indemnify the holders of the exchange notes (including any broker-dealers) against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The validity of the notes will be passed upon for us by Schulte Roth & Zabel LLP, New York, New York.

EXPERTS

        The financial statements as of December 31, 2004 and for the six months ended December 31, 2004 for TWC Holding LLC and its consolidated subsidiaries, and as of December 31, 2003 and for the year ended December 31, 2003, and for the six month period ended June 30, 2004 for the predecessor company, included in this prospectus, have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as an expert in accounting and auditing.

        The predecessor company's consolidated financial statements for the year ended December 31, 2002, included in this prospectus, has been so included in reliance of the report of The Hanke Group, P.C., an independent registered public accounting firm, given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        The co-issuers have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the co-issuers offering of the exchange notes. As permitted by the SEC's rules, this prospectus does not contain all the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and the exchange notes in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are not necessarily complete. If the co-issuers have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the documents or matter involved. This prospectus contains summaries and other information believed by us to be accurate as of the date hereof with respect to specific terms of the indenture, including the form of notes, and the registration rights agreement, but reference is made to the actual documents for complete information with respect to those documents.

        As a result of this exchange offer, the co-issuers will become subject to the periodic reporting and other information requirements of the Securities Exchange Act. The co-issuers will file annual, quarterly and current reports and other information with the SEC. The co-issuers filings will be available over the Internet at http://www.sec.gov. You may also read and copy any document the co-issuers file, including this registration statement and the exhibits and schedules thereto, at the SEC public reference room at: 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. You may also obtain copies of this information by mail from the SEC at the above address, at prescribed rates.

TWC Holding LLC

Index to Consolidated Financial Statements

Page(s)
Reports of Independent Registered Public Accounting Firms	F-2 - F-4
Consolidated Financial Statements
Consolidated Balance Sheets at December 31, 2003 (Predecessor) and 2004 (Successor)	F-5
Consolidated Statements of Operations (Predecessor) for the Years Ended December 31, 2002 and 2003 and for the Period from January 1, 2004 to June 30, 2004, and (Successor) for the Period from July 1, 2004 through December 31, 2004	F-6
Consolidated Statements of Changes in Stockholder's Equity (Predecessor) for the Years Ended December 31, 2002 and 2003 and for the Period from January 1, 2004 through June 30, 2004, and Consolidateed Statement of Members Equity (Successor) for the Period from July 1, 2004 through December 31, 2004	F-7
Consolidated Statements of Cash Flows (Predecessor) for the Years Ended December 31, 2002 and 2003, and for the Period from January 1, 2004 to June 30, 2004, and (Successor) for the Period from July 1, 2004 through December 31, 2004	F-8
Notes to Consolidated Financial Statements	F-9 - F-35
Interim Consolidated Financial Statements (Unaudited)
Consolidated Balance Sheets at December 31, 2004 and April 2, 2005	F-36
Consolidated Statements of Operations for the thirteen week periods ended April 3, 2004 (Predecessor) and April 2, 2005 (Successor)	F-37
Consolidated Statements of Cash flows for the thirteen week periods ended April 3, 2004 (Predecessor) and April 2, 2005 (Successor)	F-38
Notes to Interim Consolidated Financial Statements	F-39 - F-51

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members of

TWC Holding LLC

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in member's equity and of cash flows present fairly, in all material respects, the financial position of TWC Holding LLC and its subsidiaries, a Delaware corporation (the "Successor"), at December 31, 2004, and the results of their operations and their cash flows for the period from July 1, 2004 through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
March 29, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

of The Wornick Company, a Nevada Corporation

        In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of The Wornick Company and its subsidiaries, a Nevada corporation (the "Predecessor"), at December 31, 2003, and the results of their operations and their cash flows for the year ended December 31, 2003 and for the period from January 1, 2004 through June 30, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota
March 29, 2005

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

The Wornick Company

        We have audited the accompanying statements of operations, of stockholder's equity and of cash flows of The Wornick Company (a Nevada corporation) for the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the results of its operations and its cash flows for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

/s/ The Hanke Group, P.C.
San Antonio, Texas
February 28, 2003, except for Notes 12, 16 and 17,
for which the date is May 4, 2004

TWC Holding LLC

Consolidated Balance Sheets

	December 31,
	2003	2004
	The Wornick Company Nevada (Predecessor)	TWC Holding LLC (Successor)
Assets
Current assets
Cash and cash equivalents	$5,290,667	$3,289,030
Investments	8,993,000	—
Trade accounts receivable, net	14,686,678	13,856,294
Prepaid expenses and other current assets	1,086,400	531,106
Inventories	20,050,043	24,132,116
Notes receivable, current portion	1,532,647	—
Deferrede income taxes	—	269,998

Total current assets	51,639,435	42,078,544
Property and equipment, net	21,717,606	32,794,239
Goodwill	10,856,253	77,573,207
Intangible assets, net	—	21,822,710
Notes receivable, excluding current portion	1,102,527	—
Other noncurrent assets	1,392,876	5,675,939

Total assets	$86,708,697	$179,944,639

Liabilities and Stockholder's/Members Equity
Current liabilities
Book overdraft	$747,665	$—
Current maturities of long-term debt	2,494,819	—
Trade accounts payable	2,241,206	6,167,826
Accrued expenses	6,910,792	3,122,446
Accrued interest	—	6,796,875
Taxes payable	—	51,950

Total current liabilities	12,394,482	16,139,097

Accrued stock compensation	13,827,478	—
Accrued incentive compensation	833,269	—
Deferred income taxes	—	1,182,065
Long-term debt	2,498,519	125,000,000

Total liabilities	29,553,748	142,321,162

Commitments and Contingencies
Stockholder's equity/member's equity
Class A and Class B membership interests		37,500,000
Common stock issued and outstanding	50,000	—
Additional paid-in capital	33,637,668	146,400
Unearned shares of Employee Stock Ownership Trust	(10,163,571)	—
Retained earnings	33,630,852	(22,923)

Total stockholder's/member's equity	57,154,949	37,623,477

Total liabilities and stockholder's/member's equity	$86,708,697	$179,944,639

The accompanying notes are an integral part of these consolidated financial statements.

TWC Holding LLC

Consolidated Statements of Operations

	Predecessor			Successor
	Year Ended December 31,		Period from January 1, 2004 to June 30, 2004	Period from July 1, 2004 to December 31, 2004
	2002	2003
Net sales	$130,434,108	$318,370,159	$80,923,839	$100,380,764
Cost of sales	108,417,725	265,447,298	67,752,882	83,307,805

Gross profit	22,016,383	52,922,861	13,170,957	17,072,959
Selling, general and administrative expenses	21,042,831	27,008,208	12,458,600	9,072,317

Operating profit	973,552	25,914,653	712,357	8,000,642

Other (expense) income
Interest expense	(671,188)	(537,025)	(99,791)	(7,150,481)
Interest income	98,898	244,365	506,553	87,029
Other income, net	848,988	979,813	369,274	3,904

Total other income (expense)	276,698	687,153	776,036	(7,059,548)

Income before income taxes	1,250,250	26,601,806	1,488,393	941,094
Income tax (benefit) expense	(30,713)	439,098	41,052	964,017

Net income/(loss)	$1,280,963	$26,162,708	$1,447,341	$(22,923)

Pro forma income data (unaudited)
Income before income taxes	$1,250,250	$26,601,806	$1,488,393
Pro forma income tax expense	1,097,741	11,507,106	949,825

Pro forma net income	$152,509	$15,094,700	$538,568

The accompanying notes are an integral part of these consolidated financial statements.

TWC Holding LLC

Consolidated Statements of Changes in Stockholder's Equity/Members Equity

	Common Stock			Unearned Shares of Employee Stock Ownership Trust
Predecessor			Additional Paid-in Capital		Retained Earnings
	Shares	Amount				Total
Balances at December 31, 2001	5,000,000	$50,000	$25,439,989	$(14,000,461)	$6,187,181	$17,676,709
Net income	—	—	—	—	1,280,963	1,280,963
Release of earned shares of Employee Stock Ownership Trust	—	—	2,531,313	2,009,801	—	4,541,114

Balances at December 31, 2002	5,000,000	50,000	27,971,302	(11,990,660)	7,468,144	23,498,786
Net income	—	—	—	—	26,162,708	26,162,708
Release of earned shares of Employee Stock Ownership Trust	—	—	5,666,366	1,827,089	—	7,493,455

Balances at December 31, 2003	5,000,000	50,000	33,637,668	(10,163,571)	33,630,852	57,154,949
Net income					1,447,341	1,447,341
Release of earned shares of Employee Stock Ownership Trust	—	—	1,823,044	521,248	—	2,344,292

Balances at June 30, 2004	5,000,000	$50,000	$35,460,712	$(9,642,323)	$35,078,193	$60,946,582

	Members Equity
Successor			Additional Paid-in Capital		Retained (Deficit)
	Units	Amount				Total
Balances at June 30, 2004	—	$—	$—	$—	$—	$—
Issuance of member units upon formation	1	37,500,000	—			37,500,000
Equity compensation expense	—	—	146,400	—	—	146,400
Net loss	—	—	—	—	(22,923)	(22,923)

Balances at December 31, 2004	1	$37,500,000	$146,400	$—	$(22,923)	$37,623,477

The accompanying notes are an integral part of these consolidated financial statements.

TWC Holding LLC

Consolidated Statements of Cash Flows

	Predecessor			Successor
	Year Ended December 31,		Period from January 1, 2004 to June 30, 2004	Period from July 1, 2004 to December 31, 2004
	2002	2003
Cash flows from operating activities
Net income (loss)	$1,280,963	$26,162,708	$1,447,341	$(22,923)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property and equipment	1,631,691	2,299,744	1,386,904	1,755,861
Amortization of intangibles	—	—	—	2,347,290
Amortization of inventory step-up	—	—	—	1,767,037
Amortization of bond issuance cost	—	—	—	294,942
Loss on disposal of assets	13,654	10,648	—	71,500
Deferred income tax (benefit) expense	(200,500)	181,500	—	912,067
Compensation expense for Employee Stock Ownership Trust shares released and committed to be released	4,541,114	7,493,455	2,344,292	—
Compensation expense for stock options	7,062,874	5,364,485	713,433	—
Other stock-based compensation expense	—	833,269	3,266,814	146,400
Stock compensation plans	—	—	(4,270,995)	—
Changes in assets and liabilities
Trade accounts receivable	(7,030,126)	(1,891,101)	1,189,462	(13,856,294)
Inventories	(7,999,283)	(893,050)	(4,693,075)	1,163,623
Prepaid expenses and other current assets	(97,553)	(519,341)	162,149	(531,107)
Other noncurrent asset	(71,616)	(242,329)	(56,901)	(62,113)
Trade accounts payable and accrued expenses	3,899,866	(3,975,129)	(1,961,207)	9,290,272
Accrued bond interest	—	—	—	6,796,875
Taxes payable	(98,352)	(273,347)	—	51,950

Net cash provided by (used in) operating activities	2,932,732	34,551,512	(471,783)	10,125,380

Cash flows from investing activities
Payments received on notes receivable	254,458	810,705	610,100	—
Proceeds from the sale of investments	928,571	3,000,000	19,988,514	—
Purchase of investments	(3,000,000)	(8,993,000)	(30,007,514)	—
Business acquired	—	—	—	(165,035,252)
Capital expenditures	(6,045,529)	(12,525,994)	(2,382,720)	(4,301,098)

Net cash (used in) investing activities	(7,862,500)	(17,708,289)	(11,791,620)	(169,336,350)

Cash flows from financing activities
Change in book overdrafts	160,585	587,080	243,027	—
Net increase (decrease) in the line of credit	6,700,000	(9,400,000)	8,700,000	—
Proceeds from issuance of long-term debt	3,425,000	61,653	—	125,000,000
Principal payments on long-term debt	(6,577,792)	(3,843,660)	(629,305)	—
Proceeds from issuance of Common Stock/Members Equity	—	—	—	37,500,000

Net cash provided by (used in) financing activities	3,707,793	(12,594,927)	8,313,722	162,500,000

Net (decrease) increase in cash and cash equivalents	(1,221,975)	4,248,296	(3,949,681)	3,289,030
Cash and cash equivalents
Beginning of period	2,264,346	1,042,371	5,290,667	—

End of period	$1,042,371	$5,290,667	$1,340,986	$3,289,030

Supplemental disclosure of cash flow information
Cash paid during the period for interest	$671,188	$537,025	$77,114	$58,663
Taxes paid during the period, net of refund	271,000	480,354	41,052	122,925

The accompanying notes are an integral part of these consolidated financial statements.

TWC Holding LLC

Notes to Consolidated Financial Statements

1.    Organization and Basis of Presentation

        TWC Holding LLC (the "Company" or "Successor") and its wholly owned subsidiary The Wornick Company, a Delaware corporation ("Wornick" or the "Operating Company"), are acquisition vehicles formed by The Veritas Capital Fund II, L.P., and its general partner, Veritas Capital Management II, L.L.C.(collectively "Veritas"). Wornick and Veritas entered into an Asset Purchase and Sale Contract with The Wornick Company, a Nevada corporation (the "Predecessor"), and its subsidiaries, The Wornick Company Right Away Division, a Nevada corporation, The Wornick Company Right Away Division, L.P., a Texas limited partnership, and Right Away Management Corporation, a Texas corporation, which was consummated on June 30, 2004, and resulted in the purchase by the Successor and its subsidiaries, and the sale by the Predecessor and its subsidiaries, of the business of the Predecessor and its subsidiaries as a going concern, including substantially all of the operating assets of the Predecessor and its subsidiaries.

        The Company, through its wholly owned subsidiary (Wornick or the Operating Company), produces, packages and distributes extended shelf-life foods, both shelf stable and frozen, in flexible pouches and semi-rigid containers, primarily for the U.S. Department of Defense and commercial customers, as well as for its own consumer-branded products.

        As discussed above, the Assets Purchase and Sale Contract was consummated on June 30, 2004. As such, the financial information presented represents: (i) the Consolidated Balance Sheet of the Predecessor at December 31, 2003, and the Successor at December 31, 2004; (ii) the Consolidated Statements of Operations of the Predecessor for the years ended December 31, 2003 and 2002 and the six-month period ended June 30, 2004, and of the Successor for the six-month period ended December 31, 2004; (iii) the Consolidated Statement of Changes in Stockholders Equity (Predecessor) for the years ended December 31, 2003 and 2002 and the six-months ended June 30, 2004 and the Consolidated Statement of Changes in Members Equity (Successor) for the six-months ended December 31, 2004; and (iv) the Consolidated Statements of Cash Flows of the Predecessor for the years ended December 31, 2003 and 2002 and the six-month period ended June 30, 2004, and the Successor for the six-month period ended December 31, 2004.

2.    Acquisition

        On June 30, 2004 (the "Acquisition Date"), pursuant to the Assets Purchase and Sale Contract described above in Note 1, the Operating Company acquired all of the operating assets of the Predecessor. The acquisition was financed through a combination of debt and equity issuances. The purchase price of $165.0 million included approximately $10.1 million of transaction costs. Goodwill of $77.6 million represented the excess of the acquisition cost over the estimated fair value of the identifiable assets acquired. The identifiable intangible assets relate to the value of existing long-term customer supply contracts in place at the Acquisition Date. The purchase price has been allocated to the assets acquired in accordance with the purchase method of accounting as follows:

Inventory	$27,062,776
Property and equipment	30,320,502
Intangible assets	24,170,000
Goodwill	77,573,207
Deferred debt issuance cost	4,458,990
Other noncurrent assets	1,449,777

$165,035,252

        In financing the acquisition, the Operating Company received $165.5 million in proceeds from debt and equity financing, including a $3.0 million advance on a working capital line.

        Summary selected pro forma information of the Predecessor as though the transaction were completed at the beginning of the respective period presented (and as though the Company were taxed as a C-Corporation) is as follows:

(in thousands of dollars)	December 31, 2003	Six-Month Period Ended June 30, 2004
Net sales	$318,370	$80,924
Net income (loss)	2,118	(5,950)

3.    Summary of Significant Accounting Policies

Basis of Presentation

        The Company's consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of Wornick and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

        The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash and cash equivalents.

Accounts Receivable

        Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts represents the Company's best estimate of probable credit losses in its existing accounts receivable. The Company continuously reviews the accuracy of its allowance for doubtful accounts. Historically the Company has had very minimal bad debts due to its customer base. In addition, the Company does not have any off-balance sheet credit exposure related to its customers.

Investments

        Investments, which consist of government asset backed debt securities, are stated at cost, which approximates fair value.

Fair Value of Financial Instruments

        The recorded values of financial instruments, including accounts receivable, other assets, and accounts payable, approximate fair value due to their short maturity. The carrying value of the revolving line of credit (zero at December 31, 2004) approximates fair value due to its variable interest rate. The recorded value of the long-term debt approximates fair value based on borrowing rates currently available to the Company for financing arrangements with similar terms and average maturities.

Concentration of Credit Risk

        Financial instruments that potentially subject the Company to concentration of credit risk have historically consisted of cash and cash equivalents, trade accounts receivable, and marketable securities. The Company's cash and cash equivalents are held at financial institutions and may at times exceed federally insured limits. To minimize risk, the Company maintains its cash and cash equivalents at financial institutions with high credit ratings. To mitigate risk with debt securities, the Company has invested in debt instruments that are backed by Government assets. The Company's trade accounts receivable are concentrated with a significant customer. See Note 13 for additional information regarding this significant customer.

Derivative Financial Instruments

        From time to time, the Company enters into foreign currency forward contracts to manage certain exposures to fluctuations in foreign currency exchange rates for the Canadian dollar. Changes in the fair value of derivatives are recorded in current earnings along with the change in the fair value of the underlying hedged item.

        Cash flows from financial instruments are recognized in the consolidated statements of cash flows in a manner consistent with the underlying hedged transactions. At December 31, 2003 and June 30, 2004, the Predecessor had no outstanding derivative instruments. At December 31, 2004, the Company had one outstanding derivative instrument, the fair value of which was not significant.

Inventories

        Inventories are stated at the lower of cost or market, with cost being determined using the first-in, first-out ("FIFO") method. Costs included in inventories consist of materials, labor, and fixed and variable manufacturing overhead which are related to the purchase and production of inventories.

Property and Equipment

        Property and equipment are stated at cost. Depreciation and amortization of property and equipment are provided using the straight-line method over the estimated useful lives of the assets, which range as follows:

Leasehold improvements	lesser of the term of the lease or life of the asset
(generally 3-10 years)
Machinery and equipment	5-15 years
Office equipment, fixtures and vehicles	3-7 years

        When property and equipment are retired or sold, the cost and related accumulated depreciation are removed from the accounts with any gain or loss recognized in operations. Repairs and maintenance are charged to expense as incurred.

        The Company assesses the impairment of property and equipment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. An impairment loss would be recognized when the carrying amount of the asset exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition. The impairment to be recorded would be the excess of the assets carrying value over its fair value. Fair value would be determined based upon the best information available in the circumstances including quoted prices or other valuation techniques

Goodwill

        Goodwill is stated at cost. During the year ended December 31, 2001, goodwill was amortized using the straight-line method over 20 years. Subsequent to January 1, 2002, goodwill is no longer amortized. The carrying value of goodwill is tested for impairment at least annually. The recoverability of unamortized goodwill is based upon the fair value of the Company which is determined by using a discounted cash flow analysis.

Shipping and Handling Fees and Costs

        The Company classifies shipping and handling fees and costs as a component of cost of sales.

Income Taxes

        Prior to the Transaction and sale of assets, the Predecessor was taxed as a Sub-Chapter S corporation for federal income tax purposes. Prior to January 2003, the Predecessor was subject to Texas Franchise Tax. Beginning in January 2003, the Predecessor (and the Successor) are not subject to Texas Franchise Tax. In connection with the transaction described in note 1, effective July 1, 2004, the Successor will be taxed as an LLC (similar to a partnership under Subchapter S of the Internal Revenue Code). However, the Successor's wholly owned subsidiary will be taxed as a C-Corporation.

        Deferred tax assets and liabilities of the Operating Company are recognized future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax carryforwards. Deferred tax assets and liabilities were measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax status or tax rates is recognized in income in the period that includes the enactment date. The deferred tax assets are reviewed for recoverability and valuation allowances are provided as necessary.

Revenue Recognition

        The Company recognizes revenue from product sales when each of the following conditions have been met: an arrangement exists, delivery has occurred, there is a fixed price, and collectability is reasonably assured, which is generally upon shipment. The Company records estimated discounts as a reduction of revenue in the same period revenue is recognized based on historical experience.

Use of Estimates in Financial Statements

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Stock-Based Compensation Related to Stock Option Plans

        As permitted by the Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, the Predecessor elected to apply the provision of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("Opinion No. 25"), in recognizing costs associated with the Predecessor's stock option plans. Under Opinion No. 25, compensation was measured as the difference between the option's exercise price and the fair value of the underlying shares at the measurement date and subsequent changes in the fair value of the underlying shares through the date the option is exercised or otherwise settled. The measurement date was the first date on which both the number of shares subject to the option and the option exercise price are known. As described further in Note 11, all of the Predecessor's option arrangements were compensatory. The related compensation expense has been determined based upon the estimated fair values of the Predecessor's common stock. As described further in Note 12, the Successor currently has no stock compensation arrangements except for the issuance to certain members of management member units as of the acquisition date of TWC Holding LLC (the "Company's Parent").

Recently Issued Accounting Pronouncement

        On November 24, 2004, the Financial Accounting Standards Board issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. The standard adopts the International Accounting Standards Board view related to inventories that abnormal amounts of idle capacity and spoilage costs should be excluded from the cost of inventory and expensed when incurred. Additionally, the Board made the decision to clarify the meaning of the term "normal capacity." The provisions of SFAS No. 151 are applicable to inventory costs incurred during the fiscal years beginning after June 15, 2005. The Company has not determined the impact of this SFAS No. 151 to its inventory accounting results which may result upon adoption of this statement on January 1, 2006.

4.    Supplemental Balance Sheet Information

Inventories

        A summary of inventories is as follows:

	Predecessor	Successor
	December 31, 2003	December 31, 2004
Raw materials	$13,226,080	$15,187,856
Work in process	1,272,545	1,838,828
Finished goods	5,551,418	7,105,432

	$20,050,043	$24,132,116

Notes Receivable and Other Current Assets

        Notes receivable relate to receivables from the Predecessor's commercial customers for reimbursement of property and equipment expenditures. Additions to these notes have been treated as a noncash investing activity on the accompanying Predecessor consolidated statements of cash flows. The repayment terms were based on production volumes or sales contract lives, with interest ranging from prime rate (4.00% at December 31, 2003) to 7%. Notes receivable from these commercial customers were $2,635,174 at December 31, 2003. These notes were not acquired by the Successor and, as such, have been retained by the Predecessor.

TWC Holding LLC

Notes to Consolidated Financial Statements

Property and Equipment, Net

        A summary of property and equipment, net is as follows:

	Predecessor	Successor
	December 31, 2003	December 31, 2004
Leasehold improvements	$2,995,982	$1,771,322
Machinery and equipment	24,543,406	26,166,475
Office equipment, fixtures and vehicles	2,687,186	2,395,476
Construction in progress	4,795,341	4,216,827

	35,021,915	34,550,100
Less: Accumulated depreciation and amortization	13,304,309	1,755,861

	$21,717,606	$32,794,239

        Depreciation expense for the years ended December 31, 2002 and 2003 and the six-month periods ended June 30, 2004 and December 31, 2004, was $1,631,691, $2,299,744 and $1,386,904 $1,755,861, respectively.

Accrued Expenses

        Accrued expenses are comprised of the following:

	Predecessor	Successor
	December 31, 2003	December 31, 2004
Compensation	$4,291,451	$1,376,404
Accrued government contract liabilities	1,004,343	35,264
Other	1,614,998	1,710,778

	$6,910,792	$3,122,446

5.     Goodwill

        Goodwill is comprised of the following:

	Predecessor	Successor
	December 31, 2003	December 31, 2004
Goodwill	$15,508,934	$77,573,207
Accumulated amortization	(4,652,681)	—

	$10,856,253	$77,573,207

        The Company has completed its annual impairment test of goodwill (Note 3) and has determined that there is no impairment at December 31, 2004.

6.     Intangible Assets

        In connection with the acquisition described in Note 2, a portion of the purchase price was allocated to identifiable intangible assets related to the value of long-term customer supply contracts in place at the Acquisition Date. The original value of these contracts was $24,170,000 and their useful lives range from three to eight years. Expense related to amortization of intangible assets for the six-months ended December 31, 2004, amounted to $2,347,290.

        Scheduled amortization of these assets is as follows:

2005	$4,694,580
2006	4,694,580
2007	4,627,918
2008	4,856,248
2009	2,421,226
Thereafter	528,158

$21,822,710

7.     Notes Payable to Bank and Long-Term Debt

        A summary of long-term debt at December 31, 2003 and 2004, is as follows:

	Predecessor	Successor
	December 31, 2003	December 31, 2004
10 7/8% Senior secured notes; due 2011	$—	$125,000,000
Note payable to a bank in quarterly installments of $618,095 plus interest (4.00% at December 31, 2003); due 2005	4,944,763	—
Note payable to a third party in monthly installments of $1,868 plus interest (4.00% at December 31, 2003); due in 2006.	48,575	—

	4,993,338	125,000,000
Less: Current maturities	2,494,819	—

Long-term debt, excluding current maturities	$2,498,519	$125,000,000

        At December 31, 2003, the Predecessor had debt facilities of $10.0 million and $16.0 million pursuant to revolving loan agreements. Such revolving loan agreements were subject to borrowing base limitations and bore interest at The Wall Street Journal's prime rate (4.00% at December 31, 2003) and were set to expire on August 28, 2004. There was no outstanding balance at December 31, 2003. As described further below, in connection with the acquisition the revolving loan agreements were replaced with a single separate $15.0 million and $10.0 million revolving loan facility with the same lender.

        In connection with the financing of the acquisition described in Note 2, the Operating Company issued $125.0 million 10 7/8% Senior Secured Notes due 2011 and also secured additional financing through a Revolving Loan Agreement which provides the Operating Company $15.0 million of revolving loan financing through June 30, 2009, with an additional revolving credit facility of $10.0 million becoming available upon certain events. Amounts outstanding under the Revolving Loan Agreements are due June 30, 2009, and amounts outstanding are subject to limitations as determined by a calculated borrowing base.

        Interest on amounts outstanding under the Revolving Loan Agreement will vary at a fluctuating rate per annum that is equal to the prime rate (5.25% at December 31, 2004) as published daily by The Wall Street Journal. Amounts outstanding under the Revolving Loan Agreement are collateralized by substantially all of the operating assets of the Operating Company. The lien on such collateral is senior to the lien on the collateral that secures the senior secured notes. In connection with completing the acquisition, the Operating Company borrowed $3.0 million against the revolving loan facility to fund the acquisition and initial working capital of the Successor. This amount was subsequently repaid. There are no amounts outstanding under the revolving loan agreement at December 31, 2004.

        The senior secured notes are collateralized by substantially all assets and other property of the Operating Company. The lien on such collateral, however, is subordinate to the lien on the collateral securing the Revolving Loan Agreement. Interest on the senior secured notes is payable semi-annually. Interest expense on the senior secured notes and revolving loan facility for the year ended December 31, 2004 amounted to $6,796,875 and $58,663, respectively.

        Amounts due under the senior secured notes and the revolving loan facility are subject to an intercreditor agreement. The Operating Company is required to meet certain financial covenants related primarily to minimum working capital amounts and minimum working capital ratios as well as minimum profitability and minimum net worth calculations.

        See also Note 15 regarding additional debt issuance subsequent to December 31, 2004.

8.     Income Taxes

        Income tax expense (benefit) consist of the following:

	Current	Deferred	Total
Predecessor
Year Ended December 31, 2002
State	$132,791	$(200,500)	$(67,709)
Local	36,996	—	36,996

	$169,787	$(200,500)	$(30,713)

Year Ended December 31, 2003
State	$—	$181,500	$181,500
Local	257,598	—	257,598

	$257,598	$181,500	$439,098

Six Months Ended June 30, 2004
Local	$41,052	$—	$41,052

	$41,052	$—	$41,052

Successor
Six Months Ended December 31, 2004
Federal	$—	$912,067	$912,067
State	—	—	—
Local	51,950	—	51,950

	$51,950	$912,067	$964,017

        Prior to January 2003, the Predecessor was subject to Texas franchise tax. Subsequent to December 31, 2002, neither the Predecessor nor the Operating Company are subject Texas franchise tax. As such all remaining deferred Texas franchise taxes totaling $181,500 were reversed during 2003. The current tax expense of $257,598 and $51,950 at December 31, 2003 and 2004, respectively, relate to local municipal taxes.

        In connection with the transaction discussed in Note 1, the Operating Company will be taxed as a C-Corporation whereas the Predecessor was a pass-through entity which qualified under Subchapter S of the Internal Revenue Code.

        The income tax provision for the period ended December 31, 2004 is different from that which would be obtained by applying the statutory federal income tax rate to income before income taxes. The items causing this difference for the period from July 1, 2004 through December 31, 2004, are as follows:

Tax expense at U.S. statutory rate	$329,383
Local income taxes, net of federal benefit	51,950
Nondeductible expenses and other	58,397
Valuation allowance on deferred tax assets	524,287

$964,017

TWC Holding LLC

Notes to Consolidated Financial Statements

        The tax effects of temporary differences that give rise to significant portions of the deferred income tax assets and deferred income tax liabilities at December 31, 2004, are as follows:

Deferred income tax assets
Trade receivables	$8,253
Inventories	261,745
Identifiable intangibles	539,568
Operating loss carryforwards	1,421,038
Valuation allowance on deferred tax asset	(524,287)

Net deferred income tax assets	1,706,317

Deferred income tax liabilities
Goodwill	912,067
Property, plant and equipment	1,706,317

Total gross deferred income tax liabilities	2,618,384

Net deferred income tax liabilities	$912,067

        A valuation allowance has been provided against deferred tax assets as management believes that it is more likely than not that these tax benefits will not realized based upon the existing uncertainty regarding whether the Company will generate future taxable income due to additional charges related to amortization of intangibles, bond issuance cost and goodwill. Such valuation allowances exceeded the amount of the net deferred tax liability due to the indefinite reversal period related to Goodwill accounting for book purposes. Total net operating losses at December 31, 2004 were $4,060,110. These net operating losses expire in fiscal year 2022.

        The accompanying Consolidated Statements of Operations of the Predecessor also presents pro forma net income data which assumes the Predecessor was taxed as a C-Corporation for the periods presented utilizing a federal income tax rate of 35%. The difference between the pro forma effective income tax rate and the federal statutory rate relates primarily to permanent differences between book and tax reporting on the Employee Stock Option Plan ("ESOP") and certain other local taxes.

9.     Members' Equity

        TWC Holding LLC has two classes of membership interests, Class A interests and Class B interests. In connection with completing the Acquisition, certain members of Wornick management and outside directors have received Class B interests. Pursuant to the terms of the operating agreement governing TWC Holding LLC, the holders of Class B interests are entitled to receive up to 7.875%, in aggregate, of all distributions made by TWC Holding LLC after the holders of Class A interests have received a return of their invested capital provided that holders of Class A interests have received an 8% per annum internal rate of return on their invested capital. The Class B interests are subject to a five-year vesting schedule with any unvested interests reverting to the holders of Class A interests. Because these Class B interests were issued to members of management and directors of the Operating Company, these awards are considered to be compensatory to the Company over the vesting period. The total fair value of the these Class B interests as of their issuance date was determined to be $1,464,000, $146,400 of which has been recognized as compensation expense in the six-month period ended December 31, 2004 (with a corresponding offset to additional paid-in-capital).

        Veritas owns approximately 95% of all Class A interests. Through the provisions of the TWC Holding LLC's Limited Liability Company Agreement, Veritas is deemed to own all the common stock of Wornick. TWC Holding LLC Membership interests not held by Veritas are not transferable without the consent of Veritas.

10.   Commitments and Contingencies

        Each of the Operating Company's divisions leases manufacturing facilities from the Predecessor's former president and chief executive officer and former sole shareholder. These leases are each for a 15-year period expiring in 2010 and require the Operating Company to pay all maintenance, taxes, and insurance. Monthly rentals are subject to increases based on the consumer price index ("CPI") for the previous two years, but are never subject to decreases. Each of these leases has been classified as operating leases.

        The Predecessor paid approximately $1,115,000, $1,310,000 and $592,000 in total rent expense for the years ended December 31, 2002, 2003 and for the six-month period ended June 30, 2004, respectively. The Company paid approximately $592,000 for the six-month period ended December 31, 2004.

        The Operating Company is also obligated under operating leases for certain manufacturing and office facilities and equipment. Rental expense for these leases for the years ended December 31, 2002, 2003 and for the six-month period ended June 30, 2004, for the Predecessor were approximately $672,000, $1,799,000 and $1,203,000, respectively. The Operating Company paid approximately $1,164,000 in rental expense for these same items for the six-month period ended December 31, 2004.

        Future minimum lease payments under noncancellable operating leases with remaining lease terms in excess of one year as of December 31, 2004, are as follows:

Years Ending December 31,
2005	$2,750,891
2006	2,614,200
2007	2,532,798
2008	1,633,050
2009	477,117
Thereafter	1,184,002

$11,192,058

11.   Defined Contribution Employee Benefit Plans

        In connection with the acquisition discussed in Note 2, the Operating Company adopted The Wornick Company 401(k) Savings Plan (the "401(k) Plan"), a plan similar in all material respects to the plan available under the Predecessor, which covers all eligible employees who have met the service requirement. Effective January 1, 2003, the Predecessor modified its 401(k) Plan which allowed plan participants to elect to defer up to 50% of their compensation for the year, but not to exceed allowable limits prescribed under IRS regulations. The Operating Company will make a matching contribution at 100% for the first 3% and 50% for the subsequent 2% of the participant's elective compensation deferral. Prior to the modification, a plan participant may have elected to defer up to 15% of compensation for the plan year. The Operating Company would make a matching contribution of 50% of the first 6% of an employee's compensation deferral. The Predecessor contributed approximately $193,000, $413,000 and $222,394 to the 401(k) Plan for the years ended December 31, 2002, 2003 and for the six-month period ended June 30, 2004, respectively. The Successor contributed approximately $202,006 to the 401(k) Plan for the six-month period ended December 31, 2004, respectively.

        The Operating Company maintains various defined contribution welfare benefit plans to provide medical, dental and life insurance benefits covering active eligible full time employees. The life insurance and dental plans are fully insured plans whereby the Operating Company pays annual premiums. The medical plan is subject to self-insured maximum contributions for which the Operating Company maintains adequate reserves.

        TWC Holding LLC (the parent) is a holding company with no employees and as such has no employee benefit plans.

12.   Predecessor Stock Compensation Plans

Stock Option Plans

        During 1998, the Predecessor adopted The Wornick Company Executive Stock Option Plan ("Option Plan") for the benefit of designated key employees at an option price of $3.58 per share. The Predecessor granted options to purchase 405,405 shares of common stock on January 1, 1999, under the Option Plan. An employee's right to exercise the stock options granted was contingent upon continued employment with the Predecessor. Vesting, for purposes of the Option Plan, occurred at a rate of 25% per year beginning December 31, 1999. The Board of Directors accelerated the vesting of all options outstanding in 2001. Options may be exercised during the period of January 1, 2003 through December 31, 2005.

        Also in 1998, the Predecessor adopted the Board of Directors Stock Option Plan ("Board Plan") for the benefit of the members of the Predecessor's Board of Directors. The Predecessor granted options to purchase up to 100,000 shares of common stock at an option price of $3.58 per share in June 1998 under the Board Plan.

        Lastly, in 1998, the Predecessor adopted the Key Personnel Stock Option Plan ("Key Personnel Plan") for the benefit of designated key executives and certain members of the Predecessor's Board of Directors. The Predecessor granted options to purchase 120,000 shares of common stock at an option price equal to $4.30 per share in December 1998 under the Key Personnel Plan.

        Optionees were fully vested in the options granted under the Board Plan and Key Personnel Plan. These options may be exercised during the period of January 1, 2003 through December 31, 2005.

        In 2000, the Predecessor granted an option to an employee to purchase 10,500 shares of common stock at $5.08 per share under a separate stock option agreement. The Board of Directors fully vested all of these options during 2001. In December 2000, the Predecessor granted separate options to its new board chairman and its new President and Chief Executive Officer to purchase 125,000 shares of common stock under separate stock option agreements. The options were 100% vested at the date of grant. The option price was $5.89, the fair market value of the stock on December 31, 2000. Options may be exercised during the period of January 1, 2003 through December 31, 2005.

        If any of the options above were not fully exercised by December 31, 2005, the unexercised portion of the option could be cancelled and a cash distribution to the option holder would be made for the difference between the fair value of the stock on December 31, 2005, and the exercise price of the related option. In addition, the terms of each of the option awards described above provided the individual with the right to immediately sell back to the Predecessor, at fair value, any stock obtained through the exercise of any option award. Under accounting principles generally accepted in the United

States of America, all of the options above were accounted for as compensatory plans with compensation expense being recorded based upon the fair value of the underlying stock through the date the award is exercised or otherwise settled. Total compensation expense related to all of the above options was $7,062,874 and $5,364,485 for the years ended December 31, 2002 and 2003, respectively, and $713,433 for the six-month period ended June 30, 2004.

        A summary of transactions for all options follows:

	Number of Shares	Exercise Price
Outstanding at December 31, 2002	548,676	$3.58-5.89
Granted	—	—
Exercised	—	—
Cancelled	—	—
Outstanding at December 31, 2003	548,676	$3.58-5.89
Granted	—	—
Exercised	—	—
Cancelled	—	—
Outstanding at June 30, 2004	548,676	$3.58-5.89

        In connection with the acquisition described in Note 2, all options became exercisable and are to be settled subsequent to June 30, 2004, with proceeds from the acquisition.

Other Stock-based Compensation Plans

        The Predecessor adopted an incentive cash compensation plan effective December 20, 2002. Under the terms of the plan, employees would receive a base cash compensation totaling $475,000 adjusted in proportion to the changes in the fair value of the shares of the Predecessor's common stock from $7.05 per share. In June 2003 the Predecessor granted certain Directors a total of 60,000 stock units which effectively provide the individual the right to receive a cash payment for the increase in the fair value of the Predecessor's common stock in excess of $17.44. Compensation expense of $833,269 was recorded for the year ended December 31, 2003, and $3,266,814 for the six-month period ended June 30, 2004, related to these plans. Payments to employees and Directors under these plans were contingent upon the continued employment (or service in the case of the Directors) with the Predecessor and were payable at the earlier of December 31, 2005, or upon a change in control of the Predecessor.

        In addition, in July 2001 the Predecessor had adopted an incentive cash compensation plan to one employee which is contingent upon a change in control of the Predecessor. The employee received a base compensation of $250,000 adjusted in proportion to the changes in fair value of the shares of the Company's common stock from $6.47 per share.

        All of these amounts are to be settled by the Predecessor subsequent to June 30, 2004, with proceeds from the acquisition.

Employee Stock Ownership Plan

        In November 1995, the Predecessor established an employee stock ownership plan, The Wornick Company Employee Stock Ownership Plan, and a trust, The Wornick Company Employee Stock Ownership Trust ("ESOT"), to provide all eligible employees of the Predecessor the opportunity to obtain beneficial interests in the stock of the Predecessor. The ESOP authorized the ESOT to purchase all of the Predecessor's common stock outstanding, 5 million shares, from the sole shareholder for $34.0 million. The Predecessor entered into an agreement with a bank to borrow $34.0 million in connection with the ESOT that was loaned on the same terms to the ESOT.

        The loan obligation of the ESOT was considered unearned employee benefit expense and, as such, was recorded as a reduction of the Predecessor's stockholder's equity. The Predecessor contributions made to the ESOT were in amounts determined by the Predecessor's Board of Directors. The Predecessor made contributions in sufficient amounts to the ESOT that, together with dividends on unallocated shares held by the ESOT and other earnings on ESOT nonstock assets enabled the ESOT to service principal and interest payments on the note payable to the Predecessor.

        As a result of a tax change by the Internal Revenue Service, the terms of the loan to the ESOT were no longer the same as those of the loan between the Predecessor and the bank.

        Compensation cost was recognized as shares were committed to be released based on their average fair values. The Predecessor recorded compensation costs totaling $4,541,114 and $7,493,455 for the years ended December 31, 2002 and 2003, respectively, and $2,344,292 for the six-month period ended June 30, 2004. The excess of the current estimated fair value of the shares released over their cost totaled $2,531,313 and $5,666,366 for the years ended December 31, 2002 and 2003, respectively, and $1,823,044 for the six-month period ended June 30, 2004 (based upon the shares expected to be released in 2004), and has been recorded as an increase to additional paid-in capital.

        As long as the loan to the ESOT is outstanding, shares of common stock will be released and allocated to eligible employees when loan payments are received. The number of shares allocated to participants is a formula based on payroll. The number of shares allocated and unallocated at December 31, 2002 and 2003, and for the six-month period ended June 30, 2004 (based upon shares expected to be allocated), are as follows:

	December 31,		Six-Month Period Ended June 30, 2004
	2002	2003
Allocated	3,236,668	3,505,357	3,581,993
Unallocated	1,763,332	1,494,643	1,418,007

	5,000,000	5,000,000	5,000,000

13.   Transactions with Major Customer and Related Party

Major Customer:

        During the years ended December 31, 2002 and 2003, and the six-month periods ended June 30, 2004 and December 31, 2004, the Operating Company had one major customer, which accounted for approximately $105,043,000 and $284,699,000 or 80%, and 89% of net revenue, respectively, for the years ended December 31, 2002 and 2003, and approximately $66,799,000 and $82,955,000 or 83% and 83% of net revenues for the six-month periods ended June 30, 2004 and December 31, 2004, respectively. Approximately $12,052,000, or 82% and $10,132,000, or 73%, of net accounts receivable was attributable to this major customer as of December 31, 2003 and 2004, respectively.

Related Party:

        The Operating Company has a management service agreement with Veritas. Veritas, through TWC Holding LLC (The Operating Company's parent) owns essentially all of the Company's common stock.

Under the terms of the agreement Veritas provides management and advisory services to the Operating Company for an annual management fee of $300,000. Fees charged under the management services agreement for the six month period ended December 31, 2004 were $150,000, all of which was paid prior to December 31, 2004.

14.   Litigation

        The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations or liquidity.

15.   Subsequent Event

        On February 11, 2005, the Company, along with TWC Holding Corp., issued $26.0 million of 13.875% Senior unsecured PIK notes due 2011. Neither the Company or any of its subsidiaries guaranteed the Senior PIK notes. The Senior PIK notes are our senior obligation, which will rank senior in right of payment to all our existing and future subordinated indebtedness. The Senior PIK notes will be subordinated to all of our subsidiaries existing and future indebtedness. The notes are subject to the financial covenants set forth in the $125 million senior secured notes of Wornick. The $26 million PIK notes will limit the Company's ability to incur additional indebtedness and pay dividends or make other distributions as well as to make certain investments and sell certain assets or merge with or into other companies. Because TWC Holding LLC is a holding company with no operations and has only its investment in the Operating Company, future cash flows of the Operating Company commencing in 2005 through 2011 will also be required to service the debt of TWC Holding LLC.

        Assuming the transaction took place at the beginning of the year, the Company would have incurred approximately $408,000 of additional interest expense for the thirteen week period ended April 2, 2004.

16.   Operating Segment Information

        The Company has two operating segments Right Away Division ("RAD") and Prepared Foods Division ("PFD"). RAD is located in Texas and primarily sells its product to the U.S. Department of Defense. PFD is located in Ohio and also sells directly to the U.S. Department of Defense as well as to commercial branded food companies and inter-segment sales to RAD. Management evaluates segment performance based on several factors, including operating profit.

        The accounting policies of the operating segments are generally the same as those described in Note 3. Inter-segment transactions have been eliminated.

        Consistent with the Company's (and the Predecessor's) internal management reporting, corporate operations for the Predecessor include investment and interest income, compensation expense for the ESOT, stock and other stock-based compensation plans and overhead costs. Corporate assets primarily include investments in subsidiary guarantors (which are eliminated in consolidation), other investments and goodwill. Other significant noncash items include compensation expense for ESOT shares released and committed to be released as well as compensation expense related to stock options and other stock-based compensation plans.

        The Company's sales by product line for the periods indicated are as follows:

	Year Ended December 31,		Predecessor	Successor
(in thousands of dollars)			Six-Month Period Ended June 30,	Six-Month Period Ended December
	2002	2003
DoD Sales
Meals Ready-to-Eat ("MRE")	$47,401	$135,327	$39,078	$59,076
Unitized Group Rations-A ("UGR-A")	39,106	126,996	24,518	18,397
Tray-Pack	15,309	19,469	2,410	4,302
Military Other	3,227	2,907	793	1,180

Total DoD sales	105,043	284,699	66,799	82,955
Co-manufactured	13,069	25,621	10,329	11,990
Branded	2,677	2,203	2,359	2,271
Other	9,645	5,847	1,437	3,165

	$130,434	$318,370	$80,924	$100,381

TWC Holding LLC

Notes to Consolidated Financial Statements

        Reportable operating segment financial information for the years ended December 31, 2002, 2003 and for the six-month periods ended June 30, 2004 and December 31, 2004 is as follows:

Operating Segments	Trade Revenue	Inter-segment Revenue	Operating Profit (Loss)	Depreciation/ Amortization	Other Significant Noncash Charges	Total Assets	Capital Expenditures
Right Away Division
2002	95,005,151	—	8,173,623	774,741	—	26,313,665	1,454,632
2003	268,457,723	—	25,648,073	741,323	—	33,752,073	2,597,137
Six-month period ended June 30, 2004	65,266,652	—	4,274,494	486,473	—	—	773,591
Six-month period ended December 31, 2004	79,631,256	—	3,936,779	1,594,430	—	36,053,360	643,810
Prepared Foods
2002	35,428,957	28,660,590	5,763,956	839,056	—	31,100,471	4,578,689
2003	49,912,436	68,868,033	14,727,466	1,537,156	—	33,119,145	9,922,912
Six-month period ended June 30, 2004	15,657,187	19,815,600	4,413,202	891,518	—	—	1,609,129
Six-month period ended December 31, 2004	20,749,508	30,905,753	5,812,388	4,275,758	—	66,601,215	3,657,288
Corporate
2002	—	—	(12,831,142)	17,894	11,603,988	35,733,082	12,208
2003	—	—	(14,526,556)	21,265	13,691,209	71,719,385	5,945
Six-month period ended June 30, 2004	—	—	(7,975,339)	8,913	6,324,539	—	—
Six-month period ended December 31, 2004	—	—	(1,748,525)	294,942	—	110,692,286	—
Eliminations
2002	—	(28,660,590)	(132,885)	—	—	(29,449,035)	—
2003	—	(68,868,033)	65,670	—	—	(51,881,906)	—
Six-month period ended June 30, 2004	—	(19,815,600)	—	—	—	—
Six-month period ended December 31, 2004	—	(30,905,753)	—	—	—	(33,402,222)	—
Total Company
2002	130,434,108	—	973,552	1,631,691	11,603,988	63,698,183	6,045,529
2003	318,370,159	—	25,914,563	2,299,744	13,691,209	86,708,697	12,525,994
Six-month period ended June 30, 2004	80,923,839	—	712,357	1,386,904	6,324,539	—	2,382,720
Six-month period ended December 31, 2004	100,380,764	—	8,000,642	6,165,130	—	179,944,639	4,301,098

17.   Condensed Consolidated Financial Information

        In connection with financing of the acquisition transaction described in Note 2, the Operating Company issued $125.0 million of Senior Notes due 2011. The notes are general obligations of the Operating Company and are jointly and severally, irrevocably and unconditionally, guaranteed on a senior secured basis by each of the Successor entity's present and future Subsidiaries (the "Subsidiary Guarantors").

        The following information presents consolidated balance sheet, statement of operations and statement of cash flows data for the Subsidiary Guarantors at December 31, 2003 and 2004, and for the

years ended December 31, 2002 and 2003 and for the six month periods ended June 30, 2004 and December 31, 2004:

        Condensed consolidated balance sheet at December 31, 2003:

	Predecessor
	Parent	Subsidiary Guarantors	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$1,652,570	$3,638,097	$—	$5,290,667
Investments	8,993,000	—	—	8,993,000
Trade accounts receivable	2,615,444	12,071,234	—	14,686,678
Inventories	8,746,629	11,856,036	(552,622)	20,050,043
Prepaid expenses and other current assets	558,515	527,885	—	1,086,400
Notes receivable, current portion	1,532,647	—	—	1,532,647
Interdivision receivables	2,000	33,641	(35,641)	—

Total current assets	24,100,805	28,126,893	(588,263)	51,639,435
Investments in subsidiary guarantors	51,293,643	—	(51,293,643)	—
Property and equipment, net	16,212,348	5,505,258	—	21,717,606
Goodwill	10,856,253	—	—	10,856,253
Notes receivable, excluding current portion	1,102,527	—	—	1,102,527
Other noncurrent assets	1,272,954	119,922	—	1,392,876

Total assets	$104,838,530	$33,752,073	$(51,881,906)	$86,708,697

Liabilities and Stockholder's Equity
Current liabilities
Book overdraft	$—	$747,665	$—	$747,665
Current maturities of long-term debt	2,472,400	22,419	—	2,494,819
Trade accounts payable	1,526,726	714,480	—	2,241,206
Accrued expenses	2,951,447	3,959,345	—	6,910,792
Interdivision payables	23,047,276	(23,011,635)	(35,641)	—

Total current liabilities	29,997,849	(17,567,726)	(35,641)	12,394,482
Accrued stock compensation	13,827,478	—	—	13,827,478
Accrued incentive compensation	833,269	—	—	833,269
Long-term debt, excluding current maturities	2,472,363	26,156	—	2,498,519

Total liabilities	47,130,959	(17,541,570)	(35,641)	29,553,748

Stockholder's equity
Common stock	50,000	—	—	50,000
Additional paid-in capital	33,637,668	—	—	33,637,668
Unearned shares of Employee Stock Ownership Trust	(10,163,571)	—	—	(10,163,571)
Retained earnings	34,183,474	51,293,643	(51,846,265)	33,630,852

Total stockholder's equity (deficit)	57,707,571	51,293,643	(51,846,265)	57,154,949

Total liabilities and stockholder's equity	$104,838,530	$33,752,073	$(51,881,906)	$86,708,697

TWC Holding LLC

Notes to Consolidated Financial Statements

  Condensed consolidated balance sheet at December 31, 2004:

	Successor
	TWC Holding LLC	The Wornick Company Delaware	Subsidiary Guarantors	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$—	$1,085,474	$2,203,556	$—	$3,289,030
Trade accounts receivable	—	4,413,429	9,442,865	—	13,856,294
Interdivision receivables	—	4,822,266	—	(4,822,266)	—
Prepaid expenses and other current assets	—	246,316	284,790	—	531,106
Inventories	—	10,491,680	13,640,436	—	24,132,116
Deferred income taxes	—	269,998	—	—	269,998

Total current assets	—	21,329,163	25,571,647	(4,822,266)	42,078,544
Investments in subsidiary guarantors	37,623,477	28,579,956	—	(66,203,433)	—
Property and equipment, net		25,845,617	6,948,622	—	32,794,239
Goodwill		77,573,207	—	—	77,573,207
Intangible assets, net		18,434,375	3,388,335		21,822,710
Other noncurrent assets		5,531,183	144,756	—	5,675,939

Total assets	$37,623,477	$177,293,501	$36,053,360	$(71,025,699)	$179,944,639

Liabilities and Members Equity
Current liabilities
Trade accounts payable	$—	$4,556,681	$1,611,145	$—	$6,167,826
Interdivision payables	—	101,605	4,720,661	(4,822,266)	—
Accrued expenses	—	1,980,848	1,141,598	—	3,122,446
Accrued interest	—	6,796,875	—	—	6,796,875
Taxes payable	—	51,950	—	—	51,950

Total current liabilities	—	13,487,959	7,473,404	(4,822,266)	16,139,097
Deferred tax liabilities	$—	$1,182,065	—	—	$1,182,065
Long-term debt, excluding current maturities	—	125,000,000	—	—	125,000,000

Total liabilities	—	139,670,024	7,473,404	(4,822,266)	142,321,162

Member's equity
Members equity	37,500,000	—	—	—	37,500,000
Additional paid-in capital	146,400	37,646,400	26,624,729	(64,271,129)	146,400
Retained earnings/(deficit)	(22,923)	(22,923)	1,955,227	(1,932,304)	(22,923)

Total Member's equity (deficit)	37,623,477	37,623,477	28,579,956	(66,203,433)	37,623,477

Total liabilities and Member's equity	$37,623,477	$177,293,501	$36,053,360	$(71,025,699)	$179,944,639

        Condensed consolidated statement of operations for the year ended December 31, 2002:

	Predecessor
	Parent	Subsidiary Guarantors	Eliminations	Total
Net sales	$64,089,547	$95,005,151	$(28,660,590)	$130,434,108
Cost of sales	53,830,389	83,115,041	(28,527,705)	108,417,725

Gross profit	10,259,158	11,890,110	(132,885)	22,016,383
Selling, general and administrative expenses	17,326,344	3,716,487	—	21,042,831

Operating (loss) profit	(7,067,186)	8,173,623	(132,885)	973,552
Other income (expense)
Interest expense	(795,341)	(4,840)	128,993	(671,188)
Interest income	54,236	173,655	(128,993)	98,898
Executive/administration expense (income)	774,500	(774,500)	—	—
Other income, net	130,014	718,974	—	848,988
Equity in earnings of subsidiary guarantor	8,247,129	—	(8,247,129)	—

Total other income	8,410,538	113,289	(8,247,129)	276,698

Income before income taxes	1,343,352	8,286,912	(8,380,014)	1,250,250
Income tax expense (benefit)	(70,496)	39,783	—	(30,713)

Net income	$1,413,848	$8,247,129	$(8,380,014)	$1,280,963

        Condensed consolidated statement of operations for the year ended December 31, 2003:

	Predecessor
	Parent	Subsidiary Guarantors	Eliminations	Total
Net sales	$118,780,469	$268,457,723	$(68,868,033)	$318,370,159
Cost of sales	97,612,502	236,768,499	(68,933,703)	265,447,298

Gross profit	21,167,967	31,689,224	65,670	52,922,861
Selling, general and administrative expenses	20,967,057	6,041,151	—	27,008,208

Operating profit	200,910	25,648,073	65,670	25,914,653

Other income (expense)
Interest expense	(464,460)	(72,565)	—	(537,025)
Interest income	163,258	81,107	—	244,365
Executive/administration (income) expense	(1,366,112)	1,366,112	—	—
Other income, net	—	979,813	—	979,813
Equity in earnings of subsidiary guarantor	28,022,060	—	(28,022,060)	—

Total other income	26,354,746	2,354,467	(28,022,060)	687,153

Income before income taxes	26,555,656	28,002,540	(27,956,390)	26,601,806
Income tax expense (benefit)	458,618	(19,520)	—	439,098

Net income	$26,097,038	$28,022,060	$(27,956,390)	$26,162,708

TWC Holding LLC

Notes to Consolidated Financial Statements

        Condensed consolidated statement of operations for the six-month period ended June 30, 2004:

	Predecessor
	Parent	Subsidiary Guarantors	Eliminations	Total
Net sales	$35,472,787	$65,266,652	$(19,815,600)	$80,923,839
Cost of sales	28,838,375	58,730,107	(19,815,600)	67,752,882

Gross profit	6,634,412	6,536,545	—	13,170,957
Selling, general and administrative expenses	10,196,549	2,262,051	—	12,458,600

Operating (loss) profit	(3,562,137)	4,274,494	—	712,357

Other income (expense)
Interest expense	(95,403)	(4,388)	—	(99,791)
Interest income	483,029	23,524	—	506,553
Executive/administration income (expense)	483,000	(483,000)	—	—
Other income, net	92,912	276,362	—	369,274
Equity in earnings of subsidiary guarantor	4,086,992	—	(4,086,992)	—

Total other income (expense)	5,050,530	(187,502)	(4,086,992)	776,036

Income before income taxes	1,488,393	4,086,992	(4,086,992)	1,488,393
Income tax expense	41,052	—	—	41,052

Net income	$1,447,341	$4,086,992	$(4,086,992)	$1,447,341

        Condensed consolidated statement of operations for the six-month period ended December 31, 2004:

	Successor
	TWC Holding LLC	The Wornick Company Delaware	Subsidiary Guarantors	Eliminations	Total
Net sales	$—	$51,655,261	$79,631,256	$(30,905,753)	$100,380,764
Cost of sales	—	41,254,642	72,958,916	(30,905,753)	83,307,805

Gross profit	—	10,400,619	6,672,340	—	17,072,959
Selling, general and administrative expenses	—	6,336,756	2,735,561	—	9,072,317

Operating profit	—	4,063,863	3,936,779	—	8,000,642

Other income (expense)
Interest expense	—	(7,128,614)	(21,867)	—	(7,150,481)
Interest income	—	3,931	83,098	—	87,029
Executive/administration income (expense)	—	2,252,162	(2,252,162)	—	—
Other (expense) income, net	—	(205,475)	209,379	—	3,904
Equity in earnings(losses) of subsidiary guarantors	(22,923)	1,955,227	—	(1,932,304)	—

Total other income (expense)	(22,923)	(3,122,769)	(1,981,552)	(1,932,304)	(7,059,548)

Income before income taxes	(22,923)	941,094	1,955,227	(1,932,304)	941,094
Income tax expense	—	964,017	—	—	964,017

Net income	$(22,923)	$(22,923)	$1,955,227	$(1,932,304)	$(22,923)

        Condensed consolidated statement of cash flows for the year ended December 31, 2002:

	Predecessor
	Parent	Subsidiary Guarantors	Eliminations	Total
Cash flows from operating activities
Net income	$1,413,848	$8,247,129	$(8,380,014)	$1,280,963
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation of property and equipment	856,950	774,741	—	1,631,691
Equity in earnings of subsidiary guarantors	(8,247,129)	—	8,247,129	—
Loss on disposal of assets	13,654	—	—	13,654
Deferred income tax benefit	(200,500)	—	—	(200,500)
Compensation expense for Employee Stock Ownership Trust shares released and committed to be released	4,541,114	—	—	4,541,114
Compensation expense for stock options	7,062,874	—	—	7,062,874
Changes in assets and liabilities
Trade accounts receivable	(4,606,762)	(2,423,364)	—	(7,030,126)
Interdivisional receivables/payables, net	5,093,018	(5,093,018)	—	—
Inventories	(4,278,347)	(3,853,821)	132,885	(7,999,283)
Prepaid expenses and other current assets	28,105	(125,658)	—	(97,553)
Other noncurrent asset	—	(71,616)	—	(71,616)
Trade accounts payable and accrued expenses	2,331,184	1,568,682	—	3,899,866
Taxes payable	6,635	(104,987)	—	(98,352)

Net cash provided by (used in) operating activities	4,014,644	(1,081,912)	—	2,932,732
Cash flows from investing activities
Additions to notes receivable
Payments received on notes receivable	170,697	83,761	—	254,458
Proceeds from the sale of investments	928,571	—	—	928,571
Purchase of investments	(1,000,000)	(2,000,000)	—	(3,000,000)
Capital expenditures	(4,590,897)	(1,454,632)	—	(6,045,529)

Net cash used in investing activities	(4,491,629)	(3,370,871)	—	(7,862,500)

Cash flows from financing activities
Change in book overdraft	—	160,585	—	160,585
Net increase in the line of credit	2,800,000	3,900,000	—	6,700,000
Proceeds from issuance of long-term debt	3,425,000	—	—	3,425,000
Principal payments on long-term debt	(6,577,792)	—	—	(6,577,792)

Net cash (used in) provided by financing activities	(352,792)	4,060,585	—	3,707,793

Net decrease in cash and cash equivalents	(829,777)	(392,198)	—	(1,221,975)
Cash and cash equivalents
Beginning of year	1,480,299	784,047	—	2,264,346

End of year	$650,522	$391,849	$—	$1,042,371

TWC Holding LLC

Notes to Consolidated Financial Statements

Condensed consolidated statement of cash flows for the year ended December 31, 2003:

	Predecessor
	Parent	Subsidiary Guarantors	Eliminations	Total
Cash flows from operating activities
Net income	$26,097,038	$28,022,060	$(27,956,390)	$26,162,708
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property and equipment	1,558,421	741,323	—	2,299,744
Equity in earnings of subsidiary guarantors	(28,022,060)	—	28,022,060	—
Loss on disposal of assets	—	10,648	—	10,648
Deferred income tax expense	181,500	—	—	181,500
Compensation expense for Employee Stock Ownership Trust shares released and committed to be released	7,493,455	—	—	7,493,455
Compensation expense for stock options	5,364,485	—	—	5,364,485
Other stock-based compensation plan expense	833,269	—	—	833,269
Changes in assets and liabilities
Trade accounts receivable	4,316,218	(6,207,319)	—	(1,891,101)
Interdivisional receivables/payables, net	12,088,743	(12,088,743)	—	—
Inventories	1,254,049	(2,081,429)	(65,670)	(893,050)
Prepaid expenses and other current assets	(463,684)	(55,657)	—	(519,341)
Other noncurrent asset	(222,320)	(20,009)	—	(242,329)
Trade accounts payable and accrued expenses	(3,028,697)	(946,432)	—	(3,975,129)
Taxes payable	(6,635)	(266,712)	—	(273,347)

Net cash provided by operating activities	27,443,782	7,107,730	—	34,551,512

Cash flows from investing activities
Payments received on notes receivable	810,705	—	—	810,705
Proceeds from the sale of investments	1,000,000	2,000,000	—	3,000,000
Purchase of investments	(8,993,000)	—	—	(8,993,000)
Capital expenditures	(9,928,857)	(2,597,137)	—	(12,525,994)

Net cash used in investing activities	(17,111,152)	(597,137)	—	(17,708,289)

Cash flows from financing activities
Change in book overdraft	—	587,080	—	587,080
Net decrease in the line of credit	(5,500,000)	(3,900,000)	—	(9,400,000)
Proceeds from issuance of long-term debt	—	61,653	—	61,653
Principal payments on long-term debt	(3,830,582)	(13,078)	—	(3,843,660)

Net cash used in financing activities	(9,330,582)	(3,264,345)	—	(12,594,927)

Net increase in cash and cash equivalents	1,002,048	3,246,248	—	4,248,296
Cash and cash equivalents
Beginning of year	650,522	391,849	—	1,042,371

End of year	$1,652,570	$3,638,097	$—	$5,290,667

        Condensed consolidated statement of cash flows for the six-month period ended June 30, 2004:

	Predecessor
	Parent	Subsidiary Guarantors	Eliminations	Total
Cash flows from operating activities
Net income	$1,447,341	$4,086,992	$(4,086,992)	$1,447,341
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation of property and equipment	900,431	486,473	—	1,386,904
Equity in earnings of subsidiary guarantors	(4,086,992)	—	4,086,992	—
Compensation expense for Employee Stock Ownership Trust shares released and committed to be released	2,344,292	—	—	2,344,292
Compensation expense for stock options	713,433	—	—	713,433
Other stock-based compensation expense	3,266,814	—	—	3,266,814
Stock compensation plans	(4,270,995)	—	—	(4,270,995)
Changes in assets and liabilities
Trade accounts receivable	(1,294,593)	2,484,055	—	1,189,462
Interdivisional receivables/payables, net	3,768,359	(3,768,359)	—	—
Inventories	(1,351,831)	(3,341,244)	—	(4,693,075)
Prepaid expenses and other current assets	7,032	155,117	—	162,149
Other noncurrent asset	(36,950)	(19,951)	—	(56,901)
Trade accounts payable and accrued expenses	59,727	(2,020,934)	—	(1,961,207)

Net cash provided by (used in) operating activities	1,466,068	(1,937,851)	—	(471,783)

Cash flows from investing activities
Payments received on notes receivable	610,100	—	—	610,100
Proceeds from the sale of investments	19,988,514	—	—	19,988,514
Purchases of investments	(30,007,514)	—	—	(30,007,514)
Capital expenditures	(1,609,129)	(773,591)	—	(2,382,720)

Net cash used in investing activities	(11,018,029)	(773,591)	—	(11,791,620)

Cash flows from financing activities
Change in book overdraft	990,692	(747,665)	—	243,027
Net increase in the line of credit	8,700,000	—	—	8,700,000
Principal payments on long-term debt	(618,096)	(11,209)	—	(629,305)

Net cash provided by (used in) financing activities	9,072,596	(758,874)	—	8,313,722

Net decrease in cash and cash equivalents	(479,365)	(3,470,316)	—	(3,949,681)
Cash and cash equivalents
Beginning of period	1,652,570	3,638,097	—	5,290,667

End of period	$1,173,205	$167,781	$—	$1,340,986

        Condensed consolidated statement of cash flows for the six-month period ended December 31, 2004:

	Successor
	TWC Holding LLC	The Wornick Company Delaware	Subsidiary Guarantors	Eliminations	Total
Cash flows from operating activities
Net income(loss)	$(22,923)	$(22,923)	$1,955,227	$(1,932,304)	$(22,923)
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation of property and equipment		1,020,194	735,667	—	1,755,861
Amortization of intangibles		1,935,624	411,666	—	2,347,290
Amortization of step-up in inventory		1,319,940	447,097	—	1,767,037
Amortization of bond issuance cost		294,942	—	—	294,942
Equity in earnings of subsidiary guarantors	22,923	(1,955,227)	—	1,932,304	—
Loss on disposal of assets		71,500	—	—	71,500
Deferred tax liability		912,067	—	—	912,067
Compensation expense for stock options		146,400	—	—	146,400
Changes in assets and liabilities
Trade accounts receivable		(4,413,429)	(9,442,865)	—	(13,856,294)
Interdivisional receivables/payables, net		(4,720,661)	4,720,661	—	—
Inventories		(393,221)	1,556,844	—	1,163,623
Prepaid expenses and other current assets		(246,316)	(284,791)	—	(531,107)
Other noncurrent asset		(57,230)	(4,883)	—	(62,113)
Trade accounts payable and accrued expenses		6,537,529	2,752,743	—	9,290,272
Accrued bond cost and LOC interest		6,796,875	—	—	6,796,875
Taxes payable		51,950	—	—	51,950

Net cash provided by operating activities	—	7,278,014	2,847,366	—	10,125,380

Cash flows from investing activities
Business acquired	—	(165,035,252)	—	—	(165,035,252)
Capital expenditures	—	(3,657,288)	(643,810)	—	(4,301,098)

Net cash used in investing activities	—	(168,692,540)	(643,810)	—	(169,336,350)

Cash flows from financing activities
Proceeds from issuance of long-term debt	—	125,000,000	—	—	125,000,000
Proceeds from issuance of common stock	—	37,500,000	—	—	37,500,000

Net cash provided by financing activities	—	162,500,000	—	—	162,500,000

Net increase in cash and cash equivalents	—	1,085,474	2,203,556	—	3,289,030
Cash and cash equivalents
Beginning of period	—	—	—	—	—

End of period	$—	$1,085,474	$2,203,556	$—	$3,289,030

TWC Holding LLC

Consolidated Balance Sheet

(Unaudited)

	TWC Holding LLC
	December 31, 2004	April 2, 2005
Assets
Current assets
Cash and cash equivalents	$3,289,030	$344,857
Trade accounts receivable, net	13,856,294	12,541,445
Prepaid expenses and other current assets	531,106	1,139,775
Inventories	24,132,116	23,009,337
Deferred income taxes	269,998	269,998

Total current assets	42,078,544	37,305,412
Property and equipment, net	32,794,239	33,648,132
Goodwill	77,573,207	77,573,207
Intangible assets, net	21,822,710	20,649,064
Other noncurrent assets	5,675,939	7,818,922

Total assets	$179,944,639	$176,994,737

Liabilities and Stockholder's/Members Equity
Current liabilities
Book overdraft	$—	$108,550
Trade accounts payable	6,167,826	6,026,728
Accrued expenses	3,122,446	3,684,047
Accrued interest	6,796,875	2,832,031
Taxes payable	51,950	52,070

Total current liabilities	16,139,097	12,703,426
Deferred income taxes	1,182,065	1,638,065
Long-term debt	125,000,000	151,494,178

Total liabilities	142,321,162	165,835,669

Commitments and Contingencies
Members equity
Class A and Class B Membership Interests	37,500,000	14,038,007
Additional paid-in capital	146,400	102,480
Retained earnings	(22,923)	(2,981,419)

Total member's equity	37,623,477	11,159,068

Total liabilities and member's equity	$179,944,639	$176,994,737

TWC Holding LLC

Consolidated Statement of Operations

(Unaudited)

	Thirteen Week Period
	January 1, 2004 through April 3, 2004	January 1, 2005 through April 2, 2005
	(Predecessor)	(Successor)
Net sales	$36,102,631	$58,832,215
Cost of sales	29,752,876	52,383,525

Gross profit	6,349,755	6,448,690
Selling, general and administrative expenses	5,321,128	4,852,250

Operating profit	1,028,627	1,596,440

Other (expense) income
Interest expense	(49,860)	(4,113,036)
Interest income	205,534	33,781
Other income, net	200,112	80,439

Total other income (expense)	355,786	(3,998,816)

Income (loss) before income taxes	1,384,413	(2,402,376)
Income tax (benefit) expense	27,352	556,120

Net income (loss)	$1,357,061	$(2,958,496)

Pro forma income data (unaudited)
Income before income taxes	$1,384,413
Pro forma income tax expense	700,316

Pro forma net income	$684,097

TWC Holding LLC

Consolidated Statement of Cash Flows

(Unaudited)

	Thirteen Week Period
	January 1, 2004 through April 3, 2004	January 1, 2005 through April 2, 2005
	(Predecessor)	(Successor)
Cash flows from operating activities
Net income (loss)	$1,357,061	$(2,958,496)
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property and equipment	680,370	947,794
Amortization of intangibles	—	1,173,646
Non-cash interest and bond amortization	—	709,819
Deferred income tax expense	—	456,000
Compensation expense for Employee Stock
Ownership Trust shares released and committed to be released	1,156,435	—
Compensation expense for stock options	713,433	—
Other equity based compensation plans	309,859	(43,920)
Changes in assets and liabilities
Trade accounts receivable	6,003,663	1,314,849
Inventories	(1,300,875)	1,122,779
Prepaid expenses and other current assets	(18,650)	(608,669)
Other noncurrent asset	(12,799)	(21,710)
Trade accounts payable and accrued expenses	(1,916,728)	420,623
Accrued bond interest	—	(3,964,844)

Net cash provided by (used in) operating activities	6,971,769	(1,452,129)

Cash flows from investing activities
Payments received on notes receivable	346,678	—
Proceeds from the sale of investments	7,000,000	—
Purchase of investments	(17,015,154)	—
Capital expenditures	(1,183,888)	(1,801,687)

Net cash (used in) investing activities	(10,852,364)	(1,801,687)

Cash flows from financing activities
Change in book overdrafts	(588,115)	108,550
Net increase (decrease) in the line of credit	1,000,000
Principal payments on long-term debt	(623,699)	—
Proceeds from issuance of long-term debt	—	23,663,086
Return of Capital Dividend	—	(23,461,993)

Net cash (used in) provided by financing activities	(211,814)	309,643

Net (decrease) in cash and cash equivalents	(4,092,409)	(2,944,173)
Cash and cash equivalents
Beginning of period	5,290,667	3,289,030

End of period	$1,198,258	$344,857

TWC Holding LLC

Notes to Unaudited Consolidated Financial Statements

1.     Organization and Basis of Presentation

        TWC Holding LLC (the "Company" or "Successor") and its wholly owned subsidiaries The Wornick Company, a Delaware corporation ("Wornick" or the "Operating Company") and TWC Holding Corp were formed by The Veritas Capital Fund II, L.P., and its general partner, Veritas Capital Management II, L.L.C.(collectively "Veritas"). Wornick and Veritas entered into an Asset Purchase and Sale Contract with The Wornick Company, a Nevada corporation (the "Predecessor"), and its subsidiaries, The Wornick Company Right Away Division, a Nevada corporation, The Wornick Company Right Away Division, L.P., a Texas limited partnership, and Right Away Management Corporation, a Texas corporation, which was consummated on June 30, 2004, and resulted in the purchase by the Successor and its subsidiaries, and the sale by the Predecessor and its subsidiaries, of the business of the Predecessor and its subsidiaries as a going concern, including substantially all of the operating assets of the Predecessor and its subsidiaries. TWC Holding Corp. has no operations or assets and de minimus equity and was formed for the purpose of being a co-issuer of the Senior PIK notes described in Note 6.

        The Company, through Wornick, produces, packages and distributes extended shelf-life foods, both shelf stable and frozen, in flexible pouches and semi-rigid containers, primarily for the U.S. Department of Defense and commercial customers, as well as for its own consumer-branded products.

2.     Basis of Presentation

        The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation S-X under the Securities Exchange Act of 1934, as amended. Accordingly, they do not include all of the information and footnotes normally included in financial statements prepared in conformity with accounting principles generally accepted in the United States of America. In the opinion of management, the interim consolidated financial statements reflect all adjustments of a normal recurring nature considered necessary for a fair presentation of the results for the periods presented. Operating results for interim periods are not necessarily indicative of results that may be expected for the fiscal year as a whole. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and related disclosures at the date of the financial statements and during the reporting period. Actual amounts could differ from these estimates. These unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2004.

        As discussed in Note 1 above, the acquisition was consummated on June 30, 2004. As such, the financial information presented represents: (i) the Consolidated Balance Sheet of the Successor at December 31, 2004 and April 2, 2005, (ii) the Consolidated Statements of Operations of the Predecessor for the thirteen week period ended April 3, 2004, (iii) the Consolidated Statement of Operations of the Successor for the thirteen week period ended April 2, 2005, (iv) the Consolidated Statement of Cash Flows of the Predecessor for the thirteen week period ended April 3, 2004 and (v) the Consolidated Statement of Cash Flows of the Successor for the thirteen week period ended April 2, 2005.

3.     Acquisition

        On June 30, 2004 (the "Acquisition Date"), pursuant to the acquisition described above in Note 1, the Operating Company acquired all of the operating assets of the Predecessor. The acquisition was financed through a combination of debt and equity issuances. The Purchase price of $165.0 million included approximately $10.1 million of transaction costs. Goodwill of $77.6 million represented the excess of the acquisition cost over the estimated fair value of the identifiable assets acquired. The identifiable intangible assets relate to the value of existing long-term customer supply contracts in place at the Acquisition Date. The purchase price has been allocated to the assets acquired in accordance with the purchase method of accounting as follows:

Inventory	$27,062,776
Property and equipment	30,320,502
Intangible assets	24,170,000
Goodwill	77,573,207
Deferred debt issuance cost	4,458,990
Other noncurrent assets	1,449,777

$165,035,252

        In financing the acquisition, the Operating Company received $165.5 million in proceeds from debt and equity financing, including a $3.0 million advance on a working capital line.

        Summary selected pro forma information of the Predecessor as though the acquisition was completed at the beginning of the respective period presented (and as though the Operating Company were taxed as a C-Corporation) is as follows:

Thirteen Week Period Ended April 3, 2004
(in thousands of dollars)
Net sales	$36,103
Net income (loss)	(2,580)

4.     Supplemental Balance Sheet Information

Inventories

        A summary of inventories is as follows:

	December 31, 2004	April 2, 2005
Raw materials	$15,187,856	$15,766,499
Work in process	1,838,828	1,464,791
Finished goods	7,105,432	5,778,047

	$24,132,116	$23,009,337

Property and Equipment, Net

        A summary of property and equipment, net is as follows:

	December 31, 2004	April 2, 2005
Leasehold improvements	$1,771,322	$1,771,322
Machinery and equipment	26,166,475	27,668,252
Office equipment, fixtures and vehicles	2,395,476	2,430,094
Construction in progress	4,216,827	4,482,119

	34,550,100	36,351,787
Less: Accumulated depreciation and amortization	1,755,861	(2,703,655)

	$32,794,239	$33,648,132

        Depreciation expense for the thirteen week periods ended April 3, 2004 and April 2, 2005 was $680,370 and $947,794, respectively.

5.     Intangible Assets

        In connection with the acquisition described in Note 3, a portion of the purchase price was allocated to identifiable intangible assets related to the value of long-term customer supply contracts in place at the Acquisition Date. The original value of these contracts was $24,170,000 and their useful lives range from three to eight years. Aggregate accumulated amortization of intangibles at December 31, 2004 and April 2, 2005 amounted to $2,347,290 and $3,520,936, respectively. Expense related to amortization of intangible assets for the thirteen week period ended April 2, 2005, amounted to $1,173,646.

        Scheduled amortization of these assets is as follows:

April 3, 2005 through December 31, 2005	$3,520,934
2006	4,694,580
2007	4,627,918
2008	4,856,248
2009	2,421,226
Thereafter	528,158

$20,649,064

6.     Notes Payable and Long-Term Debt

        A summary of long-term debt at December 31, 2004 and April 2, 2005, is as follows:

	December 31, 2004	April 2, 2005
10 7/8% Senior secured notes; due 2011	$125,000,000	$125,000,000
13 7/8% Senior PIK notes; due 2011	—	26,494,178

	125,000,000	151,494,178
Less: Current maturities	—	—

Long-term debt, excluding current maturities	$125,000,000	$151,494,178

        In connection with the financing of the acquisition described in Note 3, the Company's wholly owned subsidiary, Wornick, issued $125.0 million 10 7/8% Senior Secured Notes due 2011 and also secured additional financing through a Revolving Loan Agreement which provides Wornick with $15.0 million of revolving loan financing through June 30, 2009, with an additional revolving credit facility of $10.0 million becoming available upon certain events. Amounts outstanding under the Revolving Loan Agreements ($0 at December 31, 2004 and April 2, 2005) are due June 30, 2009, and amounts outstanding are subject to limitations as determined by a calculated borrowing base.

        Interest on amounts outstanding under the Revolving Loan Agreement will vary at a fluctuating rate per annum that is equal to the prime rate (5.25% at December 31, 2004 and 5.75% at April 2, 2005) as published daily by The Wall Street Journal. Amounts outstanding under the Revolving Loan Agreement are collateralized by substantially all of the operating assets of Wornick. The lien on such collateral is senior to the lien on the collateral that secures the senior secured notes. In connection with completing the acquisition, the Operating Company borrowed $3.0 million against the revolving loan facility to fund the acquisition and initial working capital of the Operating Company. This amount was subsequently repaid prior to December 31, 2004. There are no amounts outstanding under the revolving loan agreement at April 2, 2005.

        The senior secured notes are collateralized by substantially all assets and other property of the Operating Company. The lien on such collateral, however, is subordinate to the lien on the collateral securing the Revolving Loan Agreement. Interest on the senior secured notes is payable semi-annually. Interest expense on the senior secured notes and revolving loan facility for the thirteen week period ended April 2, 2005 amounted to $3,398,437 and $4,778, respectively.

        Amounts due under the senior secured notes and the revolving loan facility are subject to an intercreditor agreement. Wornick is required to meet certain financial covenants related primarily to minimum working capital amounts and minimum working capital ratios as well as minimum profitability and minimum net worth calculations.

        In addition, on February 11, 2005, the Company, along with TWC Holding Corp., issued $26.0 million of 13.875% Senior unsecured PIK notes due 2011. Neither the Company or any of its subsidiaries guaranteed the Senior PIK notes. The Senior PIK notes are our senior obligation, which will rank senior in right of payment to all our existing and future subordinated indebtedness. The Senior PIK notes will be subordinated to all of our subsidiaries existing and future indebtedness. The notes are subject to the financial covenants set forth in the $125 million senior secured notes of Wornick. The $26 million PIK notes will limit the Company's ability to incur additional indebtedness and pay dividends or make other distributions as well as to make certain investments and sell certain assets or merge with or into other companies. Because TWC Holding LLC is a holding company with no operations and has only its investment in the Operating Company, future cash flows of the Operating Company commencing in 2005 through 2011 will also be required to service the debt of TWC Holding LLC.

        Assuming the offering of the Senior PIK notes took place at the beginning of the year, the Company would have incurred approximately $408,000 of additional interest expense for the thirteen week period ended April 2, 2005.

7.     Income Taxes

        In connection with the acquisition discussed in Note 3, the Successor' wholly owned subsidiary (Wornick) is taxed as a C-Corporation whereas the Predecessor entity was a tax-exempt pass through entity qualified under Subchapter S of the Internal Revenue Code.

        The Operating Company provides for income taxes utilizing the asset liability method, current income tax expense or benefit represents income taxes expected to be payable or refundable for the current period. Deferred income taxes are recognized for the tax consequences in future years as a result of differences between the tax and financial reporting bases of assets and liabilities and for the expected future tax benefit to be derived from tax credit and loss carry-forwards. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts management believes are morel likely than not to be realized in future tax returns. Tax rate changes are reflected in the period such changes are enacted. The Operating Company has recorded a valuation allowance on net deferred tax assets due to the indefinite reversal period related to goodwill.

8.     Members Equity

        TWC Holding LLC has two classes of membership interests, Class A interests and Class B interests. In connection with completing the Acquisition, certain members of Wornick management and outside directors received Class B interests. Pursuant to the terms of the operating agreement governing TWC Holding LLC, the holders of Class B interests are entitled to receive up to 7.875%, in aggregate, of all distributions made by TWC Holding LLC after the holders of Class A interests have received a return of their invested capital provided that the holders of the Class A interests have received an 8% per annum internal rate of return on their invested capital. The Class B interests are subject to a five-year vesting schedule with any unvested interest reverting to the holders of Class A interests. Because these Class B interests were issued to members of management and directors of the Operating Company, these awards are considered to be compensatory to the Operating Company over the vesting period. The total fair value of these class B interests as of their issuance date was determined to be $1,464,000. During the period ended April 2, 2005, certain members of management terminated their employment with Wornick and forfeited their Class B interests. As such, previously recognized compensation expense of approximately $78,000 was reversed which resulted in compensation income of approximately $44,000 for the period related to the vesting provisions of these Class B interests.

        In addition, on April 11, 2005 the Company issued additional Class B interests to recently retained senior management of the Company. These Class B interests will vest over a five year period.

TWC Holding LLC

Notes to Unaudited Consolidated Financial Statements

9.    Operating Segment Information

        The Company has two operating segments: Right Away Division ("RAD") and Prepared Foods Division ("PFD"). RAD is located in Texas and primarily sells its product to the U.S. Department of Defense. PFD is located in Ohio and also sells directly to the U.S. Department of Defense as well as to commercial branded food companies and inter-segment sales to RAD. Management evaluates segment performance based on several factors, including operating profit.

        Consistent with the Predecessor's internal management reporting, corporate operations for the Predecessor include investment and interest income, compensation expense for the Predecessor Employee Stock Ownership Trust ("ESOT"), stock options and other stock-based compensation expense and overhead costs. Corporate assets primarily include investments in subsidiary guarantors (which are eliminated in consolidation), other investments and goodwill. Other significant noncash items include compensation expense for ESOT shares released and committed to be released as well as compensation expense related to stock options and other stock-based compensation plans.

        The Company's sales by product line for the periods indicated are as follows (in thousands):

	Predecessor	Successor
(in thousands of dollars)	13 Week Period Ended April 3, 2004	13 Week Period Ended April 2, 2005
DoD Sales
Meals Ready-to-Eat ("MRE")	$20,429	$33,693
Unitized Group Rations-A ("UGR-A")	7,926	14,585
Tray-Pack	1,062	707
Military Other	205	541

Total DoD sales	29,622	49,526
Co-manufactured	5,030	8,204
Branded	851	852
Other	600	250

	$36,103	$58,832

        During the thirteen week periods ended April 3, 2004 and April 2, 2005, The Company had one major customer, which accounted for approximately $29,622,000 and $49,526,000, or 82% and 84% of net revenue, respectively. Approximately $7,124,000, or 82% and $9,369,000, or 75%, of net receivables were attributed to this customer at April 3, 2004 and April 2, 2005, respectively.

        Unaudited reportable operating segment financial information for the thirteen week periods ended April 3, 2004 and April 2, 2005, is a follows (in thousands):

Operating Segments	Trade Revenue	Intersegment Revenue	Operating Profit (Loss)	Depreciation/ Amortization	Total Assets	Capital Expenditures
Right Away Division
April 3, 2004 (Predecessor)	29,007,611	—	1,224,306	231,985	27,232,822	446,672
April 2, 2005 (Successor)	48,967,837	—	4,886,899	325,854	33,526,344	155,945
Prepared Foods
April 3, 2004 (Predecessor)	7,095,020	11,932,719	2,747,963	445,649	31,932,170	737,216
April 2, 2005 (Successor)	9,864,378	12,653,613	(2,236,284)	621,940	60,052,135	1,645,742
Corporate
April 3, 2004 (Predecessor)	—	—	(2,943,642)	2,736	83,510,956	—
April 2, 2005 (Successor)	—	—	(1,054,175)	—	111,521,825	—
Eliminations
April 3, 2004 (Predecessor)	—	(11,932,719)	—	—	(54,559,005)	—
April 2, 2005 (Successor)	—	(12,653,613)	—	—	(65,902,577)	—
TWC Holding, LLC
April 3, 2004 (Predecessor)	—	—	—	—	—
April 2, 2005 (Successor)	—	—	—	—	37,797,010
Total Company
April 3, 2004 (Predecessor)	36,102,631	—	1,028,627	680,370	88,116,943	1,183,888
April 2, 2005 (Successor)	58,832,215	—	1,596,440	947,794	176,994,737	1,801,687

10.    Condensed Consolidating Financial Information

        In connection with financing of the acquisition described in Note 3, the Operating Company issued $125.0 million of Senior Notes due 2011. The notes are general obligations of the Operating Company and are jointly and severally, irrevocably and unconditionally, guaranteed on a senior secured basis by each of the Operating Company's present and future Subsidiaries (the "Subsidiary Guarantors").

        The following information presents the Subsidiary Guarantor's unaudited condensed consolidating balance sheet for the year ended December 31, 2004 and April 2, 2005, the statement of operations and statement of cash flows for the Subsidiary Guarantors for the thirteen week periods ended April 3, 2004 (Predecessor) and April 2, 2005 (Successor). Because TWC Holding Corp. has no operations and no assets and de minimus equity it has been excluded from the following Condensed Consolidated Financial Information.

        Condensed consolidated balance sheet as of December 31, 2004 (unaudited):

	Successor
	TWC Holding LLC	The Wornick Company Delaware	Subsidiary Guarantors	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$—	$1,085,474	$2,203,556	$—	$3,289,030
Trade accounts receivable	—	4,413,429	9,442,865	—	13,856,294
Interdivision receivables	—	4,822,266	—	(4,822,266)	—
Prepaid expenses and other current assets	—	246,316	284,790	—	531,106
Inventories	—	10,491,680	13,640,436	—	24,132,116
Deferred income taxes	—	269,998	—	—	269,998

Total current assets	—	21,329,163	25,571,647	(4,822,266)	42,078,544
Investments in subsidiary guarantors	37,623,477	28,579,956	—	(66,203,433)	—
Property and equipment, net		25,845,617	6,948,622	—	32,794,239
Goodwill		77,573,207	—	—	77,573,207
Intangible assets, net		18,434,375	3,388,335		21,822,710
Other noncurrent assets		5,531,183	144,756	—	5,675,939

Total assets	$37,623,477	$177,293,501	$36,053,360	$(71,025,699)	$179,944,639

Liabilities and Members Equity
Current liabilities
Trade accounts payable	$—	$4,556,681	$1,611,145	$—	$6,167,826
Interdivision payables	—	101,605	4,720,661	(4,822,266)	—
Accrued expenses	—	1,980,848	1,141,598	—	3,122,446
Accrued interest	—	6,796,875	—	—	6,796,875
Taxes payable	—	51,950	—	—	51,950

Total current liabilities	—	13,487,959	7,473,404	(4,822,266)	16,139,097
Deferred tax liabilities	$—	$1,182,065	—	—	$1,182,065
Long-term debt, excluding current maturities	—	125,000,000	—	—	125,000,000

Total liabilities	—	139,670,024	7,473,404	(4,822,266)	142,321,162

Member's equity
Members equity	37,500,000	—	—	—	37,500,000
Additional paid-in capital	146,400	37,646,400	26,624,729	(64,271,129)	146,400
Retained earnings/(deficit)	(22,923)	(22,923)	1,955,227	(1,932,304)	(22,923)

Total Member's equity (deficit)	37,623,477	37,623,477	28,579,956	(66,203,433)	37,623,477

Total liabilities and Member's equity	$37,623,477	$177,293,501	$36,053,360	$(71,025,699)	$179,944,639

TWC Holding LLC

Notes to Unaudited Consolidated Financial Statements

        Condensed consolidated balance sheet as of April 2, 2005 (unaudited):

	Successor
	TWC Holding LLC	The Wornick Company Delaware	Subsidiary Guarantors	Eliminations	Total
Assets
Current assets
Cash and cash equivalents	$344,857	$—	$—	$—	$344,857
Trade accounts receivable	—	3,492,226	9,049,219	—	12,541,445
Interdivision receivables	—	1,191,291	—	(1,191,291)	—
Prepaid expenses and other current assets	—	536,373	603,402	—	1,139,775
Inventories	—	9,253,651	13,755,686	—	23,009,337
Deferred income taxes	—	269,998	—	—	269,998

Total current assets	344,857	14,743,539	23,408,307	(1,191,291)	37,305,412
Investments in subsidiary guarantors	35,160,180	29,551,106	—	(64,711,286)	—
Property and equipment, net	—	26,869,420	6,778,712	—	33,648,132
Goodwill	—	77,573,207	—	—	77,573,207
Intangible assets, net	—	17,466,563	3,182,501		20,649,064
Other noncurrent assets	2,291,973	5,370,125	156,824	—	7,818,922

Total assets	$37,797,010	$171,573,960	$33,526,344	$(65,902,577)	$176,994,737

Liabilities and Members Equity
Current liabilities
Bank overdrafts	$—	$1,158,175	$(1,049,625)	$—	$108,550
Trade accounts payable	143,764	3,016,643	2,866,321	—	6,026,728
Interdivision payables	—	78,923	1,112,368	(1,191,291)	—
Accrued expenses	—	2,637,873	1,046,174	—	3,684,047
Accrued interest	—	2,832,031	—	—	2,832,031
Taxes payable	—	52,070	—	—	52,070

Total current liabilities	143,764	9,775,715	3,975,238	(1,191,291)	12,703,426
Deferred tax liabilities		$1,638,065	—	—	$1,638,065
Long-term debt, excluding current maturities	26,494,178	125,000,000	—	—	151,494,178

Total liabilities	26,637,942	136,413,780	3,975,238	(1,191,291)	165,835,669

Members equity
Members equity	14,038,007	—	—	—	14,038,007
Additional paid-in capital	102,480	37,602,480	26,624,729	(64,227,209)	102,480
Retained earnings	(2,981,419)	(2,442,300)	2,926,377	(484,077)	(2,981,419)
Total members equity (deficit)	11,159,068	35,160,180	29,551,106	(64,711,286)	11,159,068

Total liabilities and members equity	$37,797,010	$171,573,960	$33,526,344	$(65,902,577)	$176,994,737

        Condensed consolidated statement of operations for the thirteen week period from January 1, 2004 through April 3, 2004 (unaudited):

	Predecessor
	Parent	Predecessor Subsidiary Guarantors	Eliminations	Total
Net sales	$19,027,739	$29,007,611	$(11,932,719)	$36,102,631
Cost of sales	15,189,132	26,496,463	(11,932,719)	29,752,876

Gross profit	3,838,607	2,511,148	—	6,349,755
Selling, general and administrative expenses	4,034,286	1,286,842	—	5,321,128

Operating (loss) profit	(195,679)	1,224,306	—	1,028,627

Other income (expense)
Interest expense	(49,860)	—	—	(49,860)
Interest income	197,415	8,119	—	205,534
Executive/administration income (expense)	(241,500)	241,500	—	—
Other income, net	—	200,112	—	200,112
Equity in earnings of subsidiary guarantors	1,674,037	—	(1,674,037)	—

Total other income (expense)	1,580,092	449,731	(1,674,037)	355,786

Income before income taxes	1,384,413	1,674,037	(1,674,037)	1,384,413
Income tax expense	27,352	—	—	27,352

Net income (loss)	$1,357,061	$1,674,037	$(1,674,037)	$1,357,061

        Condensed consolidated statement of operations for the thirteen week period from January 1, 2005 through April 2, 2005 (unaudited):

	Successor
	TWC Holding LLC	The Wornick Company Delaware	Subsidiary Guarantors	Eliminations	Total
Net sales	$—	$22,517,991	$48,967,837	$(12,653,613)	$58,832,215
Cost of sales	—	22,430,223	42,606,915	(12,653,613)	52,383,525

Gross profit	—	87,768	6,360,922	—	6,448,690
Selling, general and administrative expenses	—	3,378,227	1,474,023	—	4,852,250

Operating profit (loss)	—	(3,290,459)	4,886,899	—	1,596,440

Other income (expense)
Interest expense	(539,119)	(3,573,823)	(94)	—	(4,113,036)
Interest income		6,415	27,366	—	33,781
Executive/administration income (expense)	—	4,094,152	(4,094,152)	—	—
Other (expense) income, net		(70,692)	151,131	—	80,439
Equity in earnings of subsidiary guarantors	(2,419,377)	971,150	—	1,448,227	—

Total other income (expense)	(2,958,496)	1,427,202	(3,915,749)	1,448,227	(3,998,816)
Income (loss) before income taxes	(2,958,496)	(1,863,257)	971,150	1,448,227	(2,402,376)
Income tax expense	—	556,120	—	—	556,120

Net income (loss)	$(2,958,496)	$(2,419,377)	$971,150	$1,448,227	$(2,958,496)

TWC Holding LLC

Notes to Unaudited Consolidated Financial Statements

        Condensed consolidated statement of cash flows for the thirteen week period from January 1, 2004 through April 3, 2004 (unaudited):

	Predecessor
	Parent	Subsidiary Guarantors	Eliminations	Total
Cash flows from operating activities
Net income	$1,357,061	$1,674,037	$(1,674,037)	$1,357,061
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property and equipment	448,385	231,985	—	680,370
Equity in earnings of subsidiary guarantors	(1,674,037)	—	1,674,037	—
Compensation expense for Employee Stock Ownership Trust shares released and committed to be released	1,156,435	—	—	1,156,435
Compensation expense for stock options	713,433	—	—	713,433
Other stock-based compensation expense	—	—	—
Stock compensation plans	309,859	—	—	309,859
Changes in assets and liabilities
Trade accounts receivable	345,888	5,657,775	—	6,003,663
Interdivisional receivables/payables, net	7,578,257	(7,578,257)	—	—
Inventories	1,020,378	(2,321,253)	—	(1,300,875)
Prepaid expenses and other current assets	88,560	(107,210)	—	(18,650)
Other noncurrent asset	—	(12,799)	—	(12,799)
Trade accounts payable and accrued expenses	(919,643)	(997,085)	—	(1,916,728)

Net cash provided by (used in) operating activities	10,424,576	(3,452,807)	—	6,971,769

Cash flows from investing activities
Payments received on notes receivable	346,678	—	—	346,678
Proceeds from the sale of investments	7,000,000	—	—	7,000,000
Purchases of investments	(17,015,154)	—	—	(17,015,154)
Capital expenditures	(737,216)	(446,672)	—	(1,183,888)

Net cash (used in) investing activities	(10,405,692)	(446,672)	—	(10,852,364)

Cash flows from financing activities
Change in book overdraft	—	(588,115)	—	(588,115)
Net increase in the line of credit	—	1,000,000	—	1,000,000
Principal payments on long-term debt	(618,094)	(5,605)	—	(623,699)

Net cash (used in) provided by financing activities	(618,094)	406,280	—	(211,814)

Net (decrease) in cash and cash equivalents	(599,210)	(3,493,199)	—	(4,092,409)
Cash and cash equivalents
Beginning of period	1,652,570	3,638,097	—	5,290,667

End of period	$1,053,360	$144,898	$—	$1,198,258

        Condensed consolidated statement of cash flows for the thirteen week period from January 1, 2005 through April 2, 2005 (unaudited):

	Successor
	TWC Holding LLC	The Wornick Company Delaware	Subsidiary Guarantors	Eliminations	Total
Cash flows from operating activities
Net income (loss)	$(2,958,496)	$(2,419,377)	$971,150	$1,448,227	$(2,958,496)
Adjustments to reconcile net income to net cash provided by (used-in) operating activities:
Depreciation of property and equipment		621,940	325,854	—	947,794
Amortization of intangibles		967,812	205,834	—	1,173,646
Non-cash interest and amortization of bonds	539,119	170,700	—	—	709,819
Equity in earnings of subsidiary guarantors	2,419,377	(971,150)	—	(1,448,227)	—
Deferred tax liability		456,000			456,000
Other equity based compensation expense		(43,920)	—	—	(43,920)
Changes in assets and liabilities
Trade accounts receivable		921,203	393,646	—	1,314,849
Interdivisional receivables/payables, net		3,608,293	(3,608,293)	—	—
Inventories		1,238,029	(115,250)	—	1,122,779
Prepaid expenses and other current assets	—	(290,057)	(318,612)	—	(608,669)
Other noncurrent asset	—	(9,642)	(12,068)	—	(21,710)
Trade accounts payable and accrued expenses	143,764	(883,014)	1,159,753	—	420,623
Accrued interest		(3,964,844)	—	—	(3,964,844)

Net cash (used in) provided by operating activities	143,764	(597,907)	(997,986)	—	(1,452,129)

Cash flows from investing activities
Capital expenditures	—	(1,645,742)	(155,945)	—	(1,801,687)

Net cash (used in) investing activities	—	(1,645,742)	(155,945)	—	(1,801,687)

Cash flows from financing activities
Change in bood overdrafts	—	1,158,175	(1,049,625)	—	108,550
Proceeds from issuance of long-term debt	23,663,086	—	—	—	23,663,086
Return of Capital Payments	(23,461,993)	—	—	—	(23,461,993)

Net cash provided by (used in) financing activities	201,093	1,158,175	(1,049,625)	—	309,643

Net increase (decrease) in cash and cash equivalents	344,857	(1,085,474)	(2,203,556)	—	(2,944,173)
Cash and cash equivalents
Beginning of period	—	1,085,474	2,203,556	—	3,289,030

End of period	$344,857	$—	$—	$—	$344,857

PROSPECTUS

TWC Holding LLC
TWC Holding Corp.

$26,000,000

OFFER TO EXCHANGE

13.875% Senior PIK Notes due 2011
for any and all outstanding
13.875% Senior PIK Notes due 2011
of
TWC Holding LLC
TWC Holding Corp.

Dealer Prospectus Delivery Obligation

        Until 90 days after the effective date, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or the issuers' solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of our company have not changed since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

TWC Holding LLC

Applicable Laws of Delaware

        Section 18-108 of the Delaware Limited Liability Company Act (the "LLC Act") provides that a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions set forth in the limited liability company agreement.

Limited Liability Company Agreement

        Article 6 of the Limited Liability Company Agreement of TWC Holding LLC concerns indemnification of the company's members and officers and provides as follows:

        6.1    General.    The Company, its receiver or its trustee (to the extent of the Company's assets) shall indemnify, save harmless, and pay all judgments and claims against each Member or any officers or directors of such Member relating to any liability or damage incurred by reason of any act performed or omitted to be performed by such Member, officer or director in connection with the business of the Company, including attorneys' fees and expenses incurred by such Member, officer or director in connection with the defense of any action based on any such act or omission, which attorneys' fees and expenses may be paid as incurred, including all such liabilities under federal and state securities laws (including the Securities Act) as permitted by law.

        6.2    Company Expenses.    The Company shall indemnify, save harmless, and pay all expenses, costs, or liabilities of any Member who for the benefit of the Company makes any deposit, acquires any option, or makes any other similar payment or assumes any obligation in connection with any property proposed to be acquired by the Company, which action shall have been consented to by the Manager, and who suffers any financial loss as the result of such action.

        6.3    Limitations.

  (a)
  Notwithstanding anything to the contrary in Sections 6.1 and 6.2 above, no Member shall be indemnified from any liability for fraud, bad faith, willful misconduct, or gross negligence.

  (b)
  Notwithstanding anything to the contrary in Sections 6.1, 6.2 and 6.3(a) above, in the event that any provision of such Sections is determined to be invalid in whole or in part, the remainder of such Sections shall be enforceable to the maximum extent permitted by law.

TWC Holding Corp.

Applicable Laws of Delaware

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. In general, indemnification is permissible only if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, in any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In respect of any action by or in right of the corporation, indemnification is not permitted if the person is adjudged liable to the corporation unless authorized by a court. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Certificate of Incorporation

        Article SEVENTH of the Certificate of Incorporation of TWC Holding Corp. concerns indemnification of the company's directors and provides as follows:

  "To the fullest extent permitted by law, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director."

Bylaws

        Section 6.1 of the Bylaws of TWC Holding Corp. concerns indemnification of the company's directors and officers and provides as follows:

  "To the fullest extent permitted by applicable law, the Company shall indemnify, and advance Expenses (as hereinafter defined) to, each and every person who is or was a director, officer, employee, agent or fiduciary of the Company or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in which such person is or was serving at the request of the Company and who, because of any such position or status, is directly or indirectly involved in any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other proceeding whether civil, criminal, administrative or investigative (a "Proceeding"). "Expenses" shall include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a Proceeding."

Item 21.    List of Exhibits and Financial Statement Schedules.

1.1	Purchase Agreement, dated February 8, 2005, by and among the co-issuers and CIBC World Markets Corp.
3.1	Certificate of Formation of TWC Holding LLC, filed with the Delaware Secretary of State on January 29,2004
3.2	Limited Liability Company Operating Agreement of TWC Holding LLC, dated as of June 30, 2004
3.3	Amendment No. 1 to the Limited Liability Company Operating Agreement of TWC Holding LLC, effective as of August 18, 2004
3.4	Amendment No. 2 to the Limited Liability Company Operating Agreement of TWC Holding LLC, effective as of April 11, 2005
3.5	Certificate of Incorporation of TWC Holding Corp., filed with the Delaware Secretary of State on December 30, 2004
3.6	Bylaws of TWC Holding Corp.
4.1	Indenture, dated as of February 11, 2005, by and among the co-issuers and U.S. Bank National Association

4.2	Registration Rights Agreement, dated as of February 11, 2005, by and among the co-issuers and CIBC World Markets Corp.
4.3	Form of 13.875% Senior PIK Notes due 2011 (included in Exhibit 4.1)
4.4
Indenture, dated as of June 30, 2004, by and among, Wornick, The Wornick Company Right Away Division, The Wornick Company Right Away Division, L.P., Right Away Management Corporation and U.S. Bank National Association
4.5
Registration Rights Agreements, dated as of June 30, 2004, by and among Wornick, The Wornick Company Right Away Division, The Wornick Company Right Away Division, L.P., Right Away Management Corporation, Jefferies & Company, Inc. and CIBC World Markets Corp.
4.6	Form of the Wornick Notes (included in Exhibit 4.4)
4.7	Form of Guarantee relating to the Wornick Notes (included in Exhibit 4.4)
5.1	Opinion of Schulte Roth & Zabel LLP
10.1
Purchase Agreement, dated June 24, 2004, by and among Wornick, The Wornick Company Right Away Division, The Wornick Company Right Away Division, L.P., Right Away Management Corporation, Jefferies & Company, Inc. and CIBC World Markets Corp.
10.2	Intercreditor Agreement, dated as of June 30, 2004, among the U.S. Bank National Association and Texas State Bank
10.3
Security Agreement, dated as of June 30, 2004, by and among Wornick, The Wornick Company Right Away Division, The Wornick Company Right Away Division, L.P., Right Away Management Corporation and U.S. Bank National Association, as collateral agent
10.4
Loan Agreement, dated as of June 30, 2004, by and among Wornick, The Wornick Company Right Away Division, The Wornick Company Right Away Division, L.P., Right Away Management Corporation and Texas State Bank
10.5	Revolving Line of Credit Promissory Note, dated June 30, 2004, by Wornick in favor of Texas State Bank
10.6	Guaranty (Continuing Debt-Unlimited), dated June 30, 2004, by The Wornick Company Right Away Division, The Wornick Company Right Away Division, L.P., Right Away Management Corporation
10.7
Security Agreement, dated as of June 30, 2004, by and between Wornick, The Wornick Company Right Away Division, The Wornick Company Right Away Division, L.P., Right Away Management Corporation and Texas State Bank
10.8	Pledge Agreement, dated as of June 30, 2004, between TWC Holding LLC and Texas State Bank
10.9	Pledge Agreement, dated as of June 30, 2004, between Wornick, The Wornick Company Right Away Division, Right Away Management Corporation and Texas State Bank
10.10
Assets Purchase and Sale Contract, dated December 3, 2003, by and among The Wornick Company, a Nevada corporation, The Wornick Company Right Away Division, a Nevada corporation, The Wornick Company Right Away Division, L.P., a Texas limited partnership, Right Away Management Corporation, a Texas business corporation, as sellers, The Wornick Company, a Delaware Corporation, as buyer, and Veritas Capital Management II, L.L.C., as a related person of the Registrant

10.11
Amendment No. 1 to Assets Purchase and Sale Contract, dated May 4, 2004, by and among The Wornick Company, a Nevada corporation, The Wornick Company Right Away Division, a Nevada corporation, The Wornick Company Right Away Division, L.P., a Texas limited partnership, Right Away Management Corporation, a Texas business corporation, as sellers, The Wornick Company, a Delaware Corporation, as buyer, and Veritas Capital Management II, L.L.C., as a related person of the Registrant
10.12	Amended and Restated Lease Agreement, effective December 30, 1994, between Ronald C. Wornick and Shelf Stable Foods, Inc., as amended and assigned
10.13	Standard Industrial Lease, dated March 4, 2003, between The Wornick Company Right Away Division, a Nevada corporation, and 270 Sharyland, L.P., as assigned
10.14	Standard Form Industrial Building Lease (Multi-Tenant), dated March 21, 2003, between The Wornick Company, a Nevada corporation, and First Industrial LP, as assigned
10.15	Lease Agreement, dated November 29, 1995, between The Wornick Company, a Nevada corporation, and Ronald C. Wornick, as amended and assigned
10.16
Contract No. SPO300-03-D-Z107 (MRE Contract), effective March 31, 2003, between Defense Supply Center Philadelphia and The Wornick Company Right Away Division, a Nevada corporation, as modified and assigned
10.17	Contract No. SPM300-04-D-Z217 (UGR-A Contract), effective July 19, 2004, between Defense Supply Center Philadelphia and The Wornick Company Right Away Division, as modified
10.18	Novation Agreement, entered into as of July 1, 2004, by and among The Wornick Company, a Nevada corporation, The Wornick Company Right Away Division, L.P. and the United States of America
10.19	Amendment of Solicitation/Modification of Contract, signed October 14, 2004, between DCMA San Antonio and The Wornick Company Right Away Division, L.P.
10.20	Employment Agreement, dated as of April 11, 2005, between Wornick and Michael M. Thompson
10.21	Letter Agreement, dated April 13, 2005, between Wornick and John F. McQuay
12.1	Statement re: Computation of Ratios
21.1	Subsidiaries of the co-issuers
23.1.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.1.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	Consent of The Hanke Group, P.C., Independent Registered Public Accounting Firm
23.3	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)
24.1	Powers of Attorney (included in the signature pages hereto)
25.1	Statement of Eligibility on Form T-1 of U.S. Bank National Association, as Trustee
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Letter to Clients

Item 22.    Undertakings.

        The undersigned registrants hereby undertake:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (5)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act, TWC Holding LLC has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 11, 2005.

MANAGING MEMBER THE VERITAS CAPITAL FUND II, L.P.
By:	Veritas Capital Management II, L.L.C., its General Partner
By:	/s/ ROBERT B. MCKEON Name: Robert B. McKeon Title: Member

SIGNATURES

        Pursuant to the requirements of the Securities Act, TWC Holding Corp. has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, on May 11, 2005.

TWC HOLDING CORP.
By:	/s/ MICHAEL M. THOMPSON Name: Michael M. Thompson Title: President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Robert B. McKeon and Thomas J. Campbell as such person's true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person's name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and things requisite and necessary to be done, as fully to all intents and purpose as such person might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT B. MCKEON
Robert B. McKeon	Chairman of the Board and Director	May 11, 2005
/s/ MICHAEL M. THOMPSON
Michael M. Thompson	President and Chief Executive Officer (Principal Executive Officer)	May 11, 2005
/s/ JOHN F. MCQUAY
John F. McQuay	President and Chief Executive Officer (Principal Executive Officer)	May 11, 2005
/s/ THOMAS J. CAMPBELL
Thomas J. Campbell	Secretary and Director	May 11, 2005
/s/ RAMZI M. MUSALLAM
Ramzi M. Musallam	Director	May 11, 2005

EXHIBIT INDEX

No.	Description
1.1	Purchase Agreement, dated February 8, 2005, by and among the co-issuers and CIBC World Markets Corp.
3.1	Certificate of Formation of TWC Holding LLC, filed with the Delaware Secretary of State on January 29, 2004
3.2	Limited Liability Company Operating Agreement of TWC Holding LLC, dated as of June 30, 2004
3.3	Amendment No. 1 to the Limited Liability Company Operating Agreement of TWC Holding LLC, effective as of August 18, 2004
3.4	Amendment No. 2 to the Limited Liability Company Operating Agreement of TWC Holding LLC, effective as of April 11, 2005
3.5	Certificate of Incorporation of TWC Holding Corp., filed with the Delaware Secretary of State on December 30, 2004
3.6	Bylaws of TWC Holding Corp.
4.1	Indenture, dated as of February 11, 2005, by and among the co-issuers and U.S. Bank National Association
4.2	Registration Rights Agreement, dated as of February 11, 2005, by and among the co-issuers and CIBC World Markets Corp.
4.3	Form of 13.875% Senior PIK Notes due 2011 (included in Exhibit 4.1)
4.4
Indenture, dated as of June 30, 2004, by and among, Wornick, The Wornick Company Right Away Division, The Wornick Company Right Away Division, L.P., Right Away Management Corporation and U.S. Bank National Association
4.5
Registration Rights Agreements, dated as of June 30, 2004, by and among Wornick, The Wornick Company Right Away Division, The Wornick Company Right Away Division, L.P., Right Away Management Corporation, Jefferies & Company, Inc. and CIBC World Markets Corp.
4.6	Form of the Wornick Notes (included in Exhibit 4.4)
4.7	Form of Guarantee relating to the Wornick Notes (included in Exhibit 4.4)
5.1	Opinion of Schulte Roth & Zabel LLP
10.1
Purchase Agreement, dated June 24, 2004, by and among Wornick, The Wornick Company Right Away Division, The Wornick Company Right Away Division, L.P., Right Away Management Corporation, Jefferies & Company, Inc. and CIBC World Markets Corp.
10.2	Intercreditor Agreement, dated as of June 30, 2004, among the U.S. Bank National Association and Texas State Bank
10.3
Security Agreement, dated as of June 30, 2004, by and among Wornick, The Wornick Company Right Away Division, The Wornick Company Right Away Division, L.P., Right Away Management Corporation and U.S. Bank National Association, as collateral agent
10.4
Loan Agreement, dated as of June 30, 2004, by and among Wornick, The Wornick Company Right Away Division, The Wornick Company Right Away Division, L.P., Right Away Management Corporation and Texas State Bank

10.5	Revolving Line of Credit Promissory Note, dated June 30, 2004, by Wornick in favor of Texas State Bank
10.6	Guaranty (Continuing Debt-Unlimited), dated June 30, 2004, by The Wornick Company Right Away Division, The Wornick Company Right Away Division, L.P., Right Away Management Corporation
10.7
Security Agreement, dated as of June 30, 2004, by and between Wornick, The Wornick Company Right Away Division, The Wornick Company Right Away Division, L.P., Right Away Management Corporation and Texas State Bank
10.8	Pledge Agreement, dated as of June 30, 2004, between TWC Holding LLC and Texas State Bank
10.9	Pledge Agreement, dated as of June 30, 2004, between Wornick, The Wornick Company Right Away Division, Right Away Management Corporation and Texas State Bank
10.10
Assets Purchase and Sale Contract, dated December 3, 2003, by and among The Wornick Company, a Nevada corporation, The Wornick Company Right Away Division, a Nevada corporation, The Wornick Company Right Away Division, L.P., a Texas limited partnership, Right Away Management Corporation, a Texas business corporation, as sellers, The Wornick Company, a Delaware Corporation, as buyer, and Veritas Capital Management II, L.L.C., as a related person of the Registrant
10.11
Amendment No. 1 to Assets Purchase and Sale Contract, dated May 4, 2004, by and among The Wornick Company, a Nevada corporation, The Wornick Company Right Away Division, a Nevada corporation, The Wornick Company Right Away Division, L.P., a Texas limited partnership, Right Away Management Corporation, a Texas business corporation, as sellers, The Wornick Company, a Delaware Corporation, as buyer, and Veritas Capital Management II, L.L.C., as a related person of the Registrant
10.12	Amended and Restated Lease Agreement, effective December 30, 1994, between Ronald C. Wornick and Shelf Stable Foods, Inc., as amended and assigned
10.13	Standard Industrial Lease, dated March 4, 2003, between The Wornick Company Right Away Division, a Nevada corporation, and 270 Sharyland, L.P., as assigned
10.14	Standard Form Industrial Building Lease (Multi-Tenant), dated March 21, 2003, between The Wornick Company, a Nevada corporation, and First Industrial LP, as assigned
10.15	Lease Agreement, dated November 29, 1995, between The Wornick Company, a Nevada corporation, and Ronald C. Wornick, as amended and assigned
10.16
Contract No. SPO300-03-D-Z107 (MRE Contract), effective March 31, 2003, between Defense Supply Center Philadelphia and The Wornick Company Right Away Division, a Nevada corporation, as modified and assigned
10.17	Contract No. SPM300-04-D-Z217 (UGR-A Contract), effective July 19, 2004, between Defense Supply Center Philadelphia and The Wornick Company Right Away Division, as modified
10.18	Novation Agreement, entered into as of July 1, 2004, by and among The Wornick Company, a Nevada corporation, The Wornick Company Right Away Division, L.P. and the United States of America
10.19	Amendment of Solicitation/Modification of Contract, signed October 14, 2004, between DCMA San Antonio and The Wornick Company Right Away Division, L.P.
10.20	Employment Agreement, dated as of April 11, 2005, between Wornick and Michael M. Thompson
10.21	Letter Agreement, dated April 13, 2005, between Wornick and John F. McQuay

12.1	Statement re: Computation of Ratios
21.1	Subsidiaries of the co-issuers
23.1.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.1.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm
23.2	Consent of The Hanke Group, P.C., Independent Registered Public Accounting Firm
23.3	Consent of Schulte Roth & Zabel LLP (incorporated by reference in Exhibit 5.1)
24.1	Powers of Attorney (included in the signature pages hereto)
25.1	Statement of Eligibility on Form T-1 of U.S. Bank National Association, as Trustee
99.1	Form of Letter of Transmittal
99.2	Form of Notice of Guaranteed Delivery
99.3	Form of Letter to Clients

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TABLE OF CONTENTS
MARKET SHARE, RANKING AND OTHER DATA
TRADEMARKS
FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
THE EXCHANGE OFFER
THE EXCHANGE NOTES
SUMMARY CONSOLIDATED FINANCIAL INFORMATION
RISK FACTORS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
Unaudited Pro Forma Condensed Consolidated Statement of Income for Twelve-Month Period Ended December 31, 2004
Unaudited Pro Forma Condensed Consolidated Statement of Income for the Thirteen Week Period Ended April 2, 2005
Notes to Unaudited Pro Forma Consolidated Financial Information
SELECTED CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
THE EXCHANGE OFFER
BUSINESS
MANAGEMENT
Summary Compensation Table
PRINCIPAL SECURITY HOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF EXCHANGE NOTES
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
TWC Holding LLC Index to Consolidated Financial Statements
TWC Holding LLC Consolidated Balance Sheets
TWC Holding LLC Consolidated Statements of Operations
TWC Holding LLC Consolidated Statements of Changes in Stockholder's Equity/Members Equity
TWC Holding LLC Consolidated Statements of Cash Flows
TWC Holding LLC Notes to Consolidated Financial Statements
TWC Holding LLC Notes to Consolidated Financial Statements
TWC Holding LLC Notes to Consolidated Financial Statements
TWC Holding LLC Notes to Consolidated Financial Statements
TWC Holding LLC Notes to Consolidated Financial Statements
TWC Holding LLC Notes to Consolidated Financial Statements
TWC Holding LLC Notes to Consolidated Financial Statements
TWC Holding LLC Consolidated Balance Sheet (Unaudited)
TWC Holding LLC Consolidated Statement of Operations (Unaudited)
TWC Holding LLC Consolidated Statement of Cash Flows (Unaudited)
TWC Holding LLC Notes to Unaudited Consolidated Financial Statements
TWC Holding LLC Notes to Unaudited Consolidated Financial Statements
TWC Holding LLC Notes to Unaudited Consolidated Financial Statements
TWC Holding LLC Notes to Unaudited Consolidated Financial Statements
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 20. Indemnification of Directors and Officers.
  Item 21. List of Exhibits and Financial Statement Schedules.
  Item 22. Undertakings.
SIGNATURES
SIGNATURES
EXHIBIT INDEX